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As filed with the Securities and Exchange Commission on December 19, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SSA GLOBAL TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	7371 (Primary Standard Industrial Classification Code Number)	84-1542338 (I.R.S. Employer Identification Number)
500 W. Madison Suite 2200 Chicago, Illinois 60661 (312) 258-6000 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)
Kirk Isaacson, Esq.
Executive Vice President,
General Counsel and Secretary
500 W. Madison
Suite 2200
Chicago, Illinois 60661
(312) 258-6000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Michael R. Littenberg, Esq. Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022 Ph: (212) 756-2000 Fax: (212) 593-5955	Mark L. Johnson, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 Ph: (617) 526-6000 Fax: (617) 526-5000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $0.01 par value	10,350,000 shares	$18.655	$193,079,250	$20,660

(1)
Includes 1,350,000 shares of common stock that may be sold upon exercise of an over-allotment option to be granted to the underwriters.

(2)
Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(c) of the Securities Act of 1933, as amended, on the basis of the average of the high and low sales prices of the common stock as reported on the Nasdaq National Market on December 16, 2005.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated December 19, 2005.

9,000,000 Shares

SSA Global Technologies, Inc.

Common Stock

        The selling stockholders are offering 9,000,000 shares of common stock. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

        Our common stock is quoted on the Nasdaq National Market under the symbol "SSAG." The last reported sale price on December 16, 2005 was $18.68.

        See "Risk Factors" beginning on page 13 to read about factors you should consider before buying shares of the common stock.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to selling stockholders	$	$

        To the extent that the underwriters sell more than 9,000,000 shares of common stock, the underwriters have a 30-day option to purchase up to an additional 1,350,000 shares from the selling stockholders at the public offering price less the underwriting discount.

        The underwriters expect to deliver the shares against payment in New York, New York on                          , 2006.

JPMorgan	Citigroup

Jefferies Broadview
Lazard Capital Markets
Pacific Growth Equities, LLC

        Prospectus dated                          , 2006.

ssa global

forward faster

extended enterprise resource planning

PROSPECTUS SUMMARY

        The following summary highlights selected information from this prospectus. It does not contain all the information that you should consider in making an investment decision and should be read together with the more detailed information appearing elsewhere in this prospectus, including "Risk Factors" and all the consolidated financial statements and related notes.

        We have completed six significant acquisitions and three other acquisitions since December 1, 2002. Therefore, our historical operating results may be of limited relevance in evaluating the financial performance of our company as it now exists and may not be indicative of our future operating results.

        References to (1) fiscal 2005, 2004 or 2003 refer to the twelve-month period ending July 31 of that year, (2) fiscal 2002 refer to the nine-month period ended July 31, 2002 and (3) fiscal 2001 refer to the twelve-month period ended October 31, 2001.

Our Company

        We are a leading global provider of enterprise software applications and related services. Our products and services are designed to help our customers increase operating efficiency and productivity by automating key business processes, improving collaboration among their customers, suppliers, employees and other partners, and facilitating analysis of business trends. We provide industry-specific enterprise software applications that utilize a modular architecture which we believe will integrate quickly into our customers' existing infrastructures at a reasonable cost.

        Our enterprise software applications include various core enterprise resource planning, or ERP, functions, including accounting, inventory management, manufacturing, and purchase and sales processing. We also provide applications that are integrated extensions to our core ERP products, including corporate performance, customer relationship, product lifecycle, supplier relationship and supply chain management products.

        Our suite of enterprise software applications is designed to improve various core ERP functions of industrial enterprises. Our product suite is a modular solution that includes the following components:

  •
  SSA ERPLN™, which is ERP software designed for mid-market to large-sized manufacturers in discrete, hybrid manufacturing that operate processes from engineer-to-order, make-to-order or make-to-stock. SSA ERPLN offers manufacturing, distribution and logistics functionality with key features for full product lifecycle support from order through build, shipping and service to lower costs, and is designed to improve efficiencies in target industries such as industrial machinery and equipment, automotive, aerospace and defense, high-tech electronics and contract manufacturing.

  •
  SSA ERPLX™, which is ERP software designed for mid-market to large-sized manufacturers that operate in mixed mode manufacturing environments, ranging from make-to-order through high-volume/repetitive, standardized manufacturing processes. SSA ERPLX offers vertical specialization with configurable best practice operations processes in flexible, modular, multi-lingual, multicompany, global ready application. Target industries include life sciences, chemicals, consumer packaged goods, food and beverage, automotive, and general manufacturing.

  •
  SSA Financial Management, which provides web-integrated applications that manage strategic planning, forecasting and budgeting and routine accounting transactions. Critical components include general ledger, accounts payable, accounts receivable, fixed assets, fund accounting, draft services (complex negotiable instruments, such as letters of credit), job costing, purchasing, inventory control and labor distribution.

  •
  SSA Human Capital Management, which allows employers to organize employee data, administer complicated wages, salaries and benefits, pay employees, manage talent and share workforce data across the enterprise.

  •
  SSA Corporate Performance Management, which enables a customer to plan, monitor and analyze both the financial and operational aspects of its business through customized views. SSA Corporate Performance Management employs scorecarding and dashboard applications to measure execution in real-time through a data warehouse that provides information from specific touch points within the client organization. This enterprise solution is integrated with our ERP solutions.

  •
  SSA Customer Relationship Management, which automates and optimizes marketing, sales, customer and partner service, quality assurance and help desks across multiple channels and languages. It is designed to launch, manage and measure flexible, multi-tiered marketing campaigns with customer segmentation, telemarketing and scripting.

  •
  SSA Product Lifecycle Management, which allows manufacturers and their partners to track, manage, monitor and analyze products throughout their entire design and manufacturing process. Engineers and non-engineers across all levels of the organization can provide input at each stage of the design process.

  •
  SSA Supplier Relationship Management, which is designed to improve supply chain efficiency through spending analysis, advanced auctions, negotiation and contract management, procurement and supplier collaboration. Customers can deploy these products to identify critical cost items and evaluate current suppliers. These products provide an online forum to facilitate procurement of direct and indirect materials through evaluation of sourcing alternatives.

  •
  SSA Supply Chain Management, which provides management and execution components to manage a customer's supply chain. SSA Supply Chain Management planning provides strategic management tools that help our customers effectively measure the availability of resources against customer demand, manage enterprise rules and implement financial management guidelines.

        We license our products to companies in a wide range of industries, including discrete and process manufacturing, retail, wholesale and technical information services, as well as the public sector, providing these industries with functionality that addresses their unique requirements. We also provide after-market maintenance and professional services. Our primary target market is comprised of mid-market companies, which we define to be companies with $100.0 million to $1.0 billion in revenues. As of October 31, 2005, we had approximately 13,700 customer accounts, including customers licensed through reseller arrangements. Headquartered in Chicago, Illinois, we employed 3,696 people in over 50 locations worldwide as of October 31, 2005.

Industry Overview

        In order to succeed in increasingly competitive environments, many enterprises have sought to implement broad enterprise software applications to automate their key business processes. Historically, these enterprise software applications were costly and complex, in part because they frequently required time-consuming custom programming and implementation. Many mid-market enterprises did not have the financial resources to implement these software applications and lacked the information technology expertise and infrastructure required to continually operate, refine and maintain the software. As a result, enterprise software applications typically were marketed to large enterprises, but even these entities often found that the software applications cost too much and required too many information technology resources to implement and maintain.

        We believe that the enterprise software market has been undergoing a shift from large, costly and complex enterprise applications to smaller, single-vendor modular applications that can be installed quickly at lower upfront cost and demonstrate a compelling return on investment. This shift has resulted in the creation of targeted applications that are economically viable for mid-sized as well as large enterprises. Based on our research, we estimate that the portion of the enterprise software application market addressed by our products will increase from $56.3 billion in 2004 to $79.5 billion by 2008, representing a compound annual market growth rate of 9%.

        Enterprise software applications generally incorporate industry-specific business expertise that can eliminate the expense and time required to customize these applications. Enterprise software applications that incorporate industry best practices and regulatory compliance measures can eliminate the expense and time required to customize these applications. These applications must, however, be implemented into legacy software infrastructures at reasonable cost and with minimal disruption to business operations. As a result, an enterprise often may seek to identify and rely upon a limited number of vendors capable of providing a depth and breadth of applications to address all of the enterprise's existing and emerging enterprise software needs. In order to address the evolving enterprise software market, vendors must tailor their applications to match the demands of a customer's size and industry, while offering flexible pricing, architecture and deployment options to address legacy software infrastructures. At the same time, these software applications must extend the reach of the business processes to include customers, partners, suppliers and employees.

Our Business Strengths

        We provide industry-specific enterprise software applications that utilize a modular architecture to integrate quickly into our customers' existing information technology infrastructures at a reasonable cost. Our key business strengths include:

        Global, Diverse and Growing Customer Base:    We had approximately 13,700 customer accounts as of October 31, 2005, representing customers in a variety of industries worldwide. In fiscal 2005, approximately 44% of our total revenues were generated in North America, approximately 39% in Europe, Middle East and Africa, or EMEA, and approximately 17% in the rest of the world. For the three months ended October 31, 2005, approximately 49% of our total revenues were generated in North America, approximately 35% in EMEA and approximately 16% in the rest of the world. While we historically have generated most of our revenues from sales of additional products and maintenance services to our installed base of customers, and continue to see this as an attractive opportunity, we also focus on developing business relationships with new customers that have not previously purchased our products. Our global and diverse customer base ensures that we are not dependent on any individual customer, industry or geographic region.

        Broad Product Offering:    We provide our customers with modular integrated solutions specifically designed for mid-market companies, and believe that we are a leader in providing ERP and extended solutions to this market. We provide our solutions in targeted industries including discrete and process manufacturing, retail, wholesale, technical information services and the public sector, providing these industries with functionality that address their unique business requirements. We also provide after-market support and professional services. Our enterprise software solutions can be implemented as stand-alone offerings or as suites to enable industry required practices in corporate performance management, customer relationship management, ERP, financial management, human capital management, product lifecycle management, supply chain management and supplier relationship management. The modular architecture of our applications allow our customers to deploy individual applications or an integrated suite of applications depending on their specific needs. We believe that our customers desire a reduced number of software vendors to effectively implement and manage their business processes. Our broad product offering meets this need with industry-specific functionality and increases the value of our solutions to our customers.

        Large Base of Recurring Revenue:    Our products are deeply integrated into our customers' information technology, or IT, systems and business operations, creating strong incentives for our customers to continue using our products and services. We derive a significant portion of our revenues from recurring support fees that create a consistent stream of revenues and allow us to deepen our relationships with existing customers. We derived approximately 50% of our revenues from support contracts in each of fiscal 2004, fiscal 2005 and the three months ended October 31, 2005. Substantially all of our customers enter into support contracts, generally for twelve months when they license the related product(s) from us, and a substantial majority continue to renew these contracts beyond the initial period. In recent periods, we have focused on maintaining the percentage of our customers that renew their support contracts upon expiration. We expect our recurring support revenues to continue to remain relatively constant as a percentage of total revenues as customers continue to pay for support and upgrades for new software licenses and as we sell additional products to new and existing customers.

        Large and Experienced Support and Services Organization:    As of October 31, 2005, our professional services and support organizations had 1,128 application and technical specialists to help customers implement and optimize applications, to train customers in the use of our products and to provide customer service, application and technical support assistance. We believe that the quality of our customer support and services organizations is a key factor that draw customers to renew their maintenance contracts and help differentiate us from our competitors.

        Rapid and Cost Effective Implementation:    Our software applications are designed to install efficiently into customers' IT environments with minimal business disruption. Our broad and flexible product offering allows us to provide our customers with pre-configured functionality designed to address their specific needs with relatively streamlined implementation and limited upfront training costs. At the same time, we believe our customers are able to improve their operating efficiency through the use of our products. In addition, we believe the proven reliability of our products enables our customers to dedicate fewer internal resources to ongoing management of our products.

        Experienced Management Team:    As of October 31, 2005, our executive officers have an average of over 20 years of experience in the technology industry.

Our Business Strategy

        We are a leading global provider of ERP software applications and services, with a focus on mid-market companies. In order to enhance our market position, we intend to employ the following business strategies:

        Further Penetrate Our Customer Base:    We had approximately 13,700 customer accounts as of October 31, 2005, representing customers in a variety of industries worldwide. The strategic importance of our core ERP products allows us to develop long-term relationships with our customers, most of which currently utilize only a small portion of our products. For example, many customers who are currently using our core ERP products have yet to evaluate our extension products, such as customer relationship management and supply chain management. We believe that customers desire a limited number of software vendors providing enterprise applications, and we intend to continue to leverage our relationships with our customer base to generate incremental sales.

        Enhance and Introduce New Products:    As part of our overall product strategy, we intend to continue to enhance our product functionality and introduce complementary new products to new and existing customers. For example, in April 2005 we released SSA ERPLX, a version of our SSA ERP solutions that provide industry-specific enhancements designed to enable our customers to improve manufacturing capabilities, streamline business processes and reduce costs. SSA ERPLX includes electronic signature functionality designed for pharmaceutical customers to meet the legal and regulatory requirements of the industry and simplify authorization processes. We also anticipate introducing new complementary products, either through internal development, partnering or acquisition while allowing customers the opportunity to migrate from our older products to our new or enhanced products. We believe that continuing to enhance our products and introduce new products provides customers with an increased incentive to renew maintenance support contracts and license new products from us.

        Increase Our Recurring Support Revenues:    We derive a significant portion of our revenues from recurring support fees. One of our strategies is to grow support revenue as customers continue to pay for support and upgrades for existing and new software licenses. We have dedicated full-time employees who work together with our sales force to promote maintenance contract renewals. We intend to continue to be proactive in designing programs that provide customers with additional benefits for support renewals.

        Selectively Pursue Strategic Acquisitions:    Since our formation in 2000, we have made several acquisitions designed to expand our product offerings and customer base. We intend to continue to selectively pursue strategic acquisitions that would further enhance, complement and expand our product offerings and customer base. As a key part of our growth strategy, we continuously evaluate acquisition opportunities and from time to time enter into non-binding letters of intent with potential acquisition targets.

Our Corporate Information

        We were formed as a Delaware corporation in April 2000 to acquire substantially all of the assets of System Software Associates, Inc. out of bankruptcy. System Software Associates Inc., founded in 1981, was a global systems solution provider and developer of ERP software.

        Our principal executive offices are located at 500 W. Madison, Suite 2200, Chicago, Illinois 60661, and our telephone number at those offices is (312) 258-6000. We maintain a website at www.ssaglobal.com. Information contained on our website does not constitute a part of this prospectus.

The Offering

Common stock offered by selling stockholders	9,000,000 shares
Common stock to be outstanding after the offering	shares
Use of proceeds
We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. We will receive $ million in proceeds from the exercise of options by selling stockholders in connection with this offering.
Dividend policy	It is our present intention not to pay cash dividends on our common stock for the foreseeable future.
Nasdaq National Market symbol	"SSAG"
Risk factors
For a discussion of risks relating to our company, our business and an investment in our common stock, see "Risk Factors" and all other information set forth in this prospectus before investing in our common stock.

        The number of shares of common stock to be outstanding after this offering is based on shares outstanding as of October 31, 2005 and excludes:

  •
  shares subject to options vested as of October 31, 2005 and having a weighted average exercise price of $         per share;

  •
  5,509,772 shares subject to options unvested as of October 31, 2005 and having a weighted average exercise price of $10.63 per share;

  •
  90,909 shares of common stock subject to warrants unexercised as of October 31, 2005 and having an exercise price of $11.00 per share;

  •
  610,998 shares of common stock issuable upon conversion of indebtedness outstanding as of October 31, 2005 under our subordinated convertible notes issued in connection with the acquisition of Arzoon Inc. and having a conversion price of $19.64 per share; and

  •
  6,632,170 additional shares reserved as of October 31, 2005 for future issuance under our stock-based compensation plans.

Summary Consolidated Historical and Pro Forma Financial Data

        The following table provides a summary of our consolidated historical and pro forma financial data. The summary consolidated historical financial data for fiscal 2003, 2004 and 2005 has been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated historical financial data for the three months ended October 31, 2004 and 2005 has been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. Our unaudited condensed consolidated financial statements have been prepared on the same basis as our audited financial statements and, in the opinion of management, include all adjustments necessary for a fair presentation of our financial condition and results of operations for such interim periods. The results from any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

        The unaudited pro forma condensed consolidated statement of operations for fiscal 2005 and the three months ended October 31, 2004 and 2005 gives effect to the following as if they occurred on August 1, 2004:

  •
  the acquisition of E.piphany, Inc., or Epiphany;

  •
  the initial public offering, or IPO, of our common stock that was completed during May 2005; and

  •
  the entering into of a senior secured credit facility.

        The unaudited pro forma consolidated financial information is intended for informational purposes only and does not purport to represent what our results of operations would actually have been if the transactions had occurred on August 1, 2004 nor do they purport to project our results of operations or financial position for any future period. We urge you to read the pro forma adjustments as described more fully under "Unaudited Pro Forma Condensed Consolidated Financial Statements."

        Since December 1, 2002, we have engaged in a number of acquisitions, including acquisitions of Infinium Software, Inc., or Infinium, Ironside Technologies, Inc., or Ironside, Baan USA Inc., or Baan, Elevon, Inc., or Elevon, EXE Technologies Inc., or EXE, Arzoon, Inc., or Arzoon, the Marcam division of Invensys Systems, Inc., or Marcam, Boniva Software, Inc., or Boniva, and Epiphany. Therefore, our historical operating results may be of limited relevance in evaluating the financial performance of our company as it now exists and may not be indicative of our future operating results. See "Risk Factors—Risks Relating to our Business and our Future Results—Our historical operating results are of limited use in evaluating our historical performance and predicting future results because we used the purchase method of accounting for all of our acquisitions, including the fiscal 2003, 2004 and 2006 acquisitions."

        For a detailed discussion of our past acquisitions that affect the comparability of our historical financial performance, please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview—Acquisitions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview—Summary of Operating Results and Financial Metrics."

        The following table should be read in conjunction with "Capitalization," "Selected Consolidated Historical Financial Data," "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and all

the consolidated historical financial statements and related notes included elsewhere in this prospectus.

						Pro Forma
	Year Ended July 31,			Three Months Ended October 31,		Year Ended July 31,	Three Months Ended October 31,
	2003	2004	2005	2004	2005	2005	2004	2005
	(Dollars in millions, except per share amounts)
Statement of Operations Data:
Revenues:
License fees	$94.0	$157.5	$203.7	$41.4	$52.0	$225.6	$47.1	57.2
Support	143.8	322.5	343.8	85.4	85.0	374.4	92.8	89.7
Services and other	58.8	156.5	164.3	39.7	40.5	183.4	44.5	44.7

Total revenues	296.6	636.5	711.8	166.5	177.5	783.4	184.4	191.6
Cost of revenues:
Cost of license fees(1)	15.1	34.8	42.5	10.2	12.1	47.4	11.5	12.8
Cost of support, services and other	69.5	175.8	198.4	46.6	50.3	219.8	52.0	54.3

Total cost of revenues	84.6	210.6	240.9	56.8	62.4	267.2	63.5	67.1

Gross profit	212.0	425.9	470.9	109.7	115.1	516.2	120.9	124.5

Operating expenses:
Sales and marketing	69.5	157.0	188.9	44.3	46.4	216.0	52.6	51.3
Research and development	41.9	95.2	102.8	24.3	27.1	127.5	30.6	29.2
General and administrative(2)	40.8	98.2	88.3	22.5	20.2	102.6	25.6	23.4
Amortization of intangible assets	6.0	23.4	25.5	6.4	6.6	28.8	7.2	7.1
Restructuring charge (benefit)(3)	2.8	3.1	(1.8)	(1.5)	4.5	0.2	(1.6)	4.5

Total operating expenses	161.0	376.9	403.7	96.0	104.8	475.1	114.4	115.5

Operating income	51.0	49.0	67.2	13.7	10.3	41.1	6.5	9.0

Other income (expense)
Interest expense—related parties(4)	(9.4)	(13.7)	(15.3)	(3.9)	(1.5)	—	—	—
Interest income (expense)—other(4)	(0.9)	0.1	0.6	—	(0.6)	(10.2)	(2.4)	(2.5)
Loss on early extinguishment of debt(4)	—	—	—	—	(3.3)	—	—	—
Other income (expense)	1.0	0.6	1.7	1.0	(1.8)	1.5	1.1	(1.6)

Total other income (expense)	(9.3)	(13.0)	(13.0)	(2.9)	(7.2)	(8.7)	(1.3)	(4.1)

Income before provision (benefit) for income taxes	41.7	36.0	54.2	10.8	3.1	32.4	5.2	4.9
Provision (benefit) for income taxes	(10.6)	17.2	21.7	4.4	2.1	21.5	3.9	2.4

Net income	52.3	18.8	32.5	6.4	1.0	10.9	1.3	2.5
Dividends on redeemable preferred stock	2.0	—	—	—	—	—	—	—
Preferred stock dividends—stated amount(5)	9.1	28.8	26.0	7.6	—	—	—	—
Preferred stock dividend in excess of stated amount(5)	—	52.7	36.2	10.6	—	—	—	—
Cash dividend paid to preferred stockholders	—	—	25.0	—	—	—	—	—

Net income (loss) to common stockholders	$41.2	$(62.7)	$(54.7)	$(11.8)	$1.0	$10.9	$1.3	$2.5

Earnings (loss) per common share(6)
Basic	$0.81	$(13.10)	$(3.58)	$(2.47)	$0.01	$0.16	$0.02	$0.04

Diluted	$0.81	$(13.10)	$(3.58)	$(2.47)	$0.01	$0.15	$0.02	$0.03

Earnings per preferred share(6)
Basic and diluted	$21.77	$27.17	$34.89	$6.07

	Year Ended July 31,			Three Months Ended October 31,
	2003	2004	2005	2004	2005
	(Dollars in millions, except per share amounts)
Other Financial Data:
Depreciation and amortization	$11.7	$43.7	$50.0	$12.8	$13.4
Capital expenditures	3.4	1.6	11.3	1.5	1.2
EBITDA(7)	63.7	103.8	136.3	30.0	26.9
Net cash provided by (used in) operating activities	49.5	51.2	86.7	(5.1)	(8.5)
Net cash used in investing activities	(198.0)	(51.6)	(13.9)	(2.0)	(110.3)
Net cash provided by (used in) financing activities	198.0	38.7	(11.6)	(0.8)	42.5
Balance Sheet Data (at end of period):
Cash and cash equivalents	$65.1	$106.1	$165.4		$90.0
Working capital surplus (deficiency)(8)	(158.2)	(95.5)	10.3		(61.8)
Total assets	762.0	841.0	830.7		902.4
Total debt(9)	184.0	246.2	162.6		211.2
Total stockholders' equity	126.9	146.8	274.4		279.6

(1)
For fiscal 2003, 2004 and 2005, cost of license fees revenues included $3.2 million, $12.5 million and $15.5 million, respectively, of acquired technology amortization. For the three months ended October 31, 2004 and 2005, cost of license fees revenues included $4.6 million and $4.0 million, respectively, of acquired technology amortization. We recorded the fair value of acquired technology from our acquisitions and amortize the fair value on a straight-line basis over three to seven years. Cost of license fees revenues also includes amortization of capitalized software development costs of $0.1 million, $0.8 million and $1.6 million in fiscal 2003, 2004 and 2005, respectively. Cost of license fees revenues for the three months ended October 31, 2004 and 2005 included $0.3 million and $0.6 million, respectively, of amortization of capitalized software development costs.

(2)
For fiscal 2003 and 2004, general and administrative expenses included $3.0 million and $3.2 million, respectively, of expenses associated with the former employment agreement of our chief executive officer, pursuant to which he was entitled to payments in increasing amounts over time should he elect to terminate his employment. See note M to our audited consolidated financial statements. Effective upon the consummation of the IPO in the fourth quarter of fiscal 2005, our CEO's employment agreement was amended to eliminate his right to receive a deferred bonus payment in exchange for a one-time payment of approximately $1.0 million. Accordingly, the $7.8 million of expenses accrued as of May 31, 2005 for the deferred bonus payment were reversed and recorded as a reduction of general and administrative expense. Approximately $5.5 million, in aggregate, was paid to our CEO and to certain members of management as a special bonus upon the consummation of the IPO which was recorded as an operating expense in the fourth quarter of fiscal 2005. The net fiscal 2005 expense impact was a credit of $1.3 million as follows:

	Deferred Payment Accrual Elimination	IPO-related Payments	Total
	(Dollars in millions)
Cost of revenues—Cost of support, services and other	$—	$0.2	$0.2
Sales and marketing	—	1.5	1.5
Research and development	—	0.2	0.2
General and administrative	(7.8)	4.6	(3.2)

	$(7.8)	$6.5	$(1.3)

In
fiscal 2004, general and administrative expenses also included approximately $15.3 million of incremental auditor and consulting fees, acquisition integration and other transition costs principally attributable to Baan.

(3)
For fiscal 2003, our management approved a global restructuring plan to reduce our operating expenses. Restructuring charges of $2.8 million consisted of severance-related costs for the termination of approximately 100 employees. For fiscal 2004, we recorded a restructuring charge of $3.1 million primarily for employee severance. A net restructuring benefit of $1.8 million was recorded in fiscal 2005 resulting from accrual adjustments related to actual Baan-related settlements for less than the amount previously accrued. In conjunction with the consummation of the Epiphany acquisition in September 2005, our Board evaluated consolidating our operations and approved a reorganization and workforce reduction plan. As part of this plan, we are reducing the size of our combined workforce, after giving effect to the merger, by approximately 200 employees. We incurred a charge of approximately $4.5 million during the quarter ending October 31, 2005 relating to the involuntary termination of SSA Global employees and adjustments to prior restructuring accruals.

(4)
On September 22, 2005, we entered into a senior secured credit agreement with a syndicate of financial institutions, JPMorgan Chase Bank, N.A., as administrative agent, and Citicorp USA, Inc., as syndication agent. Pursuant to the credit agreement, we obtained a $200.0 million term loan, maturing September 22, 2011, and a five-year revolving credit facility of up to $25.0 million. Proceeds of the term facility were used to repay all related-party debt and accrued interest of approximately $154.7 million. In conjunction with such repayment, we recorded a non-cash, non-operating charge of approximately $3.3 million for the write-off of unamortized financing fees associated with the related-party debt.

(5)
In connection with our IPO, all of our Series A Convertible Preferred Stock converted into shares of our common stock. Prior to the conversion of our Series A Convertible Preferred Stock, related dividends accrued at a stated, annual rate equal to 9% of the Series A Convertible Preferred Stock accreted value, compounded on a quarterly basis. From April 2, 2003, the date the Series A Convertible Preferred Stock was issued, through June 4, 2004, the majority of the preferred stockholders had the right to require that we pay all or any portion of these dividends in cash, to the extent that funds were legally available for such purposes. On June 4, 2004, we amended our Certificate of Incorporation to eliminate our ability to pay these dividends in cash, except in the event of a liquidation or, in certain circumstances, the sale of our company, and to require that such dividends accrue until paid upon such liquidation or sale or until converted into common stock along with the related shares of Series A Convertible Preferred Stock. None of these preferred stock dividends were paid in cash. We recorded the preferred stock dividends based on their fair value at each reporting period because, prior to the amendment of our Certificate of Incorporation on June 4, 2004, such dividends were payable either in cash or in common stock upon conversion of the Series A Convertible Preferred Stock into common stock. We did not reach a "commitment date" for accounting purposes to determine the fixed value of the preferred stock dividends until the sole form of the preferred stock dividend payment was specified on June 4, 2004. The fair value of the common stock on June 4, 2004, the commitment date, was $16.50 per share. Through the commitment date, the preferred stock dividends were recorded at the stated amount plus an amount in excess of the stated amount if the fair value of the common stock underlying the preferred stock dividend at the relevant reporting period exceeded the stated amount. Subsequent to the commitment date, the preferred stock dividends in excess of the stated amount have been recorded based on the fair value of our common stock at the commitment date, which exceeded the stated amount of the preferred stock dividend. We recognized accumulated preferred stock dividends in excess of the stated amount of $52.7 million as of July 31, 2004 and $88.9 million as of June 1, 2005, the date the Series A preferred stock was converted into common stock (effective with our IPO). This includes preferred stock dividends in excess of the stated amount accrued both before and after the June 4, 2004 commitment date. We did not record any preferred stock dividends in excess of the stated amount for the year ended July 31, 2003 because we determined that the fair value of our common stock underlying the preferred stock dividend was less than the stated amount of the preferred stock dividend during such period. In recording the preferred stock dividends in excess of the stated amount, we recognized preferred stock dividends in excess of the stated amount as an increase in dividends and an increase in additional paid-in capital.

(6)
We adopted the consensus of the Emerging Issues Task Force, or EITF, in Issue 03-6, "Participating Securities and the Two-Class Method Under FASB Statement No. 128", or EITF 03-6. In EITF 03-6, the EITF expanded the notion of participation rights in calculating basic earnings per share from previous practice. EITF 03-6 does not focus on a security holder's contractual rights to ultimately receive our undistributed earnings and net assets upon redemption or liquidation. Instead, it defines participation rights based solely on whether the holder would be entitled to receive any dividends if the entity declared them during the period, even if those earnings would not actually be distributed from an economic or practical perspective and even if we have legal or contractual limitations on our ability to pay dividends.

Under EITF 03-6, all securities that meet the definition of a participating security, regardless of whether the securities are convertible, non-convertible or potential common stock securities, are considered for inclusion in the computation of basic earnings per share using the two-class method. We have adopted EITF 03-6 and have presented basic earnings per share under the two-class method and diluted earnings per share under the "if converted" method for the earnings per share calculations presented herein and throughout our consolidated financial statements. Under the two-class method, net income or loss for a period is allocated between common stock and the Series A Convertible Preferred Stock on the basis of the weighted average number of shares outstanding during the period. However, net loss for a given period is allocated solely to common stock since, according to the terms of our Certificate of Incorporation, Series A Convertible Preferred Stock is not obligated to share in our losses.

Basic earnings per common share was based on the weighted average number of common shares and certain warrants for common shares (that had a nominal exercise price of $0.01) outstanding at that time. Certain warrants for common shares were included in basic weighted average shares outstanding because such items were exercisable for nominal consideration. For fiscal 2003, basic earnings per common share also included the effect of 4.8 million common shares issued on February 25, 2004, in connection with an amendment to our Certificate of Incorporation that reclassified each share of Series A Convertible Preferred Stock into one share of such stock and 1.595 shares of common stock. Basic earnings attributed to shares of common stock include the allocated share of undistributed earnings and, if applicable, 100% of undistributed losses.

Diluted earnings per common share is calculated using the "if converted" method and is based on the combination of basic shares outstanding and potentially dilutive shares. For fiscal 2003, potentially dilutive shares consisted of outstanding stock options, convertible preferred stock and the accumulated dividends thereon. The options were outstanding for one day in fiscal 2003. For fiscal 2004, potentially dilutive shares consisted of outstanding stock options, subordinated convertible notes, stock appreciation rights, convertible preferred stock and the accumulated dividends thereon. Diluted earnings include net income (loss) before distributions to preferred stockholders. For fiscal 2005, the potentially dilutive shares consisted of outstanding stock options and subordinated convertible notes and for the period prior to our IPO, stock appreciation rights, convertible preferred stock and the accumulated dividends thereon. We had outstanding stock options for 8.2 million common shares at July 31, 2003, 10.1 million common shares at July 31, 2004 and 12.9 million at July 31, 2005. We also had 14.5 million and 44.8 million weighted average shares of convertible preferred stock at July 31, 2003 and 2004, respectively, as converted (by dividing the original value of $300.0 million plus accrued dividends, assuming conversion at the beginning of the period, by the conversion price of approximately $6.90 per share). At July 31, 2003, a minimal number of shares related to stock options were included in the computation of diluted earnings per common share since inclusion of the shares had a dilutive effect.

For fiscal 2003 and 2004, respectively, 14.5 million and 48.6 million potentially dilutive securities related to convertible preferred stock were excluded from the computation of diluted earnings per common share as their effect was antidilutive. The fiscal 2003 shares related entirely to convertible preferred stock. The fiscal 2004 amount consisted of 3.6 million shares of common stock related to stock options, 0.1 million shares of common stock related to subordinated convertible notes, and 44.8 million shares related to convertible preferred stock. For fiscal 2005, 44.3 million potentially dilutive securities were excluded from the computation of diluted earnings per common share as their effect was antidilutive. Of that amount, 5.1 million shares of common stock related to stock options, 0.6 million shares of common stock related to subordinated convertible notes, 0.1 million shares of common stock related to stock appreciation rights and 38.5 million shares of common stock related to convertible preferred stock for the period prior to the IPO. For the three months ended October 31, 2004 and 2005, respectively, 53.5 million and 0.6 million potentially dilutive securities were excluded from the computation of diluted earnings per share as their effect was anti-dilutive. The amount for the three months ended October 31, 2004 consisted of 49.0 million shares of convertible preferred stock, 3.8 million shares for stock options, 0.6 million shares for subordinated convertible notes and 0.1 million shares for stock appreciation rights. The amount for the three months ended October 31, 2005 was for subordinated convertible notes.

Prior to our IPO, basic and diluted earnings per preferred share are based on inclusion of Series A Convertible Preferred Stock and Original Series A Preferred Stock (described in note L of our consolidated audited financial statements). Preferred shares are included in basic and diluted earnings per preferred share for the portion of the period outstanding because such shares participated in our undistributed earnings, but not losses. Earnings attributed to preferred shares included distributed earnings plus the allocated share of undistributed earnings.

(7)
Earnings before interest, taxes, depreciation and amortization, or EBITDA, represents net income before interest, loss on early extinguishment of debt, income taxes, non-cash stock-based compensation, depreciation and amortization related to customer lists, patents, acquired technology and capitalized software development and in-process research and development, as described below:

•
Non-cash stock-based compensation represents the amortization of the deferred compensation balance relating to stock options granted in fiscal 2003 and stock-based compensation expense recorded during the three months ended October 31, 2005 in accordance with the adoption of SFAS No. 123 (revised 2004), "Share-Based Payments," or SFAS 123(R). The deferred compensation balance arose on the grant of options in July 2003 and represents the intrinsic value or the difference between the fair value of options granted and the exercise price. Effective August 1, 2005, we adopted SFAS 123(R), requiring the fair value of stock options to be expensed in the consolidated statements of operations.

•
Customer lists are being amortized on a straight-line basis over two to ten years.

•
Patents are being amortized on a straight-line basis over three to ten years.

•
Acquired technology is being amortized on a straight-line basis over three to seven years. See footnote (1) above.

•
Capitalized software costs are being amortized on a straight-line basis over two years.

•
In-process research and development charges represent projects and technologies that have no alternative future use and that have not reached technological feasibility at the date of acquisition and that are expensed as incurred. Acquired in-process research and development is included in research and development expenses in our consolidated statements of operations at the time of acquisition.

          Reconciliation of EBITDA to Cash Provided By (Used in) Operations

	Year Ended July 31,	Year Ended July 31,	Year Ended July 31,	Three Months Ended October 31,
	2003	2004	2005	2004	2005
	(Dollars in millions)
EBITDA(a)	$63.7	$103.8	$136.3	$30.0	$26.9
Interest paid	(10.7)	(7.6)	(8.6)	(2.3)	(3.4)
Income taxes paid	(1.3)	(2.1)	(3.8)	(0.7)	(0.1)
Impairment losses	—	0.3	—	—	—
Changes in working capital(b)	(2.2)	(43.2)	(37.2)	(32.1)	(31.9)

Cash provided by (used in) operations	$49.5	$51.2	$86.7	$(5.1)	$(8.5)

(a)
The decrease in EBITDA for the three months ended October 31, 2005 compared to the three months ended October 31, 2004 was primarily due to the $6.0 million increase in restructuring charges and a $2.8 million increase in other expense (primarily loss on foreign exchange transactions) recorded during the three months ended October 31, 2005 compared to the three months ended October 31, 2004. See footnote (3) above.

(b)
The changes in working capital in fiscal 2004 resulted primarily from the increased use of cash associated with our restructuring obligations. The changes in working capital in fiscal 2005 resulted from several factors including restructuring payments of $12.6 million which were made primarily related to the Baan and Marcam acquisitions and other working capital uses of $24.6 million in fiscal 2005 primarily as a result of changes in duration of support revenue renewals. The changes in working capital for the three months ended October 31, 2004 and 2005 resulted from seasonal uses of working capital associated with support renewal cycles and payment of annual incentive compensation for the prior fiscal year.

        EBITDA is presented herein because we believe it is a useful supplement to cash flow from operations in understanding cash flows generated from operations that are available for debt service (interest and principal payments) and further investment in research and development and acquisitions. We believe EBITDA provides meaningful additional information that enables management to monitor and evaluate our cash flows and provides investors an additional measure of our cash flow that is customarily used by investors in our industry. However, EBITDA is not a measure of cash flow performance under generally accepted accounting principles, or GAAP, and should not be considered in isolation or as a substitute for cash flows from operations, or other cash flow statement data prepared in accordance with GAAP, as a measure of liquidity or as indicative of whether cash flows will be sufficient to fund our future cash requirements. Moreover, EBITDA is not a standardized measure and may be calculated in a number of ways. Accordingly, the EBITDA information provided might not be comparable to other similarly titled measures provided by other companies.

(8)
Working capital is defined as current assets minus current liabilities. Deferred revenue is included in current liabilities.

(9)
Total debt represents long-term debt, including the current portion of long-term debt, and capital lease obligations.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus, including our consolidated financial statements and the notes thereto, before deciding whether to purchase our common stock. The following risks and uncertainties may not be the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business, results of operations and your investment. If any of the events or developments described below actually occurs, our business, financial condition and results of operations may suffer. In that case, the value of our common stock may decline, and you could lose all or part of your investment.

Risks Relating to Our Business and Our Future Results

        Our historical operating results are of limited use in evaluating our historical performance and predicting future results because we used the purchase method of accounting for all of our acquisitions, including the fiscal 2003, 2004 and 2006 acquisitions.

        Our acquisitions make evaluating our business and our future financial prospects difficult. Our potential for future business success and operating profitability must be considered in light of the risks, uncertainties, expenses and difficulties typically encountered by recently organized or combined companies.

        During fiscal 2003, 2004 and 2006, we completed a number of acquisitions, consisting of the acquisitions of Infinium, Ironside, Baan, Elevon, EXE, Arzoon, Marcam, Boniva and Epiphany. We refer to our acquisitions of Infinium, Ironside, Baan and Elevon collectively as the "fiscal 2003 acquisitions." We refer to our acquisitions of EXE, Arzoon and Marcam collectively as the "fiscal 2004 acquisitions." We refer to our acquisitions of Boniva and Epiphany collectively as the "fiscal 2006 acquisitions." Together, we refer to these acquisitions as the "fiscal 2003, 2004 and 2006 acquisitions." We used the purchase method of accounting for each of these acquisitions. Therefore, the operating results of each of the acquired businesses for which we used the purchase method of accounting are included in our financial statements only from the date of its acquisition and, as a result, our historical operating results may be of limited relevance in evaluating the financial performance of our company as it now exists and may not be indicative of our future operating results. Our historical consolidated financial statements included herein may not be indicative of our future operating results, financial performance or financial position. Approximately $409.5 million, or 64%, of our total revenues of $636.5 million for fiscal 2004 came from our fiscal 2003 and 2004 acquisitions. Approximately $100.7 million, or 14%, of our total revenues of $711.8 million for fiscal 2005 came from the fiscal 2004 acquisitions.

        Our strategy of supplementing our growth through selective acquisitions presents risks.

        Part of our growth strategy includes evaluating and selectively pursuing acquisitions. Our future success will depend in part on our ability to effectively integrate businesses that we may acquire in the future. We expect to face significant challenges in consolidating functions and integrating procedures, personnel, product lines, technologies and operations in a timely and efficient manner, and the integration process may require significant attention from management and devotion of resources. For example, in fiscal 2004 our operating expenses included $16.8 million of acquisition integration and other transition costs principally attributable to Baan, including approximately $10.0 million in incremental auditor and consulting fees from the compilation of records and audit of Baan's pre-acquisition financial results, which required substantial personnel resources and took nine months to complete. These amounts are included in our general and administrative costs in fiscal 2004.

        We cannot assure you that we will be able to consummate acquisitions in the future on terms acceptable to us, if at all. In addition, future acquisitions are accompanied by the risk that the obligations and liabilities of an acquired company may not be adequately reflected in the historical financial statements of such company and the risk that such historical financial statements may be based on assumptions which are incorrect or inconsistent with our assumptions or approach to accounting policies.

        We may not be able to realize the anticipated cost savings, synergies or revenue enhancements from combining acquired businesses and any businesses acquired in the future with our operations and we may incur significant cash integration costs to achieve these cost savings.

        Even if we are able to integrate any businesses acquired in the future with our operations successfully, we cannot assure you that we will realize the cost savings, synergies or revenue enhancements that we anticipate from such integration or that we will realize such benefits within the time frame that we currently expect or will expect. Realizing these benefits may be difficult because historically most of the companies we have acquired have been in poor financial condition or even close to bankruptcy. Our ability to realize anticipated cost savings, synergies or revenue enhancements may be affected by the timing and efficiency with which we can consolidate operations, reduce overlapping personnel while avoiding labor disputes and integrate acquired technology with our existing technology, all of which are difficult to predict. In addition, our cost savings may be reduced by unexpected costs in connection with our integration efforts or a slowdown in the collection of accounts receivable, operating losses or costs associated with lawsuits brought against us related to acquired businesses. For example, the compilation of records and audit of Baan's pre-acquisition financial results resulted in approximately $10.0 million in incremental auditor and consulting fees. These amounts are included in our general and administrative costs in fiscal 2004.

        If accounting interpretations relating to revenue recognition change or companies we acquire have applied such standards differently than we do or have not applied them at all, our reported revenues could decline or we may incur the expense and risks associated with an audit or restatement of the acquired company's financial statements.

        Under current accounting standards, the terms and conditions of our license agreements could result in deferred recognition of our license revenues or contract revenues.

        The accounting profession continues to discuss certain provisions of relevant accounting literature with the objective of providing additional guidance on potential interpretations related to software revenue recognition and so-called multiple element arrangements in which a single contract includes a software license, a maintenance services agreement and/or other elements that are bundled together in a total offering to the customer. These discussions and the issuance of interpretations, once finalized, could lead to unanticipated changes in our current revenue accounting practices, which could change the timing of revenue recognition. In addition, companies we acquire may have historically interpreted software revenue recognition rules differently than we do or may not have been subject to generally accepted accounting principles, or GAAP, in the United States of America, as a result of reporting under local GAAP in a foreign country. If we discover that companies we have acquired have interpreted and applied software revenue recognition rules differently than prescribed by U.S. GAAP, we could be required to devote significant management resources, and incur the expense associated with an audit, restatement or other examination of the acquired companies' financial statements.

        In connection with its audit of the Baan combined consolidated financial statements prepared in accordance with U.S. GAAP, Ernst & Young Accountants identified a material weakness with respect to the Baan combined consolidated financial statements. Baan's original system of financial reporting was designed to comply with UK GAAP, consistent with the GAAP applied in the financial statements of its former parent, and the records of its subsidiaries were kept in other local GAAP, and then consolidated into its former parent's financial statements. As a result, the Baan historical financial information prior to our acquisition of Baan was not prepared in accordance with certain aspects of U.S. GAAP regarding software revenue recognition principally related to multiple element arrangements that require deferral of revenues until delivery. Several instances were also found where revenues were not recorded over the proper term as specified in the arrangements. The financial accounting reconstruction, compilation and audit were completed, at a cost to us of approximately $10.0 million, in order to obtain an audit opinion as to Baan's compliance with U.S. GAAP. In response to the material weakness identified by Ernst & Young Accountants, which related to the pre-acquisition period for Baan, we have also installed control processes to address future U.S. GAAP compliance with specific attributes covering multiple element arrangements, as well as delivered and undelivered elements in such arrangements.

        Our quarterly revenues, cash flows and results of operations are difficult to predict and may fluctuate substantially.

        Due to the typical purchasing patterns of customers of enterprise software, revenues, cash flows and results of operations for companies in the software industry are volatile, difficult to predict and often fluctuate from quarter to quarter. These fluctuations can materially and adversely affect our business, financial position, results of operations and cash flows. Our license revenues in any quarter depend substantially upon the number and size of contracts signed and our ability to recognize the associated revenues under our revenue recognition policy. While our forecast estimates may provide us with guidance in business planning and budgeting, these forecast estimates are speculative and may not consistently correlate to actual revenues and cash flow in a particular quarter or over a longer period of time. If we do not accurately forecast our contracting activity, we may improperly plan or budget, and our business, financial position, results of operations and cash flows could be materially and adversely affected.

        Our future revenues are substantially dependent upon existing customers continuing to license our products and renew their maintenance agreements with us.

        We depend on our existing customers for additional future revenues from ongoing maintenance, professional consulting services and licenses of other products. Our maintenance agreements are generally renewable after twelve months or longer at the option of the customers and there are no mandatory renewal obligations or obligations to license additional software. Likewise, a change in business conditions could alter current customer purchasing plans and they may not necessarily generate significant revenues and cash flow in future periods. For example, our support revenues during the three months ended October 31, 2005 declined approximately 3.5%, excluding the impact of the fiscal 2006 acquisitions, compared to the same period in the prior year.

        If we fail to continually improve our software products, effectively manage our product offerings, successfully migrate the technologies underlying our diverse products into unified standards and introduce new products and service offerings, our competitive position could erode and our business may suffer.

        The market for our software products is characterized by technological change, evolving industry standards, changes in customer requirements and frequent new product introductions and enhancements. The market for business application software has been and continues to be intensely competitive, which requires that we continually improve our existing products and create new products while at the same time controlling our costs. In addition, as a result of our acquisitions, we have acquired many diverse brands and products with different underlying technology and programming which require significant expense to improve and support on an ongoing basis. For example, the successful implementation of our business plan will depend significantly upon the market success of our recently introduced software products SSA ERPLN and SSA ERPLX. Our future success will depend in part upon our ability to:

  •
  converge our product offerings and migrate the technology and programming underlying our diverse products into unified standards;

  •
  continue to enhance and expand our existing products and services;

  •
  make our products compatible with future and existing interfaces that achieve popularity within the enterprise application marketplace, including NT, Unix and IBM iSeries;

  •
  continue to successfully integrate third-party products, as in our business intelligence product area;

  •
  enter new markets; and

  •
  develop and introduce new products and new services that satisfy increasingly sophisticated customer requirements, keep pace with technological developments, provide customer value and are accepted in the market.

        We cannot assure you that we will be successful in anticipating and developing product enhancements or new products and services to adequately address changing technologies and customer requirements. Any such products, solutions or services may not be successful in the marketplace or may not generate expected revenues or cash flow.

        We may not receive significant revenues from our current research and development efforts for several years.

        Developing and localizing software is expensive, and the investment in product development may involve a long payback cycle. In fiscal 2004 and 2005, our research and development expenses were $95.2 million and $102.8 million, respectively, or approximately 15% and 14% of our total revenues in fiscal 2004 and 2005, respectively. In the three months ended October 31, 2004 and 2005, our research and development expenses were $24.3 million and $27.1 million, respectively, or approximately 15% of our total revenue in both periods. Our future plans include significant investments in software research and development and related product opportunities. We believe that we must continue to dedicate a significant amount of resources to our research and development efforts to maintain our competitive position. However, future revenues from these investments are not fully predictable.

        Our management and auditors identified four significant deficiencies in our internal controls that, in aggregate, constituted a material weakness in the design and operation of our internal controls as of July 31, 2004, which, if not properly remediated could result in material misstatements in our financial statements in future periods.

        Our independent auditors, Grant Thornton LLP, issued a letter to the Audit Committee of our Board of Directors, or the Board, in which they identified certain matters that they consider to constitute a material weakness in the design and operation of our internal controls as of July 31, 2004. A material weakness is defined by the Public Company Accounting Oversight Board (United States) as a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. A significant deficiency is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected. A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.

        Our auditors based their material weakness determination on four identified significant deficiencies:

  •
  Our sales representatives did not provide to our accounting personnel all contract documentation in connection with several customer arrangements in Japan entered into during fiscal 2001, 2002 and 2003 which led to the incorrect recording of revenue in those periods. The impact on our statement of operations was a reduction of license fees revenues of $0.7 million in fiscal 2001, $1.1 million in fiscal 2002 and $0.8 million in fiscal 2003, a decrease in income before income taxes of $0.7 million in fiscal 2001 and $1.1 million in fiscal 2002, and an increase in income before income taxes of $0.4 million in fiscal 2003.

  •
  In connection with three customer arrangements in EMEA, revenues were recorded in the fourth quarter of fiscal 2004 even though software was not shipped until after quarter end. The impact on our statement of operations was a reduction of license fees revenues and income before income taxes of approximately $0.4 million for fiscal 2004.

  •
  In January 2005, we became aware that sales and finance employees in Mexico had recorded two software license transactions in fiscal 2004 even though we believe that those employees knew that the contracts did not meet revenue recognition requirements. These employees subsequently falsely represented to, and withheld information from, both our corporate management and our auditors as to whether the transactions met revenue recognition requirements. This included knowledge of the falsification of customer signatures in one instance and misrepresentation of facts and circumstances in another instance indicating the fees from the arrangement were fixed and determinable upon contract signing. The impact on our statement of operations was a reduction of license fees revenues of $1.3 million and a reduction of income before income taxes of $0.7 million for fiscal 2004. The implicated sales and finance employees have resigned.

  •
  In January 2005, we also became aware that finance personnel in Mexico had not properly evaluated available facts and circumstances associated with the entire Mexican receivable portfolio at the time the financial statements were prepared for fiscal 2004 and the three months ended October 31, 2004. The impact on our statement of operations was a reduction of income before income taxes of $1.2 million in fiscal 2004 and $0.2 million in the three months ended October 31, 2004. The implicated finance personnel have resigned.

        In light of the significant deficiencies noted in Japan and Mexico and the aggregation of significant deficiencies constituting a material weakness, we have instituted control improvements that we believe reduce the likelihood of similar revenue recognition errors to less than remote or to an inconsequential amount in the specific areas of the world that are judged to be most vulnerable. In addition, we have added further controls over contract review associated with revenue recognition and allowance for doubtful accounts judgments. These control improvements include:

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  For software license transactions, cash payment of at least 20% will be required in areas deemed vulnerable to provide additional evidence that a legally binding, non-cancelable arrangement has been executed with the customer and that the contract terms are complete.

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  Members of local and regional management who are not directly involved in contract negotiation will independently confirm the completeness of legal arrangements for contracts of a certain size with customers in areas deemed vulnerable.

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  Independent review of revenue recognition for software license agreements of $75,000 or greater in Latin America will be performed by qualified personnel in our North American accounting department.

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  Independent review of revenue recognition for larger software license agreements ($500,000 or greater in North America, EMEA and Japan, and $250,000 or more in Asia-Pacific and Latin America) and transactions of a non-routine nature in each geographic region will be performed by qualified personnel in our corporate headquarters. All software license agreements are reviewed by qualified accounting personnel in each geographic region for appropriate revenue recognition.

  •
  Enhancement of our internal policies to clarify that all receivables (billed and unbilled) will be evaluated quarterly in our determination of the allowance for doubtful accounts.

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  Independent reviews of the adequacy of the allowance for doubtful accounts for each geographic region will be performed by qualified personnel in our corporate headquarters.

        We implemented these corrective actions in February 2005. If the remedial policies and procedures we have implemented are insufficient to address the four significant deficiencies that, in aggregate, constituted a material weakness as of July 31, 2004, or if additional material weaknesses or significant deficiencies in our internal controls are discovered in the future, we may fail to meet our future reporting obligations, our financial statements may contain material misstatements and our operating results may be harmed. Any such failure could also adversely affect the results of the periodic management evaluations and annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that will be required when the SEC's rules under Section 404 of the Sarbanes-Oxley Act of 2002, which will become applicable to us beginning with the required filing of our Annual Report on Form 10-K for fiscal 2006 in October 2006. External costs associated with Sarbanes-Oxley Section 404 readiness were $1.2 million in fiscal 2004 and $2.6 million in fiscal 2005. For fiscal 2006, we estimate external costs associated with Sarbanes-Oxley Section 404 compliance of approximately $2.0 million. Internal control deficiencies could also cause investors to lose confidence in our reported financial information. Although we believe we have addressed our material weakness in internal controls with the remedial measures we have implemented, we cannot assure you that the measures we have taken to date or any future measures will remediate the material weakness identified or that any additional material weaknesses will not arise in the future due to a failure to implement and maintain adequate internal controls over financial reporting.

        As our software offerings increase in number, scope and complexity, our need to avoid any undetected errors and to correct any identified errors may increase our costs, slow the introduction of new products and we may become subject to warranty or product liability claims which could be costly to resolve and result in negative publicity.

        Although we test each of our new products and product enhancement releases and evaluate and test the products we obtain through acquisitions before introducing them to the market, we cannot assure you that significant errors will not be found in existing or future releases of our software products, with the possible result that significant resources and expenditures may be required in order to correct such errors or otherwise satisfy customer demands. In addition, defects in our products or difficulty integrating our products with our customers' systems could result in delayed or lost revenues, warranty or other claims against us by customers or third parties, adverse customer reaction and negative publicity about us or our products and services or reduced acceptance of our products and services in the marketplace, any of which could have a material adverse effect on our business, financial position, results of operations and cash flows. For example, one of our customers has brought a lawsuit alleging, among other things, that defects and deficiencies in, and failed implementation of, Baan's software has caused and continues to cause it significant losses.

        Errors, defects or other performance problems of our products could result in harm or damage to our customers and expose us to liability, which may adversely affect our business and operating results.

        Because our customers may use our products for mission-critical applications, errors, defects or other performance problems may cause financial or other damages to our customers and result in claims for substantial damages against us, regardless of our responsibility for such errors, defects or other performance problems. The terms of our contracts with our customers are generally designed to limit our liability for errors, defects or other performance problems and damages relating to such errors, defects or other performance problems, but these provisions may not be enforced by a court or otherwise effectively protect us from legal claims. Our liability insurance may not be adequate to cover all of the costs resulting from these legal claims. Moreover, we cannot assure you that our current liability insurance coverage will continue to be available on acceptable terms or that the insurer will not deny coverage as to any future claim. The successful assertion against us of one or more large claims that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, financial position, results of operations and cash flows. Furthermore, even if we succeed in the litigation, we are likely to incur additional costs and our management's attention might be diverted from our normal operations.

        We may not be able to protect our intellectual property rights, which may cause us to incur significant costs in litigation and/or an erosion in the value of our brands and products.

        We rely on a combination of the protections provided by applicable trade secret, copyright, patent and trademark laws, license and non-disclosure agreements and technical measures to establish and protect our rights in our products. We cannot assure you that these protections will be adequate or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. While our policies dictate that all independent contractors sign non-disclosure agreements with respect to our products, we can not assure you this protection will be adequate. Despite our efforts, it may be possible for third parties to copy certain portions of our products or reverse-engineer or otherwise obtain and use information that we regard as proprietary. In addition, the laws of certain countries do not protect our proprietary rights to the same extent as do the laws of the United States. Accordingly, we cannot assure you that we will be able to protect our proprietary software against unauthorized third party copying or use, which could adversely affect our competitive position.

        When we license our software, we are typically subject to a representation that our software does not infringe on any proprietary rights of third parties. Although we do not believe that we are infringing any proprietary rights of others, third parties have claimed and may claim in the future that we have infringed their intellectual property rights. We expect that our software products will increasingly be subject to such claims as the number of products and competitors in our industry segment grows, as we expand our products into new industry segments and as the functionality of products overlap. Any claims, with or without merit, could be time-consuming, result in costly litigation, cause product delays, subject our products to an injunction, require a complete or partial re-design of the relevant product or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all.

        Our revenues, cash flows and results of operations may be reduced if we need to lower prices or offer other favorable terms on our products and services to meet competitive pressures in our industry.

        The market for enterprise software applications has been and continues to be intensely competitive. We compete with a variety of software vendors, some of whom are active across the entire range of ERP products and services and others who are only active in niche segments, including vendors in the manufacturing, customer relationship management, corporate performance management, product lifecycle management, supplier relationship and supply chain management application market segments, and providers of human resource, financial management and ERP software products. In addition, companies that have historically focused primarily on selling their software products to businesses that are either smaller or larger than those which we primarily target have increasingly begun to target mid-market companies, which we define as companies with revenues ranging from $100.0 million to $1.0 billion. Some of these companies may develop (or may have already developed) an overall concept or individual product offering which may be perceived to be as good as or better than our product offerings. Some of our competitors have advantages over us due to their significant worldwide presence, longer operating and product development history, larger installed customer base, and substantially greater financial, technical and marketing resources. In addition, we believe that competition will increase as a result of industry consolidation. Accordingly, it is likely that new competitors or alliances among competitors will emerge and may rapidly move to gain significant market share.

        In response to competition and general adverse economic conditions, we have been required in the past, and may be required in the future, to furnish additional discounts to customers, otherwise modify our pricing practices or offer more favorable payment terms or more favorable contractual implementation terms. These developments have and may increasingly negatively impact our revenues, cash flows and results of operations.

        Downturns in general economic and market conditions and reductions in IT budgets cause decreases in demand for our software and related services which could negatively affect our revenues, cash flows and results of operations.

        Our revenues, cash flows and results of operations depend on the overall demand for our products, software and related services. Economic downturns in one or more of the countries in which we do business have resulted in reductions in the information technology, or IT, budgets for some portion of our customers. At times, such reductions have resulted in delays or cancellations of customer purchases. Future delays or cancellations could have a material adverse effect on our business, financial position, results of operations and cash flows. Prolonged economic slowdowns may result in customers requiring us to renegotiate existing contracts on less advantageous terms than those currently in place or default on payments due on existing contracts. In particular, our business, financial position, results of operations and cash flows may be significantly adversely affected by a prolonged economic slowdown in the North American market or the EMEA market because we derive a substantial portion of our revenues from software licenses and services in those markets.

        We are exposed to political, economic and other risks that arise from operating a multinational business.

        Our acquisitions, in particular the acquisition of Baan, have increased the size and scope of our international operations. For fiscal 2004 and 2005, approximately 60% and 59%, respectively, of our total revenues in periods were derived from sources outside the United States. For the three months ended October 31, 2004 and 2005, approximately 58% and 55%, respectively, of our total revenues were derived from sources outside the United States. We currently have operations throughout EMEA, Asia, Latin America, Australia and Canada. Accordingly, our business is subject to the political, economic and other risks that are inherent in operating in numerous countries. These risks include, but are not limited to:

  •
  difficulty in enforcing agreements through foreign legal systems;

  •
  foreign customers may have longer payment cycles;

  •
  fluctuations in exchange rates may affect product demand and may adversely affect the profitability in U.S. dollars of products and services provided by us in foreign markets where payment for our products and services is made in the local currency;

  •
  required compliance with a variety of software localization requirements, tax or other matters;

  •
  terrorist acts and natural disasters; and

  •
  changes in general economic and political conditions in countries where we operate and, in the latter case, particularly in emerging markets.

        Our business success depends in part on our ability to anticipate and effectively manage these and other regulatory, economic, social and political risks inherent in international business. We cannot assure you that we will be able to effectively manage these risks or that they will not have a material adverse effect on our international business or on our business as a whole.

        In particular, we conduct our business and incur costs in the local currency of most countries where we operate. Since our consolidated financial statements are denominated in United States dollars, changes in currency exchange rates between the United States dollar and local currencies and, to the extent applicable, between local currencies and the currencies in which revenues are generated and expenses are incurred, have had, and will continue to have, an impact on our business, financial position, results of operations and cash flows. For fiscal 2005, approximately 58% of our total revenues and 55% of our total cost of revenues and operating expenses were denominated in foreign currencies. For fiscal 2004, approximately 60% of our total revenues and 54% of our total cost of revenues and operating expenses were denominated in foreign currencies. For the three months ended October 31, 2004 and 2005, approximately 55% of our total revenues, cost of revenues and operating expenses were denominated in foreign currencies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosure about Market Risk."

        Our future success depends on our ability to retain our key employees and attract and retain qualified employees in a competitive labor market.

        We are dependent on the services of Michael Greenough, our Chief Executive Officer, and other members of our senior management team to remain competitive in our industry. The loss of Michael Greenough or any other member of our senior management team could have an adverse effect on us.

        Due to the competitive employment nature of the software industry, there is a risk that we will not be able to retain or replace these key employees. Most of our current key employees are subject to employment agreements, option agreements or conditions that contain post employment non-competition provisions. However, enforcement of restrictions on subsequent employment may not be enforced by courts of law. In addition, these agreements permit the employees to terminate their employment on relatively short notice.

        In addition, we believe that our future success will depend upon our ability to attract, train and retain highly skilled technical, managerial, sales and marketing personnel. If we do not attract, train, retain and effectively manage our employees, our costs may increase, development and sales efforts may be hurt and our customer service may be degraded. Due to the competitive employment nature of the software industry, we cannot assure you that we will continue to be able to attract and retain the personnel we require to conduct our operations successfully. Use of non-compete agreements by some of our competitors may further decrease the pool of available management, sales and technical personnel.

        Some of our non-U.S. employees are represented by workers' councils or are employed subject to local laws that are less favorable to employers than the laws of the United States.

        Some of our employees outside the United States are employed in countries in which employment laws provide greater bargaining or other rights to employees than the laws of the United States. Such favorable employment rights require us to expend greater time and expense in making changes to employees' terms of employment or making staff reductions. For example, as of October 31, 2005, we had 642 employees in Germany and the Netherlands, or approximately 17% of our total workforce, represented by workers' councils which must approve any changes in conditions of employment, including salaries and benefits. Of these employees, 276 were engaged in research and development activities, 115 in sales and marketing activities, 182 in customer support and services activities and 69 in general and administrative activities. While we believe that our relations with our employees are satisfactory, a significant dispute with our employees could have a material adverse effect on our business, financial position, results of operations and cash flows.

        Our indebtedness and future indebtedness could adversely affect our financial health, limit our cash flow available to invest in the ongoing needs of our business, limit our operating flexibility and adversely affect the price of our common stock.

        As of October 31, 2005, we had approximately $214.4 million of indebtedness outstanding, before the offset for unamortized financing fees, while our cash and cash equivalents totaled $90.0 million on that date.

        Our indebtedness could have important consequences, including the following:

  •
  make it more difficult for us to satisfy our financial and payment obligations, or to refinance maturing indebtedness;

  •
  make us more vulnerable to a downturn in the economy or our business;

  •
  limit our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and other general corporate purposes;

  •
  require application of a significant portion of our cash flow from operations to the payment of debt service costs, which would reduce the funds available to us for our operations;

  •
  limit our flexibility in planning for, or reacting to, changes in our industry, business and markets; and

  •
  place us at a competitive disadvantage to the extent we are more highly leveraged than some of our competitors.

        We may incur significant additional indebtedness in the future to fund our continued operations or future acquisitions. To the extent new debt is added to our current debt levels, the substantial leverage risks described above would increase.

Risks Related to Our Common Stock

        An active trading market for our common stock may not be sufficiently developed.

        Prior to our IPO in May 2005, there was no public market for our common stock. An active trading market may not be sufficiently developed or sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital by selling shares of capital stock and may impair our ability to acquire other companies or technologies by using our shares as consideration.

        Affiliates of Cerberus Capital Management, L.P., or Cerberus, and General Atlantic LLC, or General Atlantic, control us and may have conflicts of interest with other stockholders in the future.

        As of October 31, 2005, Cerberus and General Atlantic, or our controlling stockholders, collectively own 86.3% of our common stock. Subsequent to this offering, based on shares outstanding as of October 31, 2005, Cerberus and General Atlantic will collectively own       % of our common stock, assuming the underwriters do not exercise their over-allotment option. As a result, our controlling stockholders continue to be able to control the election of our directors, determine our corporate and management policies and determine, without the consent of our other stockholders, the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including potential mergers or acquisitions, asset sales and other significant corporate transactions. Our controlling stockholders also have sufficient voting power to amend our organization documents. We cannot assure you that the interests of our controlling stockholders will coincide with the interests of other holders of our common stock. For example, our controlling stockholders could cause us to make acquisitions that increase the amount of our indebtedness or sell revenue-generating assets. Additionally, our controlling stockholders are in the business of making investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. Our controlling stockholders may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisitions opportunities may not be available to us. So long as our controlling stockholders continue to own a significant amount of the outstanding shares of our common stock, they will continue to be able to strongly influence or effectively control our decisions, including potential mergers or acquisitions, asset sales and other significant corporate transactions.

        We are a controlled company within the meaning of Nasdaq rules and, as a result, qualify for, and intend to rely on, exemptions from certain corporate governance requirements.

        Our controlling stockholders will continue to control a majority of our outstanding common stock before and after the offering. As a result, we are a controlled company within the meaning of the rules governing companies with stock quoted on The Nasdaq National Market. Under these rules, a company of which more than 50% of the voting power is held by an individual, a group or another company is a controlled company and is exempt from certain corporate governance requirements, including requirements that (1) a majority of the board of directors consist of independent directors, (2) compensation of officers be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee that is composed entirely of independent directors and (3) director nominees be selected or recommended for selection by a majority of the independent directors or by a nominating committee composed solely of independent directors. Since the consummation of our IPO we have utilized these exemptions. Our Board does not have a majority of independent directors, and our nominating and compensation committees do not consist entirely of independent directors.

Accordingly, the procedures for approving significant corporate decisions can be determined by directors who have a direct or indirect interest in the matters and you will not have the same protections afforded to stockholders of other companies with stock quoted on The Nasdaq National Market.

        Certain provisions of our charter documents and agreements and Delaware law could discourage, delay or prevent a merger or acquisition at a premium price.

        Our amended and restated certificate of incorporation includes provisions that:

  •
  permit us to issue preferred stock in one or more series and, with respect to each series, fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of such series, and the preferences and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of the series; and

  •
  limit stockholders' ability to call special meetings.

        These provisions may discourage, delay or prevent a merger or acquisition at a premium price.

        In addition, we are subject to Section 203 of the Delaware General Corporation Law, which also imposes certain restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock. In addition, certain of our employment agreements and incentive plans provide for vesting of stock options and/or payments to be made to the employees thereunder if their employment is terminated in connection with a change of control, which could discourage, delay or prevent a merger or acquisition at a premium price.

        The price of our common stock may fluctuate significantly, and you could lose all or part of your investment.

        Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares. The market price of our common stock could fluctuate significantly for various reasons which include:

  •
  our quarterly or annual earnings or those of other companies in our industry;

  •
  the public's reaction to our press releases, our other public announcements and our filings with the SEC;

  •
  changes in earnings estimates or recommendations by research analysts who track our common stock or the stock of other software companies;

  •
  changes in general conditions in the U.S. and global economy, financial markets or software industry, including those resulting from war, incidents of terrorism, natural disasters or responses to such events;

  •
  sales of common stock by our controlling stockholders, directors and executive officers; and

  •
  the other factors described in these "Risk Factors."

        In addition, in recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The changes frequently appear to occur without regard to the operating performance of these companies. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our stock price.

        If a substantial number of shares become available for sale and are sold in a short period of time, the market price of our common stock could decline.

        The market price of shares of our common stock may drop significantly when the restrictions on resale by our existing stockholders lapse. We had 68,316,248 shares of common stock outstanding as of October 31, 2005, of which 58,939,776 shares were held by our controlling stockholders. If the controlling stockholders decide to sell all or a substantial portion of their shares or if other sales of a substantial amount of our common stock are effected in the public market, or there is a perception in the public market of such sales, this could decrease the market price of our common stock significantly. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

        We do not intend to pay dividends on our common stock for the foreseeable future, and the instruments governing our indebtedness contains various covenants limiting our ability to pay dividends.

        It is our present intention not to pay dividends on our common stock for the foreseeable future. Our Board may, at its discretion, modify or repeal our dividend policy. Future dividends, if any, with respect to shares of our common stock will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, provisions of applicable law and other factors that our Board may deem relevant. Accordingly, we cannot assure you that we will pay dividends in the future or at all.

        Instruments governing our indebtedness contain covenants which place limitations on the amount of dividends we may pay.

        In addition, under Delaware law, our Board may declare dividends only to the extent of our surplus (which is defined as total assets at fair market value minus total liabilities, minus statutory capital), or if there is no surplus, out of our net profits for the then current and/or immediately preceding fiscal years.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words "believe," "anticipate," "expect," "estimate," "intend," "project," "plan," "will be," "will likely continue," "will likely result," or words or phrases of similar meaning. All of these forward-looking statements are based on estimates and assumptions made by our management that, although we believe to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include those discussed under the heading "Risk Factors" and other factors some of which may not be known to us. We operate in a changing environment in which new risks can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause our business, strategy or actual results to differ materially from those contained in forward-looking statements. Factors you should consider that could cause these differences include, among other things:

  •
  general economic and business conditions, including exchange rate fluctuations;

  •
  our ability to identify acquisition opportunities and effectively and cost-efficiently integrate acquisitions that we consummate;

  •
  our ability to maintain effective internal control over financial reporting;

  •
  our ability to attract and retain personnel, including key personnel;

  •
  our success in developing and introducing new services and products;

  •
  competition in the software industry, as it relates to both our existing and potential new customers; and

  •
  the other factors described herein under "Risk Factors."

        Given these risks and uncertainties, we caution you not to place undue reliance on forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the common stock registered on behalf of the selling stockholders. We will receive $          million in proceeds from the exercise of options by selling stockholders in connection with this offering.

DIVIDEND POLICY

        We have never paid, and it is our present intention for the foreseeable future not to pay, dividends on our common stock. The declaration and payment of dividends is subject to the discretion of our Board and depends on various factors, including our net income, financial condition, cash requirements, future prospects and other factors deemed relevant by our Board. Instruments governing our indebtedness limit our ability to pay dividends.

CAPITALIZATION

        The following table sets forth our capitalization as of October 31, 2005:

  •
  on an actual basis; and

  •
  on an as adjusted basis to reflect the exercise of options to purchase             shares of our common stock by selling stockholders in connection with this offering and our payment of expenses of approximately $1.1 million relating to this offering.

        This table should be read in conjunction with our financial statements, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Certain Indebtedness" included elsewhere in this prospectus.

	As of October 31, 2005
	Actual	As Adjusted
	(Dollars in millions)
Long-term debt (excluding current maturities):
Senior secured credit facility(1)	$194.3		$194.3
Long-term debt—subordinated convertible notes	12.0		12.0
Other	1.1		1.1

Total long-term debt	207.4		207.4
Stockholders' equity:
Common stock, $0.01 par value, 450,000,000 shares authorized, 68,316,248 shares issued and outstanding, actual; shares issued and outstanding, as adjusted	0.7
Preferred stock, $0.01 par value, 125,000,000 shares authorized , of which 3,000,000 shares were designated as Series A Convertible Preferred Stock; no shares issued or outstanding	—		—
Additional paid-in capital	434.0
Deferred stock compensation	(4.9)		(4.9)
Accumulated deficit	(132.1)		(132.8)
Accumulated other comprehensive loss	(18.1)		(18.1)

Total stockholders' equity	279.6

Total capitalization	$487.0	$

(1)
Net of $3.2 million of unamortized financing fees.

        The table above excludes the following shares:

  •
                   shares subject to options vested as of October 31, 2005 and having a weighted average exercise price of $         per share;

  •
  5,509,772 shares subject to options unvested as of October 31, 2005 and having a weighted average exercise price of $10.63 per share;

  •
  90,909 shares of common stock subject to warrants unexercised as of October 31, 2005 and having an exercise price of $11.00 per share;

  •
  610,998 shares of common stock issuable upon conversion of indebtedness outstanding as of October 31, 2005 under our subordinated convertible notes issued in connection with the acquisition of Arzoon Inc. and having a conversion price of $19.64 per share; and

  •
  6,632,170 additional shares reserved as of October 31, 2005 for future issuance under our stock-based compensation plans.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

        The following table sets forth our selected consolidated historical financial information. The selected consolidated historical financial data as of July 31, 2003, 2004 and 2005, and for fiscal 2003, 2004 and 2005 has been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated historical financial data for fiscal 2001 and 2002 has been derived from our audited consolidated financial statements not included in this prospectus. During fiscal 2002, we changed our fiscal year-end from October 31 to July 31; accordingly, fiscal 2002 was a nine-month period. The selected consolidated historical financial data for the three months ended October 31, 2004 and 2005 has been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. Our unaudited condensed consolidated financial statements have been prepared on the same basis as our audited financial statements and, in the opinion of management, include all adjustments necessary for a fair presentation of our financial condition and results of operations for such interim periods. The results from any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

        Since December 1, 2002, we have engaged in a number of acquisitions, including acquisitions of Infinium, Ironside, Baan, Elevon, EXE, Arzoon, Marcam, Boniva and Epiphany. Therefore, our historical operating results may be of limited relevance in evaluating the financial performance of our company as it now exists and may not be indicative of our future operating results. For a detailed discussion of our past acquisitions that affect the comparability of our historical financial performance, please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview—Acquisitions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview—Summary of Operating Results and Financial Metrics."

        Our acquisitions have been accounted for utilizing the purchase method of accounting. Therefore, the operating results of each of the acquired businesses for which we used the purchase method of accounting are included in our financial statements only from the date of their acquisition. Purchase accounting requires us to establish a new basis for the assets and liabilities of the acquired company on the date of the acquisition. We preliminarily allocate the purchase price over the estimated fair market value of the net assets acquired, which is based on information available at the date of the consummation of the acquisition. The preliminary allocation of the purchase price used in the unaudited pro forma condensed consolidated financial statements is based upon preliminary estimates of the fair value of certain assets and liabilities of Epiphany.

        The information presented below should be read in conjunction with "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended October 31,	Nine Months Ended July 31,	Year Ended July 31,			Three Months Ended October 31,
	2001	2002	2003	2004	2005	2004	2005
	(Dollars in millions, except per share amounts)
Statement of Operations Data:
Revenues:
License fees	$31.2	$48.1	$94.0	$157.5	$203.7	$41.4	$52.0
Support	45.9	70.3	143.8	322.5	343.8	85.4	85.0
Services and other	59.0	40.5	58.8	156.5	164.3	39.7	40.5

Total revenues	136.1	158.9	296.6	636.5	711.8	166.5	177.5
Cost of revenues:
Cost of license fees(1)	8.3	3.1	15.1	34.8	42.5	10.2	12.1
Cost of support, services and other	46.1	45.4	69.5	175.8	198.4	46.6	50.3

Total cost of revenues	54.4	48.5	84.6	210.6	240.9	56.8	62.4

Gross profit	81.7	110.4	212.0	425.9	470.9	109.7	115.1

Operating expenses:
Sales and marketing	29.4	38.5	69.5	157.0	188.9	44.3	46.4
Research and development	23.4	20.4	41.9	95.2	102.8	24.3	27.1
General and administrative(2)	28.5	19.7	40.8	98.2	88.3	22.5	20.2
Amortization of intangible assets	25.8	20.8	6.0	23.4	25.5	6.4	6.6
Restructuring charge (benefit)(3)	6.2	3.7	2.8	3.1	(1.8)	(1.5)	4.5

Total operating expenses	113.3	103.1	161.0	376.9	403.7	96.0	104.8

Operating income (loss)	(31.6)	7.3	51.0	49.0	67.2	13.7	10.3
Other income (expense)
Interest expense—related parties(4)	(5.3)	(4.9)	(9.4)	(13.7)	(15.3)	(3.9)	(1.5)
Interest income (expense)—other(4)	(1.9)	(1.6)	(0.9)	0.1	0.6	—	(0.6)
Loss on early extinguishment of debt(4)	—	—	—	—	—	—	(3.3)
Other income (expense)	(3.0)	(0.5)	1.0	0.6	1.7	1.0	(1.8)

Total other income (expense)	(10.2)	(7.0)	(9.3)	(13.0)	(13.0)	(2.9)	(7.2)
Income (loss) before provision (benefit) for income taxes	(41.8)	0.3	41.7	36.0	54.2	10.8	3.1
Provision (benefit) for income taxes	0.1	0.3	(10.6)	17.2	21.7	4.4	2.1

Net income (loss)	(41.9)	—	52.3	18.8	32.5	6.4	1.0
Dividends on redeemable preferred stock	2.5	2.1	2.0	—	—	—	—
Preferred stock dividends—stated amount(5)	—	—	9.1	28.8	26.0	7.6	—
Preferred stock dividend in excess of stated amount(5)	—	—	—	52.7	36.2	10.6	—
Cash dividend paid to preferred stockholders	—	—	—	—	25.0	—	—

Net income (loss) to common stockholders	$(44.4)	$(2.1)	$41.2	$(62.7)	$(54.7)	$(11.8)	$1.0

Earnings (loss) per common share(6)
Basic	$(0.88)	$(0.04)	$0.81	$(13.10)	$(3.58)	$(2.47)	$0.01

Diluted	$(0.88)	$(0.04)	$0.81	$(13.10)	$(3.58)	$(2.47)	$0.01

Earnings per preferred share(6)
Basic and diluted	$16.67	$14.00	$21.77	$27.17	$34.89	$6.07

Other Financial Data:
Depreciation and amortization	$27.6	$22.3	$11.7	$43.7	$50.0	$12.8	$13.4
Capital expenditures	—	0.6	3.4	1.6	11.3	1.5	1.2
EBITDA(7)	(7.0)	29.1	63.7	103.8	136.3	30.0	26.9
Net cash provided by (used in) operating activities	(9.5)	20.6	49.5	51.2	86.7	(5.1)	(8.5)
Net cash provided by (used in) investing activities	0.3	(25.6)	(198.0)	(51.6)	(13.9)	(2.0)	(110.3)
Net cash provided by (used in) financing activities	3.4	14.3	198.0	38.7	(11.6)	(0.8)	42.5
Balance Sheet Data (at end of period):
Cash and cash equivalents	$7.5	$17.0	$65.1	$106.1	$165.4		$90.0
Working capital surplus (deficiency)(8)	(45.0)	(35.9)	(158.2)	(95.5)	10.3		(61.8)
Total assets	94.0	170.1	762.0	841.0	830.7		902.4
Total debt(9)	51.7	79.1	184.0	246.2	162.6		211.2
Redeemable preferred stock	18.0	20.1	—	—	—		—
Total stockholders' equity (deficit)	(52.5)	(55.9)	126.9	146.8	274.4		279.6

(1)
For fiscal 2003, 2004 and 2005, cost of license fees revenues included $3.2 million, $12.5 million and $15.5 million, respectively, of acquired technology amortization. For the three months ended October 31, 2004 and 2005, cost of license fees revenues included $4.6 million and $4.0 million, respectively, of acquired technology amortization. We recorded the fair value of acquired technology from our acquisitions and amortize the fair value on a straight-line basis over three to seven years. Cost of license fees revenues also includes amortization of capitalized software development costs of $0.1 million, $0.8 million and $1.6 million in fiscal 2003, 2004 and 2005, respectively. Cost of license fees revenues for the three months ended October 31, 2004 and 2005 included $0.3 million and $0.6 million, respectively, of amortization of capitalized software development costs.

(2)
For fiscal 2003 and 2004, general and administrative expenses included $3.0 million and $3.2 million, respectively, of expenses associated with the former employment agreement of our chief executive officer, pursuant to which he was entitled to payments in increasing amounts over time should he elect to terminate his employment. See note M to our July 31, 2005 audited consolidated financial statements. Effective upon the consummation of the IPO in the fourth quarter of fiscal 2005, our CEO's employment agreement was amended to eliminate his right to receive a deferred bonus payment in exchange for a one-time payment of approximately $1.0 million. Accordingly, the $7.8 million of expenses accrued as of May 31, 2005 for the deferred bonus payment were reversed and recorded as a reduction of general and administrative expense. Approximately $5.5 million, in aggregate, was paid to our CEO and to certain members of management as a special bonus upon the consummation of the IPO which was recorded as an operating expense in the fourth quarter of fiscal 2005. The net fiscal 2005 expense impact was a credit of $1.3 million as follows:

	Deferred Payment Accrual Elimination	IPO-related Payments	Total
	(Dollars in millions)
Cost of revenues—Cost of support, services and other	$—	$0.2	$0.2
Sales and marketing	—	1.5	1.5
Research and development	—	0.2	0.2
General and administrative	(7.8)	4.6	(3.2)

	$(7.8)	$6.5	$(1.3)

In fiscal 2004, general and administrative expenses also included approximately $15.3 million of incremental auditor and consulting fees, acquisition integration and other transition costs principally attributable to Baan.

(3)
For fiscal 2001, we announced a restructuring charge of $6.2 million to align expenses with revenues. The charge included severance, lease termination costs and a write-down of assets relating to office space reduction. The workforce reduction related to approximately 100 employees, or 12% of worldwide employees at that time. For the nine months ended July 31, 2002, following the acquisition of interBiz, we recorded a restructuring charge of $3.7 million to align our consolidated expenses, as adjusted for the interBiz acquisition, with ongoing revenues. The entire amount of the charge related to severance packages granted due to the termination of approximately 250 employees. For fiscal 2003, our management approved a global restructuring plan to reduce our operating expenses. Restructuring charges of $2.8 million consisted of severance-related costs for the termination of approximately 100 employees. For fiscal 2004, we recorded a restructuring charge of $3.1 million primarily for employee severance. A net restructuring benefit of $1.8 million was recorded in fiscal 2005 resulting from accrual adjustments related to actual Baan-related settlements for less than the amount previously accrued. In conjunction with the consummation of the Epiphany acquisition in September 2005, our Board evaluated consolidating our operations and approved a reorganization and workforce reduction plan. As part of this plan, we are reducing the size of our combined workforce, after giving effect to the merger, by approximately 200 employees. We incurred a charge of approximately $4.5 million during the quarter ending October 31, 2005 relating to the involuntary termination of SSA Global employees and adjustments to prior restructuring accruals.

(4)
On September 22, 2005, we entered into a senior secured credit agreement with a syndicate of financial institutions, JPMorgan Chase Bank, N.A., as administrative agent and Citicorp USA, Inc. as syndication agent. Pursuant to the credit agreement, the lenders made a $200.0 million term loan, maturing September 22, 2011, and a five-year revolving credit facility of up to $25.0 million. Proceeds of the term facility were used to repay all related-party debt and accrued interest of approximately $154.7 million. In conjunction with such repayment we recorded a non-cash, non-operating charge of approximately $3.3 million for the write-off of unamortized financing fees associated with the related-party debt.

(5)
In connection with our IPO, all of our Series A Convertible Preferred Stock converted into shares of our common stock. Prior to the conversion of our Series A Convertible Preferred Stock, related dividends accrued at a stated, annual rate equal to 9% of the Series A Convertible Preferred Stock accreted value, compounded on a quarterly basis. From April 2, 2003, the date the Series A Convertible Preferred Stock was issued, through June 4, 2004, the majority of the preferred stockholders had the right to require that we pay all or any portion of these dividends in cash, to the extent that funds were legally available for such purposes. On June 4, 2004, we amended our Certificate of Incorporation to eliminate our ability to pay these dividends in cash, except in the event of a liquidation or, in certain circumstances, the sale of our company, and to require that such dividends accrue until paid upon such liquidation or sale or until converted into common stock along with the related shares of Series A Convertible Preferred Stock. None of these preferred stock dividends were paid in cash. We recorded the preferred stock dividends based on their fair value at each reporting period because, prior to the amendment of our Certificate of Incorporation on June 4, 2004, such dividends were payable either in cash or in common stock upon conversion of the Series A Convertible Preferred Stock into common stock. We did not reach a "commitment date" for accounting purposes to determine the fixed value of the preferred stock dividends until the sole form of the preferred stock dividend payment was specified on June 4, 2004. The fair value of the common stock on June 4, 2004, the commitment date, was $16.50 per share. Through the commitment date, the preferred stock dividends were recorded at the stated amount plus an amount in excess of the stated amount if the fair value of the common stock underlying the preferred stock dividend at the relevant reporting period exceeded the stated amount. Subsequent to the commitment date, the preferred stock dividends in excess of the stated amount have been recorded based on the fair value of our common stock at the commitment date, which exceeded the stated amount of the preferred stock dividend. We recognized accumulated preferred stock dividends in excess of the stated amount of $52.7 million as of July 31, 2004 and $88.9 million as of June 1, 2005, the date the Series A preferred stock was converted into common stock (effective with our IPO). This includes preferred stock dividends in excess of the stated amount accrued both before and after the June 4, 2004 commitment date. We did not record any preferred stock dividends in excess of the stated amount for the year ended July 31, 2003 because we determined that the fair value of our common stock underlying the preferred stock dividend was less than the stated amount of the preferred stock dividend during such period. In recording the preferred stock dividends in excess of the stated amount, we recognized preferred stock dividends in excess of the stated amount as an increase in dividends and an increase in additional paid-in capital.

(6)
We adopted the consensus of the Emerging Issues Task Force, or EITF, in Issue 03-6, "Participating Securities and the Two-Class Method Under FASB Statement No. 128," or EITF 03-6. In EITF 03-6, the EITF expanded the notion of participation rights in calculating basic earnings per share from previous practice. EITF 03-6 does not focus on a security holder's contractual rights to ultimately receive our undistributed earnings and net assets upon redemption or liquidation. Instead, it defines participation rights based solely on whether the holder would be entitled to receive any dividends if the entity declared them during the period, even if those earnings would not actually be distributed from an economic or practical perspective and even if we have legal or contractual limitations on our ability to pay dividends.

Under EITF 03-6, all securities that meet the definition of a participating security, regardless of whether the securities are convertible, non-convertible or potential common stock securities, are considered for inclusion in the computation of basic earnings per share using the two-class method. We have adopted EITF 03-6 and have presented basic earnings per share under the two-class method and diluted earnings per share under the "if converted" method for the earnings per share calculations presented herein and throughout our consolidated financial statements. Under the two-class method, net income or loss for a period is allocated between common stock and the Series A Convertible Preferred Stock on the basis of the weighted average number of shares outstanding during the period. However, net loss for a given period is allocated solely to common stock since, according to the terms of our Certificate of Incorporation, Series A Convertible Preferred Stock is not obligated to share in our losses.

Basic earnings per common share was based on the weighted average number of common shares and certain warrants for common shares (that had a nominal exercise price of $0.01) outstanding at that time. Certain warrants for common shares were included in basic weighted average shares outstanding because such items were exercisable for nominal consideration. For fiscal 2001, 2002 and 2003, basic earnings per common share also included the effect of 4.8 million common shares issued on February 25, 2004, in connection with an amendment to our Certificate of Incorporation that reclassified each share of Series A Convertible Preferred Stock into one share of such stock and 1.595 shares of common stock. Basic earnings attributed to shares of common stock include the allocated share of undistributed earnings and, if applicable, 100% of undistributed losses.

Diluted earnings per common share is calculated using the "if converted" method and is based on the combination of basic shares outstanding and potentially dilutive shares. For fiscal 2003, potentially dilutive shares consisted of outstanding stock options, convertible preferred stock and the accumulated dividends thereon. The options were outstanding for one day in fiscal 2003. For fiscal 2004, potentially dilutive shares consisted of outstanding stock options, subordinated convertible notes, stock appreciation rights, convertible preferred stock and the accumulated dividends thereon. Diluted earnings include net income (loss) before distributions to preferred stockholders. For fiscal 2005, the potentially dilutive shares consisted of outstanding stock options and subordinated convertible notes and for the period prior to our IPO, stock appreciation rights, convertible preferred stock and the accumulated dividends thereon. We had outstanding stock options for 8.2 million common shares at July 31, 2003, 10.1 million common shares at July 31, 2004 and 12.9 million at July 31, 2005. We also had 14.5 million and 44.8 million weighted average shares of convertible preferred stock at July 31, 2003 and 2004, respectively, as converted (by dividing the original value of $300.0 million plus accrued dividends, assuming conversion at the beginning of the period, by the conversion price of approximately $6.90 per share). At July 31, 2003, a minimal number of shares related to stock options were included in the computation of diluted earnings per common share since inclusion of the shares had a dilutive effect.

For fiscal 2003 and 2004, respectively, 14.5 million and 48.6 million potentially dilutive securities related to convertible preferred stock were excluded from the computation of diluted earnings per common share as their effect was antidilutive. The fiscal 2003 shares related entirely to convertible preferred stock. The fiscal 2004 amount consisted of 3.6 million shares of common stock related to stock options, 0.1 million shares of common stock related to subordinated convertible notes, and 44.8 million shares related to convertible preferred stock. For fiscal 2005, 44.3 million potentially dilutive securities were excluded from the computation of diluted earnings per common share as their effect was antidilutive. Of that amount, 5.1 million shares of common stock related to stock options, 0.6 million shares of common stock related to subordinated convertible notes, 0.1 million shares of common stock related to stock appreciation rights and 38.5 million shares of common stock related to convertible preferred stock for the period prior to the IPO. For the three months ended October 31, 2004 and 2005, respectively, 53.5 million and 0.6 million potentially dilutive securities were excluded from the computation of diluted earnings per share as their effect was anti-dilutive. The amount for the three months ended October 31, 2004 consisted of 49.0 million shares of convertible preferred stock, 3.8 million shares for stock options, 0.6 million shares for subordinated convertible notes and 0.1 million shares for stock appreciation rights. The amount for the three months ended October 31, 2005 was for subordinated convertible debt.

Prior to our IPO, basic and diluted earnings per preferred share are based on inclusion of Series A Convertible Preferred Stock and Original Series A Preferred Stock (described in note L of our July 31, 2005 consolidated audited financial statements). Preferred shares are included in basic and diluted earnings per preferred share for the portion of the period outstanding because such shares participated in our undistributed earnings, but not losses. Earnings attributed to preferred shares included distributed earnings plus the allocated share of undistributed earnings.

(7)
EBITDA represents net income before interest, loss on early extinguishment of debt, income taxes, non-cash stock based compensation, depreciation and amortization related to customer lists, patents, acquired technology and capitalized software development and in-process research and development, as described below:

•
Non-cash stock based compensation represents the amortization of the deferred compensation balance relating to stock options granted in fiscal 2003 and stock-based compensation expense recorded during the three months ended October 31, 2005 in accordance with the adoption of SFAS No. 123 (revised 2004), "Share-Based Payments," or SFAS 123(R). The deferred compensation balance arose on the grant of options in July 2003 and represents the intrinsic value or the difference between the fair value of options granted and the exercise price. Effective August 1, 2005, we adopted SFAS 123(R), requiring the fair value of stock options to be expensed in the consolidated Statements of Operations.

•
Customer lists are being amortized on a straight-line basis over two to ten years.

•
Patents are being amortized on a straight-line basis over three to ten years.

•
Acquired technology is being amortized on a straight-line basis over three to seven years. See footnote (1) above.

•
Capitalized software costs are being amortized on a straight-line basis over two years.

  •
  In-process research and development charges represent projects and technologies that have no alternative future use and that have not reached technological feasibility at the date of acquisition and that are expensed as incurred. Acquired in-process research and development is included in research and development expenses in our consolidated statements of operations at the time of acquisition.

Reconciliation of EBITDA to Cash Provided By (Used in) Operations

						Three Months Ended October 31,
	Year Ended October 31, 2001	Nine Months Ended July 31, 2002	Year Ended July 31, 2003	Year Ended July 31, 2004	Year Ended July 31, 2005
						2004	2005
	(Dollars in millions)
EBITDA(a)	$(7.0)	$29.1	$63.7	$103.8	$136.3	$30.0	$26.9
Interest paid	(2.4)	(5.4)	(10.7)	(7.6)	(8.6)	(2.3)	(3.4)
Income taxes paid	(1.2)	(1.2)	(1.3)	(2.1)	(3.8)	(0.7)	(0.1)
Impairment losses	0.2	—	—	0.3	—	—	—
Changes in working capital(b)	0.9	(1.9)	(2.2)	(43.2)	(37.2)	(32.1)	(31.9)

Cash provided by (used in) operations	$(9.5)	$20.6	$49.5	$51.2	$86.7	$(5.1)	$(8.5)

    (a)
    The decrease in EBITDA for the three months ended October 31, 2005 compared to the three months ended October 31, 2004 was primarily due to the $6.0 million increase in restructuring charges and a $2.8 million increase in other expense (primarily loss on foreign exchange transactions) recorded during the three months ended October 31, 2005 compared to the three months ended October 31, 2004. See footnote (3) above.

    (b)
    The changes in working capital in fiscal 2004 resulted primarily from the increased use of cash associated with our restructuring obligations. The changes in working capital in fiscal 2005 resulted from several factors including restructuring payments of $12.6 million which were made primarily related to the Baan and Marcam acquisitions and other working capital uses of $24.6 million in fiscal 2005 primarily as a result of changes in duration of support revenue renewals. The changes in working capital for the three months ended October 31, 2004 and 2005 resulted from seasonal uses of working capital associated with support renewal cycles and payment of annual incentive compensation for the prior fiscal year.

    EBITDA is presented herein because we believe it is a useful supplement to cash flow from operations in understanding cash flows generated from operations that are available for debt service (interest and principal payments) and further investment in research and development and acquisitions. We believe EBITDA provides meaningful additional information that enables management to monitor and evaluate our cash flows and provides investors an additional measure of our cash flow that is customarily used by investors in our industry. However, EBITDA is not a measure of cash flow performance under GAAP and should not be considered in isolation or as a substitute for cash flows from operations, or other cash flow statement data prepared in accordance with GAAP, as a measure of liquidity or as indicative of whether cash flows will be sufficient to fund our future cash requirements. Moreover, EBITDA is not a standardized measure and may be calculated in a number of ways. Accordingly, the EBITDA information provided might not be comparable to other similarly titled measures provided by other companies.

(8)
Working capital is defined as current assets minus current liabilities. Deferred revenue is included in current liabilities.

(9)
Total debt represents long-term debt, including the current portion of long-term debt, and capital lease obligations.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed consolidated financial statements are based on our historical financial statements and Epiphany's historical financial statements after giving effect to our acquisition of Epiphany on September 29, 2005, adjusted as indicated below to give pro forma effect to the following:

  •
  the acquisition of Epiphany;

  •
  the IPO of our common stock; and

  •
  the entering into of a senior secured credit facility.

The IPO and credit facility are described below:

IPO

        On May 26, 2005, we sold 9,000,000 shares of common stock at $11.00 per share in our IPO. The net proceeds of $85.8 million (gross proceeds of $99.0 million less underwriting discounts and expenses of the offering) were used to repay $81.2 million of the amount owed (excluding accrued and unpaid interest thereon) under the promissory notes issued on July 18, 2003 to Madeleine L.L.C., an affiliate of Cerberus, and investment entities affiliated with General Atlantic, in the aggregate principal amount of $130.1 million, which were due on November 15, 2006 and accrued interest at a rate of 1.23% per annum, with the remaining $4.6 million retained for general working capital purposes. On June 16, 2005, the underwriters of the IPO exercised the over-allotment option to purchase 1,350,000 shares of common stock. The net proceeds of $13.8 million (gross proceeds of $14.8 million less underwriting discounts of $1.0 million) and the remaining net proceeds from the original issuance were used to partially fund the acquisition of Boniva and Epiphany on August 1, 2005 and September 29, 2005, respectively.

        Upon the consummation of our IPO, the following transactions also became effective:

  •
  Conversion of outstanding Series A preferred stock into approximately 52.75 million shares of common stock.

  •
  Conversion of mandatorily redeemable stock appreciation rights into 127,281 shares of common stock.

  •
  Modification of the terms of the remaining debt owed to Cerberus and General Atlantic of approximately $150.0 million to provide for an interest rate of average three-month LIBOR plus 2.75%, a three year term and a senior unsecured ranking. (The remaining related-party debt was subsequently repaid with the proceeds of the senior secured credit facility. See the discussion of the senior secured credit facility below.)

  •
  Amendment of the employment agreement between us and our chief executive officer, or CEO, to eliminate his right to receive a deferred bonus payment in exchange for a one-time payment of approximately $1.0 million.

  •
  Payment of special bonuses to senior management of $5.5 million (including $2.2 million to our CEO).

  •
  Granting of approximately 1.9 million stock options to our employees and directors, with an exercise price of $11.00 per share.

Senior Secured Credit Facility

        On September 22, 2005, we entered into a senior secured credit facility with a syndicate of financial institutions and JPMorgan Chase Bank, N.A., as administrative agent and Citicorp USA,

Inc. as syndication agent. Pursuant to the credit facility, the lenders made a $200.0 million term loan, maturing September 22, 2011, and established a five-year revolving credit facility of up to $25.0 million. The revolving facility is available for loans and for letters of credit to support payment obligations incurred in the ordinary course of business. Proceeds of the term facility were used to repay all of our related-party debt and accrued interest of approximately $154.7 million, with the remainder used to pay fees of approximately $3.3 million related to the credit facility and to partially fund the Epiphany acquisition. In conjunction with such repayment, we recorded a non-cash, non-operating charge of approximately $3.3 million for the write off of unamortized financing fees associated with the related-party debt during the three months ended October 31, 2005. The credit facility is collateralized by substantially all of our assets and those of our domestic subsidiaries and guaranteed by all of our domestic subsidiaries.

        The term loan amortizes in equal quarterly installments in an aggregate annual amount of $2.0 million with the remainder paid in the final year of the term facility. Interest rates applicable to the loans under the senior secured credit agreement are equal to either: (1) "Adjusted LIBO" plus a margin of 2.000% to 2.250% or (2) "Alternative Base Rate" plus a margin of 1.000% to 1.250%. The applicable margin will be calculated based on the ratio of our total indebtedness at the end of any fiscal quarter to historical consolidated EBITDA (as defined in the credit facility) for the prior four quarters ending on the last day of such fiscal quarter. "Adjusted LIBO" is defined as the London interbank offered rate, adjusted for statutory reserve requirements. The "Alternate Base Rate" is the higher of: (1) prime rate; or (2) the Federal Funds effective rate plus 0.50%, adjusted for statutory reserve requirements.

        The credit facility includes customary covenants for transactions of this type including:

Financial Covenants	Level
Maximum total debt to EBITDA (as defined in the credit facility)	3.0x
Minimum interest coverage (EBITDA to interest expense)	3.0x
Maximum annual capital expenditures (subject to certain increases in connection with the issuance of equity and permitted acquisitions)	$25.0 million

        Subject to certain conditions and limitations set forth in the credit facility, we may issue equity securities, the proceeds of which will be used to cure financial covenant defaults by giving pro forma effect to the proceeds thereof.

        We may add incremental term loans in an aggregate amount not to exceed $100.0 million, subject to a maximum pro forma "total debt to EBITDA" ratio of 2.75 at the time the additional loan proceeds are drawn. Any incremental loans would be secured and guaranteed on a pari passu basis with the existing loans and related obligations.

        The term facility and the revolving facility are collateralized by substantially all of our assets and the assets of our domestic subsidiaries and guaranteed by all of our domestic subsidiaries.

        The unaudited pro forma condensed consolidated statement of operations for fiscal 2005 and for the three months ended October 31, 2004 and 2005 give effect to the following as if they occurred on August 1, 2004:

  •
  the acquisition of Epiphany;

  •
  the IPO; and

  •
  the senior secured credit facility secured by us in September 2005.

        The preliminary allocation of the purchase price for Epiphany used in the unaudited pro forma condensed consolidated financial statements was based upon preliminary estimates of the fair value of certain assets and liabilities of Epiphany based on the fair value of assets acquired and liabilities assumed as of September 29, 2005. The pro forma adjustments are based upon currently available information and upon certain assumptions and estimates that management believes are reasonable, which are subject to change.

        The unaudited pro forma consolidated financial information is intended for informational purposes only and does not purport to represent what our results of operations would actually have been if the transactions had occurred on the dates indicated nor does such information purport to project our results of operations or financial position for any future period. The unaudited pro forma condensed consolidated statement of operations include Epiphany's historical results of operations for the twelve months ended June 30, 2005 for the fiscal 2005 pro forma presentation, the three months ended September 30, 2004 for the October 31, 2004 pro forma presentation and the period from August 1, 2005 through September 29, 2005 for the October 31, 2005 pro forma presentation and do not reflect any operating efficiencies and cost savings that we expect to achieve with respect to the combined companies. We urge you to read the pro forma adjustments as described more fully in the accompanying footnotes to our unaudited pro forma condensed consolidated financial statements.

        The unaudited pro forma condensed consolidated financial information should be read in conjunction with our and Epiphany's historical consolidated financial statements and accompanying footnotes included elsewhere in this prospectus.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
Fiscal Year Ended July 31, 2005

	SSA Global Historical	Adjustments for the IPO		Adjustments for Credit Facility		Pro Forma Combined	Epiphany Historical	Epiphany Adjustments		Pro Forma Consolidated
	(in millions, except per share amounts)
Statement of Operations Data:
Revenues:
License fees	$203.7	$—		$—		$203.7	$21.9	$—		$225.6
Support	343.8	—		—		343.8	30.6	—		374.4
Services and other	164.3	—		—		164.3	19.1	—		183.4

Total revenues	711.8	—		—		711.8	71.6	—		783.4

Cost of revenues:
Cost of license fees	42.5	—		—		42.5	1.3	3.6	(6)	47.4
Cost of support, services and other	198.4	(0.4	)(1)	—		198.0	21.8	—		219.8

Total cost of revenues	240.9	(0.4)		—		240.5	23.1	3.6		267.2

Gross profit	470.9	0.4		—		471.3	48.5	(3.6)		516.2
Operating expenses:
Sales and marketing	188.9	(4.5	)(1)	—		184.4	31.6	—		216.0
Research and development	102.8	(0.4	)(1)	—		102.4	25.1	—		127.5
General and administrative	88.3	(2.0	)(1)	—		86.3	16.3	—		102.6
Amortization of intangible assets	25.5	—		—		25.5	—	3.3	(6)	28.8
Restructuring charge (benefit)	(1.8)	—		—		(1.8)	2.0	—		0.2

Total operating expenses	403.7	(6.9)		—		396.8	75.0	3.3		475.1

Operating income (loss)	67.2	7.3		—		74.5	(26.5)	(6.9)		41.1
Other income (expense):
Interest (expense) income	(14.7)	5.8	(2)	(1.3	)(5)	(10.2)	5.9	(5.9	)(7)	(10.2)
Other (expense) income	1.7	—		—		1.7	(0.2)	—		1.5

Total other (expense) income.	(13.0)	5.8		(1.3)		(8.5)	5.7	(5.9)		(8.7)

Income (loss) before provision for income taxes	54.2	13.1		(1.3)		66.0	(20.8)	(12.8)		32.4
Provision for income taxes	21.7	5.0	(3)	(0.5	)(3)	26.2	0.2	(4.9	)(3)	21.5

Net income (loss)	32.5	8.1		(0.8)		39.8	(21.0)	(7.9)		10.9
Preferred stock dividends	26.0	(26.0	)(4)	—		—	—	—		—
Preferred stock dividends in excess of stated amount	36.2	(36.2	)(4)	—		—	—	—		—
Cash dividend paid to preferred stockholders	25.0	(25.0	)(4)	—		—	—	—		—

Net income (loss) to common stock holders	$(54.7)	$95.3		$(0.8)		$39.8	$(21.0)	$(7.9)		$10.9

Earnings (loss) per common share:
Basic	$(3.58)					$0.59				$0.16

Diluted	$(3.58)					$0.54				$0.15

Earnings per preferred share:
Basic and diluted	$34.89

Weighted average common shares:
Basic	15.28	52.74	(4)	—		68.02	—	—		68.02
Diluted	15.28	57.96	(4)	—		73.24	—	—		73.24
Weighted average preferred shares:
Basic and diluted	2.50	(2.50	)(4)	—		—

The accompanying footnotes are an integral part of this unaudited pro forma condensed consolidated statement of operations.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
Three Months Ended October 31, 2004

	SSA Global Historical	Adjustments for the IPO		Adjustments for Credit Facility		Pro Forma Combined	Epiphany Historical	Epiphany Adjustments		Pro Forma Consolidated
	(in millions, except per share amounts)
Statement of Operations Data:
Revenues:
License fees	$41.4	$—		$—		$41.4	$5.7	$—		$47.1
Support	85.4	—		—		85.4	7.4	—		92.8
Services and other	39.7	—		—		39.7	4.8	—		44.5

Total revenues	166.5	—		—		166.5	17.9	—		184.4

Cost of revenues:
Cost of license fees	10.2	—		—		10.2	0.4	0.9	(6)	11.5
Cost of support, services & other	46.6	—		—		46.6	5.4	—		52.0

Total cost of revenues	56.8	—		—		56.8	5.8	0.9		63.5

Gross profit	109.7	—		—		109.7	12.1	(0.9)		120.9
Operating expenses:
Sales and marketing	44.3	—		—		44.3	8.3	—		52.6
Research and development	24.3	—		—		24.3	6.3	—		30.6
General and administrative	22.5	—		—		22.5	3.1	—		25.6
Amortization of intangible assets	6.4	—		—		6.4	—	0.8	(6)	7.2
Restructuring charge (benefit)	(1.5)	—		—		(1.5)	(0.1)	—		(1.6)

Total operating expenses	96.0	—		—		96.0	17.6	0.8		114.4

Operating income (loss)	13.7	—		—		13.7	(5.5)	(1.7)		6.5
Other income (expense):
Interest (expense) income	(3.9)	1.7	(2)	(0.2	)(5)	(2.4)	1.2	(1.2	)(7)	(2.4)
Other (expense) income	1.0	—		—		1.0	0.1	—		1.1

Total other (expense) income.	(2.9)	1.7		(0.2)		(1.4)	1.3	(1.2)		(1.3)

Income (loss) before provision for income taxes	10.8	1.7		(0.2)		12.3	(4.2)	(2.9)		5.2
Provision for income taxes	4.4	0.6	(3)	(0.1	)(3)	4.9	0.1	(1.1	)(3)	3.9

Net income (loss)	6.4	1.1		(0.1)		7.4	(4.3)	(1.8)		1.3
Preferred stock dividends	7.6	(7.6	)(4)	—		—	—	—		—
Preferred stock dividends in excess of stated amount	10.6	(10.6	)(4)	—		—	—	—		—

Net income (loss) to common stockholders	$(11.8)	$19.3		$(0.1)		$7.4	$(4.3)	$(1.8)		$1.3

Earnings (loss) per common share:
Basic	$(2.47)					$0.11				$0.02

Diluted	$(2.47)					$0.10				$0.02

Earnings per preferred share:
Basic and diluted	$6.07

Weighted average common shares:
Basic	4.79	63.23	(4)	—		68.02	—	—		68.02
Diluted	4.79	67.05	(4)	—		71.84	—	—		71.84
Weighted average preferred shares:
Basic and diluted	3.00	(3.00	)(4)	—		—

The accompanying footnotes are an integral part of this unaudited pro forma condensed consolidated statement of operations.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
Three Months Ended October 31, 2005

	SSA Global Historical	Adjustments for Credit Facility		Pro Forma Combined	Epiphany Historical	Epiphany Adjustments		Pro Forma Consolidated
Statement of Operations Data:
Revenues:
License fees	$52.0	$—		$52.0	$5.2	$—		$57.2
Support	85.0	—		85.0	4.7	—		89.7
Services and other	40.5	—		40.5	4.2	—		44.7

Total revenues	177.5	—		177.5	14.1	—		191.6

Cost of revenues:
Cost of license fees	12.1	—		12.1	0.1	0.6	(6)	12.8
Cost of support, services & other	50.3	—		50.3	4.0	—		54.3

Total cost of revenue	62.4	—		62.4	4.1	0.6		67.1

Gross profit	115.1	—		115.1	10.0	(0.6)		124.5
Operating expenses:
Sales & marketing	46.4	—		46.4	4.9	—		51.3
Research and development	27.1			27.1	3.8	(1.7	)(9)	29.2
General and administrative	20.2	—		20.2	3.2	—		23.4
Amortization	6.6	—		6.6	—	0.5	(6)	7.1
Restructuring charge (benefit)	4.5	—		4.5	—	—		4.5

Total operating expenses	104.8	—		104.8	11.9	(1.2)		115.5

Operating income (loss)	10.3	—		10.3	(1.9)	0.6		9.0
Other income (expense):
Interest (expense) income	(2.1)	(0.4	)(5)	(2.5)	1.0	(1.0	)(7)	(2.5)
Loss on early extinguishment of debt	(3.3)	3.3	(8)	—
Other (expense) income	(1.8)	—		(1.8)	0.2	—		(1.6)

Total other (expense) income	(7.2)	2.9		(4.3)	1.2	(1.0)		(4.1)

Income (loss) before provision for income taxes	3.1	2.9		6.0	(0.7)	(0.4)		4.9
Provision for income taxes	2.1	1.1	(3)	3.2	—	(0.8	)(3)	2.4

Net income (loss)	$1.0	$1.8		$2.8	$(0.7)	$0.4		$2.5

Earnings (loss) per common share:
Basic	$0.01			$0.04				$0.04

Diluted	$0.01			$0.04				$0.03

Weighted average common shares:
Basic	68.09	—		68.09	—	—		68.09
Diluted	73.36	—		73.36	—	—		73.36

The accompanying footnotes are an integral part of this unaudited pro forma condensed consolidated statement of operations.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1)
To eliminate non-recurring compensation-related expenses directly attributable to the IPO, as follows (in millions):

	Cost of Support, Services and Other	Sales and Marketing	Research and Development	General and Administrative	Total
CEO deferred bonus(i)	$—	$—	$—	$7.8	$7.8
IPO bonus(i)	(0.2)	(1.5)	(0.2)	(4.6)	(6.5)
Stock option amortization(ii)	(0.2)	(3.0)	(0.2)	(5.2)	(8.6)

Total	$(0.4)	$(4.5)	$(0.4)	$(2.0)	$(7.3)

  (i)
  Following the consummation of the IPO, certain members of management, including our CEO, received bonuses in the aggregate amount of approximately $5.5 million. In addition, our CEO received a one-time payment of $1.0 million in exchange for his agreement, effective with the consummation of our IPO, to eliminate the deferred bonus arrangement provided for under his employment agreement. We had accrued $7.8 million under our CEO's prior employment agreement prior to consummation of the IPO.

  (ii)
  We granted certain employees on July 31, 2003 stock options to acquire approximately 7.6 million shares of common stock at an exercise price of $2.06 per share. These options were 58% vested at the date of grant. The fair value per common share was $6.34 as of July 31, 2003. Due to the transferability and termination provisions of these options, absent an IPO, the options essentially would have vested in full on December 31, 2006. Accordingly, we did not recognize compensation expense for options granted during fiscal 2003. On July 31, 2003, we recorded deferred stock-based compensation expense of approximately $32.1 million, the intrinsic value of the options granted on that date, as a component of stockholders' equity. The intrinsic value is the difference between the fair value of the common stock at the date of grant and the exercise price of each individual stock option grant. We recognized the expense on those option grants over the remaining vesting period (41 months) on a straight-line basis as the options fully vested at the end of the service period for accounting purposes. Upon consummation of the IPO, we recorded a non-cash charge to operations of approximately $8.6 million, representing the difference between deferred stock compensation amortized on a straight-line basis over 41 months and the amortization measured based on the vesting schedule of stock options.

(2)
To effect for repayment of $81.2 million of related-party debt with IPO proceeds and modifications to remaining long-term debt with related parties. The pro forma adjustment to interest expense is calculated as follows (dollars in millions):

Fiscal 2005	Principal Balance	Average Interest Rate(i)	Historical Interest Expense(i)	Pro Forma Interest Rate(ii)	Adjustment	Pro Forma Interest Expense
Debt repaid—IPO proceeds	$81.2	5.19%	$3.5	na	$(3.5)	na
Promissory note modification	50.0	5.19%	2.2	5.30%	—	$2.2
Subordinated promissory note modification	100.0	8.00%	6.7	5.30%	(2.3)	4.4

					$(5.8)	$6.6

Three months ended October 31, 2004	Principal Balance	Average Interest Rate(i)	Historical Interest Expense(i)	Pro Forma Interest Rate(ii)	Adjustment	Pro Forma Interest Expense
Debt repaid-IPO proceeds	81.2	4.59%	0.9	na	(0.9)	na
Promissory note modification	50.0	4.59%	0.6	4.74%	—	$0.6
Subordinated promissory note modification	100.0	8.00%	2.0	4.74%	(0.8)	1.2

					(1.7)	$3.1

  (i)
  Historical interest rate was 5.19% and 8.00% for the promissory notes and subordinated promissory notes, respectively, for the 10 months ended May 31, 2005, which represented the portion of fiscal 2005 where such debt instruments were outstanding prior to repayment and modification. Historical interest rate was 4.59% and 8.00% for the promissory notes and subordinated promissory notes, respectively, for the three months ended October 31, 2004.

  (ii)
  Pro forma interest rate represented average three-month LIBOR for the respective period outstanding plus 2.75% in accordance with the terms of the modified related party debt.

(3)
To record the tax effect of pro forma adjustments (other than in-process research and development adjustment—see note (9)) using a statutory tax rate of 38.0%.

(4)
To effect for the conversion of preferred stock into common stock and the issuance of common stock upon consummation of the IPO. Basic weighted average common shares of 68.02 million represent common shares outstanding after such transactions. Diluted weighted average common shares include 5.22 million and 3.82 million potentially dilutive securities that were anti-dilutive for historical financial reporting purposes for fiscal 2005 and the three months ended October 31, 2004, respectively.

(5)
To effect for the $200.0 million term loan facility and repayment of related-party debt of approximately $151.8 million with the proceeds. The pro forma adjustment to interest expense is calculated as follows (in millions):

	Fiscal 2005	Three Months Ended October 31, 2004	Two Months Ended September 30, 2005
Term loan borrowings	$200.0	$200.0	$200.0
Average three-month LIBOR rate	2.78%	1.99%	3.97%
Borrowing margin	2.00%	2.00%	2.00%

Pro forma interest rate	4.78%	3.99%	5.97%
Pro forma interest expense—term loan	$9.6	$2.0	$2.0
Less:
Pro forma and historical interest expense—debt repaid(i)	(8.3)	(1.8)	(1.6)

Adjustment	$1.3	$0.2	$0.4

  (i)
  Calculated using pro forma and historical interest rate of average three-month LIBOR for each period, plus 2.75%.

Each 1.0% change in the interest rate would change pro forma interest expense by $2.0 million annually. Each 1/8% change in the interest rate would change pro forma interest expense by $0.25 million annually.

(6)
To reflect the amortization expense related to identifiable intangible assets. Allocations by intangible asset, related useful life and annual amortization expense are as follows (dollars in millions):

	Preliminary Fair Value	Estimated Useful Life (in years)	Annual Amortization	Three Months Ended October 31, 2004	August 1, 2005 - September 29, 2005
Acquired technology	$17.8	5	$3.6	$0.9	$0.6

Other intangibles:
Customer relationships	$22.1	9	$2.5
Trade names	0.8	2	0.4
Patents	4.5	10	0.4

	$27.4		$3.3	$0.8	$0.5

(7)
To eliminate Epiphany interest income related to cash, cash equivalents and investments that was used to fund the purchase price paid to Epiphany common stockholders and stock option holders.

(8)
To eliminate the non-recurring loss on early extinguishment of debt directly attributable to the repayment of related-party debt with proceeds from the term loan facility.

(9)
To eliminate the non-recurring in-process research and development charge directly attributable to the Epiphany acquisition.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion of our financial condition and results of operations should be read in conjunction with all of the consolidated historical financial statements and the notes thereto included elsewhere in this prospectus. Also, see "Selected Consolidated Historical Financial Data" and "Unaudited Pro Forma Condensed Consolidated Financial Statements." Please see "Cautionary Statement Concerning Forward-Looking Statements" and "Risk Factors" for a discussion of certain of the uncertainties, risks, and assumptions associated with these statements. References to fiscal 2003, 2004 or 2005 are to the twelve months ended July 31 of that year. Except as otherwise indicated herein, or as the context may otherwise require, the words "we," "our," "us," "SSA," "SSA Global" and the "Company" refer to SSA Global Technologies, Inc. and its consolidated subsidiaries. Actual results could differ materially from those discussed below. This discussion contains forward-looking statements.

Overview

  Company Background

        We are a leading global provider of enterprise software applications and related services. Our products and services are designed to help customers increase operating efficiency and productivity by automating key business processes, improving collaboration among their customers, suppliers, employees and other partners, and facilitating analysis of business trends. Our enterprise software applications are designed to improve various core ERP functions, including accounting, human resource, inventory management, manufacturing, payroll and purchase and sales processing. We also provide applications that are integrated extensions to our core ERP products, including corporate performance, customer relationship, product lifecycle, supplier relationship and supply chain management products. We license our products to companies in a wide range of industries, including discrete and process manufacturing, retail, wholesale, technical information services and the public sector, providing these industries with functionality that addresses their unique business requirements. We also provide after-market maintenance and professional services. As of October 31, 2005, we had approximately 13,700 customer accounts, including customers that licensed our products through reseller agreements. Headquartered in Chicago, Illinois, we employed 3,696 people in over 50 locations worldwide as of October 31, 2005.

  Operating Environment and Impact on Our Industry and Business Strategy

  Economic Conditions and Industry Environment

        Our operating performance for any time period is impacted by global macroeconomic trends. Beginning in calendar 2001 and through the first half of calendar 2003, global economic conditions, especially in the United States and Europe, contracted and then stabilized. Since the second half of calendar 2003, economic conditions have improved, with improvements in U.S. gross domestic product and some employment gains. Nevertheless, economic uncertainties coupled with continuing uncertainties associated with global terrorism and hostilities and other influences that we can not control can lead to a challenging business environment for most businesses, including enterprise application software vendors such as SSA Global.

        As a result of these economic challenges and a maturing of the enterprise software market in general, we believe enterprise software preferences are undergoing a shift to lower cost, modular, single-vendor solutions that can be installed quickly and demonstrate a compelling return on investment.

        Based on our research, we estimate that the portion of the enterprise software application market addressed by our products will increase from $56.3 billion in calendar 2004 to $79.5 billion by calendar 2008, representing an estimated compound annual market growth rate of 9%.

  Impact of Economic Conditions on Our Business Strategy

        We believe challenging economic conditions have made it difficult for smaller, niche software vendors to thrive and achieve or maintain profitable, cash flow positive businesses. In addition, we believe that many smaller enterprise software vendors with quality products and customer relationships have less certain futures as compared to larger, full-suite software vendors. In part, this has led to lower valuations at times for some of these vendors and has created an opportunity for us to pursue strategic acquisitions selectively to enhance our product lines and customer base. Our acquisitions of the interBiz division of Computer Associates International, Inc., or interBiz, Infinium, EXE and Epiphany are examples of this. We believe that additional acquisition opportunities may present themselves in the future.

        In addition, recent enterprise software pricing trends have fluctuated between stable to declining, which can bring the price of enterprise software within reach of additional mid-market customers, our largest target market.

  Impact of Economic Conditions on Our Operations

        The general economic conditions in recent years have resulted in corporations being more cautious and deliberate than in prior years in establishing and executing on IT capital spending budgets, which include spending on enterprise application software initiatives. While we have not been immune to this impact, the productivity of our sales force and other revenue-related personnel has either improved or remained stable during this time period. Even though there has been a general improvement in market conditions and capital spending in calendar 2004 and 2005, we may not be able to sustain our performance if economic conditions deteriorate in the future.

  Acquisitions

  Fiscal 2002

  •
  On April 5, 2002, we acquired the supply chain management, financial management and human resources management product lines of interBiz for an aggregate purchase price of $25.0 million. The interBiz product line included web-integrated enterprise business applications for clients operating in the financial, banking and supply chain industries. The purpose of this acquisition was to extend our market position in the industrial sector.

  Fiscal 2003

  •
  On December 20, 2002, we acquired Infinium Software, Inc. for an aggregate purchase price of approximately $108.3 million. Infinium had approximately $66.7 million in revenues in its last fiscal year preceding the acquisition. Infinium was formed in 1981 and provided web-integrated enterprise business applications optimized for the IBM eServer iSeries. The acquisition expanded our position in process manufacturing with financial and human resources applications while providing capabilities serving the gaming, hospitality and healthcare industries.

  •
  On June 19, 2003, we acquired Ironside Technologies, Inc. for an aggregate purchase price of approximately $5.9 million. Ironside had approximately $5.1 million in revenues in its last fiscal year preceding the acquisition. Ironside was formed in 1996 and provided business-to-business electronic commerce solutions for the manufacturing and distribution markets. The Ironside sell-side and buy-side eCommerce solutions extended our portfolio of customer relationship and supplier relationship products.

  •
  On July 18, 2003, we acquired Baan U.S.A., Inc., Baan UK Ltd. and Baan Global B.V., which we collectively refer to as Baan, from Invensys Systems, Inc. for an aggregate purchase price of approximately $130.4 million, after adjustments specified in the definitive agreements. Baan was founded in 1978 and has a twenty-five year history in the ERP industry. Baan had approximately $279.8 million in revenues in its last fiscal year preceding the acquisition. The Baan acquisition expanded our presence in discrete manufacturing and industries such as automotive, aerospace and defense. The Baan acquisition also provided us with extension solutions, including logistics and customer relationship management, and expanded our global reach.

  •
  On July 22, 2003, we acquired Elevon, Inc., for an aggregate purchase price of approximately $23.5 million. Elevon had approximately $41.9 million in revenues in its last fiscal year preceding the acquisition. Elevon was formed in 1973 and provided advanced e-business and collaborative commerce solutions for medium- and large-size customers. The acquisition added customers to our manufacturing and service client base.

  Fiscal 2004

  •
  On December 19, 2003 we acquired supply chain provider EXE Technologies, Inc. for an aggregate purchase price of approximately $52.8 million. EXE had approximately $73.7 million in revenues in its last fiscal year preceding the acquisition. EXE was formed in 1997 following the acquisition of Dallas Systems Corporation founded in 1980 by Neptune Systems, Inc. EXE developed software for supply chain processes, including warehouse management, fulfillment, collaboration, inventory management and supply network execution. The purpose of this acquisition was to enhance our existing supply chain product line within our portfolio of solutions.

  •
  On June 4, 2004, we purchased substantially all of the assets of Arzoon, Inc. and its subsidiaries for an aggregate purchase price of $14.0 million, including $2.0 in cash and the issuance of $12.0 million of subordinated convertible notes. Arzoon provided integrated logistics and global trade management technology to its customers.

  •
  On June 30, 2004, we purchased the Marcam division of Invensys Systems, Inc. and certain of its affiliates, which we collectively refer to as Marcam, for $19.4 million in cash, subject to a working capital adjustment. Marcam offered operational-level solutions designed for process manufacturers.

  Fiscal 2006

  •
  On August 1, 2005, we acquired Boniva, a provider of human capital management applications, for $2.5 million in cash.

  •
  On September 29, 2005, we acquired customer relationship management, or CRM, solution provider Epiphany for $104.0 million in cash. The transaction was financed with a combination of Epiphany and SSA cash on hand. The purpose of the acquisition was to enhance and expand the existing CRM product functionality within our portfolio of solutions.

        Operating results for fiscal 2003 included approximately seven months of Infinium results, one month of Ironside results and less than one month of results for Baan and Elevon. Operating results for fiscal 2004 include approximately seven months of results from EXE, approximately two months of results for Arzoon and approximately one month of Marcam results, while operating results for fiscal 2005 include the results for the fiscal 2004 acquisitions for the entire period. Operating results for the three months ended October 31, 2005 included three months of Boniva results and approximately one month of Epiphany results. References to our core product lines include our Business Planning and Control System, or BPCS, and interBiz product lines for all periods and include our BPCS, interBiz, lnfinium, lronside, Baan and Elevon product lines when comparing fiscal 2004 to fiscal 2005.

        As a key part of our growth strategy, we continuously evaluate acquisition opportunities and from time to time enter into non-binding letters of intent with potential acquisition targets.

  Restructuring

        We implemented restructuring plans in conjunction with the fiscal 2003 and 2004 acquisitions to better align costs with ongoing revenues. As part of these plans, we have generally established restructuring accruals and adjusted goodwill in our purchase price allocations in accordance with EITF 95-3, "Recognition of Liabilities in Connection With a Purchase Business Combination."

        Upon the consummation of an acquisition, as part of our integration plans, we review staffing by function and office space needs to eliminate redundancies and review and renegotiate leases and existing contracts. As a result we have been able to reduce costs at each acquired company while positioning our company to grow revenues on a consolidated basis. Our estimates of annual cost savings are based on the historical cost structures of the acquired companies.

        The following is a summary of the restructuring costs recorded in connection with each of the fiscal 2003 and 2004 acquisitions and related cost savings:

Acquisition	Date	Severance and Related Benefits	Facilities Charge	Contract Terminations	Total Restructuring Cost	Employee Positions Eliminated	Annual Cost Savings
	(Dollars in millions, except employee positions)
Infinium	December 2002	$4.0	$2.1	$—	$6.1	70	$9.4
Ironside	June 2003	1.1	0.6	—	1.7	20	2.2
Baan	July 2003	32.0	5.5	11.1	48.6	800	71.2
Elevon	July 2003	1.8	—	—	1.8	40	6.3
EXE	December 2003	—	7.9	1.1	9.0	—	13.8
Arzoon	June 2004	0.2	—	—	0.2	5	0.8
Marcam	June 2004	3.0	2.7	—	5.7	47	4.7

		$42.1	$18.8	$12.2	$73.1	982	$108.4

        Non-acquisition related annual cost savings associated with the fiscal 2003 and 2004 restructurings charged to operations were approximately $8.4 million and $5.5 million for fiscal 2003 and 2004, respectively. For fiscal 2005, a restructuring benefit of $1.8 million was reflected in our consolidated statement of operations and related primarily to Baan contractual settlements for less than the amount previously accrued.

        As a result of the Ironside, Baan and Elevon acquisitions, we consolidated customer support call centers under existing management, realizing efficiencies from reduced management and facility costs. We also acquired a significant development team in India as a result of the Baan acquisition and have expanded development efforts in India to take advantage of the lower salary structure in that country.

        In conjunction with the consummation of the Epiphany acquisition, our Board evaluated consolidating our operations and approved a reorganization and workforce reduction plan in September 2005. As part of this plan, we are reducing the size of our combined workforce, after giving effect to the merger, by approximately 200 employees. The objectives of the plan are to eliminate redundant costs resulting from the merger, and improve efficiencies in overall operations. A majority of notifications to employees occured shortly after the merger, and all of the workforce reductions are expected to be completed by April 30, 2006. As a result, we expect to incur costs in the form of severance and related benefits of approximately $9.2 million, all of which is expected to be paid over the twelve months following the merger. As part of this, we recorded a charge to our condensed consolidated statement of operations of approximately $4.5 million relating to the involuntary termination of our employees and adjustments to prior restructuring accruals during the three months ending October 31, 2005.

  Components of Statements of Operations

        Revenues.    Revenues consist of license fees, support and services and other revenues. License fees revenues are derived from licensing of our software and third-party software products. Support revenues results from maintaining, supporting and providing periodic unspecified upgrades for previously licensed products. Services and other revenues include revenues from consulting and education services, hardware and reimbursed expenses.

        We recognize revenues in accordance with the American Institute of Certified Public Accountants' Statement of Position, or SOP 97-2, "Software Revenue Recognition," as amended by SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions," and SEC Staff Accounting Bulletin, or SAB, No. 104, "Revenue Recognition," or SAB 104. For software license agreements that do not require significant modifications or customization of the software, we recognize license fees revenues when:

  •
  persuasive evidence of an agreement exists (it is our practice to enter into written contracts and to only recognize revenues on such contracts after they have been signed by all parties and become effective);

  •
  delivery or performance has occurred (delivery is usually deemed to have occurred on the date the product is shipped, unless the terms of the contract provide otherwise);

  •
  the fee is fixed or determinable (a fee is fixed or determinable when it is required to be paid at a set amount within twelve months of the agreement date and not subject to refund or adjustment); and

  •
  collection is probable (probability of collection is assessed based on the creditworthiness of the customer).

        We typically enter into multiple element arrangements, which include both license and support arrangements. Revenues are allocated to each element based upon its fair value as determined by vendor-specific objective evidence. Vendor-specific objective evidence of fair value for all elements of an arrangement is based upon the normal pricing when those products and services are sold separately, and for support by the renewal rate offered to the customer for perpetual licenses. We allocate revenues to the perpetual license element of the arrangement using the residual value method. This method requires us to defer revenues from the total fees associated with the arrangement in an amount equal to the fair value of the elements of the arrangement that has not been delivered (support). Under the residual method, the remaining portion of the fee is allocated to the delivered element (perpetual license), which is recognized as revenue. We provide consulting and education services, which are separately priced and are generally not essential to the functionality of our software products. We recognize revenues for consulting or education services as services are performed. When we provide services deemed to be essential to the functionality of the software products licensed or when the licensed software requires significant production, modification or customization, we recognize revenues on a percentage-of-completion basis in accordance with SOP 81-1, "Accounting for Performance of Construction Type and Certain Production Type Contracts." In these cases, software license revenues are deferred and recognized based on labor hours incurred to date compared to total estimated labor hours for the contract.

        Effective August 1, 2003, in light of changes in our customer contracting trends and the acquisition of substantial businesses, we were no longer able to establish vendor-specific objective evidence of fair value for perpetual software license fees. Accordingly, we began using the residual method of revenue recognition for multiple element arrangements, including perpetual license contracts. The residual method for multiple element arrangements requires vendor-specific objective evidence for only the undelivered elements of the contract.

        We provide term licenses to a small percentage of our customers. The length of multi-year term licenses ranges from two to five years. Prior to August 1, 2003, we were able to determine the vendor-specific objective evidence of fair value of maintenance on multi-element, multi-year term license contracts. Accordingly, we recognized revenues for multi-year term licenses according to the residual method. Multi-year term licenses are typically sold with a maintenance period equaling the term of the license. As a consequence, effective August 1, 2003, we determined that we would no longer be providing sufficient separate annual maintenance renewals to our customers for multi-year term contracts and, therefore, would not have vendor-specific objective evidence of the fair value of maintenance. Accordingly, effective August 1, 2003, we recognize, when the license and maintenance fees are bundled, the full value of the multi-element, multi-year term license contracts on a ratable basis over the length of the contract.

        Cost of revenues.    Cost of revenues consists of cost of license fees revenues and cost of support, services and other revenues.

  •
  The principal components of cost of license fees are commissions paid to resellers, amortization of capitalized software costs and acquired technology and royalties paid to third-party software vendors.

  •
  The principal components of cost of support, services and other revenues are salaries paid to our customer support personnel and professional services personnel, amounts paid for contracted professional services personnel and third-party resellers, maintenance royalties paid to third-party software vendors and hardware costs.

        Operating expenses.    Operating expenses consist principally of:

  •
  Sales and marketing expenses, which include salaries, commissions and other direct employment costs of our sales, marketing and pre-sales professionals, as well as other marketing costs, including advertising, costs of trade shows and production of sales materials.

  •
  Research and development costs, which consist primarily of salaries, other direct employment expenses and consulting fees associated with product development, enhancements, upgrades, testing, quality assurance and documentation, as well as in-process research and development costs expensed at the time of an acquisition.

  •
  General and administrative costs, which include salaries and other direct employment expenses of our administrative and management employees, as well as legal, accounting and consulting fees and bad debt expense.

  •
  Amortization of intangible assets that we acquired, such as customer lists and patents.

  •
  Restructuring charges (benefit) consist of severance-related costs and related benefits for involuntarily terminated employees, costs of office and facilities closures and contract terminations.

        Other income (expense).    Historically, other income (expense) has consisted primarily of interest expense related to related-party debt and other indebtedness. Also included are miscellaneous non-operating gains and losses, such as gains and losses on foreign currency transactions and interest income.

        Our international sales are predominately invoiced and paid in foreign currencies and accounted for on a local functional currency basis. Our consolidated revenues and expenses are affected by the fluctuation of foreign currencies in relation to the U.S. dollar. See "—Quantitative and Qualitative Disclosure about Market Risk."

  Summary of Operating Results and Financial Metrics

        Our historical operating results are of limited use in evaluating our historical performance and predicting future results because of the number of significant acquisitions we consummated in fiscal 2003, 2004 and 2006. Our revenues have grown from $296.6 million for fiscal 2003 to $783.4 million for fiscal 2005 on a pro forma basis, primarily as a result of acquisitions. We use a number of financial metrics to evaluate our operations and establish financial performance targets. We focus on:

  •
  revenue mix, which consists of contributions from our core product lines and acquisitions to each of our three sources of revenues, license fees, support and services and other revenues as a percentage of total revenues;

  •
  percentage of total revenues for functional expense categories such as sales and marketing, research and development and general and administrative costs;

  •
  workforce productivity measures such as revenues per employee and ratios thereof; and

  •
  customer contracting metrics such as average selling price of our software and annual customer support renewal rates.

        We have provided a summary of these and other key financial and operational metrics as supplementary information to help you assess our performance.

									Three Months Ended
	Year Ended July 31, 2003		Year Ended July 31, 2004		Year Ended July 31, 2004		Year Ended July 31, 2005
		Percent of Total Revenue		Percent of Total Revenue		Percent of Total Revenue		Percent of Total Revenue	Oct. 31, 2004	Percent of Total Revenue	Oct. 31, 2005	Percent of Total Revenue
	(Dollars in millions, unless otherwise indicated)
Revenues:
Fiscal 2003 acquisitions	$41.5	14%	$358.2	56%
Fiscal 2004 acquisitions	—	—	51.3	8	$51.3	8%	$100.7	14%
Fiscal 2006 acquisitions	—	—	—	—	—	—	—	—	$—	—	$6.0	3
Core product lines(1)	255.1	86%	227.0	36%	585.2	92%	611.1	86%	166.5	100	171.5	97

Total revenues	$296.6	100%	$636.5	100%	$636.5	100%	$711.8	100%	$166.5	100%	$177.5	100%

Operating Expenses:
Depreciation, amortization, in-process research and development and non-cash stock option expense	$11.7	4%	$54.2	8%	$54.2	8%	$67.4	10%	$15.3	9%	$18.4	10%
All other operating expenses(2)	233.9	79%	533.3	84%	533.3	84%	577.2	81%	137.5	83	148.8	84

Total operating expenses	$245.6	83%	$587.5	92%	$587.5	92%	$644.6	91%	$152.8	92%	$167.2	94%

Employee Headcount and Productivity:
Total employees (at end of period)	3,371		3,702		3,702		3,510		3,580		3,696
Total average employees	1,478		3,590		3,590		3,594		3,612		3,560
Total revenues per average employee(3) (in 000s)	$201		$177		$177		$198		$184		$199
All other operating expenses per average employee(2)(3) (in 000s)	$158		$149		$149		$161		$152		$167
Financial Condition Ratios:
Cash and cash equivalents to total debt	0.35		0.43		0.43		1.02		0.40		0.43
Total debt to total debt and stockholders' equity	0.59		0.63		0.63		0.37		0.62		0.43

(1)
Refers to our product lines owned for the entire current and prior fiscal years.

(2)
Includes cost of revenues.

(3)
Annualized in the case of the three months ended October 31, 2004 and 2005.

  Results of Operations

        The following table sets forth certain components of our results of operations as a percentage of total revenues for the periods indicated:

	Percentage of Total Revenues
				Three Months Ended October 31,
	Year Ended July 31, 2003	Year Ended July 31, 2004	Year Ended July 31, 2005
				2004	2005
Revenues:
License fees	32%	25%	29%	25%	29%
Support	48	51	48	51	48
Services and other	20	24	23	24	23

Total revenues	100	100	100	100	100

Cost of revenues:
Cost of license fees	5	5	6	6	7
Cost of support, services and other	24	28	28	28	28

Total cost of revenues	29	33	34	34	35

Gross profit	71	67	66	66	65

Operating expenses:
Sales and marketing	23	25	27	27	26
Research and development	14	15	14	15	15
General and administrative	14	15	12	13	11
Amortization of intangible assets	2	4	4	4	4
Restructuring charge (benefit)	1	—	—	(1)	3

Total operating expenses	54	59	57	58	59

Operating income	17	8	9	8	6

Other income (expense):
Interest expense—related parties	(3)	(2)	(2)	(2)	(1)
Interest income (expense)—other	—	—	—	—	—
Loss on early extinguishment of debt	—	—	—	—	(2)
Other income (expense)	—	—	—	1	(1)

Total other income (expense)	(3)	(2)	(2)	(1)	(4)

Income before provision for income taxes	14	6	7	7	2
Provision (benefit) for income taxes	(4)	3	3	3	1

Net income	18%	3%	4%	4%	1%

  License Fee Revenues

        License fee revenues have increased significantly in absolute dollars in each period primarily as a result of increased transaction volumes associated with our products. License fee revenues increased by $10.6 million, or 26%, to 52.0 million during the quarter ended October 31, 2005, as compared to the quarter ended October 31, 2004, as a result of increased transaction volumes associated with our products, increased average selling price and the Epiphany acquisition.

        License fees increased to 29% of total revenues during fiscal 2005 as compared to 25% in fiscal 2004, as a result of growth in our product lines and the carry-over impact of ratable revenue recognition for multi-year term license contracts made effective at the beginning of fiscal 2004. License fees increased to 29% of total revenues during the three months ended October 31, 2005 as compared to 25% of total revenues in the three months ended October 31, 2004. Sales of our extension products, such as supply chain management and customer relationship managements, represented 18% and 23% of license fees revenues in fiscal 2004 and 2005, respectively. Sales of our extension products represented 28% and 27% of license fees revenues in the three months ended October 31, 2004 and 2005, respectively. During fiscal 2004, we experienced a decline in license fees revenues in our core product lines primarily as a result of a change in the mix of our business and as result of a change in accounting for multi-year term licenses, which is described in "—Critical Accounting Policies—Revenue Recognition" and note B to our consolidated audited financial statements included elsewhere in this prospectus.

        The average contract value for licensed software was approximately $79,000 and $87,000 for software contracts signed in fiscal 2004 and 2005, respectively. The average contract value for licensed software was approximately $80,000 and $92,000 for software contracts signed in the three months ended October 31, 2004 and 2005, respectively.

        In fiscal 2004 and 2005, new customers represented approximately 9% of both software license contracts signed and software license dollars associated with the contracts signed. In the three months ended October 31, 2005, new customers represented approximately 10%, of software license contracts signed and 8%, of software license dollars associated with the contracts signed. We believe tracking new customer and existing customer license fees is important because:

  •
  new customers provide a future revenue growth platform for follow-on sales opportunities;

  •
  new customers provide an indicator of market acceptance of our products; and

  •
  it helps guide our resource allocation, including human capital and marketing decisions, as well as other investment decisions.

        The percentage mix of sales to new and existing customers may vary from period to period.

  Support Revenues

        Support revenues increased in dollars during fiscal 2004 and 2005, primarily as a result of the fiscal 2003 and 2004 acquisitions. Support revenues decreased $0.4 million during the three months ended October 31, 2005 as compared to the same three months ended in 2004. As a percentage of total revenues, support revenues increased to 51% in fiscal 2004 from 48% in fiscal 2003 due to the impact from the fiscal 2003 acquisitions and decreased to 48% in fiscal 2005, primarily as a result of the increase in license fee revenues. As a percentage of total revenues, support revenues decreased to 48% in the three months ended October 31, 2005 from 51% in the three months ended October 31, 2004 due to the increase in license fee revenues.

        Support contract renewal rates improved from 82% in fiscal 2003 to 84% in fiscal 2005. Measured in dollars, support contract renewals increased from 89% in fiscal 2003 to approximately 90% in fiscal 2005. Generally, we believe this level of ongoing support contract renewal rates is due to customer acceptance of our long-term product strategy and the value our support offering brings to them. Our support revenue during the three months ended October 31, 2005 declined approximately 3.5%, excluding the impact of the fiscal 2006 acquisitions, compared to the same period in the prior year. Although our support contract renewal percentages continue to be high, we have experienced some adverse impact due to foreign currency exchange rate fluctuations and recent pricing pressure on support renewals causing a decline in support revenue.

  Services and Other Revenues

        Services and other revenues decreased to 23% of total revenues for fiscal 2005 as compared to 24% for fiscal 2004, reflecting the decline in demand for consulting services, a reduced emphasis by us due to the lower associated profitability and an increase in license fee revenues. Services and other revenues increased to 24% of total revenues in fiscal 2004 from 20% in fiscal 2003, mainly as a result of changes in revenue mix as a result of the Baan and EXE acquisitions. Services and other revenues decreased to 23% of total revenues for the three months ended October 31, 2005 as compared to 24% for the three months ended October 31, 2004, mainly due to a decline in hardware revenue and increased license fee revenue. We intend to pursue consulting service engagements at acceptable rates in relation to the nature of the services performed for our customers and will reduce our emphasis on services where it is difficult to differentiate ourselves from other vendors.

  Total Revenues by Acquired Business

        Prior to fiscal 2005, our revenue growth was driven primarily by acquisitions. Approximately 64% of our total revenues in fiscal 2004 came from businesses acquired during fiscal 2003 and 2004. In fiscal 2005, approximately 14% of our total revenues came from businesses acquired in fiscal 2004. For the three months ended October 31, 2005, 3% of total revenues came from businesses acquired in fiscal 2006. We plan to continue to evaluate and selectively pursue acquisitions in the future.

  Total Revenues by Employee

        Revenues per average employee declined by 12% in fiscal 2004 compared to fiscal 2003. This decline was primarily due to a change in functional and geographic mix of employees in fiscal 2004. Much of this change was the result of an increase in research and development employees in India, primarily from the Baan acquisition, yielding cost efficiencies through the increasing scale of our operations and lower wage rates. Revenues per average employee increased 12% in fiscal 2005 as compared to the prior year period. The improvement in fiscal 2005 was attributable to:

  •
  improved sales force productivity;

  •
  the enhanced product suite available as a result of acquisitions; and

  •
  improved workforce productivity.

        Annualized revenues per average employee increased by 8% in the three months ended October 31, 2005 compared to the three months ended October 31, 2004. The improvement in annualized revenues per average employee for the three months ended October 31, 2005 was attributable to the reasons noted above.

  Operating Expenses

  Depreciation, Amortization, In-Process Research and Development and Non-Cash Stock Option Expense

        The primary components of non-cash operating expenses are amortization expense and in-process research and development associated with acquisitions and non-cash stock option charges associated with stock options granted on July 31, 2003. Amortization expense and in-process research and development charges were $9.3 million, $37.8 million and $42.6 million for fiscal 2003, 2004 and 2005, respectively. Amortization expenses were $11.3 million and $12.9 million for the three months ended October 31, 2004 and 2005, respectively, including a $1.7 million in-process research and development charge as a result of the Epiphany acquisition during the three months ended October 31, 2005. Non-cash stock option expense was approximately $9.4 million and $17.5 million for fiscal 2004 and 2005, respectively. Non-cash stock option expense was approximately $2.5 million and $3.3 million for the three months ended October 31, 2004 and 2005, respectively. See note M to our July 31, 2005 consolidated financial statements included elsewhere in this prospectus.

        During our fourth quarter of fiscal 2005, we recorded a one-time non-cash charge to operations of approximately $8.6 million, representing the difference between deferred stock compensation amortized on a straight-line basis over 41 months and the amortization measured based on the actual vesting schedules of the stock options. See note M to our consolidated financial statements included elsewhere in this prospectus.

        Effective August 1, 2005 (the first day of our fiscal 2006 year), we adopted SFAS 123(R) requiring us to expense the fair value of stock options granted over the related requisite service period. We estimate that we will record stock-based compensation expense of $12.3 million, including $3.3 million recorded in the three months ended October 31, 2005, $9.8 million, $8.0 million and $4.8 million in fiscal 2006 through 2009, respectively, or a total of $34.9 million, based on option grants through October 31, 2005. These amounts will also increase in the future if additional stock option grants are made in subsequent periods. See note C to our condensed consolidated interim financial statements included elsewhere in this prospectus.

        On December 14, 2005, we amended individual stock option agreements of certain officers and non-officer employees, to conform to the requirements of Internal Revenue Code Section 409A and related regulations. Accordingly, the affected individuals will receive the following:

  •
  effective December 31, 2005, approximately $4.8 million unexercised stock options originally granted at an exercise price of $2.06 will be repriced to an exercise price of $6.34 which, upon exercise of such options, will provide us with $20.6 million of incremental proceeds as a result of such exercise;

  •
  cash payments totalling $8.5 million, pro-rated in accordance with the individuals' respective option holdings based on the number of options outstanding on December 31, 2005, will be made in equal installments, within thirty days of the end of each 2006 calendar quarter;

  •
  restricted stock awards with an aggregate value of $5.0 million will be issued on or before January 31, 2006 and will vest on June 30, 2008 or earlier if employment terminates due to death, disability or if employment is terminated by us without cause or by the individual for good reason.

        The repricing of these stock options and the cash compensation are considered a modification of stock options for accounting purposes. We do not expect this modification to result in incremental expense in future periods.

        The restricted stock awards of $5.0 million will be expensed on a straight-line basis over the vesting period.

        We have obtained a waiver from certain lenders to pay the cash compensation of $8.5 million noted above.

  All Other Operating Expenses

        All other operating expenses per average total employee decreased 6% in fiscal 2004 as compared to fiscal 2003. Much of this decrease was associated with the higher percentage of the workforce located in countries where wages are lower than in the United States or Europe. For example, as of July 31, 2004, approximately 10% of our global workforce was located in India, whereas in fiscal 2003, prior to the Baan acquisition, our headcount in India was minimal. Our employees in India work primarily in customer support and product development, and we expect to maintain a significant employee presence in India. All other operating expenses per average total employee increased 8% in fiscal 2005 as compared to fiscal 2004, largely as a result of costs associated with increased license fees and hardware revenues, marketing investments, salary increases and the impact of foreign exchange rates.

        On June 1, 2005, following the consummation of our IPO, certain members of management, including our chief executive officer, received bonuses in the aggregate amount of approximately $5.5 million. In addition, our chief executive officer received a one-time payment of $1.0 million in exchange for his agreement, effective with the consummation of our IPO, to eliminate the deferred bonus arrangement provided for under his employment agreement. As of May 31, 2005, we had accrued $7.8 million under our chief executive officer's prior employment agreement. The modification of our chief executive officer's employment agreement resulted in a benefit to us, which was largely offset by the special bonus payment that was recorded in the fourth quarter of fiscal 2005 following completion of our IPO.

        The net fiscal 2005 expense impact was a credit of $1.3 million as follows:

	Deferred Payment Accrual Elimination	IPO-related Payments	Total
	(Dollars in millions)
Cost of revenues—Cost of support, services and other	$—	$0.2	$0.2
Sales and marketing	—	1.5	1.5
Research and development	—	0.2	0.2
General and administrative	(7.8)	4.6	(3.2)

	$(7.8)	$6.5	$(1.3)

        All other operating expenses increased 8% in the three months ended October 31, 2005 as compared to the comparable prior year period, largely as a result of restructuring costs and the Epiphany acquisition. Excluding these costs, cost per employee remained relatively consistent between periods.

  Liquidity, Financial Condition and Capital Resources

        Cash and cash equivalents increased during fiscal 2005 by $59.3 million to $165.4 million at July 31, 2005 primarily as a result of cash provided by operations, as well as the remaining proceeds from our IPO after debt repayment (see note D to our consolidated financial statements). With the consummation of our IPO, we repaid $81.2 million of related-party long-term debt with proceeds from the IPO to our controlling stockholders, funds and accounts managed by Cerberus or its affiliated management companies and investment entities affiliated with General Atlantic. In addition, we modified the terms of approximately $151.8 million of indebtedness owed by us to Cerberus and General Atlantic to provide an interest rate of three-month LIBOR plus 2.75%, a three-year term and a senior unsecured ranking. These borrowings were mainly used to finance our prior acquisitions.

        In September 2005, we entered into a $200.0 million term credit facility with a syndicate of financial institutions, JPMorgan Chase Bank, N.A., as administrative agent, and Citicorp USA, Inc., as syndication agent. The proceeds from the credit facility were used to repay $154.7 million in related-party debt and accrued interest and provide funds for acquisitions. A $25.0 million revolving facility is also available from these lenders. We recorded a charge of $3.3 million to write-off the unamortized deferred financing fees associated with the related-party debt during the quarter ended October 31, 2005. See "—Liquidity and Capital Resources" below and note T to our consolidated audited financial statements and note F to our condensed consolidated interim financial statements included elsewhere in this prospectus.

        On August 1, 2005, we acquired Boniva, a provider of human capital management applications, for $2.5 million in cash. On September 29, 2005, we acquired Epiphany, a CRM solution provider, for $104.0 million in cash. The purpose of the Epiphany acquisition was to enhance and expand the existing CRM product functionality within our portfolio of solutions.

        In the event we choose to make additional acquisitions, we may use cash on hand, incur additional debt or raise additional equity capital, or a combination thereof, to finance any such acquisition.

  Critical Accounting Policies

        Management's discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, prepared in accordance with U.S. GAAP. Some accounting policies require us to make estimates, judgments and assumptions about future events that affect the amounts reported in our financial statements and the accompanying notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment, and actual results could differ from those estimates. Our accounting policies are described in the notes to our consolidated financial statements for the three fiscal periods ended July 31, 2005. Some of our accounting policies involve a high degree of judgment in their application and reflect the critical accounting used in the preparation of our financial statements. The critical accounting policies, in management's judgment, are those described below. If different assumptions or conditions prevail, or if our estimates and assumptions prove to be incorrect, actual results could differ materially from those reported.

        Revenue Recognition.    Currently, we derive revenues from three primary sources: the licensing of our software products, customer support and the provision of services. In some cases, our recognition of revenues from the licensing of our software products requires judgment. Also, if we were to determine that the fair value of the undelivered maintenance element in an arrangement was not correct, the timing of our revenue recognition could differ materially.

        We generally recognize revenues from services separately from license fees revenues because the service arrangements qualify as service transactions as defined by SOP 97-2. The more significant factors considered in determining whether the revenues should be accounted for separately include the nature of the services (i.e., consideration of whether the services are essential to the functionality of the licensed product), availability of services from vendors and timing of payments on the realizability of the software license fee. Generally, revenues for consulting or education services are recognized as services are performed. Revenue from resale of equipment is recognized upon shipment to the customer provided the above criteria are met.

        The accounting profession continues to discuss certain provisions of SOP 97-2 and SAB 104 with the objective of providing additional guidance on potential interpretations. These discussions and the issuance of interpretations, once finalized, could lead to unanticipated changes in our current revenue recognition practices, which could have the effect of changing the timing of revenue recognition. In addition, companies we acquire may have historically interpreted and applied SOP 97-2 differently than we do or may not have been subject to SOP 97-2 as a result of reporting under local GAAP in a foreign country. Historical differences in the interpretation and application of SOP 97-2, if applied at all, by companies we acquire may adversely affect the marginal revenues we are able to realize from any such acquisition. In addition, certain companies we have acquired, including Baan, and companies we may acquire in the future may not have reporting systems designed to permit compliance with SOP 97-2, SOP 98-9 and SAB 104, as well as other U.S. GAAP accounting standards.

        In addition, changes in the marketplace could require us to change our application of the revenue recognition rules under today's guidelines. Any such change could significantly impact the timing of recording software license revenues.

        During the preparation of our fiscal 2004 financial statements, we became aware of two significant deficiencies related to revenue recognition. In addition, in January 2005, we became aware of further significant deficiencies related to revenue recognition and the determination of the allowance for doubtful accounts that affected the financial statements as of and for the year ended July 31, 2004 and as of and for the three months ended October 31, 2004. These significant deficiencies are further described below.

        Our management and auditors concluded the combination of these significant deficiencies aggregated to a material weakness in internal controls as of July 31, 2004. Our independent auditors, Grant Thornton LLP, issued a letter to our Audit Committee in which they stated that the four identified significant deficiencies, in aggregate, constituted a material weakness in the design and operation of our internal controls as of July 31, 2004. We have implemented remedial policies and procedures that are described below that we believe are sufficient to address each of these significant deficiencies. See, however, "Risk Factors—Risks Relating to Our Business and Our Future Results—Our management and auditors identified four significant deficiencies in our internal controls, that, in aggregate, constituted a material weakness in the design and operation of our internal controls as of July 31, 2004, which, if not properly remediated could result in material misstatements in our financial statements in future periods."

        A material weakness is defined by the Public Company Accounting Oversight Board (United States) as a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. A significant deficiency is defined as a deficiency, or combination of deficiencies, that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected. A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.

        Our management and auditors based their material weakness determination as of July 31, 2004 on four identified significant deficiencies described below:

        First, during the preparation of our fiscal 2004 financial statements, we became aware of several customer arrangements in Japan that were entered into during fiscal 2001, 2002 and 2003 for which our sales representatives did not provide all contract documentation to our accounting personnel. This led to the incorrect recording of license fees revenues in those periods. As a result, we adjusted our financial statements in fiscal 2001, 2002 and 2003 to reflect the proper revenue recognition for those transactions.

        The impact on our statement of operations was a reduction of license fees revenues of $0.7 million, $1.1 million and $0.8 million in fiscal 2001, 2002 and 2003, respectively, a decrease in income before income taxes of $0.7 million and $1.1 million in fiscal 2001 and 2002, respectively, and an increase in income before income taxes of $0.4 million in fiscal 2003. We have enhanced our internal controls in this area by reducing the number of personnel authorized to bind us in customer arrangements in Japan and by implementing improvements in controls to prevent or detect these situations if they should arise in the future. In addition, we have implemented additional control enhancements that are described below.

        Second, during the audit of our fiscal 2004 financial statements, our auditors identified three instances where license fees revenues were recorded in EMEA, in our fourth quarter, but shipment of the software did not occur until after the end of our fiscal year. Accordingly, those adjustments have been reflected in the fiscal 2004 financial statements. The impact on our statement of operations was a reduction of license fees revenues and income before income taxes of approximately $0.4 million. We have enhanced our internal controls in this area by implementing procedures requiring that proof of shipment documentation is provided to, and verified by, our accounting personnel in a timely manner.

        Third, during January 2005, we became aware that sales and finance employees in Mexico recorded two software license transactions in fiscal 2004 where we believe the employees had knowledge the contracts did not meet revenue recognition requirements. These employees subsequently falsely represented to, and withheld information from, both our corporate management and our auditors as to whether the transactions met revenue recognition requirements. This included knowledge of the falsification of customer signatures in one instance and misrepresentation of facts and circumstances in another instance indicating the fees from the arrangement were fixed and determinable upon contract signing. As a result, we have adjusted our financial statements for fiscal 2004 to reflect the proper revenue recognition for those transactions. The impact on our statement of operations was a reduction of license fees revenues of $1.3 million and a reduction of income before income taxes of $0.7 million. The implicated sales and finance employees have resigned.

        Fourth, also during January 2005, management became aware that finance personnel in Mexico had not properly evaluated available facts and circumstances associated with the entire Mexican receivable portfolio at the time financial statements were originally prepared for fiscal 2004 and the three months ended October 31, 2004. As a result, we have adjusted our financial statements for fiscal 2004 and the three months ended October 31, 2004. The impact on our statement of operations was a reduction of income before income taxes of $1.2 million and $0.2 million during fiscal 2004 and the three months ended October 31, 2004, respectively. The implicated finance personnel have resigned.

        In light of the significant deficiencies noted in Japan and Mexico and the aggregation of significant deficiencies constituting a material weakness, we have instituted control improvements that we believe will reduce the likelihood of similar revenue recognition errors to less than remote or to an inconsequential amount in the specific areas of the world that are judged to be most vulnerable. In addition, we have added further controls over contract review associated with revenue recognition and allowance for doubtful accounts judgments. These control improvements include:

  •
  For software license transactions, cash payment of at least 20% will be required in areas deemed vulnerable to provide additional evidence that a legally binding, non-cancelable arrangement has been executed with the customer and that the contract terms are complete.

  •
  Members of local and regional management who are not directly involved in contract negotiation will independently confirm the completeness of legal arrangements for contracts of a certain size with customers in areas deemed vulnerable.

  •
  Independent review of revenue recognition for software license agreements of $75,000 or greater in Latin America will be performed by qualified personnel in our North American accounting department.

  •
  Independent review of revenue recognition for larger software license agreements ($500,000 or greater in North America, EMEA and Japan, and $250,000 or more in Asia-Pacific and Latin America) and transactions of a non-routine nature in each geographic region will be performed by qualified personnel in our corporate headquarters. All software license agreements are reviewed by qualified accounting personnel in each geographic region for appropriate revenue recognition.

  •
  Enhancement of our internal policies to require that all receivables (billed and unbilled) will be evaluated quarterly in our determination of the allowance for doubtful accounts.

  •
  Independent reviews of the adequacy of the allowance for doubtful accounts for each geographic region will be performed by qualified personnel in our corporate headquarters.

        Valuation of Accounts Receivable.    We maintain an allowance for doubtful accounts at an amount we have estimated to be sufficient to provide adequate protection against losses resulting from collecting less than full value on our receivables. Provisions are made based on review of the realization judgments. For the last three fiscal years, our provision for doubtful accounts has ranged from 0.7% to 1.2% of revenues. Generally, we determine the allowance based on the assessments using historical information and current economic trends, including the probability of collection. The allowance for doubtful accounts is adjusted quarterly based on a current assessment of the receivable balance at the end of each quarter. If the assumptions we used to calculate these estimates do not properly reflect future collections, there could be an impact on future reported results of operations. Based on our total revenues for fiscal 2005, our provision for doubtful accounts would change by approximately $7.1 million if the percentage in relation to total revenue changed by one percentage point.

        Business Combinations.    We have made a number of significant acquisitions and we plan to selectively pursue acquisitions in the future. When recording acquisitions, we allocate the purchase price of the acquired companies to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. Valuation studies are performed to assist in determining the fair values of identifiable intangibles, including acquired technology, customer lists and patents and in-process research and development charges. These valuations require us to make significant estimates and assumptions.

        In addition, acquired deferred revenue is recognized at fair value to the extent it represents a legal obligation assumed by us in accordance with EITF 01-03, "Accounting in a Business Combination for Deferred Revenue of an Acquiree," or EITF 01-03. For EITF 01-03 purposes, we consider post-contract customer support, or PCS, contracts in their entirety and service contracts to be legal obligations of the acquired entity. We are required to estimate the fair value of acquired deferred revenue, which is determined by prices paid by willing participants in recent exchange transactions. We recorded approximately $162.0 million, in aggregate, of acquired deferred revenue as a result of our acquisitions during fiscal 2002, 2003 and 2004, including approximately $144.0 million of deferred support revenue. We have recorded approximately $16.2 million, in aggregate, of acquired deferred revenue as a result of the fiscal 2006 acquisitions, including approximately $15.2 million of deferred support revenue.

        We have fulfilled all of the obligations underlying the customer support arrangement including help desk and technical support, bug fixes and periodic unspecified software upgrades, when and if available. We consider the acquired PCS arrangement to be a single unit of accounting when determining the legal obligation assumed from the acquired entity. We have fulfilled each underlying obligation element of the PCS arrangement and expect to fulfill these obligations in future acquisitions as well. However, in the event we acquire a business in the future and do not intend to perform software development activities post-acquisition to provide unspecified software upgrades, when and if available, the fair value of acquired deferred support revenue would be reduced at the acquisition date. If we had not committed to perform these obligations for our fiscal 2002, 2003 and 2004 acquisitions, we estimate it would have resulted in a 33% aggregate decrease in acquired deferred support revenue, or $47.0 million in aggregate, at the respective acquisition dates and a subsequent $47.0 million aggregate decrease in post-acquisition revenue recognized, including a reduction of fiscal 2003 and 2004 support revenue of approximately $10.5 million, $29.5 million, respectively. If we had not committed to perform these obligations for the fiscal 2006 acquisitions, we estimate it would have resulted in a 38% aggregate decrease in acquired deferred support revenue, or $5.7 million in aggregate, at the respective acquisition dates and a subsequent $5.7 million aggregate decrease in post-acquisition revenue recognized, primarily in fiscal 2006.

        We make estimates of fair value based upon assumptions believed to be reasonable. These estimates are based on historical experience and information obtained from the management of acquired companies. Critical estimates in valuing certain of the intangible assets include future expected cash flows from license sales and customer contracts and acquired technologies and patents, as well as assumptions regarding the period of time the acquired technology or customer relationships will continue and discount rates. These estimates are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur which may affect the accuracy or validity of such assumptions and estimates.

        Capitalization of Software Costs and Acquired Technology.    We capitalize internally developed software costs in accordance with SFAS No. 86, "Accounting for the Costs of Software to be Sold, Leased, or Otherwise Marketed." We expense product development costs as incurred until technological feasibility is attained. We determine that technological feasibility has been attained when we complete system testing of the software and determine that it is viable for its intended use. We capitalize software acquired through technology purchases and business combinations if we determine that the related software under development has reached technological feasibility or if there are alternative future uses for the software. In future periods, if we determine that technological feasibility occurs at a different stage of the process, we may capitalize more or less software development costs. This determination could change our reported operating expenses in the short-term by the amounts we capitalize. The amounts of software costs that we capitalized were $0.9 million, $2.3 million and $3.6 million in fiscal 2003, 2004 and 2005, respectively, and $0.5 million and $2.6 million for the three months ended October 31, 2004 and 2005, respectively.

        Valuation of Long-Lived Assets.    Long-lived assets consist primarily of (a) property and equipment, (b) goodwill, (c) customer lists, (d) patents, (e) trade names, (f) capitalized software costs and (g) acquired technology. Long-lived assets subject to depreciation, amortization and impairment totaled $600.5 million at October 31, 2005, including $152.3 million related to the fiscal 2006 acquisitions. We periodically evaluate the estimated useful life of property and equipment and identifiable intangible assets and, when appropriate, adjust the useful life, thereby increasing or decreasing the depreciation and amortization expense recorded in the current period and in future reporting periods. The estimated economic useful lives of our long-lived assets may change based upon the intended use of the asset or the period of time over which revenues are expected to be generated. To date, we have not been required to change the estimated useful life of any long-lived assets. As of October 31, 2005, $202.3 million, net of our long-lived assets were subject to depreciation and amortization, including $48.3 million related to the fiscal 2006 acquisitions. If the useful lives of our identifiable intangible assets were reduced by one year, our amortization expense would increase by $20.0 million annually.

        We also assess the carrying value of property and equipment, customer lists, patents and acquired technology for impairment, or when changes in circumstances indicate that the carrying value may not be recoverable. Factors that could trigger an impairment review include the following:

  •
  significant underperformance relative to expected historical or projected future operating results;

  •
  significant changes in technology or in the manner of our use of the acquired assets or the strategy for our overall business; and

  •
  significant negative industry or economic trends.

        When we determine that the carrying value of long-lived assets may not be recoverable based upon the existence of one or more of the above indicators, we measure recoverability based on the undiscounted cash flows expected to be generated by the related asset or asset group. If we determine that a long-lived asset or asset group is not recoverable, we measure the impairment based on a projected discounted cash flow method using a discount rate determined by management to be commensurate with the risk inherent in the business. This process is subjective as it requires management to make estimates and assumptions about future cash flows. To date, there have been no asset impairment charges based on these reviews. In addition, at each reporting date, we compare the net realizable value of capitalized software development costs to the unamortized capitalized costs. To the extent the unamortized capitalized costs exceed the net realizable value, the excess amount is written off.

        We have recorded a significant amount of intangible assets, consisting of customer lists, patents and trade names on our balance sheet. As of October 31, 2005, customer lists, patents and trade names, net of accumulated amortization were approximately $139.2 million, representing approximately 15% of our total assets and approximately 23% of long-lived assets subject to depreciation, amortization and impairment. In the future, identifiable intangible assets may increase as a result of additional acquisitions we may do. Any future determination requiring the write-off of a significant portion of the identifiable intangible assets recorded on our balance sheet could have an adverse effect on our financial condition and results of operations.

        We perform an annual impairment test for goodwill as of May 31 of each year as required by SFAS No. 142, "Goodwill and Other Intangible Assets," or SFAS 142. SFAS 142 requires us to compare the fair value of our reporting units to the carrying amount, including goodwill, on an annual basis to determine if there is potential impairment. We have determined that we have four reporting units for purposes of this test. We determined that our reporting units are equivalent to our operating segments for SFAS 142 purposes. Fair value of the reporting units is determined by reference to our quoted market value and using valuation methods including discounted cash flows, comparable company analysis and recent transaction analysis. If the fair value of a reporting unit exceeds its carrying value, goodwill of the reporting unit is not considered impaired. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test must be performed to measure the amount of impairment loss, if any. We completed the annual impairment test in each of fiscal 2003, 2004 and 2005. The results of those tests indicated no impairment of goodwill.

        We have recorded a significant amount of goodwill on our balance sheet. As of October 31, 2005, goodwill was approximately $398.2 million, representing approximately 44% of our total assets and approximately 66% of our long-lived assets subject to depreciation, amortization and impairment. In the future, goodwill may increase as a result of additional acquisitions we may do. Goodwill is recorded on the date of acquisition and is reviewed at least annually for impairment. Impairment may result from, among other things, deterioration in the performance of our business, adverse market conditions and a variety of other circumstances. Any future determination requiring the write-off of a significant portion of the goodwill recorded on our balance sheet could have an adverse effect on our financial condition and results of operations.

        Deferred Tax Assets and Liabilities.    As of July 31, 2005 and October 31, 2005, we had net deferred tax assets of $26.3 million and $14.1 million, respectively. We consider the useful life of deferred tax components, historical taxable income, projected future taxable income and tax planning strategies in assessing the realizable value of deferred tax assets. We provide for income taxes under the assets and liability method. Under this method, we recognize deferred income taxes for the expected tax consequences of existing assets and liabilities using tax rates for the years in which we expected temporary differences to be recovered or settled. We establish valuation allowances when we determine it is necessary to reduce the deferred tax assets to the amount we expect to be realized. While we consider future taxable income and prudent tax strategies in assessing the need for the valuation allowance, in the event we determine we would not be able to realize all of our tax asset balance, we would make an adjustment to the balance by charging income in the period. Conversely, if we determined that it is more likely that in the future deferred tax assets will be realized in excess of the net tax assets recorded, we would reverse the appropriate portion of the valuation allowance in the period. Management will continue to monitor its estimates of future profitability and realizability of our net deferred tax assets based on evolving business conditions.

        Also, as part of the process of preparing our consolidated financial statements, we are required to estimate our full-year income and the related income tax expense in each jurisdiction in which we operate. Changes in the geographical mix or estimated level of annual pretax income can impact our overall income tax expense. This process involves estimating our current tax liabilities in each jurisdiction in which we operate.

        Restructuring Costs.    Restructuring costs are primarily comprised of severance costs and related benefits, costs to eliminate or vacate duplicate facilities and costs to terminate certain contractual commitments. Restructuring costs incurred in conjunction with the acquisitions have been accounted for under EITF 95-3, "Recognition of Liabilities in Connection with Purchase Business Combinations," or EITF 95-3, and have been recognized as a liability assumed in the purchase business combination. We account for restructuring costs not related to acquisitions in accordance with SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," or SFAS 146. SFAS 146 requires that a liability for a cost associated with an exit plan or disposal activity be recognized when the liability is incurred. SFAS 146 establishes that fair value is the objective for initial measurement of the liability. Accordingly, we record liabilities as they are incurred as a restructuring charge in the statements of operations. Restructuring costs are based on plans that have been committed to by management. Restructuring cost estimates may change as additional information becomes available and as management finalizes execution of the restructuring plan. Changes to the estimates of executing the plans accounted for under EITF 95-3 are recorded as an adjustment to goodwill within one year of the acquisition date and to the results of operations thereafter. Changes in estimates to restructuring plans accounted for under SFAS 146 are recorded in our results of operations as an adjustment to restructuring charges. A restructuring benefit of $1.8 million was recorded in the consolidated statement of income for fiscal 2005 resulting primarily from accrual adjustments related to actual Baan-related settlements for less than the amount previously accrued. A restructuring charge of $4.5 million was recorded in the consolidated statement of operations during the three months ended October 31, 2005 as a result of involuntary terminations of our employees. Also, during the three months ended October 31, 2005, we recorded $22.6 million of restructuring liabilities related to the Epiphany acquisition. Approximately $19.4 million of this amount related to remaining lease obligations for vacated office space, much of which is sublet for amounts less than our cost. We are presently negotiating settlements with the respective landlords, which may result in changes to our estimated liability.

        Inherent in the estimation of the costs related to our restructuring efforts are assessments related to the most likely expected outcome of the significant actions to accomplish lease terminations. Changing business and real estate market conditions may effect the assumptions related to the timing and extent of our ability to terminate or sublease vacated space. We review the status of restructuring liabilities on a quarterly basis and, if appropriate, we record changes to our restructuring liabilities based on management's most current estimates.

        Contingencies.    We periodically record the estimated impacts of various uncertain outcomes. These events are called contingencies and our accounting for these events is prescribed by SFAS No. 5, "Accounting for Contingencies," or SFAS 5. SFAS 5 defines a contingency as "an existing condition, situation, or set of circumstances involving uncertainty as to possible gain or loss to an enterprise that will ultimately be resolved when one or more future events occur or fail to occur." Contingent losses must be accrued if:

  •
  available information indicates it is probable that the loss has been or will be incurred, given the likelihood of the uncertain future events; and

  •
  the amount of the loss can be reasonably estimated.

        The accrual of a contingency involves considerable judgment on the part of management. Legal proceedings have elements of uncertainty, and in order to determine the amount of any reserves required, we assess the likelihood of any adverse judgments or outcomes to pending and threatened legal matters, as well as potential ranges of probable losses. As of October 31, 2005, we had $15.3 million accrued for legal contingencies, primarily related to claims assumed in the Baan acquisition. We use internal expertise and outside experts, as necessary, to help estimate the probability that a loss has been incurred and the amount or range of the loss. A determination of the amount of reserves required for these contingencies is made after analysis of each individual issue. The required reserves may change in the future due to new developments in each matter or changes in approach such as a change in settlement strategy.

        Stock-Based Compensation.    The fair value of our common stock issuable upon the exercise of options we granted from July 31, 2003 through July 31, 2004 was determined by management. We did not obtain contemporaneous valuations by an unrelated valuation specialist because, at the time of the issuances of these stock options, our efforts were focused on acquisition integration and operational matters. Subsequently, during May 2004, we performed a retrospective valuation as of July 31, 2003 which validated our initial contemporaneous valuation.

        Determining the fair value of our common stock prior to the IPO required making complex and subjective judgments. We used the income, market and comparable company approaches either individually or on a weighted average basis to estimate our enterprise value at each date on which options were granted. The income approach involves applying appropriate discount rates to estimated cash flows that are based on forecasts of revenue and costs. The market approach involves evaluating recent sales prices of similar businesses or investments in arms'-length transactions. The comparable company approach consists of identifying similar public companies and developing multiples of revenue and profit measures. Our valuation approach also required us to make an estimate of the anticipated timing of a potential liquidity event such as an initial public offering. The anticipated timing was based on the plans of our Board and of management and was subject to market conditions.

        In order to determine the fair value of a share of our common stock, our enterprise value was reduced to reflect the debt portion of our capital structure. We also determined an appropriate discount for our common stock because it was not publicly traded at that time. Estimating the price of shares of a privately held company is complex because there is no readily available market for the shares.

        We granted stock options with exercise prices ranging from $2.06 to $16.50 from July 31, 2003 to July 31, 2004. In addition, we determined that the fair value of our common stock increased from $6.34 to $16.50 per share during that period. We did not grant any stock options during fiscal 2005 until the IPO date.

        The weighted average fair value of our common stock as of various dates from July 31, 2003 through July 31, 2004:

July 31, 2003	$6.34
Three months ended October 31, 2003	9.51
Three months ended January 31, 2004	15.24
Three months ended April 30, 2004	15.24
Three months ended July 31, 2004	16.50

        The reasons for the difference between this range of $6.34 to $16.50 per share and the initial public offering price of $11.00 per share are as follows:

        During April 2003, we sold a 25% interest in our company for $75.0 million, or an implied value of $300.0 million, to investment entities affiliated with General Atlantic in an independent private equity transaction. Shortly thereafter, on July 18, 2003, we acquired Baan for $130.4 million, funded by means of a credit facility from certain of our controlling stockholders. The Baan acquisition nearly doubled the revenue base of our company by July 2003 and increased total debt to $184.0 million as of July 31, 2003. In addition, we expected to incur approximately $50.0 million of restructuring costs associated with the Baan acquisition related to employee severance and contract termination costs. We viewed the Baan acquisition as a positive strategic transaction, but were also aware of the significant risks and uncertainties associated with Baan's past operating losses and negative cash flows, customer perceptions, acquisition integration execution risk, international mix of business and geographically dispersed organization and the impact on our capital structure. Accordingly, it was difficult to assess our prospects with certainty at that time. In addition, the valuation for public information technology companies, particularly enterprise software companies, was depressed at July 31, 2003.

        During the three months ended October 31, 2003, several factors contributed to the increase in the value of our company from July 31, 2003:

  •
  The operational integration of Baan was successful to date, lessening the risk and uncertainty associated with the acquisition;

  •
  Our operating performance was comparable with competitors; and

  •
  Stock market valuations for enterprise software vendors improved.

        During the three months ended January 31, 2004, several factors contributed to the increase in the value of our company from October 31, 2003:

  •
  Increased confidence in the financial and operational integration of Baan;

  •
  The acquisition of EXE;

  •
  Our operating performance was improving and comparable with that of competitors; and

  •
  Stock market valuations for enterprise software vendors improved.

        From January 31, 2004 to July 31, 2004, the value of our company stabilized or regressed for several reasons, including:

  •
  Our operating performance during the period was consistent with our own internal expectations and comparable with competitors;

  •
  Most of the integration risk associated with Baan had been mitigated by January 31, 2004;

  •
  No major acquisitions were consummated that would have a significant impact on our value; and

  •
  Stock market valuations for enterprise software vendors and technology companies stabilized or regressed during this time period.

        On August 1, 2005, we adopted SFAS 123(R) effective August 1, 2005, using a modified prospective transition method. SFAS 123(R) eliminates the alternative to use the intrinsic value method of accounting that was provided in SFAS 123, which generally resulted in no compensation expense recorded in the financial statements related to the issuance of equity awards to employees. SFAS No. 123(R) requires that the cost resulting from all stock-based payment transactions be recognized in the financial statements. It establishes fair value as the measurement objective in accounting for stock-based payment arrangements and requires all companies to apply a fair-value-based measurement method in accounting for generally all stock-based payment transactions with employees. This transition method will require us to record compensation expense for all awards granted after the required effective date of SFAS 123(R) and for the unvested portion of awards granted between June 4, 2004 and July 31, 2005 that remain outstanding at the date of adoption, in addition, to the stock-based compensation to be recorded for options granted with exercise prices below fair value.

        We expect the following expense for stock options outstanding as of October 31, 2005 after estimating the impact of forfeitures over the requisite service period (in millions):

	Estimated Stock-Based Compensation Expense
Fiscal year ending July 31, 2006	$12.3	*
Fiscal year ending July 31, 2007	9.8
Fiscal year ending July 31, 2008	8.0
Fiscal year ending July 31, 2009	4.8

Total estimated stock-based compensation expense over the remaining vesting period	$34.9

*
This amount includes $3.3 million of stock-based compensation expense recorded in the three months ended October 31, 2005.

        Actual stock option expense will differ from these estimated expense impacts due to the impact of future stock option grants and differences in actual forfeitures from the rate of forfeitures estimated, as well as any future modifications to the stock option options outstanding at this time.

The application of SFAS 123(R) allows management to choose from different valuation methodologies and requires estimates that are inherently uncertain and unpredictable to value stock options, such as:

  •
  Expected term of the stock options;

  •
  Risk-free interest rate over the expected term;

  •
  Expected volatility of the underlying stock; and,

  •
  Estimated stock option forfeitures.

        While management believes its valuation methodology and related assumptions are reasonable, actual experience may differ. See note C to our condensed consolidated interim financial statements included elsewhere in this prospectus for discussion and impacts of adopting SFAS 123(R).

Three Months Ended October 31, 2004 Compared to Three Ended October 31, 2005

  General

        The Boniva and Epiphany acquisitions were completed in August and September 2005, respectively. The operating results for the quarter ended October 31, 2005 include three months of Boniva results and approximately one month of Epiphany results. References to our "core product lines" refer to our product lines owned during the entire three month periods ended October 31, 2004 and 2005.

Revenues

Total revenues

	Three Months Ended October 31,
					Increase (Decrease)	Percent Change
	2004	%	2005	%
	(Dollars in millions, except number of employees and revenue per average employee)
Total revenues from core product lines	$166.5	100%	$171.5	97%	$5.0	3%
Effect of fiscal 2006 acquisitions	—	—	6.0	3	6.0	—

Total revenues	$166.5	100%	$177.5	100%	$11.0	7%

Total employees (at end of period)	3,580		3,696		116	3%
Average employees	3,612		3,560		(52)	(1)%
Annualized revenue per average employee (000s)	$184		$199		$15	8%

        Total revenues were $166.5 million for the three months ended October 31, 2004 as compared to $177.5 million for the three months ended October 31, 2005, an increase of $11.0 million or 7%. The three months ended October 31, 2005 included $6.0 million of incremental revenues from the fiscal 2006 acquisitions. Revenues from our core product lines were $166.5 million and $171.5 million for the three months ended October 31, 2004 and 2005, respectively. This increase in revenues from core product lines resulted from a 21% increase in license fees partially offset by a 3% overall decline in core product line support and services and other revenue.

        Annualized revenue per average employee increased as a result of additional license fees revenues and improved productivity of the market-facing personnel in our business.

  Segment Revenues and Profits

        We primarily manage our business on a geographic basis. Our four geographic business segments are:

  •
  North America, which consists of the United States and Canada;

  •
  Europe, Middle East and Africa, or our EMEA region;

  •
  Asia Pacific, which consists of Asia, the Pacific Rim and Japan; and

  •
  Latin America, which consists of Mexico and Central and South America.

Revenues by Segment

	Three Months Ended October 31,
	2004	%	2005	%
	(Dollars in millions)
North America	$74.6	45%	$87.1	49%
EMEA	63.2	38	62.7	35
Asia Pacific	19.8	12	19.4	11
Latin America	8.9	5	8.3	5

Total revenues	$166.5	100%	$177.5	100%

Segment Profit

	Three Months Ended October 31,
	2004	%	2005	%
	(Dollars in millions)
North America	$34.6	68%	$42.7	81%
EMEA	11.2	22	8.1	16
Asia Pacific	3.1	6	1.7	3
Latin America	2.0	4	0.2	—

Total segment profit	$50.9	100%	$52.7	100%

        Revenues from North America increased $12.5 million or 17% in the three months ended October 31, 2005 over the prior year period. The fiscal 2006 acquisitions accounted for $3.7 million of the increase while license fee revenues from our core product lines increased $9.7 million. These increases were partially offset by decreases in support and services and other revenues. The increase in license fee revenues was principally attributable to customer orders for the SSA ERPLN, one of our enterprise resource planning products, as well as extension products.

        Segment profits from North America increased $8.1 million in the three months ended October 31, 2005 as compared to the prior year period. Segment profits were 46% of segment revenues for the three months ended October 31, 2004 and 49% in the three months ended October 31, 2005. The increase in segment profit was attributable to the increase in license fee revenue.

        For the three months ended October 31, 2005, revenues from EMEA decreased $0.5 million or 1% as compared to the three months ended October 31, 2004 as a result of an overall decrease of $2.7 million in core product line categories, partially offset by $2.2 million of increased revenues attributable to the fiscal 2006 acquisitions. The decrease in core product line revenue was mainly attributable to decreased support revenue attributable to a stronger U.S. dollar in the three months ended October 31, 2005 and some pricing pressure.

        Segment profits from EMEA decreased $3.1 million in the three months ended October 31, 2005 compared to the prior year period. Segment profits were 18% of segment revenues for the three months ended October 31, 2004 and 13% for the three months ended October 31, 2005. The decrease in segment profits was attributable to the decline in revenues and increased cost due to changes in revenue mix.

        Revenues from the Asia Pacific segment decreased $0.4 million or 2% in the three months ended October 31, 2005 compared to the three months ended October 31 2004, primarily as a result of lower services revenues.

        Segment profits from Asia Pacific decreased $1.4 million in the three months ended October 31, 2005 as compared to the three months ended October 31, 2004. Segment profits were 16% of segment revenues in the three months ended October 31, 2004 and 9% in the three months ended October 31, 2005 as a result of lower gross profit on professional services and higher development costs in India.

        Revenues from Latin America decreased $0.6 million or 7% in the three months ended October 31, 2005 as compared to the prior year period primarily as a result lower license fees and support revenues, partially offset by an increase in services and other revenues.

        Segment profits from Latin America decreased $1.8 million in the three months ended October 31, 2005 to $0.2 million. Segment profits were 22% of segment revenues in the three months ended October 31, 2004 versus 0% of segment revenues in the three months ended October 31, 2005 due to lower revenues and lower margin services business.

        Sales outside the United States accounted for approximately 58% and 55% of our total revenues for three months ended October 31, 2004 and 2005, respectively.

License fee revenue

	Three Months Ended October 31,
						Percent Change
	2004	%	2005	%	Increase
	(Dollars in millions)
License fee revenue from core product lines	$41.4	100%	$50.1	96%	$8.7	21%
Effect of fiscal 2006 acquisitions	—	—	1.9	4	1.9	—

License fee revenue	$41.4	100%	$52.0	100%	$10.6	26%

        Total license fee revenues were $41.4 million for the three months ended October 31, 2004 as compared to $52.0 million for the three months ended October 31, 2005, an increase of $10.6 million or 26%. In the three months ended October 31, 2005, $1.9 million of the incremental license fee revenues came from the fiscal 2006 acquisitions. The increase of $8.7 million from our core product lines reflected increased customer orders for the SSA ERPLN product and extension products and an increased average selling price.

Support revenues

	Three Months Ended October 31,
					Increase (Decrease)	Percent Change
	2004	%	2005	%
	(Dollars in millions)
Support revenues from core product lines	$85.4	100%	$82.4	97%	$(3.0)	(4)%
Effect of fiscal 2006 acquisitions	—	—	2.6	3	2.6	—

Support revenues	$85.4	100%	$85.0	100%	$(0.4)	—%

        Total support revenues were $85.4 million for the three months ended October 31, 2004 as compared to $85.0 million for the three months ended October 31, 2005, a decrease of $0.4 million. The reduction in support revenues of $3.0 million attributable to our core product lines was partially offset by an increase of $2.6 million attributable to the fiscal 2006 acquisitions. Current year core product line support revenues were lower reflecting some support pricing pressure and a stronger U.S. dollar in fiscal 2006.

Services and other revenues

	Three Months Ended October 31,
					Increase (Decrease)	Percent Change
	2004	%	2005	%
	(Dollars in millions)
Services and other revenues from core product lines	$39.7	100%	$39.0	96%	$(0.7)	(2)%
Effect of fiscal 2006 acquisitions	—	—	1.5	4	1.5	—

Services and other revenues	$39.7	100%	$40.5	100%	$0.8	2%

        Total services and other revenues were $39.7 million for the three months ended October 31, 2004 as compared to $40.5 million for the three months ended October 31, 2005, an increase of $0.8 million or 2%. Services and other revenues attributable to our core product lines were $39.7 million and $39.0 million for the three months ended October 31, 2004 and 2005, respectively, reflecting a decline in hardware revenue offset by a 5% increase in service revenue.

Cost of Revenues
Cost of license fee revenue

	Three Months Ended October 31,
					Increase (Decrease)	Percent Change
	2004	%	2005	%
	(Dollars in millions)
Cost of license fee revenues	$5.3	52%	$7.5	62%	$2.2	42%
Amortization of capitalized software and acquired technology	4.9	48	4.6	38	(0.3)	(6)

Cost of license fee revenues	$10.2	100%	$12.1	100%	$1.9	19%

Gross profit percentage on license fee revenues	75%		77%

        Cost of license fee revenues includes royalties associated with the sale of third-party products, amortization of capitalized software and acquired technology, and commissions paid to resellers. These costs totaled $10.2 million for the three months ended October 31, 2004 as compared to

$12.1 million for the three months ended October 31, 2005, an increase of $1.9 million or 19%. Approximately $0.4 million of the change in capitalized software and acquired technology amortization was due to the impact of the fiscal 2006 acquisitions. The increase in cost of license fee revenues was due a greater mix of third-party products and indirect channel volume in the three months ended October 31, 2005.

Cost of support, services and other revenue

	Three Months Ended October 31,
						Percent Change
	2004	%	2005	%	Increase
	(Dollars in millions)
Cost of support and services and other revenues from core product lines	$46.6	100%	$48.9	97%	$2.3	5%
Effect of fiscal 2006 acquisitions	—	—	1.4	3	1.4	—

Cost of support, services and other revenue	$46.6	100%	$50.3	100%	$3.7	8%

Gross profit percentage on total support and services and other revenues	63%		60%

        Cost of support and services and other revenues was $46.6 million for the three months ended October 31, 2004 as compared to $50.3 million for the three months ended October 31, 2005, an increase of $3.7 million or 8%. Approximately $1.4 million of this increase was attributable to the impact of the fiscal 2006 acquisitions. The increase in core product line cost of $2.3 million was attributable to increased use of third-party contractors for professional services work and changes in utilization rates for billable services personal offset by reduced hardware costs.

        The gross profit related to support and services and other revenues decreased from 63% in the three months ended October 31, 2004 to 60% in the three months ended October 31, 2005 primarily as a result of lower revenues and higher cost in our core product line discussed above.

Operating Expenses
Total operating expenses

	Three Months Ended October 31,
						Percent Change
	2004	%	2005	%	Increase
	(Dollars in millions)
Total operating expenses for core product lines	$87.1	91%	$89.6	86%	$2.5	3%
Intangible asset amortization, stock compensation expense and in-process research and development	8.9	9	11.6	11	2.7	30
Effect of fiscal 2006 acquisitions	—	—	3.6	3	3.6	—

Total operating expenses	$96.0	100%	$104.8	100%	$8.8	9%

Operating margin percentage on total revenues	8%		6%

        Total operating expenses were $96.0 million for the three months ended October 31, 2004 as compared to $104.8 million for the three months ended October 31, 2005, an increase of $8.8 million or 9%. Operating expenses for the three months ended October 31, 2005 included $5.6 million in incremental expenses from the fiscal 2006 acquisitions, including $1.7 million in in-process research and development and $0.3 million in other intangible amortization.

        Included in operating expenses for the three months ended October 31, 2004 were approximately $6.4 million of amortization expense associated with acquisitions, compared to $6.6 million for the three months ended October 31, 2005, and $2.5 million of non-cash stock compensation expense in the three months ended October 31, 2004, compared to $3.3 million in the three months ended October 31, 2005. The increase in non-cash stock compensation expense reflects the adoption of SFAS 123(R).

Sales and marketing expenses

	Three Months Ended October 31,
						Percent Change
	2004	%	2005	%	Increase
	(Dollars in millions)
Sales and marketing expenses for core product lines	$43.4	98%	$43.7	94%	$0.3	1%
Non-cash stock compensation	0.9	2	1.2	3	0.3	33
Effect of fiscal 2006 acquisitions	—	—	1.5	3	1.5	—

Total sales and marketing expenses	$44.3	100%	$46.4	100%	$2.1	5%

        Total sales and marketing expenses were $44.3 million for the three months ended October 31, 2004 as compared to $46.4 million for the three months ended October 31, 2005, an increase of $2.1 million or 5%. For the three months ended October 31, 2005 approximately $1.5 million and $0.3 million of incremental expense was due to the fiscal 2006 acquisitions and our core product lines, respectively, reflecting investments in our sales force, offset by lower spending for marketing.

Research and development expenses

	Three Months Ended October 31,
						Percent Change
	2004	%	2005	%	Increase
	(Dollars in millions)
Research and development expenses for core product lines	$24.3	100%	$24.3	90%	$—	—%
In-process research and development	—	—	1.7	6	1.7	—
Effect of fiscal 2006 acquisitions	—	—	1.1	4	1.1	—

Total research and development expenses	$24.3	100%	$27.1	100%	$2.8	12%

        Total research and development expenses were $24.3 million for the three months ended October 31, 2004 as compared to $27.1 million for the three months ended October 31, 2005, an increase of $2.8 million or 12%. For the three months ended October 31, 2005, research and development expenses increased $1.1 million due to the fiscal 2006 acquisitions and $1.7 million related to an in-process research and development charge in connection with the Epiphany acquisition.

General and administrative expenses

	Three Months Ended October 31,
					Increase (Decrease)	Percent Change
	2004	%	2005	%
	(Dollars in millions)
General and administrative expenses for core product lines	$21.0	93%	$17.8	88%	$(3.2)	(15)%
Non-cash stock compensation	1.5	7	1.5	7	—	—
Effect of fiscal 2006 acquisitions	—	—	0.9	5	0.9	—

Total general and administrative expenses	$22.5	100%	$20.2	100%	$(2.3)	(10)%

        Total general and administrative expenses were $22.5 million for the three months ended October 31, 2004 as compared to $20.2 million for the three months ended October 31, 2005, a decrease of $2.3 million or 10%. General and administrative expenses declined by $3.2 million for core product lines, or 15%, in the three months period ended October 31, 2005 period compared to the prior year period due to lower infrastructure costs, lower professional fees and lower bad debt expense.

  Restructuring changes (benefits)

        Restructuring charges (benefits) were a benefit of $1.5 million for the three months ended October 31, 2004 and a charge of $4.5 million for the three months ended October 31, 2005. See note J to our condensed consolidated financial statements included elsewhere in this prospectus.

Other Income (Expense)

        Interest expense.    Interest expense—related parties was $3.9 million for the three months ended October 31, 2004 and $1.5 million for the three months ended October 31, 2005, a decrease of $2.4 million, reflecting the repayment of $81.2 million of related party debt with proceeds from our IPO in June 2005 and the repayment, on September 22, 2005, of the remaining related-party debt with the proceeds of the new $200.0 million term credit facility. The loss on the early retirement of debt represents a non-cash, non-operating charge of approximately $3.3 million of unamortized financing fees associated with the related-party debt. See the discussion of debt financing in "—Liquidity and Capital Resources." Interest expense-other was $0 in the three months ended October 31, 2004 and expense of $0.6 million in the three months ended October 31, 2005 reflecting the senior secured credit facility entered into in September 2005 as described above and in "—Liquidity and Capital Resources," offset by interest income.

        Other income (expense).    We recorded income of $1.0 million and expense of $1.8 million in the three months ended October 31, 2004 and 2005, respectively, reflecting net foreign exchange gains and losses in the periods. The net foreign exchange gain and loss in each period came from the impact of exchange rates movements on intercompany balances between our subsidiaries.

        Provision for income tax expense.    The provision for income tax was $4.4 million and $2.1 million in the three months ended October 31, 2004 and 2005, respectively. The effective tax rate was approximately 41% and 68% for the three months ended October 31, 2004 and 2005, respectively. The effective rates exceeded the U.S. statutory rate of 34% in both periods due to state income taxes, income tax rate differences in foreign countries and operating losses in entities where tax losses already have a full valuation allowance. The effective tax rate for the three months ended October 31, 2005 was also increased by the $1.7 million in-process research and development charge related to Epiphany, which is not tax deductible. We expect our effective tax rate to be approximately 45% for the remainder of fiscal 2006.

  Earnings per Share

	Three Months Ended October 31,
	2004	2005
Earnings (loss) per common share
Basic	$(2.47)	$0.01
Diluted	(2.47)	0.01
Earnings per preferred share
Basic and diluted	$6.07	$—

        For the three months ended October 31, 2004 and the entire 2005 fiscal year, we calculated basic earnings per share using the two-class method. Under the two-class method, net income for any given period was allocated between common stock and the Series A convertible preferred stock outstanding prior to our IPO in May 2005, on the basis of weighted average number of shares outstanding during the period. Net loss was allocated solely to the common stockholders since, according to the terms of our prior Certificate of Incorporation, the Series A convertible preferred stock was not obligated to share in our losses. In connection with our IPO, all of our Series A convertible preferred stock converted into shares of our common stock.

        Basic earnings per common share is based on the weighted average number of common shares outstanding. For fiscal 2005 and the three months ended October 31, 2005, basic earnings per common share included the effect of 4,785,000 common shares issued on February 25, 2004, in connection with an amendment to our Certificate of Incorporation that reclassified each share of Series A convertible preferred stock into one share of Series A convertible preferred stock and 1.595 shares of common stock. Basic earnings attributed to common shares included the allocated share of undistributed earnings.

Year Ended July 31, 2004 Compared to Year Ended July 31, 2005

General

        Our operating results for fiscal 2004 included results for the EXE acquisition for approximately seven months. The Arzoon and Marcam acquisitions were completed in June 2004 and operating results for fiscal 2004 include approximately two months of Arzoon results and approximately one month of Marcam results. Our operating results for fiscal 2005 included results for the fiscal 2004 acquisitions (EXE, Arzoon and Marcam) for the entire period. References to our core product lines in this section refer to our product lines owned during the entire fiscal 2004 and 2005.

Revenues

  Total Revenues

	2004	%	2005	%	Increase (Decrease)	Percent Change
	(Dollars in millions, except number of employees and revenue per average employee)
Total revenues from core product lines	$585.2	92%	$611.1	86%	$25.9	4%
Effect of fiscal 2004 acquisitions	51.3	8	100.7	14	49.4	96

Total revenues	$636.5	100%	$711.8	100%	$75.3	12%

Total employees (at end of period)	3,702		3,510		(192)	(5)%
Average employees	3,590		3,594		4	—%
Revenue per average employee (dollars in 000s)	$177		$198		$21	12%

        Total revenues were $636.5 million for fiscal 2004 as compared to $711.8 million for fiscal 2005, an increase of $75.3 million or 12%. Fiscal 2005 included $49.4 million of incremental revenues from the fiscal 2004 acquisitions. Revenues from our core product lines were $585.2 million and $611.1 million for fiscal 2004 and 2005, respectively. This increase in revenues from core product lines resulted from a 25% increase in license fees partially offset by an 8% decline in core product line services and other revenue, our least profitable source of revenue.

        Revenue per average employee increased as a result of additional license fees revenues and improved productivity of the market-facing personnel in our business.

  Segment Revenues and Profits

        We primarily manage our business on a geographic basis. Our four geographic business segments are:

  •
  North America, which consists of the United States and Canada;

  •
  EMEA;

  •
  Asia Pacific, which consists of Asia, the Pacific Rim and Japan; and

  •
  Latin America, which consists of Mexico and Central and South America.

  Revenues by Segment

	2004	%	2005	%
	(Dollars in millions)
North America	$271.0	43%	$314.7	44%
EMEA	243.7	38	280.3	39
Asia Pacific	86.5	13	84.1	12
Latin America	35.3	6	32.7	5

Total revenues	$636.5	100%	$711.8	100%

  Segment Profit

	2004	%	2005	%
	(Dollars in millions)
North America	$124.4	66%	$151.0	70%
EMEA	40.4	21	51.8	24
Asia Pacific	16.2	9	11.3	5
Latin America	8.3	4	2.5	1

Total segment profit	$189.3	100%	$216.6	100%

        Revenues from North America increased $43.7 million or 16% in fiscal 2005 over fiscal 2004. The fiscal 2004 acquisitions accounted for $31.6 million of the increase while license fees revenues from our core product lines increased $18.7 million. These increases were partially offset by decreases in support and services and other revenues. The increase in license fees revenues was principally attributable to customer orders for the SSA ERPLN product released in July 2004. In addition, $5.0 million of the increase was due to the carry-over impact of ratable revenue recognition for multi-year term license contracts discussed above.

        Segment profit reported for the geographic segments is computed by subtracting direct costs incurred by the geographic segment from segment revenue. These direct costs include cost of license fees, cost of support, services and other revenue, cost of direct sales and marketing as well as local costs for research and development and general and administrative functions. Segment profits from North America increased $26.6 million or 21% in fiscal 2005 as compared to the prior fiscal year. Segment profits were 46% of segment revenues in fiscal 2004 and 48% in fiscal 2005.

        Fiscal 2005 revenues from EMEA increased $36.6 million or 15% to $280.3 million, with $12.5 million of the increase attributable to the fiscal 2004 acquisitions and $24.7 million attributable to increased license fees revenues in our core product lines. Increased support revenues from our core product lines was offset by a decrease in services and other revenues from our core product lines. The increase in license fees revenues was principally attributable to customer orders for SSA ERPLN. In addition, $5.0 million was due to the carry-over impact of ratable revenue recognition for multi-year term license contracts discussed above.

        Segment profits from EMEA increased $11.4 million or 28% in fiscal 2005 compared to the prior fiscal year. Segment profits were 17% of segment revenues in fiscal 2004 and 18% in fiscal 2005.

        Revenues from the Asia Pacific segment decreased $2.4 million or 3% in fiscal 2005 compared to fiscal 2004, as a result of lower license fees and decreased services revenue of $6.5 million largely due to decreased revenue in Japan. These decreases were partially offset by $4.2 million of revenue increases from the fiscal 2004 acquisitions.

        Segment profits from Asia Pacific decreased $4.9 million in fiscal 2005 as compared to the prior fiscal year. Segment profits were 19% of segment revenues in fiscal 2004 and 13% in fiscal 2005, as a result of lower revenues.

        Revenues from Latin America decreased $2.6 million or 7% in fiscal 2005 as compared to the prior fiscal year primarily as a result of $4.2 million in lower license fees revenues. The decrease in license fees revenues resulted from a decrease in larger contracts in fiscal 2005.

        Segment profits from Latin America decreased $5.8 million in fiscal 2005 as compared to the prior fiscal year. Segment profits were 24% of segment revenues in fiscal 2004 and decreased to 8% in fiscal 2005, representing lower revenues and a revenue shift to the lower margin services business.

        Sales outside the United States accounted for approximately 60% and 59% of our total revenues for fiscal 2004 and 2005, respectively.

  License Fees Revenues

	2004	%	2005	%	Increase	Percent Change
	(Dollars in millions)
License fees revenue from core product lines	$147.6	94%	$183.8	90%	$36.2	25%
Effect of fiscal 2004 acquisitions	9.9	6	19.9	10	10.0	101

License fees revenue	$157.5	100%	$203.7	100%	$46.2	29%

        Total license fees revenues were $157.5 million for fiscal 2004 as compared to $203.7 million for fiscal 2005, an increase of $46.2 million or 29%. In fiscal 2005, $10.0 million of the incremental license fees revenues came from the fiscal 2004 acquisitions. The increase of $36.2 million from our core product lines reflected increased customer orders for the SSA ERPLNproduct released in July 2004, as well as increased sales lead generation from our marketing and advertising programs and improved sales force productivity. The carry-over impact of $10.4 million from the ratable revenue recognition for multi-year term license contracts made effective at the beginning of the prior fiscal year also contributed to the increase.

  Support Revenues

	2004	%	2005	%	Increase (Decrease)	Percent Change
	(Dollars in millions)
Support revenues from core product lines	$310.5	96%	$310.4	90%	$(0.1)	—%
Effect of fiscal 2004 acquisitions	12.0	4	33.4	10	21.4	178

Support revenues	$322.5	100%	$343.8	100%	$21.3	7%

        Total support revenues were $322.5 million for fiscal 2004 as compared to $343.8 million for fiscal 2005, an increase of $21.3 million or 7%. All of the increase was attributable to the fiscal 2004 acquisitions. Support revenues attributable to our core product lines were flat reflecting stable customer support renewals in both periods.

        Support revenues decreased from 51% of total revenues for fiscal 2004 to 48% of total revenues for fiscal 2005. This shift stems from increased license fees revenues in fiscal 2005.

  Services and Other Revenues

	2004	%	2005	%	Increase (Decrease)	Percent Change
	(Dollars in millions)
Services and other revenues from core product lines	$127.1	81%	$117.1	71%	$(10.0)	(8)%
Effect of fiscal 2004 acquisitions	29.4	19	47.2	29	17.8	61

Services and other revenues	$156.5	100%	$164.3	100%	$7.8	5%

        Total services and other revenues were $156.5 million for fiscal 2004 as compared to $164.3 million for fiscal 2005, an increase of $7.8 million or 5%. Approximately $17.8 million of the change in services and other revenues in fiscal 2005 was attributable to increased revenue from the fiscal 2004 acquisitions. The decrease in core product revenues reflects a reduced emphasis by us on consulting services with lower associated profitability and a decrease in demand.

Cost of revenues

  Cost of License Fees Revenues

	2004	%	2005	%	Increase	Percent Change
	(Dollars in millions)
Cost of license fees revenues for core product lines	$19.4	56%	$22.6	53%	$3.2	16%
Amortization of capitalized software and acquired technology	13.3	38	17.1	40	3.8	29
Effect of fiscal 2004 acquisitions	2.1	6	2.8	7	0.7	33

Cost of license fees revenues	$34.8	100%	$42.5	100%	$7.7	22%

Gross profit percentage on license fees revenues	78%		79%

        Cost of license fees revenues includes royalties associated with the sale of third-party products, amortization of capitalized software and acquired technology, and commissions paid to resellers. These costs totaled $34.8 million for fiscal 2004 as compared to $42.5 million for fiscal 2005, an increase of $7.7 million or 22%. Approximately $0.7 million of this increase was due to the impact of the fiscal 2004 acquisitions. The increase in cost of license fees revenues for our core product lines was due to a higher volume of third-party products sold in fiscal 2005 causing a royalty payment increase.

  Cost of Support, Services and Other Revenue

	2004	%	2005	%	Increase	Percent Change
	(Dollars in millions)
Cost of support, services and other revenues from core product lines	$153.1	87%	$154.3	78%	$1.2	1%
Effect of fiscal 2004 acquisitions	22.7	13	44.1	22	21.4	94

Cost of support, services and other revenue	$175.8	100%	$198.4	100%	$22.6	13%

Gross profit percentage on total support, services and other revenues	63%		61%

        Cost of support, services and other revenues was $175.8 million for fiscal 2004 as compared to $198.4 million for fiscal 2005, an increase of $22.6 million or 13%. This increase was attributable to the impact of the fiscal 2004 acquisitions. The acquired businesses, particularly EXE, have a higher support, services and other revenue mix than our core product lines.

        The gross profit related to support, services and other revenues decreased from 63% in fiscal 2004 to 61% in fiscal 2005.

Operating expenses

  Total Operating Expenses

	2004	%	2005	%	Increase	Percent Change
	(Dollars in millions)
Total operating expenses for core product lines	$327.7	87%	$330.1	82%	$2.4	1%
Intangible asset amortization and stock compensation expense	32.5	9	42.4	10	9.9	30
Effect of fiscal 2004 acquisitions	16.7	4	31.2	8	14.5	87

Total operating expenses	$376.9	100%	$403.7	100%	$26.8	7%

Operating margin percentage on total revenues	8%		9%

        Total operating expenses were $376.9 million for fiscal 2004 as compared to $403.7 million for fiscal 2005, an increase of $26.8 million. Operating expenses for fiscal 2005 included $14.5 million in incremental expenses from the fiscal 2004 acquisitions.

        Included in operating expenses for fiscal 2004 were approximately $23.4 million of amortization expense associated with our acquisitions, which compared to $25.5 million in fiscal 2005, and $9.1 million of non-cash stock compensation expense in fiscal 2004, which compared to $16.9 million in fiscal 2005. The increase in non-cash stock compensation expense in fiscal 2005 reflected the impact of approximately $8.6 million of non-cash, non-recurring compensation expense recorded effective with the IPO to catch-up the straight-line vesting over the remaining service period to the actual vesting schedules of the underlying stock options. This adjustment was required commensurate with the IPO due to the termination of the transferability provisions and our call option related to stock options.

        Also included in operating expenses for fiscal 2004 were $16.8 million of incremental auditor and consulting fees, acquisition integration and other transition costs principally attributable to Baan. The expenses associated with our core product lines reflect spending to support our total business operations, which benefited all product lines, including those acquired in the fiscal 2004 acquisitions.

        Operating expenses also included approximately $3.2 million in fiscal 2004 related to the termination provision under our chief executive officer's employment agreement. Effective May 26, 2005, our chief executive officer's employment agreement was amended to eliminate his right to receive a deferred payment in exchange for a one-time payment of approximately $1.0 million. The $7.8 million of expenses accrued as of May 31, 2005 for our chief executive officer's deferred bonus payment was reversed and recorded as a reduction of general and administrative expense. Approximately $5.5 million, in aggregate, was paid to our chief executive officer and to certain members of management, as a special bonus upon the consummation of the IPO. The net fiscal 2005 expense impact was a credit of $1.3 million as follows:

	Deferred Payment Accrual Elimination	IPO-related payments	Total
	(Dollars in millions)
Cost of revenues—Cost of support, services and other	$—	$0.2	$0.2
Sales and marketing	—	1.5	1.5
Research and development	—	0.2	0.2
General and administrative	(7.8)	4.6	(3.2)

	$(7.8)	$6.5	$(1.3)

  Sales and Marketing Expenses

	2004	%	2005	%	Increase	Percent Change
	(Dollars in millions)
Sales and marketing expenses for core product lines	$147.5	94%	$167.5	89%	$20.0	14%
Non-cash stock compensation	3.4	2	6.0	3	2.6	76
Effect of fiscal 2004 acquisitions	6.1	4	15.4	8	9.3	152

Total sales and marketing expenses	$157.0	100%	$188.9	100%	$31.9	20%

        Total sales and marketing expenses were $157.0 million for fiscal 2004 as compared to $188.9 million for fiscal 2005, an increase of $31.9 million or 20%. Fiscal 2005 included $9.3 million in incremental expenses due to the fiscal 2004 acquisitions and $20.0 million of expenses from the core product lines, reflecting investments in our sales force, higher sales commissions and incentives due to higher license fees revenues, and higher spending for advertising, marketing and product solutions, which benefited all product lines, including those acquired in the fiscal 2004 acquisitions.

  Research and Development Expenses

	2004	%	2005	%	Increase Change	Percent Change
	(Dollars in millions)
Research and development expenses for core product lines	$90.7	95%	$94.4	92%	$3.7	4%
Effect of fiscal 2004 acquisitions	4.5	5	8.4	8	3.9	87

Total research and development expenses	$95.2	100%	$102.8	100%	$7.6	8%

        Total research and development expenses were $95.2 million for fiscal 2004 as compared to $102.8 million for fiscal 2005, an increase of $7.6 million or 8%. In fiscal 2005, research and development expenses increased by $3.9 million due to the fiscal 2004 acquisitions and $3.7 million in our core product lines. The increase in core research and development expense was primarily due to salary increases in our third quarter of fiscal 2005. Approximately $1.1 million of research and development expenses in fiscal 2004 related to in-process research and development expenses in connection with the Marcam acquisition.

  General and Administrative Expenses

	2004	%	2005	%	Increase (Decease)	Percent Change
	(Dollars in millions)
General and administrative expenses for core product lines	$86.6	88%	$70.4	80%	$(16.2)	(19)%
Non-cash stock compensation	5.5	6	10.5	12	5.0	91
Effect of fiscal 2004 acquisitions	6.1	6	7.4	8	1.3	21

Total general and administrative expenses	$98.2	100%	$88.3	100%	$(9.9)	(10)%

        Total general and administrative expenses were $98.2 million for fiscal 2004 as compared to $88.3 million for fiscal 2005, a decrease of $9.9 million or 10%. The decrease in general and administrative expenses was largely due to the inclusion in fiscal 2004 of $15.3 million related to integration costs associated with the Baan acquisition.

        Restructuring changes (benefits).    Restructuring charges (benefits) were a charge of $3.1 million for fiscal 2004 and a benefit of $1.8 million for fiscal 2005. See note I to our consolidated financial statements included elsewhere in this prospectus.

Other Income (Expense)

        Interest expense.    Interest expense—related parties was $13.7 million for fiscal 2004 and $15.3 million for fiscal 2005, an increase of $1.6 million or 12%. The average related-party debt for fiscal 2004 totaled $214.7 million with average annual interest approximating 5.6%, plus amortization of prepaid financing fees. The average related-party debt for fiscal 2005 totaled $218.9 million with average annual interest approximating 6.4%, as well as amortization of prepaid financing fees. Approximately $3.6 million and $4.4 million of interest in fiscal 2004 and 2005, respectively, was due to imputing interest on the 1.23% promissory notes.

        Interest income—other was $0.1 million in fiscal 2004 and $0.6 million in fiscal 2005 and reflected an increase in interest income on the higher cash balances.

        Other income (expense).    We recorded other income of $0.6 million and $1.7 million in fiscal 2004 and 2005, respectively, reflecting net foreign exchange gains in both periods. These gains resulted from the impact of exchange rates on intercompany balances between our subsidiaries.

        Provision for income tax expense.    The provision for income tax was $17.2 million and $21.7 million in fiscal 2004 and 2005, respectively. The effective tax rate was 47.8% and 40.0% for fiscal 2004 and 2005, respectively. The effective rates exceeded the U.S. statutory rate of 34.0% due to state income taxes, income tax rate differences in foreign countries and operating losses in entities where tax losses already have a full valuation allowance.

  Earnings Per Share

	2004	2005
Loss per common share
Basic and diluted	$(13.10)	$(3.58)
Earnings per preferred share
Basic and diluted	$27.17	$34.89

        We calculated basic earnings per share using the two-class method. Under the two-class method, net income for any given period was allocated between common stock and the Series A

Convertible Preferred Stock on the basis of weighted average number of shares outstanding during the period. Net loss was allocated solely to the common stockholders since, according to the terms of our Certificate of Incorporation prior to the IPO, Series A Convertible Preferred Stock was not obligated to share in our losses. In connection with our IPO, all of our Series A Convertible Preferred Stock converted into shares of our common stock.

        Basic earnings per common share is based on the weighted average number of common shares outstanding. For fiscal 2004 and 2005, basic earnings per common share included the effect of 4,785,000 common shares issued on February 25, 2004, in connection with an amendment to our Certificate of Incorporation that reclassified each share of Series A Convertible Preferred Stock into one share of Series A Convertible Preferred Stock and 1.595 shares of common stock. Basic earnings attributed to common shares included the allocated share of undistributed earnings.

        Diluted earnings per common share was calculated using the if converted method and was based on the combination of basic shares outstanding and potentially dilutive shares. For the fiscal 2004, the potentially dilutive shares consisted of our outstanding stock options, convertible preferred stock and the accumulated dividends thereon. For the fiscal 2005, potentially dilutive shares consisted of outstanding stock options, subordinated convertible notes, stock appreciation rights, convertible preferred stock and the accumulated dividends thereon.

        Diluted earnings included net income (loss) before distributions to preferred stockholders.

Year Ended July 31, 2003 Compared to Year Ended July 31, 2004

General

        Our operating results for fiscal 2003 included approximately seven months of results for Infinium and approximately one month of Ironside operations. The Baan acquisition and the Elevon acquisition were completed in July 2003, just prior to the end of fiscal 2003. The operating results for fiscal 2004 included results of each of our fiscal 2003 acquisitions for the full year and approximately seven months of operating results for EXE, following the acquisition in December 2003. The Arzoon acquisition and the Marcam acquisition were completed in June 2004 and operating results for fiscal 2004 include approximately two months of Arzoon results and approximately one month of Marcam results. References in this section to our core product lines refer to our BPCS and interBiz product lines for fiscal 2003 and 2004.

Revenues

  Total Revenues

	2003	%	2004	%	Increase (Decrease)	Percent Change
	(Dollars in millions, except number of employees and revenue per average employee)
Total revenues from core product lines	$255.1	86%	$227.0	36%	$(28.1)	(11)%
Effect of fiscal 2003 and 2004 acquisitions	41.5	14	409.5	64	368.0	887

Total revenues	$296.6	100%	$636.5	100%	$339.9	115%

Total employees (at end of period)	3,371		3,702		331	10%
Average employees	1,478		3,590		2,112	143%
Total revenue per average employee (dollars in 000s)	$201		$177		$(24)	(12)%

        Total revenues were $296.6 million for fiscal 2003 as compared to $636.5 million for fiscal 2004, an increase of $339.9 million or 115%. Fiscal 2004 included $368.0 million of incremental revenues from the fiscal 2003 and 2004 acquisitions, with Baan representing $275.3 million of the increase and Ironside, Elevon, EXE, Arzoon and Marcam representing $65.1 million of the increase. Revenues from our core product lines were $255.1 million and $227.0 million for fiscal 2003 and 2004, respectively. This decrease in revenues resulted from (1) changes in our accounting treatment for multi-year term licenses in fiscal 2004 from upfront revenue recognition to ratable recognition, causing a $14.9 million decrease in license fees revenues in fiscal 2004, (2) non-renewals of expiring long-term support arrangements associated with interBiz and (3) declines in the services business. See the discussion of revenue recognition in "—Critical Accounting Policies" above and significant accounting policies as described in note B to our consolidated financial statements included elsewhere in this prospectus.

        Sales outside the United States accounted for approximately 55% and 60% of our total revenues for fiscal 2003 and 2004, respectively. This geographic shift in revenues was largely due to 72% of Baan revenues being generated outside the United States in fiscal 2004.

        The decline in total revenues per average employee principally reflects the addition of nearly 1,900 Baan employees in July 2003. A significant number of research and development staff from the Baan acquisition resides in India, which offers a favorable cost structure. As of July 31, 2004, approximately 10% of our employees were employed in India while, prior to the Baan acquisition in July 2003, the percentage of employees in India was minimal.

  Revenues by Segment

	2003	%	2004	%
	(Dollars in millions)
North America	$140.2	47%	$271.0	43%
EMEA	91.9	31	243.7	38
Asia Pacific	47.1	16	86.5	13
Latin America	17.4	6	35.3	6

Total revenues	$296.6	100%	$636.5	100%

  Segment Profit

	2003	%	2004	%
	(Dollars in millions)
North America	$78.4	67%	$124.4	66%
EMEA	25.1	21	40.4	21
Asia Pacific	10.6	9	16.2	9
Latin America	4.0	3	8.3	4

Total segment profit	$118.1	100%	$189.3	100%

        Total revenues from North America increased by 93% in fiscal 2004 as compared to fiscal 2003, primarily as a result of our fiscal 2003 and 2004 acquisitions. As a percentage of total revenues, the North America segment was 47% in fiscal 2003 and 43% in fiscal 2004. The fiscal 2004 decrease in North America revenues as a percentage of total revenues represents the impact of the fiscal 2003 acquisitions, particularly Baan, which has a significant European customer base. North America revenues from our core product lines decreased in fiscal 2004 by $13.5 million as compared to fiscal 2003 as a result of the change in our accounting treatment for multi-year term licenses in fiscal 2004 from up front revenue recognition to ratable recognition, the non-renewal of expiring long-term support contracts associated with interBiz and declines in the services businesses. See note B to our consolidated financial statements included elsewhere in this prospectus.

        Segment profits from North America increased $46.0 million or 59% in fiscal 2004 as compared to fiscal 2003 as a result of increased segment revenue partially offset by increased segment costs. North America segment profits were 56% of segment revenues in fiscal 2003 and 46% of segment revenues in fiscal 2004. The percentage decrease was attributable to lower margin revenues, such as the incremental EXE hardware revenues, and a general increase in operating expenses to support the operations of the fiscal 2003 and 2004 acquisitions.

        Total revenues from EMEA increased by 165% in fiscal 2004 as compared to fiscal 2003, primarily as a result of our fiscal 2003 and 2004 acquisitions. Revenues from the region represented 31% of total revenues in fiscal 2003 and 38% in fiscal 2004. As discussed above, the increase in the fiscal 2004 revenues as a percentage of total revenues reflected the impact of the fiscal 2003 acquisitions. Baan, which was acquired in July 2003, represented 44% of total revenues in fiscal 2004 and has a significant European customer base. EMEA revenues from our core product lines decreased by $15.4 million in fiscal 2004 as a result of a change in our accounting treatment for multi-year term licenses, as well as from the non-renewal of expiring long-term support contracts associated with interBiz and declines in the services businesses. See note B to our consolidated financial statements included elsewhere in this prospectus.

        Segment profits from EMEA increased $15.3 million or 61% in fiscal 2004 as compared to fiscal 2003 as a result of increased segment revenue partially offset by increased segment costs. EMEA segment profits were 27% of segment revenues in fiscal 2003 and 17% in fiscal 2004. The percentage decrease was attributable to lower margin revenues, such as the incremental EXE hardware revenues, and a general increase in operating expenses to support the fiscal 2003 and 2004 acquisitions. Increases in research and development expenses related to the Baan acquisition further contributed to the decrease in the segment profits on a percentage basis.

        Total revenues from the Asia Pacific segment increased by 84% in fiscal 2004 as compared to fiscal 2003, primarily as a result of our fiscal 2003 and 2004 acquisitions. Revenues from the Asia Pacific region represented 16% of total revenues in fiscal 2003 and 13% in fiscal 2004. As discussed above, the decrease in the fiscal 2004 Asia Pacific revenues as a percentage of total revenues represents the impact on total revenues from the fiscal 2003 acquisitions, particularly with respect to Baan with its significant European customer base.

        Segment profits from Asia Pacific increased $5.6 million or 53% in fiscal 2004 as compared to fiscal 2003 as a result of the increased segment revenues partially offset by increased segment costs. Segment profits were 23% of segment revenues in fiscal 2003 and 19% in fiscal 2004. The percentage decrease was attributable to lower margin revenues, including on the incremental EXE hardware revenues, and a general increase in operating expenses to support the fiscal 2003 and 2004 acquisitions. Increases in research and development expenses related to the Baan India operation further contributed to the decrease in the segment profits on a percentage basis.

        Total revenues from the Latin America segment increased by 103% in fiscal 2004 as compared to fiscal 2003, primarily as a result of our fiscal 2003 and 2004 acquisitions. Revenues from the Latin America region represented 6% of total revenues in both fiscal 2003 and 2004.

        Segment profits from Latin America increased $4.3 million or 108% in fiscal 2004 as compared to fiscal 2003 primarily as a result of the increased segment revenues. Segment profits were 23% of segment revenues in fiscal 2003 and 24% in fiscal 2004.

        Sales outside the United States accounted for approximately 55% and 60% of our total revenues for both fiscal 2003 and 2004, respectively.

  License Fees Revenues

	2003	%	2004	%	Increase (Decrease)	Percent Change
	(Dollars in millions)
License fees revenue from core product lines	$88.4	94%	$80.1	51%	$(8.3)	(9)%
Effect of fiscal 2003 and 2004 acquisitions	5.6	6	77.4	49	71.8	1,282

License fees revenue	$94.0	100%	$157.5	100%	$63.5	68%

        Total license fees revenues were $94.0 million for fiscal 2003 as compared to $157.5 million for fiscal 2004, an increase of $63.5 million or 68%. For fiscal 2004, $71.8 million of the incremental license fees revenues came from the fiscal 2003 and 2004 acquisitions, with Baan representing $52.8 million of the increase and Ironside, Elevon, EXE, Arzoon and Marcam representing $12.0 million of the increase. License fees revenues from our core product lines were $88.4 million and $80.1 million for fiscal 2003 and 2004, respectively. This decrease in fiscal 2004 included the $14.9 million revenue decrease related to the change in revenue recognition for multi-year term software licenses discussed above.

  Support Revenues

	2003	%	2004	%	Increase (Decrease)	Percent Change
	(Dollars in millions)
Support revenues from core product lines	$115.1	80%	$105.8	33%	$(9.3)	(8)%
Effect of fiscal 2003 and 2004 acquisitions	28.7	20	216.7	67	188.0	655

Support revenues	$143.8	100%	$322.5	100%	$178.7	124%

        Total support revenues were $143.8 million for fiscal 2003 as compared to $322.5 million for fiscal 2004, an increase of $178.7 million or 124%. Approximately $188.0 million of the incremental support revenues resulted from the fiscal 2003 and 2004 acquisitions, with Baan representing $149.2 million of the increase and Ironside, Elevon, EXE, Arzoon and Marcam representing $22.1 million of the increase. Support revenues from our core product lines were $115.1 million and $105.8 million for fiscal 2003 and 2004, respectively. The decrease in support revenues from our core product lines reflects the effect of non-renewals of long-term support agreements associated with legacy interBiz customers. Based on our discussions with certain interBiz customers that had entered into multiple year support agreements prior to our acquisition of interBiz, we expected that these customers may not renew such agreements. Overall customer support renewals were stable at approximately 90% for fiscal 2004 when compared to the prior fiscal year.

        Support revenues increased from 48% of total revenues for fiscal 2003 to 51% of total revenues for fiscal 2004. This shift reflected the higher percentage of support revenues from the Baan and EXE acquisitions. We continue to seek acquisition candidates with a high percentage of support revenues to total revenues as a source of recurring revenues and cash flows.

  Services and Other Revenues

	2003	%	2004	%	Increase (Decrease)	Percent Change
	(Dollars in millions)
Services and other revenues from core product lines	$51.6	88%	$41.1	26%	$(10.5)	(20)%
Effect of fiscal 2003 and 2004 acquisitions	7.2	12	115.4	74	108.2	1,503

Services and other revenues	$58.8	100%	$156.5	100%	$97.7	166%

        Total services and other revenues were $58.8 million for fiscal 2003 as compared to $156.5 million for fiscal 2004, an increase of $97.7 million or 166%. Approximately $108.2 million of the increase came from the fiscal 2003 and 2004 acquisitions, with Baan representing $73.3 million of the increase and Ironside, Elevon, EXE, Arzoon and Marcam representing $31.0 million of the increase. Services and other revenues from our core product lines were $51.6 million and $41.1 million for fiscal 2003 and 2004, respectively, reflecting reduced emphasis by us on consulting services due to lower associated profitability and a decrease in demand. Services and other revenues increased to 24% of total revenues in fiscal 2004 from 20% of revenues in fiscal 2003, mainly as a result of changes in revenue mix associated with the Baan and EXE acquisitions. Services and other revenues represented 26% of Baan total revenues and 58% of EXE total revenues in fiscal 2004.

Cost of revenues

  Cost of License Fees Revenue

	2003	%	2004	%	Increase (Decrease)	Percent Change
	(Dollars in millions)
Cost of license fees revenues for core product lines	$11.6	77%	$12.3	35%	$0.7	6%
Amortization of capitalized software and acquired technology	3.3	22	13.3	38	10.0	303
Effect of fiscal 2003 and 2004 acquisitions	0.2	1	9.2	27	9.0	4,500

Cost of license fees revenues	$15.1	100%	$34.8	100%	$19.7	130%

Gross profit percentage on license fees revenues	84%		78%

        Cost of license fees revenues totaled $15.1 million for fiscal 2003 as compared to $34.8 million for fiscal 2004, an increase of $19.7 million or 130%. Approximately $18.0 million of this increase was due to the impact of the fiscal 2003 and 2004 acquisitions, including a $9.0 million increase in amortization of capitalized software and acquired technology.

        The gross profit percentage related to license fees revenues decreased from 84% to 78% for fiscal 2003 and 2004, respectively, reflecting higher acquired technology amortization and higher royalties associated with a higher mix of third-party product sales.

  Cost of Support, Services and Other Revenue

	2003	%	2004	%	Increase (Decrease)	Percent Change
	(Dollars in millions)
Cost of support, services and other revenues from core product lines	$60.6	87%	$59.4	34%	$(1.2)	(2)%
Effect of fiscal 2003 and 2004 acquisitions	8.9	13	116.4	66	107.5	1,208

Cost of support, services and other revenue	$69.5	100%	$175.8	100%	$106.3	153%

Gross profit percentage on total support, services and other revenues	66%		63%

        Cost of support, services and other revenues was $69.5 million for fiscal 2003 as compared to $175.8 million for fiscal 2004, an increase of $106.3 million or 153%. Approximately $107.5 million of this increase was due to the impact of the fiscal 2003 and 2004 acquisitions, with Baan representing $78.5 million of the increase and Ironside, Elevon, EXE, Arzoon and Marcam representing $25.6 million of the increase. These acquired businesses have a higher support and service revenue mix than our core product lines, in part due to the inclusion of lower margin hardware business from EXE.

  Operating Expenses

  Total Operating Expenses

	2003	%	2004	%	Increase (Decrease)	Percent Change
	(Dollars in millions)
Total operating expenses for core product lines	$134.9	84%	$169.1	45%	$34.2	25%
Intangible asset amortization and stock compensation expense	6.0	4	32.5	9	26.5	442
Effect of fiscal 2003 and 2004 acquisitions	20.1	12	175.3	46	155.2	772

Total operating expenses	$161.0	100%	$376.9	100%	$215.9	134%

Operating margin percentage on total revenues	17%		8%

        Total operating expenses were $161.0 million for fiscal 2003 as compared to $376.9 million for fiscal 2004, an increase of $215.9 million, or 134%. Fiscal 2004 total operating expenses included $155.2 million in incremental expenses from acquisitions, with Baan representing $125.6 million of the increase and Ironside, Elevon, EXE, Arzoon and Marcam representing $22.2 million.

        Included in fiscal 2004 operating expenses were approximately $23.4 million of amortization expense associated with the fiscal 2003 and 2004 acquisitions, compared to $6.0 million in the prior fiscal year, and $9.4 million of non-cash stock compensation expense. Also included in fiscal 2004 operating expenses were $16.8 million of incremental auditor and consulting fees, acquisition integration and other transition costs principally attributable to Baan. Approximately $15.3 million of these costs are included in general and administrative expense. The expenses associated with our core product lines increased by $33.9 million, reflecting higher spending to support our total business operations, which benefited all product lines, including those acquired in the fiscal 2003 and 2004 acquisitions. Approximately $3.0 million and $3.2 million of operating expenses in fiscal 2003 and 2004, respectively, were attributable to the accrual of the termination provision in our chief executive officer's employment agreement.

        Our operating margin decreased from 17% in fiscal 2003 to 8% in fiscal 2004, reflecting the 4% decrease in the gross profit discussed previously and the 5% increase in total operating expenses as a percentage of total revenues discussed in this section.

  Sales and Marketing Expenses

	2003	%	2004	%	Increase (Decrease)	Percent Change
	(Dollars in millions)
Sales and marketing expenses for core product lines	$63.0	91%	$82.8	53%	$19.8	31%
Non-cash stock compensation	—	—	3.4	2	3.4	—
Effect of fiscal 2003 and 2004 acquisitions	6.5	9	70.8	45	64.3	989

Total sales and marketing expenses	$69.5	100%	$157.0	100%	$87.5	126%

        Total sales and marketing expenses were $69.5 million for fiscal 2003 as compared to $157.0 million for fiscal 2004, an increase of $87.5 million or 126%. Fiscal 2004 included $64.3 million in incremental expenses due to acquisitions. Sales and marketing expenses from our core product lines, as shown above, increased $19.8 million, reflecting higher spending for branding, marketing and product solutions, which benefited all product lines including those acquired in the fiscal 2003 and 2004 acquisitions.

  Research and Development Expenses

	2003	%	2004	%	Increase	Percent Change
	(Dollars in millions)
Research and development expenses for core product lines	$35.8	85%	$48.5	51%	$12.7	35%
Effect of fiscal 2003 and 2004 acquisitions	6.1	15	46.7	49	40.6	666

Total research and development expenses	$41.9	100%	$95.2	100%	$53.3	127%

        Total research and development expenses were $41.9 million for fiscal 2003 as compared to $95.2 million for fiscal 2004, an increase of $53.3 million or 127%. For fiscal 2004, research and development expenses increased by $40.6 million due to the acquisitions and by $12.7 million related to our core product lines. Approximately $1.1 million of research and development expenses in fiscal 2004 related to in-process research and development expensed in connection with the Marcam acquisition. Research and development expenses were incurred with respect to all products. The higher spending on research and development for our core product lines in fiscal 2004 reflects our commitment to product integrations and technology advancement.

  General and Administrative Expenses

	2003	%	2004	%	Increase	Percent Change
	(Dollars in millions)
General and administrative expenses for core product lines	$33.3	82%	$34.9	35%	$1.6	5%
Non-cash stock compensation	—	—	5.5	6	5.5	—
Effect of fiscal 2003 and 2004 acquisitions	7.5	18	57.8	59	50.3	671

Total general and administrative expenses	$40.8	100%	$98.2	100%	$57.4	141%

        Total general and administrative expenses were $40.8 million for fiscal 2003 as compared to $98.2 million for fiscal 2004, an increase of $57.4 million or 141%. Fiscal 2004 included $50.3 million in incremental expenses associated with the acquisitions. Included in this increase is $15.3 million of one-time acquisition integration costs, mainly composed of transition and audit costs for Baan. Total general and administrative expenses also included accruals of $3.0 million and $3.2 million in fiscal 2003 and 2004, respectively, related to the termination provision in our chief executive officer's employment agreement.

        Amortization of intangible assets.    Amortization of intangible assets increased from $6.0 million for fiscal 2003 to $23.4 million for fiscal 2004, an increase of $17.4 million. We began amortizing certain intangibles assets acquired, such as customer lists, associated with the Infinium, Ironside, Baan, and Elevon acquisitions, in fiscal 2003 and those associated with the EXE, Arzoon and Marcam acquisitions in fiscal 2004. See note G to our consolidated financial statements included elsewhere in this prospectus.

        Restructuring charge.    Restructuring charges of $2.8 million and $3.1 million were recorded for fiscal 2003 and 2004, respectively. The fiscal 2003 charge related to severance costs, while the fiscal 2004 charge was split between severance and office closure costs. Annual cost savings related to these charges were $8.4 million and $5.5 million, respectively. See note I to our consolidated financial statements included elsewhere in this prospectus.

  Other Income (Expense)

        Interest expense.    Interest expense—related parties was $9.4 million for fiscal 2003 and $13.7 million for fiscal 2004. The fiscal 2003 average debt totaled $92.9 million with the average annual interest rate approximating 8.6%, plus amortization of prepaid financing fees and debt-related charges. The fiscal 2004 average debt totaled $214.7 million with the average annual interest rate approximating 5.6%, plus amortization of prepaid financing fees and debt-related charges. The increase in average debt outstanding and decrease in average annual interest rate in fiscal 2004 compared to fiscal 2003 resulted from the issuance of the $130.1 million of promissory notes in July 2003 in connection with the Baan acquisition, which carry a 4.0% interest rate, including imputed interest. See note K to our consolidated financial statements included elsewhere in this prospectus and "—Liquidity and Capital Resources" below.

        Interest income (expense)—other was $0.9 million of expense for fiscal 2003 and $0.1 million of interest income for fiscal 2004. Fiscal 2003 interest expense—other included interest on the nonaffiliated portion of the term loan outstanding until April 2003. The term loan was repaid in April 2003 with proceeds from the Series A Convertible Preferred Stock issuance.

        Other income (expense).    We had net other income of $1.0 million and $0.6 million in fiscal 2003 and 2004, respectively, reflecting net foreign exchange gains in both periods. These gains resulted largely from the impact of exchange rates on intercompany balances between our subsidiaries.

        Provision (benefit) for income tax expense.    The provision for income tax was a net benefit of $10.6 million in fiscal 2003 and a net expense of $17.2 million in fiscal 2004. The tax benefit in fiscal 2003 came from the reinstatement of deferred tax assets related to post-acquisition net operating losses. The effective tax rate for fiscal 2004 was 47.8% and was higher than the U.S. statutory rate of 34.0% due to operating losses in entities where tax losses already have a full valuation allowance.

  Earnings (Loss) Per Share

	2003	2004
Earnings (loss) per common share
Basic and diluted	$0.81	$(13.10)
Earnings per preferred share
Basic and diluted	$21.77	$27.17

        See the discussion of our earnings (loss) per share calculation and components included above under "—Year Ended July 31, 2004 compared to Year Ended July 31, 2005."

Quarterly Results of Operations

        The following table sets forth our unaudited quarterly information for our last nine fiscal quarters:

	Fiscal 2004 Quarter Ended				Fiscal 2005 Quarter Ended				Fiscal 2006 Quarter Ended
	Oct. 31, 2003	Jan. 31, 2004	Apr. 30, 2004	July 31, 2004	Oct. 31, 2004	Jan. 31, 2005	Apr. 30, 2005	July 31, 2005	Oct. 31, 2005
Statement of Operations Data:
Revenues:
License fees	$30.2	$37.8	$41.2	$48.3	$41.4	$51.0	$52.5	$58.8	$52.0
Support	76.7	81.6	81.3	82.9	85.4	86.9	86.4	85.1	85.0
Services and other	34.8	36.6	42.0	43.1	39.7	40.1	41.5	43.0	40.5

Total revenues	141.7	156.0	164.5	174.3	166.5	178.0	180.4	186.9	177.5

Cost of revenues:
Cost of license fees	6.9	8.0	8.2	11.7	10.2	10.3	11.1	10.9	12.1
Cost of support, services and other	36.9	42.5	45.9	50.5	46.6	49.1	49.5	53.2	50.3

Total cost of revenues	43.8	50.5	54.1	62.2	56.8	59.4	60.6	64.1	62.4

Gross profit	97.9	105.5	110.4	112.1	109.7	118.6	119.8	122.8	115.1

Operating expenses:
Sales and marketing	35.1	37.0	40.5	44.4	44.3	46.6	47.2	50.8	46.4
Research and development	22.4	23.7	24.4	24.7	24.3	25.5	26.7	26.3	27.1
General and administrative	22.9	20.7	28.3	26.3	22.5	23.1	20.9	21.8	20.2
Amortization of other intangible assets.	5.7	5.7	5.9	6.1	6.4	6.4	6.4	6.3	6.6
Restructuring charge (benefit)	0.2	1.1	0.1	1.7	(1.5)	—	0.1	(0.4)	4.5

Total operating expenses	86.3	88.2	99.2	103.2	96.0	101.6	101.3	104.8	104.8

Operating income	11.6	17.3	11.2	8.9	13.7	17.0	18.5	18.0	10.3
Other income (expense):
Interest expense—related parties	(3.0)	(3.4)	(3.6)	(3.7)	(3.9)	(4.1)	(4.1)	(3.2)	(1.5)
Interest income (expense)—other	0.1	—	0.2	(0.2)	—	0.1	0.2	0.3	(0.6)
Loss on the early extinguishment of debt	—	—	—	—	—	—	—	—	(3.3)
Other income (expense)	(1.0)	1.3	(2.1)	2.4	1.0	0.2	0.8	(0.3)	(1.8)

Total other income (expense)	(3.9)	(2.1)	(5.5)	(1.5)	(2.9)	(3.8)	(3.1)	(3.2)	(7.2)

Income before provision for income taxes	7.7	15.2	5.7	7.4	10.8	13.2	15.4	14.8	3.1
Provision for income taxes	2.3	6.9	3.7	4.3	4.4	5.2	6.2	5.9	2.1

Net income (loss)	$5.4	$8.3	$2.0	$3.1	$6.4	$8.0	$9.2	$8.9	$1.0

  Seasonality

        We are exposed to fluctuations in quarterly revenues and expenses due to seasonal factors. These seasonal factors are common in the ERP software industry. Our quarters end on October 31, January 31, April 30 and July 31. The first quarter ending October 31 is a slower revenue quarter due to the European vacation period in August and generally weak software spending for calendar year-end customers. The second quarter ending January 31 typically improves as calendar year-end customers begin to make software-purchasing decisions reflecting new annual capital budgets and data processing initiatives. The third quarter ending on April 30 and the fourth quarter ending on

July 31 are typically our strongest quarters, reflecting customer momentum on implementing data processing plans. We expect these trends to continue for the foreseeable future.

  Foreign and Domestic Operations

        The following table sets forth certain information about our foreign and domestic operations. This information may not necessarily be indicative of trends for future periods.

Revenues

				Three Months Ended October 31,
	2003	2004	2005	2004	2005
	(Dollars in millions)
United States	$132.5	$254.9	$292.6	$69.4	$80.5
Canada	7.7	16.1	22.1	5.2	6.6

Total North America	140.2	271.0	314.7	74.6	87.1

Europe, Middle East and Africa	91.9	243.7	280.3	63.2	62.7
Asia Pacific	47.1	86.5	84.1	19.8	19.4
Latin America	17.4	35.3	32.7	8.9	8.3

Total revenues	$296.6	$636.5	$711.8	$166.5	$177.5

Long-Lived Tangible Assets

	July 31, 2005	October 31, 2005
	(Dollars in millions)
United States	$9.8	$12.0
Canada	0.2	0.2

Total North America	10.0	12.2

Europe, Middle East and Africa	5.0	5.0
Asia Pacific	1.9	2.0
Latin America	1.4	1.3

Total long-lived tangible assets	$18.3	$20.5

  Liquidity and Capital Resources

          General

        Our principal sources of liquidity and capital resources historically have been funds derived from operations, borrowings pursuant to promissory notes, the issuance of convertible preferred stock, the issuance of common stock in our IPO and the credit facility we entered into in September 2005. The proceeds from our IPO were largely used to pay down our existing debt. See "—Liquidity, Financial Condition and Capital Resources" above. We intend to fund future operating capital needs through cash on hand, future operating cash flows, and potential debt or equity financings in the future. In September 2005, we entered into a $225.0 million credit facility with a syndicate of financial institutions, JPMorgan Chase Bank, N.A., as administrative agent, and Citicorp USA, Inc., as syndication agent, including a $200.0 million term facility and a $25.0 million revolving facility. Proceeds from the term facility were used to refinance approximately $154.7 million of senior unsecured related party indebtedness (approximately $151.8 million of principal plus accrued interest) and to fund the Epiphany acquisition.

        We believe that the amounts available from these and other sources will be sufficient to fund operations and capital requirements for the foreseeable future. However, changes in business circumstances or acquisition opportunities may require us to raise additional equity capital or debt in the future. Furthermore, we cannot assure you that changing business circumstances will not cause us to require additional capital for reasons that are not currently anticipated or that the additional capital will be available to us on reasonable terms or at all. If funding is insufficient it could have a material adverse effect on our business, financial position, results of operations and cash flows.

        Days sales outstanding, or DSOs, in accounts receivable were 81 days and 71 days as of July 31, 2004, and 2005, respectively, and were 78 days and 75 days as of October 31, 2004 and 2005, respectively. DSOs are calculated based on net accounts receivable divided by average daily revenue for the applicable quarter, excluding the impact of acquisitions consummated during the respective quarter, as applicable. The decreases in DSOs as compared to July 31, 2004 and October 31, 2004 are largely related to improved collection results. There have not been any significant changes in payment terms or credit policies during fiscal 2004, fiscal 2005 or the first quarter of fiscal 2006. Our DSOs tend to be highest in our second quarter ending January 31st and lowest in the quarters ending July 31st and October 31st due to seasonality of support renewal billings.

        As of July 31, 2005, we have net operating loss carryforwards, or NOLs, that could offset approximately $276.0 million of future taxable income for U.S. federal income tax purposes. The utilization of $244.0 million of these tax losses, however, is restricted under Section 382 of the Internal Revenue Code to the extent they relate to acquired businesses, with an annual limit of $9.2 million available for use. Under Section 382, if an ownership change occurs, such as an acquisition, the ability to utilize NOLs may be subject to restriction. In addition, we had NOLs of approximately $505.0 million at July 31, 2005 that would enable us to offset future taxable income of our foreign subsidiaries. Approximately $368.4 million of these foreign NOLs expire at various dates through 2013. We estimate we will pay cash taxes totaling approximately $4.0 million to $5.0 million related to federal, state and foreign income taxes in fiscal 2006. As a result of the Epiphany acquisition, our NOLs for U.S. federal income taxes and foreign income taxes increased by approximately $295.0 million and $51.0 million, respectively. The utilization of the U.S. NOLs will be limited to approximately $100.0 million, with an annual limit of $5.0 million under Section 382 of the Internal Revenue Code.

        On October 22, 2004, the American Jobs Creation Act of 2004, or the Act, went into effect. The Act creates a temporary incentive for U.S. corporations to repatriate foreign subsidiary earnings by providing an elective 85% dividends received deduction for certain dividends from controlled foreign corporations. We may make this election with respect to dividends paid during either fiscal year 2005 or fiscal year 2006. The deduction is subject to a number of limitations and requirements, including adoption of a specific domestic reinvestment plan for the repatriated funds. We have evaluated the foreign subsidiary earnings repatriation provisions of the Act and do not intend to repatriate any foreign subsidiary earnings as of October 31, 2005. Accordingly, we have not recorded any additional tax liability as of October 31, 2005.

          Cash Flows

        Operating Activities.    The principal drivers of our cash flow from operating activities are the cash portion of operating income (operating income plus non-cash operating expense items such as depreciation, amortization and non-cash stock compensation) less cash paid for interest, income taxes, restructuring costs and other changes in working capital.

        During fiscal 2004, our cash flows from operating activities increased $1.7 million to $51.2 million from $49.5 million in the prior year period. The primary drivers of this improvement were as follows:

  •
  Cash operating income (operating income plus depreciation, amortization, in-process research and development charges and non-cash stock compensation expense) increased by $40.8 million to $103.5 million, primarily as a result of the Baan and EXE acquisitions;

  •
  Cash paid for interest decreased by $3.1 million to $7.6 million as a result of lower average coupon rates on outstanding borrowings; and

  •
  Restructuring cash outflows increased by $42.0 million to $53.6 million. Substantially all of the restructuring cash outflows in fiscal 2004 related to the Baan acquisition.

        During fiscal 2005, our cash flows from operations increased by $35.5 million to $86.7 million from $51.2 million in fiscal 2004. The primary drivers of this improvement were as follows:

  •
  Cash operating income (operating income plus depreciation, amortization and non-cash stock compensation expense) increased by $31.2 million to $134.7 million.

  •
  Restructuring cash outflows decreased by $39.7 million to $13.9 million primarily as a result of Baan-related restructuring payments included in the prior year period.

  •
  Other working capital used in operations (other than restructuring payments) was approximately $30.1 million in fiscal 2005, partially offsetting the increases described above. The working capital decrease was primarily as a result of changes associated with support revenue renewals, including lower frequency of multi-year support renewals payable in advance.

        During the three months ended October 31, 2005, our cash flows from operations was an outflow of $8.5 million compared to an outflow of $5.1 million during the three months ended October 31, 2004. The primary driver of this change was working capital changes in the three months ended October 31, 2005 associated with revenue cycles.

        Investing and Financing Activities    The following narrative summarizes our historical investing and financing activities for each period presented.

        Investing activities resulted in the use of cash totaling $198.0 million, $51.6 million and $13.9 million in fiscal 2003, 2004 and 2005, respectively. Investing activities for fiscal 2003 included a net cash outflow of $193.7 million (net of cash acquired) for acquisitions and $4.3 million for capital expenditures and capitalized software development costs. Investing activities for fiscal 2004 included a net cash outflow of $45.0 million (net of cash acquired) for the EXE, Arzoon and Marcam acquisitions and $3.9 million for capital expenditures and capitalized software development costs. Investing activities for fiscal 2005 included a net cash outflow of $11.3 million for capital expenditures and $3.6 million from capitalized software costs. Fiscal 2005 capital expenditures include leasehold improvements related to expanded office space for our corporate headquarters and Great Britain locations and replacement of IT equipment.

        Financing activities resulted in net cash inflows of $198.0 million and $38.7 million in fiscal 2003 and 2004, respectively, and net cash outflows of $11.6 million in fiscal 2005. Financing cash flows in fiscal 2003 included $249.0 million of proceeds from the related-party borrowings, $75.0 million of proceeds from the issuance of Series A Convertible Preferred Stock of which $100.7 million of these proceeds were used to repay existing debt with the remainder used to fund acquisitions. Financing cash inflows for fiscal 2004 included $40.7 million in borrowings under subordinated loans with related parties, partially offset by other debt payments of $2.2 million. Net financing cash inflows for fiscal 2005 included a $101.5 million in net proceeds from the issuance of common stock in our

IPO (gross proceeds of $113.8 million from the original and over-allotment share issuances less $12.3 million in cash paid for underwriters' fees and other stock issuance costs). A portion of the IPO proceeds were used to pay $81.2 million of related-party debt. Financing cash outflows in fiscal 2005 also included a $25.0 million cash dividend paid to our preferred stockholders, establishment of a restricted cash balance and scheduled payments under promissory notes and other debt payments.

        Investing activities resulted in the use of cash totaling $2.0 million and $110.3 million for the three months ended October 31, 2004 and 2005, respectively. Investing activities for the three months ended October 31, 2004 resulted in a net cash outflow of $2.0 million for capital expenditures and capitalized software development costs, while investing activities for the three months ended October 31, 2005 included $106.5 million (net of cash acquired) for the Epiphany and Boniva acquisitions and $3.8 million for capital expenditures and capitalized software development costs.

        Financing activities resulted in net cash outflows of $0.8 million and net cash inflows of $42.5 million for the three months ended October 31, 2004 and 2005, respectively. Financing cash outflows for the three months ended October 31, 2004 included scheduled payments under promissory notes and other debt payments. Financing cash inflows for the three months ended October 31, 2005 included $200.0 million of proceeds from the senior secured term credit facility of which $151.8 million of these proceeds were used to repay existing related-party debt with the remainder used to fund the acquisitions. Other financing cash flows for the three months ended October 31, 2005 included $1.9 million of stock issuance costs related to our IPO, $3.3 million of debt financing costs related to the new senior secured term credit facility, partially offset by $0.6 million of proceeds from the exercise of stock options.

          Debt and Credit Sources

        On September 22, 2005, we entered into a new senior secured credit agreement, which is referred to as the credit agreement, with a syndicate of financial institutions and in which JPMorgan Chase Bank, N.A. was administrative agent and Citicorp USA, Inc. was syndication agent. Pursuant to the credit agreement, the lenders made a $200.0 million term loan, maturing September 22, 2011, or the term facility, and a five-year revolving credit facility of up to $25.0 million, or the revolving facility. The revolving facility is available for loans and for letters of credit to support payment obligations incurred in the ordinary course of business. Proceeds of the term facility were used to repay all related-party debt of approximately $151.8 million of principal plus accrued interest, with the remainder used to pay fees related to the financing and to partially fund the Epiphany acquisition. The term facility and the revolving facility are collateralized by substantially all of our assets and the assets of our domestic subsidiaries and guaranteed by all of our domestic subsidiaries. We were in compliance with all debt covenants at October 31, 2005. As of October 31, 2005, $199.5 million was outstanding under the term facility. See note F of our condensed consolidated interim financial statements included elsewhere in this prospectus for discussion of the debt financing, including discussion of debt convents and guarantees.

        On June 4, 2004, in connection with the Arzoon acquisition, we issued subordinated convertible notes in the aggregate principal amount of $12.0 million to Arzoon and certain of its investors. The interest rate on the notes is 5% per annum, payable quarterly in arrears on the first day of each calendar quarter, until maturity, conversion or repayment. The maturity date on the promissory notes is June 4, 2007. Upon a change of control of our company where our successor is a publicly traded company or the initial public offering of our successor company if it is a privately-held company when it acquires us, each noteholder has the right to convert any portion of the amount then outstanding on such note into shares of our common stock at a conversion price of $19.64 per share, subject to an anti-dilution adjustment. As of October 31, 2005, we had an aggregate of $12.0 million principal outstanding on the notes.

        As of October 31, 2005, we had $9.5 million in outstanding letters of credit and surety bonds, which are collateralized. The pledged collateral is reflected on our balance sheet as restricted cash. The letters of credit for long-term commitments, such as facilities leases, renew annually and at reduced levels through 2016.

Off-Balance Sheet Arrangements

        In the normal course of business, we are a party to financial instruments with off-balance sheet risk, such as bank letters of credit, performance or surety bonds and other obligations, such as operating leases, which are not reflected in the accompanying consolidated balance sheets. Such financial instruments are valued based on the amount of exposure under the instrument and likelihood of performance being required. Management does not expect any material losses to result from these off-balance sheet instruments and, therefore, is of the opinion that their fair value is zero.

Contractual Obligations

        We lease office facilities under operating leases, which generally require us to pay operating costs, including property taxes, insurance and maintenance. We also lease certain computer equipment under noncancelable operating leases. Rent expense under such leases aggregated $13.3 million, $21.8 million and $20.4 million for fiscal 2003, 2004 and 2005, respectively, and aggregated $5.1 million and $4.5 million for the three months ended October 31, 2004 and 2005, respectively.

        On November 1, 2005, we entered into an interest rate swap with JPMorgan Chase, N.A. effective December 28, 2005 whereby we fixed our base interest rate of 4.90% plus contractual margin of 2.00% (6.90%) on $150.0 million of variable rate debt (based on the London interbank offered rate, or LIBO rate, plus the contractual margin) for three years. The interest expense on the unhedged portion of the debt will fluctuate based on the LIBO rate in accordance with the credit agreement. For purposes of reflecting contractual interest commitments on this table, interest was computed using the interest rate of 6.90% in effect under the interest rate swap on the term credit facility until December 28, 2008 on both the hedged and unhedged portions of the outstanding debt, as well as for the period subsequent to December 28, 2008. This rate was used since it is the most objective rate available at the time of this prospectus.

	Payments Due by Period
	Less than one year	1-3 years	4-5 years	After 5 years	Total
	(in millions)
Contractual Obligations:
Promissory notes	$1.3	$0.2	$—	$—	$1.5
Subordinated convertible notes	0.6	12.4	—	—	13.0
$200.0 million senior secured term credit facility	15.5	31.0	77.0	147.3	270.8
Equipment financing	1.0	2.0	—	—	3.0
Capital lease obligations	0.1	—	—	—	0.1
Operating leases	22.6	34.4	22.5	31.4	110.9

Total	$41.1	$80.0	$99.5	$178.7	$399.3

        Other commercial commitments as of October 31, 2005 include the following:

	Payments Due by Period
	Less than one year	1-3 years	4-5 years	After 5 years	Total
	(in millions)
Other Commercial Commitments:
Standby letters of credit	$0.8	$0.8	$0.5	$5.1	$7.2
Surety bond	2.3	—	—	—	2.3
Purchase commitments	4.0	1.7	—	—	5.7

Total	$7.1	$2.5	$0.5	$5.1	$15.2

        Our purchase commitments represent long-term minimum usage obligations under telecommunications arrangements.

Capital Expenditures

        Our capital expenditures, primarily for computer equipment, leasehold improvements and office furniture, were approximately $3.4 million, $1.6 million and $11.3 million in fiscal 2003, 2004 and 2005, respectively. Our capital expenditures in fiscal 2003 and 2004 were minimal due to the reuse of computers and networking equipment obtained through our acquisitions and due to our leasing of equipment under operating leases. Fiscal 2005 capital expenditures included leasehold improvements related to expanded office space for our Chicago, Illinois (corporate headquarters) and Great Britain locations and replacement of IT equipment. Our capital expenditures were approximately $1.5 million and $1.2 million for the three months ended October 31, 2004 and 2005, respectively. For the remainder of fiscal 2006, we expect our capital expenditures and capitalized software to be approximately $15.5 million as we replace and invest in computer hardware and invest in our products.

  Quantitative and Qualitative Disclosure about Market Risk

        We are exposed to interest rate risk and foreign currency risks, as described below. We do not use derivative financial instruments to hedge our foreign currency exchange rate risks or for speculative investment purposes.

        Interest Rate Risk.    On September 22, 2005, we repaid approximately $151.8 million of related-party indebtedness with a new $200.0 million term facility available from a syndicate of financial institutions and JPMorgan Chase Bank, N.A., as administrative agent and Citicorp USA, Inc., as syndication agent, as well as a $25.0 million revolving facility. These new credit facilities provide for a floating interest rate.

        In addition, our cash and cash equivalents are subject to interest rate risk. We manage this risk by maintaining cash equivalents with relatively short average maturities. We also hold cash balances in accounts with commercial banks in the United States and foreign countries. These cash balances represent operating balances only and are invested in short-term deposits of the local bank. Generally, operating cash balances held at banks outside of the United States are denominated in the local currency.

        The weighted-average yield on interest-bearing investments held as of July 31, 2004 and 2005 was approximately 1.00% and 2.45%, respectively. The weighted-average yield on interest-bearing investments held as of October 31, 2004 and 2005 was approximately 1.40% and 2.50%, respectively. Based on our investment holdings at October 31, 2005, a 100 basis point decline in the average yield would reduce our annual interest income by $0.9 million.

        The United States Federal Reserve Board, or Federal Reserve, influences the general market rates of interest. The federal funds rate was raised to 4.25% on December 13, 2005, the 13th quarter-point increase since June 2004. On September 23, 2005, the three-month LIBOR rate stood at 3.97%, which would result in a rate of 5.97% on the $200.0 million under the term facility put in place on September 22, 2005. A future interest rate increase of 1.0% would result in increased annual interest expense of approximately $2.0 million.

        On November 1, 2005, we entered an interest rate swap with JPMorgan Chase, N.A. effective December 28, 2005 whereby we fixed our base interest rate at 4.90% plus contractual margin of 2.00% (6.90%) on $150.0 million of variable rate debt (based on the London interbank offered, or LIBO rate, plus contractual margin) for three years. The interest expense on the unhedged portion of the debt will fluctuate based on the LIBO rate plus the applicable contractual margin in accordance with the credit agreement.

        Foreign Currency Risk.    As a global company, we are exposed to foreign currency risks that arise from normal business operations. These risks include the translation of local currency balances of our foreign subsidiaries, intercompany balances between subsidiaries that operate in different functional currencies and transactions with customers, suppliers and employees that are denominated in foreign currencies. Our objective is to minimize our exposure to these risks through our normal operating activities and, where appropriate, to have these transactions denominated in United States dollars. For the three months ended October 31, 2005, approximately 55% of our total revenues and also 55% of our cost of revenues and operating expenses were denominated in foreign currencies. The following table shows the approximate split of these foreign currency exposures by principal currency:

	Foreign Currency Exposure for Three Months Ended October 31, 2005
	Euro	UK Pound	Japanese Yen	Other	Total Exposure
Total revenues (three months ended October 31, 2005)	40%	19%	6%	35%	100%
Total cost of revenues and operating expenses (three months ended October 31, 2005)	41%	18%	6%	35%	100%

        For fiscal 2003, approximately 55% of our total revenues and 50% of our cost of revenues and operating expenses were denominated in foreign currencies. For fiscal 2004, approximately 60% of our total revenues and 54% of our cost of revenues and operating expenses were denominated in foreign currencies. For fiscal 2005, approximately 58% of our total revenues and 55% of our cost of revenues and operating expenses were denominated in foreign currencies.

        Foreign currency transaction gains and losses are recognized in the results of operations based on the difference between the foreign exchange rates on the transaction date and on the settlement date. There were net foreign exchange gains of $1.7 million, $0.7 million and $0.9 million in fiscal 2005, 2004 and 2003, respectively, and a net foreign exchange gain of $1.0 million and a net foreign exchange loss of $1.8 million in the three months ended October 31, 2004 and 2005, respectively. These foreign currency exchange gains are included in the statements of operations in "other income (expense)."

  Inflation

        We believe that inflation has not had a material impact on our results of operations for fiscal 2002, 2003, 2004 and 2005. However, we cannot assure you that future inflation would not have an adverse impact on our operating results and financial condition.

  Recently Issued Accounting Pronouncements

SFAS 123(R)

        On December 16, 2004, the FASB issued SFAS 123(R). This statement is a revision of FASB 123, "Accounting for Stock Based Compensation," as amended, supersedes APB 25, "Accounting for Stock Issued to Employees" and its related implementation guidance and amends SFAS 95, "Statement of Cash Flows." SFAS 123(R) eliminates the alternative to use the intrinsic value method of accounting that was provided in SFAS 123, which generally resulted in no compensation expense recorded in the financial statements related to the issuance of equity awards to employees. SFAS No. 123(R) also requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. It establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all companies to apply a fair-value-based measurement method in accounting for generally all share-based payment transactions with employees. We adopted SFAS 123(R) effective August 1, 2005, using a modified prospective transition method. This method requires that we record compensation expense for all awards granted after the required effective date and for the unvested portion of awards granted between June 4, 2004 and July 31, 2005 that were outstanding at the date of adoption, in addition to the stock-based compensation to be recorded for options granted with exercise prices below fair value.

        We expect the following impacts for stock options outstanding as of October 31, 2005 after estimating the impact of forfeitures over the requisite service period (in millions):

	Estimated Stock-Based Compensation Expense
Fiscal year ending July 31, 2006	$12.3	*
Fiscal year ending July 31, 2007	9.8
Fiscal year ending July 31, 2008	8.0
Fiscal year ending July 31, 2009	4.8

Total estimated stock-based compensation expense over the remaining vesting period	$34.9

*
This amount includes $3.3 million of stock-based compensation recorded in the three months ended October 31, 2005.

        Actual stock option expense may differ from these estimated expense impacts due to the impact of future stock option grants and differences in actual forfeitures from the rate of forfeitures estimated, as well as modifications to the stock option options outstanding at this time. See note C to our condensed consolidated interim financial statements for discussion and impacts of adopting SFAS 123(R) effective August 1, 2005.

SFAS No. 153

        On December 16, 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions," or SFAS 153. SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets and redefines the scope of transactions that should be measured based on the fair value of the assets exchanged. The provisions in SFAS 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005, which became effective with our first quarter of fiscal 2006.

Adoption of this standard did not have a material impact on our consolidated financial position, results of operations or cash flows.

FSPs 109-1 and 109-2

        On October 22, 2004, the President signed the "American Jobs Creation Act of 2001" or the Act. On December 21, 2004, the FASB issued two FASB Staff Positions, or FSPs regarding the accounting implications of the Act related to (1) the deduction for qualified domestic production activities ("FSP 109-1") and (2) the one-time tax benefit for the repatriation of foreign earnings ("FSP 109-2"). The guidance in the FSPs applies to financial statements for periods ending after the date the Act was enacted.

        FSP 109-1, "Application of FASB Statement No. 109, "Accounting for Income Taxes,' for the Tax Deduction Provided to U.S.-Based Manufacturers by the American Jobs Creation Act of 2004," clarifies that the tax deduction for domestic manufacturers under the Act should be accounted for as a special deduction in accordance with SFAS 109, "Accounting for Income Taxes."We currently are evaluating the impact, if any, of FSP 109-1 on our consolidated financial statements.

        FSP 109-2, "Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004," provides enterprises more time (beyond the financial reporting period during which the Act took effect) to evaluate the Act's impact on the enterprise's plan for reinvestment or repatriation of certain foreign earnings for purposes of applying the FASB Statement. The Act provides for a temporary 85 percent dividends received deduction on certain foreign earnings repatriated in fiscal 2005 or 2006. The deduction would result in an approximate 5.1 percent federal tax on a portion of the foreign earnings repatriated. State, local and foreign taxes could apply as well. To qualify for this federal tax deduction, the earnings must be reinvested in the United States pursuant to a domestic reinvestment plan. Certain other criteria in the Jobs Act must be satisfied as well. We have studied the provisions of the Act related to the repatriation of earnings and do not intend to repatriate any earnings as of July 31, 2005.

SFAS 154

        In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections—A replacement of APB Opinion No 20 and FASB Statement No. 30," or SFAS 154. SFAS 154 replaces APB Opinion No. 20, "Accounting Changes,"and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements," and changes the requirements for the accounting for, and reporting of, a change in accounting principles. SFAS 154 applies to all voluntary changes in accounting principles and changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. Under previous guidance, changes in accounting principle were recognized as a cumulative effect in the net income of the period of the change. SFAS 154 requires retrospective application of changes in accounting principle, limited to the direct effects of the change, to prior periods' financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. Additionally, SFAS 154 requires that a change in depreciation, amortization or depletion method for long-lived, nonfinancial assets be accounted for as a change in accounting estimate affected by a change in accounting principle and that correction of errors in previously issued financial statements should be termed a "restatement." The provisions in SFAS 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005, which is effective with our first quarter of fiscal 2007 beginning on August 1, 2006. We intend to adopt the disclosure requirements upon the effective date of the pronouncement. We do not believe that the adoption of this pronouncement will have a material effect on its consolidated financial position, results of operations or cash flows.

BUSINESS

Overview

        SSA Global Technologies, Inc. is a leading global provider of enterprise software applications and related services. Our products and services are designed to help our customers increase operating efficiency and productivity by automating key business processes, improving collaboration among their customers, suppliers, employees and other partners, and facilitating analysis of business trends. We provide industry-specific enterprise software applications that utilize a modular architecture which we believe will integrate quickly into our customers' existing infrastructures at a reasonable cost.

        Our suite of enterprise software applications is designed to improve various core ERP functions of industrial enterprises. We also provide applications that are integrated extensions to our core ERP products, including corporate performance, customer relationship, product lifecycle, supplier relationship and supply chain management products.

        We license our products to companies in a wide range of industries, including discrete and process manufacturing, retail, wholesale and technical information services, as well as the public sector, providing these industries with functionality that addresses their unique requirements. We also provide after-market maintenance and professional services. Our primary target market is comprised of mid-market companies, which we define to be companies with $100.0 million to $1.0 billion in revenues. As of October 31, 2005, we had approximately 13,700 customer accounts, including customers licensed through reseller arrangements. Headquartered in Chicago, Illinois, we employed 3,696 people in over 50 locations worldwide as of October 31, 2005.

        We were formed in 2000 to acquire substantially all the assets of System Software Associates, Inc. out of bankruptcy. System Software Associates, founded in 1981, was a global systems solution provider and developer of ERP software, including BPCS, a compilation of proprietary software programs.

        We own or have the rights to various trademarks and trade names used in this prospectus, including, but not limited to Baan®, Baan and design®, BPCS®, Elevon®, EXE Technologies®, Infinium®, Ironside®, interBiz™, SSA™, SSA Global™ and design, SSA Global Technologies®, SSA Global Forward Faster and design™, Forward Faster™, OnePoint Support™, ManMan®, EXE and design™, Infinium®, Infinium and design™, BPCS®, Masterpiece®, System Software Associates™, ERPLN™, ERPLX™, E.piphany® and E.® as well as other trade names, trademarks and product names. All other trade names and trademarks appearing in this prospectus are the property of their respective holders.

Our Industry

        In order to succeed in increasingly competitive environments, many enterprises have sought to implement broad enterprise software applications to automate their key business processes. Historically, these enterprise software applications were costly and complex, in part because they frequently required time-consuming custom programming and implementation. Many mid-market enterprises did not have the financial resources to implement these software applications and lacked the IT expertise and infrastructure required to continually operate, refine and maintain the software. As a result, enterprise software applications typically were marketed to large enterprises, but even these entities often found that the software applications cost too much and required too many IT resources to implement and maintain.

        We believe that the enterprise software market has been undergoing a shift from large, costly and complex enterprise applications to smaller, single-vendor modular applications that can be installed quickly at lower upfront cost and demonstrate a compelling return on investment. This shift has resulted in the creation of targeted applications that are economically viable for mid-sized as well as large enterprises. Based on our research, we estimate that the portion of the enterprise software application market addressed by our products will increase from $56.3 billion in 2004 to $79.5 billion by 2008, representing a compound annual market growth rate of 9%.

        Enterprise software applications generally incorporate industry-specific business expertise that can eliminate the expense and time required to customize these applications. Shoe manufacturers, for example, must track finished goods by multiple dimensions, including style, color, size and width. Pharmaceutical manufacturers, in comparison, are legally required to trace each ingredient of their finished goods to its original lot. Enterprise software applications that incorporate industry best practices and regulatory requirements can eliminate the expense and time required to customize these applications. These applications must, however, be implemented into legacy software infrastructures at reasonable cost and with minimal disruption to business operations. As a result, an enterprise often may seek to identify and rely upon a limited number of vendors capable of providing a depth and breadth of applications to address all of the enterprise's existing and emerging enterprise software needs. In order to address the evolving enterprise software market, vendors must tailor their applications to match the demands of a customer's size and industry, while offering flexible pricing, architecture and deployment options to address legacy software infrastructures. At the same time, these software applications must extend the reach of the business processes to include customers, partners, suppliers and employees.

Our Business Strengths

        We provide industry-specific enterprise software applications that utilize a modular architecture to integrate quickly into our customers' existing infrastructure at a reasonable cost. Our key business strengths include:

        Global, diverse and growing customer base.    We had approximately 13,700 customer accounts as of October 31, 2005, in a variety of industries worldwide. In fiscal 2005, approximately 44% of our total revenues were generated in North America, approximately 39% in EMEA and approximately 17% in the rest of the world. For the three months ended October 31, 2005, approximately 49% of our total revenues were generated in North America, approximately 35% in EMEA and approximately 16% in the rest of the world. While we historically have generated most of our revenues from sales of additional products and maintenance services to our installed base of customers, and continue to see this as an attractive opportunity, we also focus on developing business relationships with new customers that have not previously purchased our products. Our global and diverse customer base ensures that we are not dependent on any individual customer, industry or geographic region.

        Broad product offering.    We provide our customers with modular integrated solutions specifically designed for mid-market companies, which we define as companies with $100.0 million to $1.0 billion in revenues, and believe that we are a leader in providing ERP and extended solutions to this market. We provide our solutions in targeted industries including discrete and process manufacturing, retail, wholesale, technical information services and the public sector, providing these industries with functionality that address their unique business requirements. We also provide after-market support and professional services. These solutions can be implemented as stand-alone offerings or as suites to enable industry required practices in corporate performance management, customer relationship management, ERP, financial management, human capital management, product lifecycle management, supply chain management and supplier relationship management. The modular architecture of our applications allow our customers to deploy individual applications or an integrated suite of applications depending on their specific needs. We believe that our customers desire a reduced number of software vendors to effectively implement and manage their business processes. Our broad product offering meets this need with industry-specific functionality and increases the value of our solutions to our customers.

        Large base of recurring revenue.    Our products are deeply integrated into our customers' IT systems and business operations, creating strong incentives for our customers to continue using our products and services. We derive a significant portion of our revenues from recurring support fees that create a consistent stream of revenues and allow us to deepen our relationships with existing customers. In fiscal 2004 and 2005, we derived approximately 51% and 48%, respectively, of our revenues from support contracts. Support revenues were 48% and 51% of our revenues in the three months ended October 31, 2005 and 2004, respectively. Substantially all of our customers enter into support contracts, generally for twelve months when they license the related product(s) from us, and a substantial majority continue to renew these contracts beyond the initial period. In recent periods, we have focused on maintaining the percentage of our customers that renew their support contracts upon expiration. We expect our recurring support revenues to continue to remain relatively constant on a percentage basis as customers continue to pay for support and upgrades for new software licenses and as we sell additional products to new and existing customers.

        Large and experienced support and services organization.    As of October 31, 2005, our professional services and support organizations had 1,128 application and technical specialists to help customers implement and optimize applications, to train customers in the use of our products and to provide customer service, application and technical support assistance. We believe that the quality of our customer support and services organizations is a key factor that draw customers to renew their maintenance contracts and help differentiate us from our competitors.

        Rapid and cost effective implementation.    Our software applications are designed to install efficiently into customers' IT environments with minimal business disruption. Our broad and flexible product offering allows us to provide our customers with pre-configured functionality designed to address their specific needs with relatively streamlined implementation and upfront training costs. At the same time, we believe our customers are able to improve their operating efficiency through the use of our products. In addition, we believe the proven reliability of our products enables our customers to dedicate fewer internal resources to ongoing management of our products.

        Experienced management team.    As of October 31, 2005, our executive officers have an average of over 20 years of experience in the technology industry.

Our Strategy

        We are a leading global provider of ERP software applications and services, with a focus on mid-market companies. In order to enhance our market position, we intend to employ the following business strategies:

        Further penetrate our customer base.    We had approximately 13,700 customer accounts as of October 31, 2005, representing customers in a variety of industries worldwide. The strategic importance of our core ERP products allows us to develop long-term relationships with our customers, most of which currently utilize only a small portion of our products. For example, many customers who are currently using our core ERP products have yet to evaluate our extension products, such as customer relationship management and supply chain management. We believe that customers desire a reduced number of software vendors providing enterprise applications, and we intend to continue to leverage our relationships with our customer base to generate incremental sales.

        Enhance and introduce new products.    As part of our overall product strategy, we intend to continue to enhance our product functionality and introduce complementary new products to new and existing customers. For example, in April 2005 we released SSA ERPLX, a version of our SSA ERP solutions that provide industry-specific enhancements enabling our customers to improve manufacturing capabilities, streamline business processes and reduce costs. This release included electronic signature functionality designed for pharmaceutical customers to meet the legal and regulatory requirements of the industry and simplify authorization processes. We also anticipate introducing new complementary products, either through internal development, partnering or acquisition while allowing customers the opportunity to migrate from our older products to our new or enhanced products. We believe that continuing to enhance our products provides customers with an increased incentive to renew maintenance support contracts and license new products from us.

        Increase our recurring support revenues.    We derive a significant portion of our revenues from recurring support fees. One of our strategies is to grow support revenue as customers continue to pay for support and upgrades for existing and new software licenses. We have dedicated full-time employees who work together with our sales force to promote maintenance contract renewals. We intend to continue to be proactive in designing programs that provide customers with additional benefits for support renewals.

        Selectively pursue strategic acquisitions.    Since our formation in 2000, we have made several acquisitions designed to expand our product offerings and customer base. We intend to continue to selectively pursue strategic acquisitions that would further enhance, complement and expand our product offerings and customer base. As a key part of our growth strategy, we continuously evaluate acquisition opportunities and from time to time enter into non-binding letters of intent with potential acquisition targets. We intend to continue this strategy in the future, which may include acquisitions that are significant to our results of operations, financial condition and cash flows.

Acquisitions

        We have made several strategic acquisitions over the past four years to expand our product offerings and customer base. For further discussion of these acquisitions, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview—Acquisitions."

Acquired Company	Date Acquired	Acquired Company Business

Fiscal 2002 Acquisition
interBiz	April 15, 2002	Provider of supply chain management, financial management and human resource applications to the financial, banking and supply chain industries.
Fiscal 2003 Acquisitions
Infinium	December 20, 2002	Provider of web-integrated enterprise business applications for the IBM eServer iSeries.
Ironside	June 19, 2003	Provider of business-to-business electronic commerce solutions for the manufacturing and distribution markets.
Baan	July 18, 2003	ERP provider which expanded our presence in discrete manufacturing, including the automotive, aerospace and defense industries and provided extension solutions, including logistics and CRM.

Elevon	July 22, 2003	Provider of e-Business and collaborative commerce solutions for medium and large-sized customers.
Fiscal 2004 Acquisitions
EXE	December 19, 2003	Supply chain provider.
Arzoon	June 4, 2004	Provider of integrated logistics and global trade management technology.
Marcam	June 30, 2004	Provider of operational-level solutions designed for process manufacturers.
Fiscal 2006 Acquisitions
Boniva	August 1, 2005	Provider of human capital management applications.
Epiphany	September 29, 2005	CRM provider.

Products

        Our enterprise software applications include various core ERP functions, including accounting, inventory management, manufacturing, and purchase and sales processing. We also provide applications that are integrated extensions to our core ERP products, including corporate performance, customer relationship, product lifecycle, supplier relationship and supply chain management products.

        Our suite of enterprise software applications is designed to improve various core ERP functions of industrial enterprises. Our product suite is a modular solution that includes the following components:

  •
  SSA ERPLN, which is ERP software designed for mid-market to large-sized manufacturers in discrete, hybrid manufacturing that operate processes from engineer-to-order, make-to-order or make-to-stock. SSA ERPLN, which was initially released in July 2004, offers manufacturing, distribution and logistics functionality with key features for full product lifecycle support from order through build, shipping and service to lower costs, and is designed to improve efficiencies in target industries such as industrial machinery and equipment, automotive, aerospace and defense, high-tech electronics and contract manufacturing.

  •
  SSA ERPLX, which is ERP software designed for mid-market to large-sized manufacturers that operate mixed mode manufacturing environments, ranging from make-to-order through high-volume/repetitive, standardized manufacturing processes. SSA ERPLX, which was initially released in April 2005, offers vertical specialization with configurable best practice operations processes in flexible, modular, multi-lingual, multicompany, global ready application. Target industries include life sciences, chemicals, consumer packaged goods, food and beverage, automotive, and general manufacturing.

  •
  SSA Financial Management, which provides web-integrated applications that manage strategic planning, forecasting and budgeting and routine accounting transactions. Critical components include general ledger, accounts payable, accounts receivable, fixed assets, fund accounting, draft services (complex negotiable instruments, such as letters of credit), job costing, purchasing, inventory control and labor distribution.

  •
  SSA Human Capital Management, which allows employers to organize employee data, administer complicated wages, salaries and benefits, pay employees, manage talent and share workforce data across the enterprise.

  •
  SSA Corporate Performance Management, which enables a customer to plan, monitor and analyze both the financial and operational aspects of its business through customized views. SSA Corporate Performance Management employs scorecarding and dashboard applications to measure execution in real-time through a data warehouse that provides information from specific touch points within the client organization. This enterprise solution is integrated with our ERP solutions.

  •
  SSA Customer Relationship Management, which automates and optimizes marketing, sales, customer and partner service, quality assurance and help desks across multiple channels and languages. It is designed to launch, manage and measure flexible, multi-tiered marketing campaigns with customer segmentation, telemarketing and scripting.

  •
  SSA Product Lifecycle Management, which allows manufacturers and their partners to track, manage, monitor and analyze products throughout their entire design and manufacturing process. Engineers and non-engineers across all levels of the organization can provide input at each stage of the design process.

  •
  SSA Supplier Relationship Management, which is designed to improve supply chain efficiency through spending analysis, advanced auctions, negotiation and contract management, procurement and supplier collaboration. Customers can deploy these products to identify critical cost items and evaluate current suppliers. These products provide an online forum to facilitate procurement of direct and indirect materials through evaluation of sourcing alternatives.

  •
  SSA Supply Chain Management, which provides management and execution components to manage a customer's supply chain. SSA Supply Chain Management planning provides strategic management tools that help our customers effectively measure the availability of resources against customer demand, manage enterprise rules and implement financial management guidelines.

        The following table outlines our core and extension solutions and their components:

Product Name	Components	Function
SSA Enterprise Resource Planning	ERPLN components:
•    finance
•    sales
•    purchasing
•    manufacturing
•    freight management
•    warehouse management
•    after-market service
•    product lifecycle management

ERPLX components:
•    accounting
•    sales including eCommerce
•    purchasing
•    manufacturing
•    quality management
•    distribution
• logistics	ERPLN supports:
•    discrete, hybrid manufacturing
•    engineer-to-order
•    lean manufacturing
•    make-to-order
•    make-to-stock
•    industry-specific
     functionality including industrial
     machinery and equipment,
     aerospace and defense, automotive,
     high-tech electronics and contract
     manufacturing
•    web services-based
     integration

ERPLX supports:
•    mixed mode manufacturing
     environment
•    make to order through high-
     volume/repetitive, standardized
     manufacturing processes
•    industries, including life
     sciences, chemicals, consumer
     packaged goods, food and
     beverage, automotive and
general manufacturing
SSA Financial Management	• general ledger • accounts payable • accounts receivable • fixed assets • fund accounting • purchasing • inventory control • job costing
Core repository for financial information:
•    processing and reporting
•    debit and credit management
•    monitor the outlay of funds
•    supports complex financial
     instruments
•    full-lifecycle procurement
     management
•    multi-location finished goods
•    project tracking
•    tracking of labor costs
against projects and accounts
SSA Human Capital Management	• human resources • payroll • self service • recruitment • learning management • performance management
•    employee data management
•    compensation scenarios
     handling and processing
•    benefits program administration
•    attendance monitoring and
     automatic enrollment
•    Internet-based tools for
     speeding transactions
•    e-learning skills and
performance management

Product Name	Components	Function
SSA Corporate Performance Management	• planning manager • enterprise scorecarding • enterprise reporting • financial manager • enterprise analytics	• goal-setting and budgeting • measuring, monitoring and evaluating • analysis and reporting on actual business performance
SSA Customer Relationship Management	• sales • marketing • service	• salesforce automation • marketing campaign management • inbound marketing • customer services management
SSA Product Lifecycle Management	• product data management • enterprise content management	• product data management • content management • collaboration
SSA Supplier Relationship Management	• strategic sourcing • procurement • supplier collaboration
Purchase order analysis of:
•    procurement activity
•    automated request processing
•    reverse auction administration
     and supplier assessment
•    supplier compliance management
•    maintenance, repairs and
     operations, or MRO, and purchasing
     automation
•    purchase order collaboration
•    financial, inventory,
     planning and forecasting
• supplier performance inquiry
SSA Supply Chain Management	• advanced planning and scheduling • transportation management • warehouse management
•    balancing of resources
     throughout the operation
•    order management
•    inventory management
•    production management
•    manufacturing scheduling
•    replenishment
•    transportation
•    warehousing
• manufacturing planning

Technology and Product Architecture

        In the development of our software, we use industry standard tools to maximize our products' compatibility with our customers' existing systems and to minimize the costs of development, deployment and integration through an open architecture framework. Additionally, our products can be operated on multiple operating systems and databases.

        Our architecture is open and standards-based and facilitates the widespread reuse of technology components providing customers with the ability to preserve their application and technology investment. A service-oriented architecture enables companies to evolve from hard-coded, manually integrated, point-to-point applications to a less complex, more flexible system based on process-driven, componentized applications that are configurable to meet their changing needs. A service-oriented architecture also provides companies with a controlled and secure environment for managing regulatory compliance.

        We support standardized J2EE™ technology and standardized infrastructure solutions including IBM WebSphere®, BEA™, Fujitsu® and Sun™, as well as open source technology such as JBoss® and Tomcat. SSA Open Architecture supports interoperability standards for ease of integration with other solutions.

Support and Services

        SSA OnePoint Services is our comprehensive offering of consulting, support and services to help customers get the most out of their IT investment. Supported by a dedicated, worldwide organization of 1,128 full-time employees in consulting, technology and vertical industries as of October 31, 2005, SSA OnePoint Services consist of the following services offerings:

  •
  SSA OnePoint Consulting offers services that include business assessment/analysis, solution design and implementation, solution optimization and solution migration.

  •
  SSA OnePoint Solution Development Services are field-based, localized services for solution prototyping, solution development, solution integration, technical migration and solution architecture.

  •
  SSA OnePoint Education offers flexible training and education programs including e-learning, virtual training, custom education courses, business concepts and best practices training, and standard scheduled classroom training.

  •
  SSA OnePoint Application Management Services offers customers the option for long-term service-level agreements in which our professionals can manage parts or all of a customer's day-to-day IT operations and maintenance.

  •
  SSA OnePoint Support offers tiered customer support programs that flexibly meet customer needs, from assisted support to premium support, as well as providing periodic unspecified software upgrades, when and if available.

Customers

        As of October 31, 2005, we had approximately 13,700 customer accounts, including customers who obtained our products through our reseller arrangements. We sell to three types of customers: large companies, mid-market companies and small companies, with an emphasis on the mid-market segment.

        We have designated a number of accounts as Global Accounts, which are large customers that are international in the scope of their operations and have a centralized IT decision-making structure. Most of these Global Account customers use our products for their core ERP functions. These customers have multi-language needs. In some cases, our Global Account customers also utilize other vendors' enterprise software applications. Our products are designed to integrate with such software to preserve the value of existing IT investments. We sell our products to our Global Account customers through a dedicated sales force.

        The mid-market company category, which we define as businesses with $100.0 million to $1.0 billion in annual revenues, comprises the largest percentage of our customer base. Nearly all of our mid-market customers utilize our core ERP products to run their manufacturing, finance or human capital business processes. We believe that we are a leading provider of ERP and extended solutions to this market.

        We also target small companies, which we define as businesses with $25.0 million to $100.0 million in annual revenues. We provide small companies with the ability to license end-to-end, business applications that have been developed for this segment to provide broad functionality at low cost.

Sales and Marketing

        We sell and market our products and services worldwide, primarily through our direct sales force. As of October 31, 2005, we had 862 full-time sales and marketing employees located in 29 countries. Our direct sales force is structured to market specific industries, and we have regional sales teams that focus on specific geographic territories. Our teams principally target our mid-market customers, and we also have a dedicated sales force for our Global Accounts. In addition to direct sales teams, we enter into technology alliances which provide technology, hardware platforms, operating systems and network or database solutions upon which our software runs. Through technology alliances we are able to expand our market presence through increased awareness of our enterprise software solutions. We also have channel and affiliate partners that market and, in many instances, directly license our software products and separately provide implementation services to their end users. In part, these partners generate sales leads, make initial customer contacts and assess needs prior to our introduction. Channel and affiliate partners assist us in selling primarily to our small company customer base and, to a lesser extent, mid-market and large companies. In addition, some of our channel and affiliate partners engage in joint marketing programs, presentation of seminars, attendance at trade shows and hosting conferences.

Research and Development

        Our research and development organization is responsible for the design, development and release of our products and documentation. This organization is divided into sub-groups focused on development, quality assurance, product management, documentation and multi-language translations. Our research and development expenses were $102.8 million, $95.2 million and $41.9 million in fiscal 2005, 2004 and 2003, respectively. As of October 31, 2005, we had 1,259 full-time employees in research and development in primarily 8 locations globally.

Competition

        Our markets for products and services, as discussed below, are highly competitive, and we expect competition to persist and intensify. We face competition from both large and emerging software companies that offer similar products targeted at businesses within our markets. Some of these companies have greater resources than we do, and we compete with these companies primarily on:

  •
  product functionality, technology, integration, performance and price;

  •
  industry-specific products and industry-expert service;

  •
  ease of use and installation;

  •
  cost benefits;

  •
  sales and marketing efforts;

  •
  support efforts; and

  •
  new products.

        Historically, many ERP software vendors have targeted potential customers in our market segments:

  •
  Large Company Market Segment—In the large company market segment our primary competitors are Oracle and SAP.

  •
  Mid-Market Company Market Segment—In the mid-market segment our primary competitors are IFS, Infor, Intentia, Lawson, Oracle, QAD, and SAP.

  •
  Small Company Market Segment—In the small market segment our primary competitors are Epicor, IFS, Infor, Microsoft, QAD and Sage Group plc.

        In recent years, competitors who were focused on narrow product segments that compete with our extension products, such as i2 Technologies, salesforce.com, Siebel and Manugistics, have begun to target customers in the extended ERP mid-market company segment.

        Oracle has a pending offer to acquire Siebel, Intentia and Lawson have announced their intention to combine, and the principal stockholder of Infor announced its intention to acquire Geac. We believe that the number of ERP software vendors will continue to decline as the market consolidates around larger vendors who offer complete end-to-end solutions to customers at reasonable prices. Consolidation may occur through established companies developing their own products, through acquisitions, or through cooperative relationships between companies. Future consolidation could lead to increased price competition and other forms of competition.

Intellectual Property Rights

        We regard certain aspects of our operations, products and documentation as proprietary. We have in excess of 100 U.S. and foreign patents and patent applications and 467 U.S. and foreign trademarks and registered trademarks that relate to our products. We believe that certain trademarks (including: SSA™, SSA GLOBAL™ and design, SSA GLOBAL TECHNOLOGIES™, SSA GLOBAL FORWARD FASTER and design™, FORWARD FASTER™, ONEPOINT SUPPORT™, BAAN®, BAAN and design®, MANMAN®, EXE and design™, INFINIUM®, INFINIUM and design®, BPCS®, MASTERPIECE®, ERPLN™, ERPLX™, E.piphany® and E.®) are of material importance to our product lines. None of the material trademarks are of limited duration although some are unregistered. Although protection of our patents and related technologies is an important component of our business strategy, none of the individual patents is material to our company as a whole.

        We rely on a combination of patent, copyright, trademark and trade secret laws and other measures to protect our proprietary rights. We also rely on contractual restrictions in our agreements with customers, employees and others to protect our intellectual property rights. In certain foreign countries, effective patent, copyright, trademark and trade secret protection may be unavailable or the laws of these other jurisdictions may not protect our products and intellectual property rights to the same extent as the laws of the United States. Failure to obtain or maintain appropriate patent, copyright, trademark or trade secret protection either in the United States or in certain foreign countries, for any reason, may have a material adverse effect on our business, operating results and financial condition. See "Risk Factors—Risks Relating to Our Business and Our Future Results—We may not be able to protect our intellectual property rights, which may cause us to incur significant costs in litigation and/or an erosion in the value of our brands and products."

        We believe our products, trademarks and other proprietary rights do not infringe upon the proprietary rights of third parties. However, we cannot assure you that third parties will not assert infringement claims against us in the future with respect to current or future products or that any such assertion will not require us to enter into royalty arrangements or result in costly and time-consuming litigation.

Employees

        As of October 31, 2005, we had 3,696 full-time employees, including 862 in sales and marketing, 1,259 in research and development, 1,128 in services and customer support and 447 in administration. Our performance depends in significant part on our ability to attract, train and retain highly qualified personnel. None of our employees are affiliated with a union; however, as a matter of law approximately 17% of our employees in Germany, the Netherlands and other countries are represented by workers' councils which must approve any changes in conditions of employment, including salaries and benefits. See "Risk Factors—Risks Relating to Our Business and Our Future Results—Some of our non-U.S. employees are represented by workers' councils or are employed subject to local laws that are less favorable to employers than the laws of the United States." We have not experienced significant work stoppages or employee related problems that have had a material impact on our operations. We consider our relations with our employees to be satisfactory.

Properties/Facilities

        All of our offices and facilities are leased. As of October 31, 2005, following the Epiphany acquisition, we leased approximately 842,000 square feet of office space, of which approximately 380,600 is in the United States.

        Our corporate headquarters is in Chicago, Illinois, where we lease approximately 75,800 square feet of space. The lease of our headquarters facility expires in 2016. Additionally, we lease approximately 461,400 square feet of office space in countries outside the United States, used primarily as research and development, support, sales, services and administrative offices. Expiration dates of our leases range through January 31, 2019. Additional domestic facilities include offices located in Costa Mesa, California; San Mateo, California; Alpharetta, Georgia; Atlanta, Georgia; Chicago, Illinois; Framingham, Massachusetts; Hyannis, Massachusetts; Needham, Massachusetts; Grand Rapids, Michigan; Las Vegas, Nevada; Long Island, New York; New York, New York; Dallas, Texas; and Seattle, Washington. Offices acquired with the Epiphany acquisition in Atlanta, Georgia; Chicago, Illinois; Needham, Massachusetts; and New York, New York representing approximately 101,800 square feet, or 82% of available space, are being subleased in the United States. Leased facilities of significant size located outside the United States include facilities located in Sydney, Australia; Sao Paulo, Brazil; Toronto, Canada; Hyderabad, India; Tokyo, Japan; Barneveld, Netherlands; Frimley, United Kingdom; and Theale, United Kingdom. Of these offices, approximately 23,000 square feet, or 63% of available space, is being subleased outside the United States.

        The location of each of our facilities in excess of 25,000 square feet is set forth below:

Country, City	Facility Description
United States, Chicago	Support, Human Resources, Sales and Services, Research and Development, Financial and Accounting, Information Technology, and Legal
United States, Dallas	Support, Human Resources, Services, Research and Development, Financial and Accounting, Information Technology, and Sales
United States, Grand Rapids	Support, Human Resources and Information Technology
United States, Hyannis	Support, Human Resources, Sales and Services, Research and Development, Financial and Accounting and Information Technology
United States, San Mateo	Support, Human Resources, Sales and Services, Research and Development, Financial and Accounting, Information Technology, and Legal
United Kingdom, Frimley	Support, Human Resources, Sales and Services, Research and Development, Financial and Accounting, Information Technology, and Legal
Netherlands, Barneveld	Support, Human Resources, Sales and Services, Research and Development, Financial and Accounting and Information Technology
India, Hyderabad	Research and Development, Support and Information Technology

        We believe our facilities are suitable for their respective uses and, in general, are adequate to support our current and anticipated volume of business. We believe that suitable additional space will be available on commercially reasonable terms to accommodate expansion of our operations. All major facilities acquired with the Epiphany acquisition have been substantially subleased. We continue to seek opportunities to mitigate our lease commitments through additional subleasing or negotiations for early lease terminations.

Legal Proceedings

        We and/or certain of our subsidiaries are party to certain labor, product liability and intellectual property infringement claims and/or litigation. With respect to acquired companies, substantially all of such litigation and claims were commenced prior to acquisition. In accordance with Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies", or SFAS 5, we had accrued $15.3 million as of October 31, 2005 for the litigation and related legal fees where we believe a loss is probable and reasonably estimable. We believe we have good defenses in connection with many of these claims and intend to vigorously contest such claims or seek to reach settlements to the extent appropriate.

        On February 27, 2004, Peavey Electronics Corporation, or Peavey, filed a complaint in the Circuit Court of Lauderdale County, Mississippi against Baan U.S.A., Inc., or Baan USA. The complaint includes claims that Baan USA breached its warranties and obligations under the software license and support agreement and the professional services agreement entered into by the parties. In addition, the complaint includes claims of fraud, fraudulent misrepresentation, negligent misrepresentation and a breach of the duty of good and fair dealing against Baan USA. These claims are based on allegations by Peavey of defects and deficiencies in, and failed implementation of, Baan USA's software. Peavey's complaint asserts losses of $28.5 million, which Peavey claims is the amount spent by Peavey on the software and implementation, including license and consulting fees, and seeks punitive damages, in an unspecified amount, interest and attorneys' fees. On April 1, 2004, Baan USA filed a motion to dismiss Peavey's complaint, which the court granted in part, as well as an answer to the complaint claiming a number of defenses. On September 13, 2005, the court entered judgment dismissing claims for fraud, fraudulent misrepresentation, negligent misrepresentation, breach of the duty of good faith and fair dealing and money had and received. The court found that each of these claims is barred by the applicable statute of limitations. The parties participated in court ordered non-binding mediation on October 10 and 11, 2005. A settlement was not reached during that mediation. We believe several of Peavey's remaining claims are also barred by the statute of limitations. In addition, we have evidence that, in our view, suggests that there were no defects or deficiencies in the software and consulting services provided to Peavey from Baan USA which could have caused the damages alleged by Peavey, and we believe that any such damages were caused by actions taken by Peavey to alter the Baan USA software. Accordingly, we believe Baan USA has meritorious defenses in connection with the claims alleged by Peavey and intends to vigorously contest such claims. We have not recorded any reserves associated with this case.

        In February 2005 New York University, or NYU, filed a complaint against Epiphany in the United States District Court in the Southern District of New York, and, the complaint was served on Epiphany in May 2005, after discussions between the parties failed to resolve the matter. After its acquisition of Epiphany, SSA Global Technologies, Inc. was added as a defendant in the lawsuit. The complaint alleges patent infringement of U.S. Patent Number 6,236,978. By its complaint, NYU seeks a permanent injunction against acts of infringement, unspecified damages, attorneys fees, interest and costs. Although we continue to evaluate the claims alleged by NYU, we believe we have meritorious defenses against such claims and demands and intend to vigorously contest them.

        We are and may from time to time in the future become subject to certain other legal proceedings and claims which arise in the normal course of business. These routine litigation matters are settled or defended, depending on the circumstances of each claim. While any legal proceeding has elements of uncertainty, we do not believe, based on historical experience and current facts, that the amount of any liability incurred in connection with these types of claims would have a material effect on our financial condition or on the results of our operations.

MANAGEMENT

        The following table contains the name, age and position of each of our executive officers and directors. Their respective backgrounds are described in the text following the table.

Name	Age	Position
Michael Greenough	55	Chairman of the Board, President and Chief Executive Officer
Graeme Cooksley	56	Executive Vice President—Sales and Marketing
Stephen P. Earhart	57	Executive Vice President and Chief Financial Officer
Ross D. Garrity	47	Executive Vice President—Global Operations
Kirk Isaacson	50	Executive Vice President, General Counsel and Secretary
John W. Barter(1)(2)(3)	58	Director
James N. Chapman	43	Director
Howard S. Cohen(4)	58	Director
Michael M. Green(1)	47	Director
Marcus C. Hansen(2)(4)	60	Director
Pieter Korteweg	63	Director
J. Michael Lawrie(2)(4)	52	Director
Marc F. McMorris(1)	37	Director
Mark Neporent(4)	48	Director

(1)
Member of Nominating and Governance Committee.
(2)
Member of Audit Committee.
(3)
Audit Committee Financial Expert
(4)
Member of Compensation Committee.

Biographies

        Michael Greenough joined us in May 2001 as President, Chairman and Chief Executive Officer. From October 1998 to April 2001, he was Chief Operating Officer of Constellation Software, Inc., a vertical market application software company with annual revenues of over $100 million. From 1990 to 1998, Mr. Greenough was general manager of Geac Commercial Systems, a sizable part of a combined billion-dollar supplier of software to multiple vertical markets. From 1984 to 1990, Mr. Greenough was Regional Vice President of Operations at Jonas & Erickson, which was placed in receivership in 1990. In 1990, Geac acquired the assets of Jonas & Erickson out of receivership. Prior to 1984, Mr. Greenough worked as an accountant for over fifteen years and was a partner at William Eisenberg & Co, a public accounting firm.

        Graeme Cooksley joined our predecessor in 1992 and was promoted in August 2001 to the position of Executive Vice President. From February 1998 to August 2001, Mr. Cooksley served as President of our Asia/Pacific/Japan organization and, for a portion of this period, had additional responsibility for our South American operations. From 1992 to 1998, he served as Managing Director of System Software Services Pty. Ltd., which included the Australian and New Zealand operations. This was a subsidiary of our predecessor, System Software Associates, whose assets we acquired out of bankruptcy. Mr. Cooksley has twenty-five years of operations and sales experience in the computer industry, beginning with his ownership of Thompson and Ward, a midrange and P.C. business that was later purchased by Powercorp Ltd. Powercorp Ltd. was merged with Centron Corporation. Mr. Cooksley served as a general manager of the merged entity from 1988 to 1992.

        Stephen P. Earhart joined us in June 2003 as Executive Vice President and Chief Financial Officer. Prior to joining us, Mr. Earhart worked at Motorola, Inc. where he most recently served as Senior Vice President of Corporate Finance. Prior to that, he served as Senior Vice President of Finance for the Cellular Network Sector and General Systems Sector of Motorola where he helped create the financial infrastructure and control systems that allowed these businesses to successfully grow.

        Ross D. Garrity joined us in April 2005 as Executive Vice President—Global Operations. Prior to joining SSA, Mr. Garrity worked at BearingPoint, Inc. (formerly the consulting business of KPMG LLC) for seven years, where he most recently served as Vice President, Global Technology Services, from April 2003 until March 2005. Prior to that, from June 2000 until March 2003, he served as Managing Director, Mid Market Telecommunications, where he was responsible for all aspects of BearingPoint, Inc.'s services to middle market telecommunications companies for North America.

        Kirk Isaacson joined us in July 2000. In May 2003, Mr. Isaacson was promoted to his current position as Executive Vice President and General Counsel. From July 2000 to May 2003, he was Vice President and General Counsel. From November 1990 to July 2000, Mr. Isaacson served as legal counsel, attaining the title of Senior Vice President and General Counsel of our predecessor, System Software Associates, whose assets we acquired out of bankruptcy. Mr. Isaacson also serves in the capacity of officer and Board member of most of our subsidiaries. Prior to that, Mr. Isaacson had over ten years of legal and related business experience in the computer industry, including seven years at Unisys Corporation and over three years at Digital Equipment Corporation.

        John W. Barter joined us as a director in February 2004. He served as a director of Kestrel Solutions, Inc., from October 1998 to May 2001 and as CFO of Kestrel Solutions, Inc. from January 2000 to May 2001. Mr. Barter was employed from 1977 until his retirement in December 1997 with AlliedSignal, Inc. in various financial and executive capacities. From June 1988 to October 1994 he served as Senior Vice President and Chief Financial Officer of AlliedSignal, Inc., and from October 1994 to December 1997 he served as Executive Vice President of AlliedSignal, Inc. and President of AlliedSignal Automotive. Mr. Barter is a director of the following public companies: BMC Software, Inc., Bottomline Technologies, Inc., Lenovo Group and SRA International, Inc. Kestrel Solutions Inc. was a privately owned early-stage company created to develop and bring to market a new product in the telecommunications industry, which filed a voluntary petition for bankruptcy protection in October 2002.

        James N. Chapman joined us in 2004 as a director. Mr. Chapman is non-executive Chairman of JetWorks Leasing, LLC, an aircraft management services company, which he joined in December 2004. Prior to JetWorks, Mr. Chapman was associated with Regiment Capital Advisors, LLC, which he joined in January 2003. Prior to Regiment, Mr. Chapman acted as a capital markets and strategic planning consultant with private and public companies, as well as hedge funds, across a range of industries. From December 1996 to December 2001, Mr. Chapman worked for The Renco Group, Inc. Mr. Chapman serves as a member of the Board of Directors of Anchor Glass Container Corporation, Coinmach Service Corp. and Teleglobe International Holdings Ltd., as well as a number of private companies.

        Howard S. Cohen joined us as a director in September 2005. Mr. Cohen served as President and CEO of Gtech Corporation, a global IT and infrastructure management company from March 2001 through August 2002. From January 2000 to January 2001, Mr. Cohen was President and Chief Executive Officer of Bell & Howell, a leading information solutions and services provider. From 1998 to 2000, Mr. Cohen was President, Chief Executive Officer and Chairman of Sidus Systems, Inc., a Canadian systems integrator, contract manufacturer and distributor. Mr. Cohen is a member of the Board of Directors of General Fiber Communications, inc. and Velocita Wireless.

        Michael M. Green joined us in 2003 as a director. Mr. Green is currently an advisor to Cerberus, our affiliate. From 2000 to 2003, he was the Managing Partner and CEO of TenX Capital, a private equity firm he founded. Prior to TenX, Mr. Green held various senior positions in the industry including, President and CEO of TriSpan Internet Commerce Solutions, President and CEO of Naviant Technology and various executive positions at General Electric Company. Mr. Green serves as a member of the Board of Directors of Teleglobe and General Fiber Communications.

        Marcus C. Hansen joined us as a director in 2004. Mr. Hansen retired as President of Lockheed Martin Management & Data Systems (formerly General Electric M&DS), or M&DS, in April 2003. He had held several positions in M&DS from 1977 until his retirement. From 1988 to 1989, Mr. Hansen was assigned as Manager of Aerospace Information Technology, a component of GE Aerospace in Valley Forge, Pennsylvania. From 1989 to 1992, he served as General Manager of Engineering at Ocean and Radar Systems in Syracuse, New York. Mr. Hansen then served as Vice President of Technical Operations at Government Electronic Systems in Moorestown, New Jersey, from 1992 to 1994. In 1994, he returned to M&DS as Vice President, Requirements Management System and became President in 1997.

        Pieter Korteweg joined us as a director in 2004. Mr. Korteweg is currently a senior advisor to Cerberus, our affiliate, and Anthos Consult BV. From 2002 to April 2004, he served as Chairman of the Supervisory Board of Pensions and Insurance Supervisory Authority of the Netherlands and as Vice-Chairman of the Supervisory Board of De Nederlandsche Bank. From 1987 to 2002, Mr. Korteweg was President and Chief Executive Officer of the Group Executive Committee of Robeco Group in Rotterdam. From 1981 to 1986, he was Treasurer-General at the Netherlands Ministry of Finance. In addition, Mr. Korteweg served as a professor of economics from 1971 to 1998. He serves as Chairman of the Supervisory Boards of the Dutch Central Bureau of Statistics, DaimlerChrysler Nederland BV and certain Netherlands subsidiaries of Cerberus' portfolio companies, including TLGB Holdings Nederland BV and Teleglobe Netherlands BV.

        J. Michael Lawrie joined us as a director in September 2005. Mr. Lawrie most recently served as Chief Executive Officer of Siebel Systems, Inc. from May 2004 to April 2005. Prior to joining Siebel Systems, Mr. Lawrie served in various management positions at IBM Corporation for 27 years. From July 2001 to May 2004, he served as a Senior Vice President and Group Executive at IBM, where he was responsible for IBM's worldwide sales and distribution activities. Mr. Lawrie also served as IBM's General Manager for Europe, Middle East and Africa from 1998 to June 2001 and held various sales, marketing, development and financial management positions from 1977 to 1998. Mr. Lawrie is a member of the Board of Directors of Symbol Technologies, Inc.

        Marc F. McMorris joined us as a director in 2003. Mr. McMorris is a Managing Director of General Atlantic LLC, a private equity investment firm and our affiliate, that makes investments in IT, process outsourcing and communications businesses on a global basis. Mr. McMorris has been with General Atlantic since 1999. Prior to joining General Atlantic, he served as a Vice President in the High Technology group of Goldman, Sachs & Co.

        Mark A. Neporent joined us in 2000 as a director. Mr. Neporent is Senior Managing Director and Chief Operating Officer of Cerberus, our affiliate. Prior to joining Cerberus in 1998, Mr. Neporent was a partner of Schulte Roth & Zabel LLP, a New York City-based law firm, where he was part of the firm's Business Reorganization and Finance Group doing extensive work on behalf of Cerberus. Mr. Neporent has 22 years of experience in the distressed securities, bankruptcy and high-yield finance business. Mr. Neporent is a director of several companies including Tandem Solutions, Inc. and MCI.

Summary Compensation Table

        The following table sets forth the cash and non-cash compensation for fiscal 2005, 2004 and 2003 awarded to or earned by our chief executive officer and our five other most highly compensated executive officers.

		Annual Compensation				Long-term Compensation Awards
Name and Principal Position	Year	Salary(1)	Bonus(2)	Other Annual Compensation(3)		Securities Underlying Options/SARs	All Other Compensation(4)(5)
Michael Greenough Chairman, President and Chief Executive Officer	2005 2004 2003	$500,000 500,000 500,000	$782,798 744,480 843,767		$21,300 36,000 38,500	250,000 — 2,953,867	$3,081,198 1,680 2,280
Graeme Cooksley Executive Vice President Sales and Marketing	2005 2004 2003	$390,000 390,000 390,000	$317,813 372,240 421,884		$50,000 72,000 51,000	100,000 — 763,164	$567,741 — —
Stephen P. Earhart(6) Executive Vice President and Chief Financial Officer	2005 2004 2003	$325,000 300,000 300,000	$244,580 248,160 53,412	$	— — —	100,000 — 572,663	$426,715 1,008 1,368
Ross D. Garrity(7) Executive Vice President Global Operations	2005 2004 2003	$375,000 — —	$192,849 — —	$	— — —	180,000 — —	$42,087 — —
Kirk Isaacson Executive Vice President, General Counsel and Secretary	2005 2004 2003	$260,000 260,000 260,000	$224,797 231,002 332,592	$	— — —	— — 202,014	$154,730 4,090 4,219
John R. Walles(8) Executive Vice President Operations	2005 2004 2003	$200,000 200,000 200,000	$220,052 248,160 281,255	$	— — —	— — 351,654	$264,325 2,672 2,422

(1)
Executive compensation for 2003, 2004 and 2005 is for the twelve months ended July 31 of each year.

(2)
Includes bonus amounts earned during the fiscal year periods.

(3)
Includes housing allowance for Mr. Greenough and Mr. Cooksley.

(4)
Upon the consummation of our IPO, we paid certain members of management a bonus in the aggregate amount of approximately $5.5 million. Of this amount, Messrs. Greenough, Cooksley, Earhart, Isaacson and Walles received $2,122,348, $567,321, $425,707, $150,173 and $261,413, respectively, and the remainder was paid to certain of our other management employees. The special management bonus was paid to both reward management for their efforts in helping to consummate the IPO and to adjust the benefits intended to be made available to management under the SSA Global Technologies, Inc. 2003 Equity Incentive Plan, or the Plan, in the event of a stockholder dividend. The Plan provided for the adjustment as the Compensation Committee deemed appropriate, in its discretion, in order to prevent dilution of the benefits intended to be made available pursuant to such award. Accordingly, upon the consummation of the IPO, the bonus was paid to the named officers and additional stock options were granted to other employees, in proportion to the number of options they held at the time of the IPO, in order to compensate them under the Plan in relation to the $25.0 million dividend paid to the holders of our Series A Convertible Preferred Stock on January 28, 2005 and for their efforts in consummating the IPO. In addition, Mr. Greenough received a one-time payment of $957,170 in exchange for his agreement, effective upon the consummation of the IPO, to the elimination of the deferred bonus payment provided for under his former employment agreement. See "—Employment Agreements—Michael Greenough."

(5)
Includes premiums on Company-provided life insurance for Mr. Greenough of $1,680, $1,680 and $2,280 for fiscal 2005, 2004 and 2003, respectively. Includes premiums on Company-provided life insurance for Mr. Cooksley of $420 for fiscal 2005. Includes premiums on Company-provided life insurance of $1,008, $1,008 and $1,368 for Mr. Earhart for fiscal 2005, 2004 and 2003, respectively. Includes premiums on Company-provided life insurance of $420 for Mr. Garrity for fiscal 2005. Includes the Company match on 401(k) salary deferrals for Mr. Isaacson of $3,683, $3,216, $3,033 for fiscal 2005, 2004 and 2003, respectively, and premiums on Company-provided life insurance of $874, $874 and $1,186 for fiscal 2005, 2004 and 2003, respectively. Includes the Company match on 401(k) salary deferrals for Mr. Walles of $2,000, $2,000, $1,750 for fiscal 2005, 2004 and 2003, respectively, and premiums on Company-provided life insurance of $912, $672 and $672 for fiscal 2005, 2004 and 2003, respectively.

(6)
Mr. Earhart joined us in June 2003. The salary amount reflected above for fiscal 2003 represents an annualized amount.

(7)
Mr. Garrity joined us in April 2005 and, at his current base salary and bonus rate, would have been one of our five most highly compensated executive officers had he been employed by us throughout fiscal 2005. The salary amount reflected above represents an annualized amount. Mr. Garrity's annual base salary and annual target bonus are each $375,000. The fiscal 2005 bonus included a $100,000 signing bonus. All other compensation represents the fiscal 2005 portion of the minimum $1.0 million stock option gain accrued for Mr. Garrity. See "—Employment Agreements—Ross D. Garrity."

(8)
Mr. Walles resigned from his position with us effective as of October 31, 2005.

Stock Option Grants

        The tables below sets forth information regarding all stock options granted in fiscal 2005 under our stock option plan to our executive officers named in the Summary Compensation Table above.

Option Grants in Fiscal 2005

			Individual Grant Percent of Total Options/SARs Granted to Employees in Fiscal 2005			Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term(1)
	Number of Securities Underlying Options/SARs Granted
				Exercise or Base Price ($/Sh)(1)	Latest Possible Expiration Date
Name
						5%	10%
Michael Greenough	250,000	(2)	8.3%	$12.39	July 11, 2015	$1,948,001	$4,936,617
Graeme Cooksley	100,000	(2)	3.3%	12.39	July 11, 2015	779,200	1,974,647
Stephen P. Earhart	100,000	(2)	3.3%	12.39	July 11, 2015	779,200	1,974,647
Ross D. Garrity	145,000 35,000	(3) (2)	4.8% 1.2%	11.00 12.39	May 25, 2015 July 11, 2015	1,003,087 272,720	2,542,019 691,126

(1)
Exercise price equals fair market value of common stock on the date of grant.
(2)
Options vest in equal monthly installments over a four year period beginning on August 31, 2005.
(3)
Options vest in equal monthly installments over a four year period beginning on June 30, 2005.

Aggregated Option Exercises in Fiscal 2005 and Fiscal Year-end Option Values

			Number of Securities Underlying Unexercised Options at July 31, 2005		Value of Unexercised In-the-money Options at July 31, 2005(1)
Name	Shares Acquired On Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael Greenough	—	—	2,430,786	773,081	$26,957,417	$5,990,968
Graeme Cooksley	—	—	628,020	235,144	6,964,742	1,574,747
Stephen P. Earhart	—	—	298,261	374,402	2,046,070	1,985,398
Ross D. Garrity(2)	—	—	6,041	173,959	12,988	325,362
Kirk Isaacson	—	—	166,240	35,774	1,843,602	396,734
John R. Walles(3)	—	—	289,381	62,273	3,209,235	690,608

(1)
These amounts have been determined by multiplying the aggregate number of options by the difference between our closing stock price of $13.15 at the close of the market on July 29, 2005 and the exercise price for the options. Our stock price of $13.15 does not represent our estimate or projection of the future stock price.

(2)
Mr. Garrity joined us in April 2005 and, at his current base salary rate, would have been one of our five most highly compensated executive officers had he been employed by us throughout fiscal 2005. Upon the consummation of our IPO, Mr. Garrity received options to purchase 145,000 shares of our common stock at an exercise price equal to the IPO price of $11.00 per share.
(3)
Mr. Walles resigned from his position with us effective as of October 31, 2005. Upon his resignation and termination of employment, Mr. Walles' options became fully vested.

Compensation of Directors

        In fiscal 2005, our independent directors received a one-time option grant for 36,250 shares of our common stock upon joining our Board, were paid an annual retainer of $50,000 for serving as a director and an additional annual retainer of $25,000 was paid to the chair of our audit committee. John W. Barter, Marcus Hansen and James Chapman were designated independent directors in fiscal 2005. Mr. Barter serves as our Audit Committee financial expert as defined in the SEC's rules and, in addition to his retainer fees, received a $100,000 one-time acceptance fee in January 2004 in connection with his appointment as a director and chairman of our audit committee. He also received a bonus payment of $50,000 in connection with his audit committee services performed in fiscal 2005 during our public offering preparation. Non-independent (as nominated by our two primary owners) directors did not receive compensation for their service on the Board in fiscal 2005.

        Effective September 30, 2005, the Compensation Committee of our Board approved the revised director compensation plan whereby each non-employee director will receive an annual salary of $75,000, paid in quarterly installments. Of this, 25%, net of any applicable taxes, is required to be invested in our common stock. In addition, the chairman of the Audit and Compensation Committees will receive an additional $25,000 annually paid in quarterly installments. Each non-employee director has the right to participate in the SSA Global Technologies, Inc. 2003 Equity Incentive Plan, or the Plan. Under the Plan, upon appointment, each new non-employee director will receive an initial option to purchase 10,000 shares of our common stock at an exercise price to be determined at the time of award. Additionally, so long as they continue to serve on the Board, each year, each non-employee director will receive additional options to purchase 2,500 shares of common stock under the Plan. All directors are entitled to reimbursement for reasonable travel and accommodation expenses in connection with the performance of their duties as directors and Board committee members.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

        There are no compensation committee interlocks (i.e., none of our executive officers serves as a member of the Board or the compensation committee of another entity which has an executive officer serving on our Board or the compensation committee of our Board).

Employment Agreements

  Michael Greenough

        We entered into an agreement with Mr. Greenough, effective May 26, 2005, that supplements his employment agreement. The supplemental agreement extends the term of his employment agreement until May 26, 2008 and provides for additional severance benefits as described below. Mr. Greenough's agreement provides for an annual base salary of $500,000 and an annual target bonus of at least $500,000 but not more than $800,000, as determined by the Board, but subject to the attainment of performance goals. Mr. Greenough's annual bonus for fiscal 2005 was $782,798. However, the actual amount of any annual bonus payable to Mr. Greenough shall be determined by the Board in its sole discretion. Mr. Greenough is also provided a housing allowance.

        Mr. Greenough's employment agreement gives him registration rights with respect to any shares acquired upon exercise of options. These registration rights entitle him to sell, in any registration of shares of common stock on behalf of our controlling stockholders, the percentage of such shares equal to the aggregate percentage of the shares proposed to be registered by our controlling stockholders in such registration in relation to the aggregate amount of shares of common stock owned by our controlling stockholders. To the extent the number of shares included in a registration is subject to cutback, such cutbacks shall be made pro rata as between Mr. Greenough, on the one hand, and our controlling stockholders, on the other hand.

        Effective May 26, 2005, Mr. Greenough's employment agreement was amended to eliminate his right to receive a deferred bonus payment, payable if he terminated his employment without "good reason" (as defined in his employment agreement) prior to January 3, 2007, in exchange for a one-time payment of $957,170.

        If we terminate Mr. Greenough other than for "cause" or if he resigns for "good reason," each as defined in his employment agreement, subject to Mr. Greenough signing a release of all claims against us, he is entitled to continuation of his base salary for one year and payment of an amount equal to his average annual bonus for the prior three-year period (or shorter period) preceding termination payable in 12 equal installments, as well as vesting of unvested shares under options. He would also receive a pro rata portion of his target bonus for the fiscal year in which such termination occurs determined by multiplying the applicable target bonus amount by a fraction the numerator of which is the number of days in the fiscal year prior to the date of termination and the denominator of which is 365 payable within sixty days of the end of our fiscal year and provided that applicable performance targets have been satisfied or, in the reasonable judgment of our Board are likely to be satisfied. In addition, Mr. Greenough's supplemental agreement provides that if Mr. Greenough's employment agreement is not renewed at the end of the term, he is entitled to receive $100,000, payable in twelve equal monthly installments, provided that he signs a release of all claims against us. Mr. Greenough is not prohibited from entering into a consulting or other form of employment arrangement with us following a termination of his employment.

        In addition, Mr. Greenough's supplemental agreement provides that, if Mr. Greenough is terminated by us other than for "cause" or if he resigns for "good reason," each as defined in his supplemental agreement, at any time on or prior to May 26, 2008, Mr. Greenough will receive, in addition to the severance benefits described above, continued base salary and bonus (based upon the yearly average bonus achieved in the 24 months preceding the termination or resignation) for the remainder of the term as if he remained employed by us until May 26, 2008.

  Graeme Cooksley

        We entered into an agreement with Mr. Cooksley, effective May 26, 2005, that supplements his employment agreement. The supplemental agreement extends the term of his employment agreement until May 26, 2008 and provides for additional severance benefits as described below. Mr. Cooksley's agreement provides for an annual base salary and annual target bonus, which were $390,000 and $325,000, respectively, in fiscal 2005. Mr. Cooksley's actual bonus in fiscal 2005 was $317,813.

        If Mr. Cooksley is terminated other than for "cause" or if he resigns for "good reason," each as defined in his agreement governing severance obligations and termination of employment, subject to Mr. Cooksley signing a release of all claims against us, he would receive (i) continuation of his base salary for a period of twelve months following termination, (ii) continuation of fifty percent of quarterly base target bonus for a period of four fiscal quarters following termination and (iii) a pro rata portion of his annual target bonus (based on 100% achievement and exclusive of any multipliers) for the fiscal year in which such termination occurs, determined by multiplying 50% of his annual target bonus by a fraction, the numerator of which would be the number of days in the fiscal year prior to the date of termination and the denominator of which would be 365. In addition, if Mr. Cooksley is terminated by us other than for "cause" or if he resigns for "good reason," each as defined in the supplemental agreement described above, at any time on or prior to May 26, 2008, Mr. Cooksley will receive, in addition to the severance benefits described above, continued base salary and bonus (based upon the yearly average bonus achieved in the 24 months preceding the termination or resignation) for the remainder of the term as if he remained employed by us until May 26, 2008.

  Stephen P. Earhart

        We entered into an agreement with Mr. Earhart, effective May 26, 2005, that supplements his employment agreement. The supplemental agreement extends the term of his employment agreement until May 26, 2008 and provides for additional severance benefits as described below. Mr. Earhart's agreement provides for an annual base salary and an annual target bonus, which were $325,000 and $250,000, respectively, in fiscal 2005. Mr. Earhart's actual bonus in fiscal 2005 was $244,580.

        If Mr. Earhart is terminated other than for "cause" or if he resigns for "good reason," each as defined in his agreement governing severance obligations and termination of employment, subject to Mr. Earhart signing a release of all claims against us, he would receive (i) continuation of his base salary for a period of twelve months following termination, (ii) continuation of fifty percent of quarterly base target bonus for a period of four fiscal quarters following termination and (iii) a pro rata portion of his annual target bonus (based on 100% achievement and exclusive of any multipliers) for the fiscal year in which such termination occurs, determined by multiplying 50% of his annual target bonus by a fraction, the numerator of which would be the number of days in the fiscal year prior to the date of termination and the denominator of which would be 365. In addition, if Mr. Earhart is terminated by us other than for "cause" or if he resigns for "good reason," each as defined in the supplemental agreement described above, at any time on or prior to May 26, 2008, Mr. Earhart will receive, in addition to the severance benefits described above, continued base salary and bonus (based upon the yearly average bonus achieved in the 24 months preceding the termination or resignation) for the remainder of the term as if he remained employed by us until May 26, 2008.

  Ross D. Garrity

        Ross D. Garrity joined us in April 2005. Pursuant to his employment agreement, Mr. Garrity's employment will continue until it is terminated at any time. His agreement provides for an annual base salary and an annual target bonus of $375,000 each. Mr. Garrity's actual bonus in fiscal 2005 was $92,849. Mr. Garrity received an additional one-time signing bonus of $100,000 within 30 days of joining us.

        If Mr. Garrity is terminated for any reason other than for "cause" or if he resigns for "good reason," each as defined in his employment agreement, subject to Mr. Garrity signing a release of all claims against us he would receive (i) continuation of his base salary for a period of twelve months following termination, (ii) continuation of fifty percent of his quarterly incentive bonus for a period of four fiscal quarters following termination, (iii) a pro rata portion of his annual target bonus (based on 100% achievement and exclusive of any multipliers) for the fiscal year in which such termination occurs, determined by multiplying 50% of his annual target bonus by a fraction, the numerator of which would be the number of days in the fiscal year prior to the date of termination and the denominator of which would be 365, and (iv) if he has been employed by us for four years or more and, during such four year period, could not have realized a net gain of at least

$1.0 million from the exercise of his vested stock options, a payment equal to the difference between (x) the sum of $1.0 million plus the aggregate exercise price of his vested stock options less (y) the fair market value of our common stock at the end of the four year period. If he resigns for "good reason," the payment shall be payable pro rata based on the number of months he has been employed by us.

  Kirk J. Isaacson

        Pursuant to his employment agreement, Mr. Isaacson's employment extends for one year, with automatic renewal annually unless his employment agreement is terminated at any time as discussed below. Mr. Isaacson's agreement provides for an annual base salary and an annual target bonus, which were $260,000 and $190,000, respectively, in fiscal 2005. Mr. Isaacson's actual bonus in fiscal 2005 was $224,797.

        If Mr. Isaacson is terminated other than for "cause" or if he resigns for "good reason," each as defined in his agreement governing severance obligations and termination of employment, subject to Mr. Isaacson signing a release of all claims against us he would receive (i) continuation of his base salary for a period of twelve months following termination, (ii) continuation of fifty percent of quarterly base target bonus for a period of four fiscal quarters following termination and (iii) a pro rata portion of his annual target bonus (based on 100% achievement and exclusive of any multipliers) for the fiscal year in which such termination occurs, determined by multiplying 50% of his annual target bonus by a fraction, the numerator of which would be the number of days in the fiscal year prior to the date of termination and the denominator of which would be 365.

  John R. Walles

        Effective October 31, 2005, Mr. Walles resigned from us and, in connection therewith, on November 4, 2005, entered into a General Release and Additional Terms agreement, pursuant to which, in part, both we and Mr. Walles agreed to release each other from future claims and demands arising in the ordinary course of his employment. A Memorandum of Understanding attached to the General Release and Additional Terms agreement contains limited commercial terms of his leaving including treatment of stock options and severance obligations.

        For each of Messrs. Greenough, Cooksley, Earhart, Garrity, Isaacson and Walles, their annual bonuses for fiscal 2005 were based (i) 30% on revenue achievement to budget, (ii) 30% on profit achievement to budget (using EBITDA as the profit measure), (iii) 20% on operating cash flow achievement to budget and (iv) 20% on strategic objectives specific to such executive. See "—Summary Compensation Table" for the annual bonuses paid to each executive in the past three years.

Equity Incentive Plan

        The Plan is administered by a Committee appointed by the Board. The Plan allows for the granting of up to 19,575,000 shares of common stock. During any calendar year, no employee may be granted options to acquire more than 7,250,000 shares of stock. As of October 31, 2005, 12,932,594 shares were outstanding under the Plan.

        The Plan will expire on July 15, 2013, although our Board may amend or terminate the plan at any time.

        In the event a change in control occurs while a participant is employed by us, the option shares shall vest and become exercisable in full immediately prior to the effective date of the change in control. However, vesting shall not be accelerated if (i) the option is assumed by the successor entity or (ii) the option is replaced with a cash incentive program of equal value. Option shares neither exercised nor assumed shall terminate upon the consummation of the change in control.

        Under the Plan, the four forms of stock option agreements, other than for Michael Greenough (as discussed below), that have been entered into by employees are: (i) the stock option agreements for key employees hired prior to April 30, 2003, (ii) the stock option agreements for non-key employees hired prior to April 30, 2003, (iii) the stock option agreements for key employees hired on or after April 30, 2003 and (iv) the stock option agreements for non-key employees hired on or after April 30, 2003. Under the agreements listed in clauses (i) and (ii), fifty percent of the option, or 2/48th of the option in the case of Stephen Earhart's agreement, vests and is exercisable immediately on the day it is granted, and the balance of the unvested portion of the option vests over a four-year period such that 1/48th of the option vests and becomes fully exercisable on the last day of each calendar month. Under the agreements listed in clauses (iii) and (iv), the option vests over a four-year period such that 1/48th of the option vests and becomes fully exercisable on the last day of each calendar month. All options expire on the tenth anniversary of the day they are granted, unless terminated earlier.

        On December 14, 2005, we amended individual stock option agreements of certain officers and non-officer employees, to conform to the requirements of Internal Revenue Code Section 409A and related regulations. Accordingly, the affected individuals will receive the following:

  •
  effective December 31, 2005, approximately $4.8 million unexercised stock options originally granted at an exercise price of $2.06 will be repriced to an exercise price of $6.34 which, upon exercise of such options, will provide us with $20.6 million of incremental proceeds as a result of such exercise;

  •
  cash payments totalling $8.5 million, pro-rated in accordance with the individuals' respective option holdings based on the number of options outstanding on December 31, 2005, will be made in equal installments, within thirty days of the end of each 2006 calendar quarter;

  •
  restricted stock awards with an aggregate value of $50.0 million, will be issued on or before January 31, 2006 and will vest on June 30, 2008 or earlier if employment terminates due to death, disability or if employment is terminated by us without cause or by the individual for good reason.

        Our named executive officers will receive the following:

	Number of Options Repriced	Portion of $8.5 Million Cash Compensation	Monetary Value of Restricted Stock
Michael Greenough	2,953,868	$5,221,500	$3,071,500
Graeme Cooksley	763,164	1,348,950	793,500
Kirk Isaacson	202,014	357,000	210,000

  Termination Provisions

        If a key employee participant is terminated by us other than for "cause," as defined in the stock option agreement, or if the key employee participant terminates his or her employment for "good reason," as defined in the stock option agreement, any unvested portion of the option would become immediately vested and exercisable and all vested options could be exercised at any time before the earlier of expiration and ninety days of the date of termination of employment.

        If a non-key employee participant is terminated by us for other than "cause," as defined in the stock option agreement, or if a non-key employee participant terminates his or her employment with us, the portion of the option exercisable on the date of termination could be exercised at any time before the earlier of expiration and ninety days of the date of termination of employment.

        If any participant is terminated by us for "cause," the unexercised portion of the option would terminate immediately.

  Options Provisions for Michael Greenough

        If Mr. Greenough is terminated by us other than for "cause," as defined in his employment agreement, or if he terminates his employment for "good reason," also as defined in his employment agreement, any unvested options would become immediately vested and exercisable and could be exercised at any time before expiration and within one year of the date of termination.

        Although some of our employment contracts with our executive officers (including Mr. Greenough) contemplate that we may make loans to them to acquire option shares, we have not made any such loans nor will we do so as we are precluded by the Sarbanes-Oxley Act of 2002 from making such loans.

Management Lock-up Agreements

        Certain of our officers, including Messrs. Greenough, Cooksley and Earhart, have entered into lock-up agreements with us having a term of three years, commencing on May 26, 2005. Subject to certain limited exceptions, the lock-up agreements will apply to shares of our common stock beneficially owned by them. If Cerberus, General Atlantic or any of their respective affiliates sells any shares of our common stock, each of the officers party to these lock-up agreements will be entitled to sell the number of shares of our common stock that is equal to (a) the number of shares of our common stock beneficially owned by such officer on May 26, 2005, multiplied by (b) a fraction, of which (i) the numerator is the number of shares of our common stock to be sold by Cerberus, General Atlantic and their affiliates in such transaction and (ii) the denominator is the total number of shares of our common stock held by Cerberus, General Atlantic and all of their affiliates. In addition, the officers will be permitted to sell that number of shares of common stock as may be approved by the Compensation Committee of our Board from time to time.

        An officer will be released from his obligations under his lock-up agreement in the event of the (i) death of such officer, (ii) termination by us of such officer's employment without "cause" (as defined below) or on account of such officer's "disability" (as defined below), or (iii) termination by such officer of his or her employment with us for "good reason" (as defined below).

        For purposes of the lock-up agreements, (a) "cause" means any of the following: (i) embezzlement, dishonesty, or fraud, (ii) conviction (or plea of nolo contendere) for a felony or conviction (or plea of nolo contendere) of any crime involving moral turpitude or that impairs the officer's ability to perform his duties, (iii) improper and material disclosure or use of our or any of our subsidiary's confidential or proprietary information, or (iv) the officer's willful failure or refusal to follow the lawful and good faith direction of us or any of our subsidiaries to perform his material duties which, if curable, remains uncured following 30 days' written notice to the officer from us describing such failure or refusal; (b) "disability" means a determination by us in accordance with applicable law that, as a result of a physical or mental illness, the officer is unable and has been unable to perform the essential functions of his or her job with or without reasonable accommodation for a period of (x) 90 consecutive days or (y) 180 days in any one-year period; and (c) "good reason" means a decrease in the officer's base salary (not consented to in advance by the officer or ratified subsequently by the officer) or a "change in control," as defined in the Plan.

PRINCIPAL AND SELLING STOCKHOLDERS

Principal Stockholders

        The following table sets forth information with respect to the beneficial ownership of our common stock as of October 31, 2005 by:

  •
  each person who is known by us to beneficially own 5% or more of our outstanding common stock;

  •
  each of our directors; and

  •
  each of our executive officers named in the Summary Compensation Table and all of our current directors and executive officers as a group.

        Unless otherwise indicated in the footnotes to the table, each stockholder has sole voting and investment power with respect to shares beneficially owned and all addresses are in care of our company. All primary share amounts and percentages reflect beneficial ownership determined pursuant to Rule 13d-3 under the Exchange Act.

Name and Address of Beneficial Owner	Shares of Common Stock		Percentage of Total Common Stock (%)
Stephen Feinberg(1)(2)	43,154,833		63.2%
Investment entities affiliated with General Atlantic(3)	15,784,943		23.1%
Michael Greenough	2,574,697	(4)	3.6%
Graeme Cooksley	668,151	(4)	*
Stephen P. Earhart	352,328	(4)	*
John R. Walles	351,654	(5)	*
Kirk Isaacson	174,657	(4)	*
Ross D. Garrity	21,041	(4)	*
John W. Barter	20,390	(4)	*
James N. Chapman	4,531		*
Howard S. Cohen	416	(6)	*
Michael M. Green	—		*
Marcus C. Hansen	19,635	(4)	*
Pieter Korteweg	—		*
J. Michael Lawrie	416	(6)	*
Marc F. McMorris(3)	15,784,943		23.1%
Mark Neporent	—		*
Directors and executive officers as a group (15 persons, including those listed above)	19,972,859		27.5%

*
Denotes beneficial ownership of less than 1% of the total common stock.

(1)
As of October 31, 2005, SSA Investor, LLC held 26,803,948 shares of our common stock; SSA Warrant Holdings, LLC held 9,154,962 shares of our common stock; Ableco, L.L.C. held 1,236,721 shares of our common stock; Cerberus Partners, L.P. held 1,537,079 shares of our common stock; Cerberus Institutional Partners, L.P. held 2,504,131 shares of our common stock; and Madeleine L.L.C. held 1,917,992 shares of our common stock. Stephen Feinberg, through one or more intermediate entities, possesses sole power to vote and direct the disposition of all securities of our company held by SSA Investor, LLC, SSA Warrant Holdings, LLC, Ableco, L.L.C., Cerberus Partners, L.P., Cerberus Institutional Partners, L.P. and Madeleine L.L.C. Thus, for the purposes of Reg. Section 240.13d-3 under the Exchange Act, Mr. Feinberg is deemed to beneficially own 43,154,833 shares of our common stock.

(2)
The address for Stephen Feinberg is c/o Cerberus Capital Management, L.P., 299 Park Avenue, 22nd Floor, New York, New York 10171.

(3)
General Atlantic Partners 76, L.P. ("GAP 76") owns 13,401,341 shares of our common stock; General Atlantic Partners 77, L.P. ("GAP 77") owns 14,346 shares of our common stock; General Atlantic Partners 80, L.P. ("GAP 80") owns 1,283,987 shares of our common stock; GAP Coinvestment Partners II, L.P. ("GAPCO II") owns 784,363 shares of our common stock; GAP Coinvestments III, LLC ("GAPCO III") owns 76,401 shares of our common stock; GAP Coinvestments IV, LLC ("GAPCO IV") owns 19,924 shares of our common stock; GapStar, LLC ("GapStar") owns 182,964 shares of our common stock; and GAPCO GmbH & Co. KG ("GAPCO KG") owns 21,617 shares of our common stock. General Atlantic LLC ("GA LLC") is the general partner of each of GAP 76, GAP 77 and GAP 80 and the sole member of GapStar. The general partners of GAPCO II and the managing members of GAPCO III and GAPCO IV are Managing Directors of GA LLC. The general partner of GAPCO KG is GAPCO Management GmbH ("Management GmbH"). The Managing Directors of General Atlantic direct the voting and disposition of shares owned by GAPCO KG and Management GmbH. Mr. McMorris is a Managing Director of GA LLC and a managing member of each of GAPCO III and GAPCO IV. Mr. McMorris disclaims beneficial ownership of such securities except to the extent of their pecuniary interest therein. The address of GAP 76, GAP 77, GAP 80, GAPCO II, GAPCO III, GAPCO IV, GapStar, General Atlantic and Mr. McMorris is c/o General Atlantic Service Corporation, 3 Pickwick Plaza, Greenwich, Connecticut 06830. The address of GAPCO KG and Management GmbH is c/o General Atlantic GmbH, Koenigsallee 62, 40212 Dusseldorf, Germany.

(4)
Includes shares underlying options that are vested as of, and that will vest within 60 days of, October 31, 2005. All of these shares are subject to lock-up agreements as described in "Management—Management Lock-up Agreements."

(5)
Mr. Walles resigned from us effective October 31, 2005. Upon his resignation and termination of employment, Mr. Walles' options became fully vested.

(6)
Includes shares underlying options that became exercisable in 48 equal installments on the last day of each calendar month starting on October 31, 2005.

Selling Stockholders

        The following table lists certain information with respect to the selling stockholders as follows:

  •
  each selling stockholder's name;

  •
  the number of outstanding shares of common stock owned by the selling stockholder prior to this offering;

  •
  the number of shares of common stock to be owned by each selling stockholder after the completion of this offering assuming the sale of all of the shares of common stock offered by each selling stockholder; and

  •
  if one percent or more, the percentage of outstanding shares of common stock to be owned by each selling stockholder after the completion of this offering assuming the sale of all shares of the common stock offered by each selling stockholder.

        We have based our calculation of the percentage of ownership on 68,316,248 shares outstanding on October 31, 2005.

	Shares Beneficially Owned Before Offering				Shares Beneficially Owned After Offering
				Number of Shares Being Offered
Selling Stockholder(1)
	Number		Percent		Number	Percent
SSA Investor, LLC(2)	26,803,948		39.2%
SSA Warrant Holdings, LLC(2)	9,154,962		13.4%
Cerberus Institutional Partners, L.P.(2)	2,504,131		3.7%
Madeleine LLC(2)	1,917,992		2.8%
Cerberus Partners, L.P.(2)	1,537,079		2.2%
Ableco, LLC(2)	1,236,721		1.8%
General Atlantic Partners 76, L.P.	13,401,341		19.6%
GAP Coinvestment Partners II, L.P.	784,363		1.1%
GAP Coinvestments III, LLC	76,401		*
GAP Coinvestments IV, LLC	21,617		*
GapStar, LLC	182,964		*
GAPCO GmbH & Co. KG	19,924		*
General Atlantic Partners 77, L.P.	14,346		*
General Atlantic Partners 80, L.P.	1,283,987		1.9%
Michael Greenough	2,574,697	(3)	3.5%
Graeme Cooksley	668,151	(3)	*
Stephen P. Earhart	352,328	(3)	*
Kirk Isaacson	174,657	(3)	*
James N. Chapman	4,531	(3)	*
Warren Fletcher(4)	222,022	(3)	*
Rick Gonzales(4)	222,022	(3)	*
Oscar Garcia Velasco(4)	202,616	(3)	*
Peter Prince(4)	57,481	(3)	*
Corey Eaves(4)	45,550	(3)	*
Jim Handy(4)	66,081	(3)	*
Directors and executive officers as a group (5 persons, including those listed above)	3,774,364		5.2%

(1)
See "—Principal Stockholders" and "Certain Relationships and Related Transactions" for a discussion of our selling stockholders' affiliations and material relationships with us.

(2)
Beneficial ownership of the securities is deemed to be held by Stephen Feinberg.

(3)
Includes shares underlying options that are vested as of, and that will vest within 60 days of, October 31, 2005. All of these shares are subject to lock-up agreements as described in "Management—Management Lock-up Agreements."

(4)
Member of SSA Global senior management, but not one of the five named executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Initial Public Offering of Common Shares and Use of Proceeds

        On May 26, 2005, we sold 9,000,000 shares of common stock at $11.00 per common share in our IPO, including 1,400,000 shares to investment entities affiliated with General Atlantic. The net proceeds of $85.8 million (gross proceeds of $99.0 million less expenses of the offering) were used to repay $81.2 million of the amount owed (excluding accrued and unpaid interest thereon) under the promissory notes issued on July 18, 2003 to Madeleine L.L.C., an affiliate of Cerberus (an entity under which we are under common control with) and a selling stockholder, and investment entities affiliated with General Atlantic, also a selling stockholder, in the aggregate principal amount of $130.1 million, which were due on November 15, 2006 and accrued interest at a rate of 1.23% per annum. On June 16, 2005, the underwriters of the IPO exercised the over-allotment option to purchase 1,350,000 shares of common stock at the IPO price of $11.00 per share. The net proceeds of $13.8 million (gross proceeds of $14.8 million less underwriting discount of $1.0 million), along with the remaining proceeds above were used, in part, to fund the Boniva and Epiphany acquisitions on August 1, 2005 and September 29, 2005, respectively.

        Upon the closing of the IPO, 3,000,000 shares of preferred stock converted into 43,500,000 shares of common stock, plus 9,254,766 related to the accrued, but unpaid preferred stock dividends at the time of the IPO, for 52,754,766 shares of common stock in aggregate. As of October 31, 2005, Cerberus and General Atlantic owned 63.2% and 23.1%, respectively, of our outstanding common stock.

        Also at the time of the IPO, the terms of the remaining related-party indebtedness, including the remaining portion of the $130.1 million promissory note, the $69.2 million subordinated promissory note, the $23.0 million subordinated promissory note and the $7.7 million subordinated promissory note were modified into a senior unsecured promissory note payable to Cerberus and General Atlantic aggregating approximately $151.8 million of indebtedness to provide an interest rate of three-month LIBOR plus 2.75%, a three-year term and a senior unsecured ranking.

Common Stock Issuances

        On February 25, 2004, we filed an amendment to our Certificate of Incorporation that reclassified each share of Series A Convertible Preferred Stock outstanding at the time of the amendment into one share of Series A Convertible Preferred Stock and 1.595 shares of common stock, which resulted in the issuance of 4,785,000 shares of common stock.

Registration Rights Agreement

        On April 2, 2003, we entered into a registration rights agreement with Cerberus and General Atlantic affiliates.

        Demand Registration Rights.    Cerberus and the General Atlantic Stockholders have demand registration rights. This offering is being made pursuant to an exercise of these rights. Following completion of this offering, the demand registration rights will be subject to the following limitations: (i) in no event are we required to effect a demand registration unless the aggregate market price is at least $10,000,000 and (ii) subject to certain requirements pursuant to the registration rights agreement, in no event are we required to effect, in the aggregate, more than one demand registrations for the General Atlantic Stockholders and more than four demand registrations for Cerberus. In addition, if Cerberus or the General Atlantic Stockholders request that we file a registration statement on Form S-1 or S-3 for a public offering of all or any portion of their shares of registrable securities, we are required to use our reasonable best efforts to register for public sale the registrable securities specified in such request.

        Incidental Registration Rights.    If we propose to register any of our securities under the Securities Act (other than in a registration on Forms S-4 or S-8 and other than pursuant to the preceding paragraph), management will notify all holders of registrable securities of its intention and upon the request of any holder, subject to certain restrictions, effect the registration of all securities requested by holders to be so registered.

        Pursuant to the registration rights agreement, we will pay all registration expenses and indemnify each holder of registrable securities with respect to each registration which has been effected, including the registration of shares offered by this prospectus.

Promissory Notes

        On December 19, 2002 we issued a subordinated promissory note to Madeleine L.L.C., a Cerberus affiliate and a selling stockholder, in the principal amount of $125.0 million but only borrowed $116.4 million under this note. We repaid $8.0 million of this note in December 2002, leaving a balance of $108.4 million at December 31, 2002. On April 2, 2003, we sold a 25% interest in the Company for $75.0 million to various investment entities affiliated with General Atlantic, represented by preferred stock. We used a portion of the proceeds from the issuance of this preferred stock to repay approximately $39.2 million of the subordinated promissory note and cancelled $10.0 million of indebtedness in exchange for $10.0 million of preferred stock, leaving a balance of $59.2 million outstanding under such note. In August 2003, we borrowed $10.0 million from Madeleine L.L.C., increasing the amount outstanding under the subordinated promissory note to $69.2 million. Interest on the subordinated promissory note was 8% per annum, payable monthly in arrears on the last day of each month, until maturity. The maturity date of the subordinated promissory note was December 31, 2007. The subordinated promissory note was subordinate in right of payment to the prior payment in full of indebtedness, which we designate as our "senior indebtedness." The principal portion of approximately $69.2 million of this subordinated promissory note was included in the modified senior unsecured notes issued commensurate with the IPO.

        In connection with the Baan acquisition, on July 18, 2003, we issued a promissory note in the principal amount of $97.6 million to Madeleine L.L.C., a Cerberus affiliate and a selling stockholder, and four promissory notes in the aggregate principal amount of $32.5 million to the following investment entities affiliated with General Atlantic: GAP 76, GAP 77, GAPCO II, GapStar and GAPCO KG. Interest on the promissory notes accrued at a rate of 1.23% per annum until maturity. We recorded imputed interest on these notes at 4%, a market rate of interest available from a third party. The maturity date of each of the promissory notes was November 15, 2006. As discussed above, the remaining principal and accrued, but unpaid, interest portion of this subordinated promissory note was included in the modified senior unsecured notes issued commensurate with the IPO.

        In connection with the EXE Acquisition, on December 18, 2003, we issued a subordinated promissory note to Madeleine L.L.C., a Cerberus affiliate and a selling stockholder, in the principal amount of $23.0 million. Interest on the subordinated promissory note was 8% per annum, payable monthly in arrears on the last day of each month, until maturity. The maturity date of the note was December 18, 2006. The note was subordinate in right of payment to the prior payment in full of indebtedness, which we designate as our senior indebtedness. The principal portion of this subordinated promissory note was included in the modified senior unsecured notes issued commensurate with the IPO.

        On January 20, 2004, we issued five subordinated promissory notes in the aggregate principal amount of approximately $7.7 million to investment entities affiliated with General Atlantic, a selling stockholder in this offering. The interest rate on the notes was 8% per annum, payable monthly in arrears on the last day of each month, until maturity. The maturity date of each of the promissory notes is January 20, 2007. The notes were subordinate in right of payment to the prior payment in full of indebtedness, which we designate as our "senior indebtedness." The principal portion of this subordinated promissory note was included in the modified senior unsecured notes issued at the time of the IPO.

Credit Facility

        On September 22, 2005, we entered into a new senior secured credit facility with a syndicate of financial institutions, JPMorgan Chase Bank, N.A., as administrative agent, and Citicorp USA, Inc., as syndication agent. Pursuant to the credit agreement, the lenders made a $200.0 million term loan, maturing September 22, 2011, and a five-year revolving credit facility of up to $25.0 million. The revolving facility is available for loans and for letters of credit to support payment obligations incurred in the ordinary course of business. Proceeds of the term facility were used to repay all related-party debt of approximately $154.7 million of principal and accrued interest, with the remainder used to pay fees of approximately $2.6 million related to the financing and for working capital purposes. In conjunction with such repayment, we recorded a non-cash, non-operating charge of approximately $3.3 million of unamortized financing fees associated with the related-party debt during the three months ended October 31, 2005. The credit facilities are collateralized by substantially all of our assets and those of our domestic subsidiaries and guaranteed by all of our domestic subsidiaries.

        Cerberus and General Atlantic each have representatives on our Board. Normal travel expenses to attend meetings are reimbursed by us.

Employment Agreements

        See "Management—Employment Agreements."

Management Lock-up Agreements

        See "Management—Management Lock-Up Agreements."

DESCRIPTION OF CAPITAL STOCK

General

        Our authorized capital consists of 450,000,000 shares of common stock, par value $.01 per share. As of October 31, 2005, we had 68,316,248 shares of common stock outstanding.

Common Stock

        The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. The holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the Board. We do not intend to pay dividends on our common stock for the foreseeable future. Our Board may, at its discretion, modify or repeal our dividend policy. Future dividends, if any, with respect to shares of our common stock will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, provisions of applicable law and other factors that our Board may deem relevant. Accordingly, we cannot assure you that we will pay dividends in the future or at all. See "Dividend Policy." In the event of our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Limitations on Directors' Liability

        Our certificate of incorporation and bylaws indemnify our directors to the fullest extent permitted by the Delaware General Corporation Law, or the DGCL. The DGCL permits a corporation to limit or eliminate a director's personal liability to the corporation or the holders of its capital stock for breach of duty. This limitation is generally unavailable for acts or omissions by a director which were (i) in bad faith, (ii) were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (iii) involved a financial profit or other advantage to which such director was not legally entitled. The DGCL also prohibits limitations on director liability for acts or omissions which resulted in a violation of a statute prohibiting certain dividend declarations, certain payments to stockholders after dissolution and particular types of loans. The effect of these provisions is to eliminate our rights and those of our stockholders (through stockholders' derivative suits on our behalf) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under the federal securities laws of the United States.

Transfer Agent and Registrar

        The Transfer Agent and Registrar for the common stock is The Bank of New York.

Listing

        The common stock is listed on The Nasdaq National Market, under the symbol "SSAG."

Provisions of our charter documents and agreements and Delaware law that could discourage, delay or prevent a merger or acquisition at a premium price.

        Our certificate of incorporation includes provisions that:

  •
  permit us to issue preferred stock in one or more series and, with respect to each series, fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of such series, and the preferences and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of the series; and

  •
  limit stockholders' ability to call special meetings.

        These provisions may discourage, delay or prevent a merger or acquisition at a premium price.

        Delaware Takeover Statute.    We are also subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any "business combination" (as defined below) with any "interested stockholder" (as defined below) for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the Board of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Section 203 of the DGCL defines "business combination" to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

SHARES ELIGIBLE FOR FUTURE SALES

        As of October 31, 2005, we had 68,316,248 shares of common stock outstanding, of which 58,939,776 shares were held by our controlling stockholders.

        All of our shares sold are freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144, may generally only be sold in compliance with the limitations of Rule 144, which is summarized below, or pursuant to contractual registration rights. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below.

        Certain of our officers have entered into lock-up agreements, the terms of which are described under "Management—Management Lock-up Agreements." In addition, in connection with this offering, our directors and officers and the selling stockholders have entered into lock-up agreements, the terms of which are described under "Underwriting."

  Sales of Restricted Securities

        Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, 144(k) or 701 promulgated under the Securities Act, each of which is summarized below.

        In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus a person who has beneficially owned restricted shares for at least one year and has complied with the requirements described below would be entitled to sell a specified number of shares within any three-month period. That number of shares cannot exceed the greater of one percent of the number of shares of common stock then outstanding, which will equal approximately                  shares immediately after this offering, or the average weekly trading volume of our common stock on The Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 reporting the sale. Sales under Rule 144 are also restricted by manner of sale provisions, notice requirements and the availability of current public information about us. Rule 144 also provides that our affiliates who are selling shares of our common stock that are not restricted shares must comply with the same restrictions applicable to restricted shares with the exception of the holding period requirement.

        Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Accordingly, unless otherwise restricted, these shares may be sold upon the expiration of the lock-up period described below.

        Rule 701 provides that the shares of common stock acquired upon the exercise of currently outstanding options or pursuant to other rights granted under our equity incentive plans may be resold, to the extent not restricted by the terms of the lock-up agreements, by persons, other than affiliates, beginning 90 days after the date of this prospectus, subject only to the manner of sale provisions of Rule 144, and by affiliates under Rule 144, without compliance with its one-year minimum holding period. As of October 31, 2005, options to purchase a total of 12,643,639 shares of common stock were outstanding, all of which have been registered pursuant to registration statements on Form S-8 under the Securities Act. Shares covered by these registration statements are eligible for sale in the public market upon the expiration of the terms of any applicable lock-up agreements and subject in certain cases to vesting requirements.

  Additional Registration Statements

        Our controlling stockholders have certain demand registration rights and incidental registration rights pursuant to a Registration Rights Agreement we entered into with them. See "Certain Relationships And Related Transactions—Registration Rights Agreement."

  Effects of Sales of Shares

        Our stock is sold on the public market. The price of our stock may change after this offering. The market price of the common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

  •
  variations in operating results;

  •
  changes in, or our ability to meet, financial estimates by securities analysts;

  •
  changes in market valuations of companies in the software industry;

  •
  announcements by us or our competitors relating to significant contracts or customers, acquisitions, strategic partnerships, joint ventures or capital commitments;

  •
  our success or failure to implement our expansion plans;

  •
  increases or decreases in reported holdings by insiders or mutual funds;

  •
  additions or departures of key personnel;

  •
  changes in dividend policy;

  •
  future sales of common stock; and

  •
  stock market price and volume fluctuations generally.

        See "Risk Factors—Risks Related to Our Common Stock—The price of our common stock may fluctuate significantly, and you could lose all or part of your investment."

DESCRIPTION OF CERTAIN INDEBTEDNESS

        The following is a summary of the material provisions of the instruments evidencing our material indebtedness. It does not include all of the provisions of our material indebtedness, copies of which have been filed as exhibits to our registration statement filed in connection with this offering.

Senior Secured Credit Facility

        On September 22, 2005 we entered into a $225.0 million senior secured credit facility with a syndicate of financial institutions, JPMorgan Chase Bank, N.A., as administrative agent, and Citicorp USA, Inc., as syndication agent. The following is a summary of some of the material terms of the credit agreement that governs in the senior secured credit facility.

        Structure.

        The senior secured credit facility consists of:

  •
  a term facility of $200.0 million, and

  •
  a revolving facility, of up to $25.0 million.

        The full amount of the term facility was drawn at closing to refinance $151.8 million of existing related-party indebtedness, to fund permitted acquisitions, and to pay fees and expenses in connection with the credit facility. Subject to customary conditions, including the continued accuracy of the representations and warranties and the absence of any default under the credit agreement, amounts available under the revolving facility may be borrowed, repaid and reborrowed after the closing, and letters of credit may be issued, until September 22, 2010. The revolving facility may be used for general corporate purposes, including to finance acquisitions permitted under the credit agreement and to fund our working capital requirements.

        Subject to the terms and conditions set forth in credit agreement (including that no default then exists under the credit agreement and that our leverage ratio, after giving pro forma effect to the incremental term loan, does not exceed 2.75 to 1.0), we may incur incremental term loans in an aggregate amount not to exceed $100.0 million.

        Maturity, Amortization and Prepayment.    The term facility matures in September 2011 and amortizes in twenty equal, consecutive quarterly installments of $0.5 million, in an aggregate annual amount equal to $2.0 million during the first five years thereof, with the balance of $190.0 million payable in four equal quarterly installments in year six. Unless terminated earlier, the revolving facility matures in five years.

        The senior secured credit facility may be prepaid at our option. The senior secured credit facility is subject to mandatory prepayment with, in general, (i) 100% of the net cash proceeds of certain asset sales, subject to certain reinvestment rights and minimum thresholds; (ii) 100% of the net cash proceeds of certain insurance and condemnation payments, subject to certain reinvestment rights and minimum thresholds; (iii) subject to certain exceptions, 50% of the net cash proceeds of equity offerings; and (iv) 100% of the net cash proceeds of future debt issuances other than debt permitted under the credit agreement.

        Interest and Fees.    The loans under the credit agreement bear interest, at our option, at a rate per annum equal to either: (1) the base rate plus an applicable margin, or (2) the Eurodollar rate plus an applicable margin.

        The applicable margin is as set forth in the following table:

Leverage Ratio	Applicable Margin for Base Rate Loans	Applicable Margin for Eurodollar Loans
Greater than or equal to 2.50 to 1.00	1.25%	2.25%
Less than 2.50 to 1.00	1.00%	2.00%

        The Eurodollar rate is the rate per annum appearing on page 3750 of the Dow Jones Market Service as the rate for dollar deposits with a maturity comparable to the relevant interest period, adjusted for regulatory reserves. The base rate is a rate per annum equal to the greater of (i) the rate publicly announced by JPMorgan Chase Bank, N.A. as its "prime rate" in effect at its principal office in New York City and (ii) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published by the Federal Reserve Bank of New York, plus 1/2 of 1%. "Leverage ratio" is the ratio of (i) our Total Indebtedness (consolidated debt for borrowed money, obligations evidenced by bonds, debentures, notes or similar instruments, capital lease obligations and synthetic lease obligations and obligations in respect of bankers' acceptances) to (ii) our EBITDA for the four fiscal quarters most recently ended (generally, our consolidated net income with adjustments, as defined in our credit agreement).

        The applicable margin was initially set at 1.00% for base rate loans and 2.00% for Eurodollar loans. Beginning on the date on which we deliver financial statements for the fiscal period ending July 31, 2005, the applicable margin for the loans under the senior secured credit facility will be increased if our leverage ratio is greater than or equal to 2.50 to 1.00. During the existence of an event of default under the credit agreement, the applicable margin shall be 1.25% for base rate loans and 2.25% for Eurodollar loans.

        Guarantees and Security.    Our obligations under the credit agreement are guaranteed by each of our existing and future direct and indirect subsidiaries, other than our foreign subsidiaries. Subject to certain customary exceptions, we and each of the guarantors granted to the senior lenders a first priority security interest in and lien on substantially all of our respective present and future property and assets to secure all of the obligations under the senior secured credit facility and any interest rate swap or similar agreements with a lender (or an affiliate of a lender) under the credit agreement.

        Fees.    Certain customary fees are payable to the lenders and the agents under the senior secured credit facility, including, without limitation, a commitment fee equal to 0.75% per annum times the daily average undrawn portion of the revolving facility and letter of credit fees and issuer fronting fees.

        Covenants.    The senior secured credit facility contains various customary affirmative and negative covenants (subject to customary exceptions and certain existing obligations and liabilities), including, but not limited to, restrictions on our ability and the ability of our subsidiaries to (i) incur additional indebtedness; (ii) create liens on our assets; (iii) engage in mergers or consolidations; (iv) make investments, loans, guarantees or acquisitions; (v) dispose of our assets; (vi) enter into sale and leaseback transactions; (vii) enter into hedging agreements; (viii) pay certain restricted payments and dividends and make payments on subordinated indebtedness; (ix) engage in certain transactions with affiliates; (x) enter into agreements that restrict our ability or the ability of our subsidiaries to grant liens or make distributions; or (xi) amend certain material agreements.

        In addition, under the senior secured credit facility, we are required to comply with a minimum interest coverage ratio and a leverage ratio. The interest coverage ratio is the ratio of our EBITDA (as defined in the credit agreement) to our consolidated interest expense for any period of four consecutive fiscal quarters. The minimum interest coverage ratio is 3 to 1. The leverage ratio is the ratio of our total indebtedness (as defined in our senior secured credit facility) to our EBITDA for four consecutive fiscal quarters. It is the same ratio used to determine the applicable margin on our interest rate. The maximum leverage ratio is 3 to 1.

        The credit agreement also restricts the maximum amount of capital expenditures by us and our subsidiaries in any fiscal year to $25.0 million. Capital expenditures are, subject to certain exceptions, additions to property, plant and equipment and other capital expenditures that are required to be set forth in a consolidated statement of cash flows in accordance with generally accepted accounting principles and capital lease obligations and synthetic lease obligations.

        Events of Default.    The senior secured credit facility contains customary events of default (subject to customary exceptions, thresholds and grace periods), including, without limitation: (i) nonpayment of principal or interest; (ii) failure to perform or observe covenants; (iii) inaccuracy or breaches of representations and warranties; (iv) cross-defaults with certain other indebtedness; (v) certain bankruptcy related events; (vi) impairment of security interests in collateral; (vii) invalidity of guarantees; (viii) monetary judgment defaults; (ix) certain ERISA matters; and (x) certain changes of control.

CERTAIN U.S. FEDERAL TAX CONSEQUENCES FOR NON-U.S. HOLDERS

        The following summary describes the material United States federal income and estate tax consequences of the ownership of common stock by a Non-U.S. Holder (as defined below) as of the date hereof. This discussion does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to such Non-U.S. Holders in light of their personal circumstances. Special rules may apply to certain Non-U.S. Holders, such as United States expatriates, "controlled foreign corporations," "passive foreign investment companies," corporations that accumulate earnings to avoid United States federal income tax, and investors in pass-through entities that are subject to special treatment under the Internal Revenue Code of 1986, as amended, or the Code. Such Non-U.S. Holders are urged to consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below. Persons considering the purchase, ownership or disposition of common stock are urged to consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

        If a partnership holds the common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Persons who are partners of partnerships holding the common stock are urged to consult their tax advisors.

        As used herein, a "U.S. Holder" of common stock means a holder that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if it (X) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (Y) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person. A "Non-U.S. Holder" is a holder that is not a U.S. Holder.

Dividends

        Dividends paid to a Non-U.S. Holder of common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of the Non-U.S. Holder, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be satisfied for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        A Non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, will be required to (a) complete Internal Revenue Service, or IRS, Form W-8BEN (or other applicable form) and certify under penalties of perjury, that such holder is not a United States person or (b) if the common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are entities rather than individuals.

        A Non-U.S. Holder of common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

        A Non-U.S. Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of common stock unless (i) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, and, where a tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Holder (ii) in the case of a Non-U.S. Holder who is an individual and holds the common stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (iii) the company is or has been a "United States real property holding corporation" for United States federal income tax purposes. We believe we are not, have not been and do not anticipate becoming a "United States real property holding corporation" for United States federal income tax purposes.

        An individual Non-U.S. Holder described in clause (i) above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual Non-U.S. Holder described in clause (ii) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States). If a Non-U.S. Holder that is a foreign corporation falls under clause (i) above, it will be subject to tax on its gain under regular graduated United States federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

Federal Estate Tax

        Common stock held by an individual Non-U.S. Holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

        We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

        A Non-U.S. Holder will be subject to backup withholding unless applicable certification requirements are met.

        Information reporting and, depending on the circumstances, backup withholding, will apply to the proceeds of a sale of common stock within the United States or conducted through United States related financial intermediaries unless the beneficial owner certifies under penalties of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.

UNDERWRITING

        We, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. J.P. Morgan Securities Inc., Citigroup Global Markets Inc., Jefferies & Company, Inc., Lazard Capital Markets LLC and Pacific Growth Equities, LLC are the representatives of the underwriters.

Underwriters	Number of Shares
J.P. Morgan Securities Inc.
Citigroup Global Markets Inc.
Jefferies & Company, Inc.
Lazard Capital Markets LLC
Pacific Growth Equities, LLC

Total	9,000,000

        The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

        If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,350,000 shares from the selling stockholders to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

        The following table shows the per share and total underwriting discounts to be paid to the underwriters by the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 1,350,000 additional shares.

Paid by the Selling Stockholders	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

        Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $             per share from the public offering price. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms.

        We, our officers and directors, and the other selling stockholders have agreed with the underwriters not to, subject to certain exceptions, dispose of or hedge any of our or their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of pricing of this offering continuing through the date 90 days after the date of this prospectus, except with the prior written consent of J.P. Morgan Securities Inc. and Citigroup Global Markets Inc.

        The 90-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 90-day restricted period we issue an earnings release or announce material news or a material event relating to us; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period following the last day of the 90-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event. This agreement does not apply to any existing employee benefit plans. See "Shares Eligible For Future Sales" for a discussion of certain transfer restrictions.

        The common stock is listed on The Nasdaq National Market under the symbol "SSAG".

        In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating the offering or to cover any over-allotments, the underwriters may bid for, and purchase, common stock in the open market to stabilize the price of the common stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

        Each underwriter has represented that: (1) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments, as principal or agent, for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (2) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity, within the meaning of section 21 Financial Services and Markets Act of 2000, or the FSMA, received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to us; and (3) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

        The shares may not be offered or sold, transferred or delivered, as part of their initial distribution or at any time thereafter, directly or indirectly, to any individual or legal entity in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade, which includes banks, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.

        No underwriter has offered or sold, or will offer or sell, in Hong Kong, by means of any document, any shares other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or under circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, nor has it issued or had in its possession for the purpose of issue, nor will it issue or have in its possession for the purpose of issue, any invitation or advertisement relating to the shares in Hong Kong (except as permitted by the securities laws of Hong Kong) other than with respect to shares which are intended to be disposed of to persons outside Hong Kong or to be disposed of only to persons whose business involves the acquisition, disposal, or holding of securities (whether as principal or as agent).

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the shares to the public in Singapore.

        Each underwriter has acknowledged and agreed that the shares have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (1) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (2) in compliance with any other applicable requirements of Japanese law.

        A prospectus in electronic format has been made available on the website maintained by one of more of the lead managers of this offering and may also be made available on websites maintained by other underwriters. In addition, one or more of the underwriters participating in this offering may distribute prospectuses electronically. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations.

        We estimate that our share of the total expenses of the offering will be approximately $1.1 million.

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

        Certain of the underwriters and their affiliates have from time to time performed, and may in the future perform, financial advisory, investment banking, commercial banking and other financial services for us and our affiliates, including certain of the selling stockholders, for which they have received or will receive customary fees, commissions and expense reimbursements.

        In September 2005, we entered into a senior secured credit agreement with a syndicate of financial institutions, JPMorgan Chase Bank, N.A., as administrative agent, and Citicorp USA, Inc., as syndication agent. Pursuant to the credit agreement, we obtained a $200.0 million term loan maturing September 22, 2011, and entered into a five-year revolving credit agreement for up to $25.0 million. Under the credit agreement, we may enter into interest rate swaps and similar agreements with a lender (or an affiliate of a lender), including, JPMorgan Chase Bank, N.A. and Citicorp USA, Inc. We have granted to these lenders a first priority security interest in and lien on substantially all of our present and future property and assets to secure our obligations under the credit agreement, including the term loan, the revolving credit facility and any interest rate swaps and similar agreements with the lenders or their affiliates. JPMorgan Chase Bank, N.A. is an affiliate of JPMorgan Securities Inc., which is an underwriter of this offering, and Citicorp USA, Inc. is an affiliate of Citigroup Global Markets Inc., which also is an underwriter of this offering. See "Description of Certain Indebtedness" above.

LEGAL MATTERS

        Certain legal matters in connection with this offering are being passed upon for us by Schulte Roth & Zabel LLP, New York, New York. The underwriters are being represented by Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts.

EXPERTS

        The consolidated financial statements of SSA Global and its subsidiaries as of July 31, 2005 and 2004 and for fiscal 2005, 2004 and 2003 included in this prospectus have been audited by Grant Thornton LLP, independent registered public accounting firm with respect to SSA Global, as stated in their report included herein and have been so included in reliance upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Epiphany as of December 31, 2004 and 2003 and for each of the two years in the period ended December 31, 2004 included in this prospectus and registration statement have been audited by Ernst & Young LLP, an independent registered public accounting firm with respect to Epiphany as set forth in their report included herein. We have included the Epiphany financial statements in this prospectus and registration statement in reliance upon Ernst & Young LLP's report, given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register the common stock being sold by the selling stockholders. This prospectus, which forms part of the registration statement, does not contain all the information included in the registration statement and the exhibits and schedules thereto. For further information about us and the common stock being offered by the selling stockholders in this prospectus, we refer you to the registration statement and the exhibits and schedules thereto. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and we file reports, proxy statements and other information with the SEC. Our SEC filings and the registration statement and the exhibits and schedules thereto may be inspected and copied at the SEC's Public Reference Room, 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site (http://www.sec.gov) that contains our SEC filings.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
SSA Global Technologies, Inc.

        We have audited the accompanying consolidated balance sheets of SSA Global Technologies, Inc. and Subsidiaries (a Delaware corporation) (the "Company") as of July 31, 2005 and July 31, 2004, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years ended July 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal controls over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of July 31, 2005 and 2004 and the results of their operations and their cash flows for each of the three years ended July 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP
Chicago, Illinois October 17, 2005

SSA Global Technologies, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(in millions)

	July 31, 2005	July 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$165.4	$106.1
Restricted cash	4.9	1.0
Accounts receivable, less allowance for doubtful accounts of $20.2 million and $29.8 million as of July 31, 2005 and 2004, respectively	144.1	158.5
Deferred tax assets	19.9	7.7
Prepaid expenses and other current assets	25.7	29.3

Total current assets	360.0	302.6
Property and equipment, net	18.3	14.2
Capitalized software costs and acquired technology, net	24.7	38.2
Goodwill	296.3	331.6
Customer lists, net	110.5	133.2
Patents, net	7.9	10.7
Deferred tax assets	6.4	3.0
Other long-term assets	6.6	7.5

Total assets	$830.7	$841.0

See accompanying notes to consolidated financial statements.

SSA Global Technologies, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS (Continued)

(in millions, except par value amounts and number of shares)

	July 31, 2005	July 31, 2004
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt-other	$1.6	$2.7
Accounts payable and other accrued liabilities	106.0	132.8
Accrued compensation and related benefits	56.5	56.4
Deferred revenue	183.8	202.6
Income taxes payable	1.8	3.6

Total current liabilities	349.7	398.1
Long-term obligations:
Long-term debt-related parties	148.4	227.0
Long-term debt-other	12.6	16.5
Other long-term obligations	7.1	6.2

Total long-term obligations	168.1	249.7
Deferred revenue	38.5	46.4

Total liabilities	556.3	694.2
Commitments and contingencies	—	—
Stockholders' equity:
Common stock, $0.01 par value, 450,000,000 and 12,000,000 shares authorized at July 31, 2005 and 2004, respectively, and 68,034,315 shares issued and outstanding at July 31, 2005 and 4,785,000 shares issued and outstanding at July 31, 2004	0.7	—
Preferred stock, $0.01 par value, 125,000,000 shares authorized at July 31, 2005 and 4,000,000 shares authorized at July 31, 2004, of which 3,000,000 shares were designated as Series A Convertible Preferred Stock; no shares issued and outstanding at July 31, 2005 and 3,000,000 shares issued and outstanding at July 31, 2004, all of which were designated as Series A Convertible Preferred Stock, accreted value of $0 and $337.9 million at July 31, 2005 and 2004, respectively	—	—
Additional paid-in capital	431.7	262.1
Deferred stock compensation	(6.3)	(22.7)
Accumulated deficit	(133.1)	(78.4)
Accumulated other comprehensive loss	(18.6)	(14.2)

Total stockholders' equity	274.4	146.8

Total liabilities and stockholders' equity	$830.7	$841.0

See accompanying notes to consolidated financial statements.

SSA Global Technologies, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

	Years Ended July 31,
	2005	2004	2003
Revenues:
License fees	$203.7	$157.5	$94.0
Support	343.8	322.5	143.8
Services and other	164.3	156.5	58.8

Total revenues	711.8	636.5	296.6
Cost of revenues:
Cost of license fees	42.5	34.8	15.1
Cost of support, services and other	198.4	175.8	69.5

Total cost of revenues	240.9	210.6	84.6

Gross profit	470.9	425.9	212.0

Operating expenses:
Sales and marketing	188.9	157.0	69.5
Research and development	102.8	95.2	41.9
General and administrative	88.3	98.2	40.8
Amortization of intangible assets	25.5	23.4	6.0
Restructuring charge (benefit)	(1.8)	3.1	2.8

Total operating expenses	403.7	376.9	161.0

Operating income	67.2	49.0	51.0

Other income (expense):
Interest expense—related parties	(15.3)	(13.7)	(9.4)
Interest income (expense)—other	0.6	0.1	(0.9)
Other income	1.7	0.6	1.0

Total other expense	(13.0)	(13.0)	(9.3)

Income before provision for income taxes	54.2	36.0	41.7
Provision (benefit) for income taxes	21.7	17.2	(10.6)

Net income	32.5	18.8	52.3
Dividends on redeemable preferred stock	—	—	2.0
Preferred stock dividends	26.0	28.8	9.1
Preferred stock dividends in excess of stated amount	36.2	52.7	—
Cash dividend paid to preferred stockholders	25.0	—	—

Net (loss) income to common stockholders	$(54.7)	$(62.7)	$41.2

Earnings (loss) per common share:
Basic	$(3.58)	$(13.10)	$0.81

Diluted	$(3.58)	$(13.10)	$0.81

Basic and diluted earnings per preferred share:
Distributed earnings	$34.89	$27.17	$10.09
Undistributed earnings	—	—	11.68

	$34.89	$27.17	$21.77

Pro forma earnings per common share (note D):
Basic	$0.56	$0.39

Diluted	$0.52	$0.37

See accompanying notes to consolidated financial statements.

SSA Global Technologies, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

Years Ended July 31, 2005, 2004 and 2003

(in millions)

			Series A Convertible Preferred Stock
	Common stock							Accumulated other comprehensive income (loss)
					Additional paid-in capital	Deferred stock compensation	Accumulated deficit		Total stockholders' equity (deficit)
	Shares	Amount	Shares	Amount
Balance at July 31, 2002	11.6	$—	—	$—	$—	$—	$(56.9)	$1.0	$(55.9)
Net income	—	—	—	—	—	—	52.3	—	52.3
Other comprehensive income, net of tax
Change in foreign currency translation	—	—	—	—	—	—	—	(3.3)	(3.3)

Total comprehensive income, net of tax									49.0
Step acquisition by majority shareholder (described in note L)	—	—	—	—	28.7	—	—	—	28.7
Dividends—Redeemable Series A Preferred Stock	—	—	—	—	—	—	(2.0)	—	(2.0)
Cancellation of common shares	(11.6)	—	—	—	—	—	—	—	—
Issuance of stock options	—	—	—	—	32.1	(32.1)	—	—	—
Issuance of Series A Convertible Preferred Stock	—	—	3.0	—	106.9	—	—	—	106.9
Imputed interest on related party loan	—	—	—	—	0.2	—	—	—	0.2
Preferred stock dividends	—	—	—	—	9.1	—	(9.1)	—	—

Balance at July 31, 2003	—	$—	3.0	$—	$177.0	$(32.1)	$(15.7)	$(2.3)	$126.9
Net income	—	—	—	—	—	—	18.8	—	18.8
Other comprehensive income, net of tax
Change in minimum pension liability	—	—	—	—	—	—	—	(0.2)	(0.2)
Change in foreign currency translation	—	—	—	—	—	—	—	(11.7)	(11.7)

Total comprehensive income, net of tax									6.9
Amortization of deferred stock compensation	—	—	—	—	—	9.4	—	—	9.4
Issuance of common stock	4.8	—	—	—	—	—	—	—
Imputed interest on related party loan	—	—	—	—	3.6	—	—	—	3.6
Preferred stock dividends	—	—	—	—	28.8	—	(28.8)	—	—
Preferred stock dividends in excess of stated amount	—	—	—	—	52.7	—	(52.7)	—	—

Balance at July 31, 2004	4.8	$—	3.0	$—	$262.1	$(22.7)	$(78.4)	$(14.2)	$146.8
Net income	—	—	—	—	—	—	32.5	—	32.5
Other comprehensive income, net of tax
Change in minimum pension liability	—	—	—	—	—	—	—	(0.8)	(0.8)
Change in foreign currency translation	—	—	—	—	—	—	—	(3.6)	(3.6)

Total comprehensive income, net of tax									28.1
Amortization of deferred stock compensation	—	—	—	—	—	17.4	—	—	17.4
Adjustment to deferred stock compensation balance	—	—	—	—	0.5	(0.5)	—	—	—
Imputed interest on related party loan	—	—	—	—	4.4	—	—	—	4.4
Preferred stock dividends	—	—	—	—	26.0	—	(26.0)	—	—
Preferred stock dividends in excess of stated amount	—	—	—	—	36.2	—	(36.2)	—	—
Cash dividend paid to preferred stockholders	—	—	—	—	—	—	(25.0)	—	(25.0)
Issuance of common stock	10.3	0.1			113.7				113.8
Common stock issuance expenses	—	—	—	—	(13.9)	—	—	—	(13.9)
Conversion of Series A Convertible Preferred Stock to common stock	43.5	0.5	(3.0)	—	(0.5)	—	—	—	—
Conversion of Series A Convertible Preferred Stock accumulated dividends to common stock	9.3	0.1	—	—	(0.1)	—	—	—	—
Conversion of stock appreciation rights into common stock	0.1	—	—	—	2.4	—	—	—	2.4
Reclassification of warrants to stockholders' equity	—	—	—	—	0.9	(0.6)	—	—	0.3
Amortization of warrants	—	—	—	—	—	0.1	—	—	0.1

Balance at July 31, 2005	68.0	$0.7	—	$—	$431.7	$(6.3)	$(133.1)	$(18.6)	$274.4

See accompanying notes to consolidated financial statements.

SSA Global Technologies, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Years Ended July 31,
	2005	2004	2003
Cash flows from operating activities:
Net income	$32.5	$18.8	$52.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	7.4	7.0	2.4
Amortization of customer lists and patents	25.5	23.4	6.0
Amortization of capitalized software costs and acquired technology	17.1	13.3	3.3
Amortization of financing fees	1.3	1.3	1.0
Non-cash interest—related parties	1.3	1.7	1.5
Imputed interest on related party promissory note	4.4	3.6	0.2
Provision for doubtful accounts	6.8	4.6	3.7
Provision (benefit) for deferred income taxes	16.3	15.9	(24.9)
Tax adjustments related to acquisitions	—	—	12.4
Write-off of acquired in-process research and development	—	1.1	—
Non-cash stock compensation	17.4	9.4	—
Other	0.7	0.6	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	7.5	12.6	(23.5)
Prepaid expenses and other current assets	2.8	(5.3)	5.8
Accounts payable and other accrued liabilities	(25.1)	(78.8)	(22.5)
Accrued compensation and related benefits	(1.8)	4.1	7.6
Deferred revenues	(27.4)	18.3	21.6
Income taxes payable	—	(0.4)	2.6

Net cash provided by operating activities	86.7	51.2	49.5
Cash flows from investing activities:
Acquisitions, net of cash acquired	1.0	(45.0)	(193.7)
Purchase of property and equipment	(11.3)	(1.6)	(3.4)
Capitalized software costs	(3.6)	(2.3)	(0.9)
Capitalized customer lists	—	(2.5)	—
Other	—	(0.2)	—

Net cash used in investing activities	(13.9)	(51.6)	(198.0)
Cash flows from financing activities:
Gross proceeds from initial public offering of common stock	113.8	—	—
Common stock issuance costs—initial public offering	(12.3)	—	—
Borrowings under promissory notes—related parties	—	—	130.1
Borrowings under subordinated loans—related parties	—	40.7	116.4
Borrowings under credit facility—related parties	—	—	2.5
Borrowings under credit facility—other	—	—	1.1
Payments under promissory notes—related parties	(81.2)	—	—
Payments under subordinated loans—related parties	—	—	(74.4)
Payments under credit facility—related parties	—	—	(31.2)
Payments under credit facility—other	—	—	(12.9)
Payments under notes payable	—	—	(12.5)
Payments under promissory notes—other	(2.5)	(1.7)	—
Payments of debts—other	(0.5)	(0.5)	(0.7)
Capitalized financing fees	—	—	(6.7)
Establishment of restricted cash	(4.0)	—	(1.2)
Release of restricted cash	0.1	0.2	12.5
Issuance of preferred stock	—	—	75.0
Cash dividend paid to preferred stockholders	(25.0)	—	—

Net cash provided by (used in) financing activities	(11.6)	38.7	198.0
Effect of exchange rate changes on cash and cash equivalents	(1.9)	2.7	(1.4)

Net increase in cash and cash equivalents	59.3	41.0	48.1
Cash and cash equivalents at beginning of period	106.1	65.1	17.0

Cash and cash equivalents at end of period	$165.4	$106.1	$65.1

See accompanying notes to consolidated financial statements.

SSA Global Technologies, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

July 31, 2005 and July 31, 2004

NOTE A—NATURE OF OPERATIONS

        SSA Global Technologies, Inc. ("SSA Global" or the "Company") is a leading provider of extended enterprise resource planning ("ERP") solutions for manufacturing, services and public organizations worldwide. SSA Global's customers include companies with revenues from twenty-five million to multi-billion dollar "Fortune 100" corporations. The Company derives its revenues from the sales, service and support of application software that are either sold directly or resold through third-parties. In addition to core ERP applications, SSA Global offers a full range of integrated extended solutions including corporate performance management, customer relationship management ("CRM"), supply chain management ("SCM") and supplier relationship management ("SRM"). Headquartered in Chicago, Illinois, SSA Global markets, sells and supports its applications from its offices, as well as its affiliates, serving approximately 13,400 customers as of July 31, 2005, that represent companies in over ninety countries. SSA Global™ is the corporate brand for product lines and subsidiaries of SSA Global Technologies, Inc.

Fiscal 2003 Acquisitions

        On December 20, 2002, the Company acquired Infinium Software, Inc. ("Infinium"). Infinium provides Web-integrated enterprise business applications for the IBM eServer iSeries.

        On June 19, 2003, the Company acquired Ironside Technologies, Inc. ("Ironside"), a provider of business-to-business electronic commerce solutions for the manufacturing and distribution markets.

        On July 18, 2003, the Company acquired the Baan Group by acquiring shares in the former holding companies of the Baan subsidiaries ("Baan"). Baan has a 25-year history in the ERP industry.

        On July 22, 2003, the Company acquired Elevon, Inc. ("Elevon"), a provider of e-Business and collaborative commerce solutions for medium and large-sized customers.

Fiscal 2004 Acquisitions

        On December 19, 2003, the Company acquired supply chain provider EXE Technologies ("EXE").

        On June 4, 2004, the Company acquired the assets of Arzoon, Inc. ("Arzoon"), a provider of integrated logistics and global trade management technology.

        On June 30, 2004, the Company acquired the Marcam division ("Marcam") of Invensys Systems, Inc. and certain of its affiliates. Marcam offers operational-level solutions designed for process manufacturers.

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. In addition, the consolidated financial statements include the operating results of acquired businesses since their acquisition dates.

Cash and Cash Equivalents

        Cash and cash equivalents consist of deposits with banks and short-term investments purchased with maturities of three months or less. Short-term investments are stated at cost, which approximates fair value.

Accounts Receivable and Allowance for Doubtful Accounts

        The majority of the Company's accounts receivable is due from entities in the manufacturing, services and public sectors. Credit is extended based on an evaluation of a customer's financial condition and collateral is not required. The Company maintains an allowance for doubtful accounts based on management's estimate of receivables that will not be collected. Generally, management determines the allowance based on the assessment of the realization of receivables using historical information and current economic trends, including assessing the probability of collection from customers. The Company writes off receivables when they are determined to be uncollectible. Payments subsequently received on such receivables are credited to the allowance for doubtful accounts. Bad debt expense is included within general and administrative expenses.

        The allowance for doubtful accounts at July 31, 2005, 2004 and 2003 and the activity in the fiscal years then ended are as follows:

	July 31, 2005	July 31, 2004	July 31, 2003
	(in millions)
Balance at beginning of fiscal year	$29.8	$28.9	$25.7
Allowance related to acquisitions	—	4.1	23.7
Provision for doubtful accounts	6.8	4.6	3.7
Foreign currency translation	0.9	1.1	0.1
Deductions—write-offs and adjustments	(17.3)	(8.9)	(24.3)

Balance at end of fiscal year	$20.2	$29.8	$28.9

        The write-offs relate primarily to acquired receivables included in the allowance for doubtful accounts established at the respective acquisition dates.

        The Company records an allowance for doubtful accounts for receivables acquired in business combinations based on estimated uncollectible receivables at the acquisition date. Subsequent write-offs of acquired receivables are recorded against the allowance for doubtful accounts. Subsequent changes of estimates to the allowance for doubtful accounts related to acquired receivables are reflected as changes in the provision for doubtful accounts.

Property and Equipment

        Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which is typically three years to seven years. Leasehold improvements are amortized over the shorter of the life of the assets or the related lease term. Capital leases are recorded at the present value of the future minimum lease payments at the date of lease inception and are amortized over the shorter of the life of the assets or the related lease term. Depreciation and amortization expense related to property and equipment was approximately $7.4 million, $7.0 million, $2.4 million in fiscal 2005, 2004 and 2003, respectively.

        Repairs and maintenance are charged to expense as incurred. Gains and losses resulting from sales or retirements are recorded as incurred, at which time related capitalized costs and accumulated depreciation are removed from the accounts.

        The Company evaluates potential impairments of property and equipment when significant events or changes occur that indicate that the carrying amount of an asset may not be recoverable. To date, no such impairment has been recorded.

        Property and equipment consisted of the following at July 31, 2005 and 2004:

	July 31, 2005	July 31, 2004
	(in millions)
Computer equipment	$20.2	$14.8
Furniture and fixtures	10.0	8.2
Leasehold improvements	9.6	6.0

	39.8	29.0
Less: accumulated depreciation and amortization	21.5	14.8

Total property and equipment, net	$18.3	$14.2

Capitalized Software Cost and Acquired Technology

        The Company capitalizes internally developed software costs in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Software to be Sold, Leased, or Otherwise Marketed" ("SFAS 86"). SFAS 86 requires product development costs to be charged to expense as incurred until technological feasibility is attained. The Company's internally developed software costs include application and tools development, testing, translation and localization costs incurred in producing software to be licensed to customers. Technological feasibility is attained when the Company's software has completed system testing and has been determined viable for its intended use. The time between the attainment of technological feasibility and completion of software development has historically been short. The Company records software acquired through technology purchases and business combinations only if the related software under development has reached technological feasibility or if there are alternative future uses for the software.

        Capitalized software and acquired technology are amortized over the estimated useful life of the software, generally two years for capitalized software and three to seven years for acquired technology. Amortization expense was $17.1 million, $13.3 million and $3.3 million in fiscal 2005, 2004 and 2003, respectively. Fiscal 2005 expenses included $1.0 million related to the write-off of purchased software. Accumulated amortization was $33.1 million and $17.0 million at July 31, 2005 and 2004, respectively.

        The value of acquired in-process research and development ("IPR&D") projects and technologies which have no alternative future use and which have not reached technological feasibility at the date of acquisition are expensed as incurred. Acquired IPR&D is included in research and development expenses in the consolidated statements of operations. The Company recorded $1.1 million in-process research and development charge in fiscal 2004 in connection with the Marcam acquisition.

Goodwill

        The Company performs an annual impairment test for goodwill as of May 31 each year as required by SFAS No. 142, "Goodwill and Other Intangible Assets," ("SFAS 142"). SFAS 142 requires the Company to compare the fair value of its reporting units to the carrying amount, including goodwill, on an annual basis to determine if there is potential impairment. The Company has determined it has four reporting units for purposes of this test. The Company determined that its reporting units are equivalent to its operating segments for SFAS 142 purposes. Fair value of the reporting units is determined by reference to the Company's quoted market value and using valuation methods including discounted cash flows, comparable company analysis and recent transaction analysis. If the fair value of a reporting unit exceeds its carrying value, goodwill of the reporting unit is not considered impaired. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test must be performed to measure the amount of impairment loss, if any. An impairment test was completed in fiscal 2003, 2004 and 2005 and indicated no impairment of goodwill.

Customer Lists and Patents

        The fair value of the customer lists acquired is amortized on a straight-line basis over their estimated useful lives ranging from two to ten years. Amortization expense was $22.7 million, $21.2 million and $5.9 million in fiscal 2005, 2004 and 2003, respectively. Accumulated amortization was $50.8 million and $28.1 million at July 31, 2005 and 2004, respectively.

        The fair value of patents acquired is being amortized on a straight-line basis over estimated useful lives ranging from three to ten years. Amortization expense was $2.8 million, $2.2 million and $0.1 million in fiscal 2005, 2004 and 2003, respectively. Accumulated amortization was $5.1 million and $2.3 million at July 31, 2005 and 2004, respectively.

Impairment of Long-Lived Assets

        The Company assesses the impairment of long-lived assets, including property and equipment and identifiable intangible assets, whenever events or changes in circumstances indicate that the carrying value may not be fully recoverable. When the Company determines that the carrying value of such assets may not be recoverable, it measures recoverability based on the undiscounted cash flows expected to be generated by the related asset or asset group. If the Company determines that a long-lived asset or asset group is not recoverable, it records an impairment loss equal to the difference between the carrying amount of the asset or asset group and fair value of the asset or asset group. The Company generally measures fair value of an asset or asset group based on the projected discounted cash flow method using a discount rate determined by management to be commensurate with the risk inherent in its current business model. In addition, at each reporting date, the Company compares the net realizable value of capitalized software development costs to the unamortized capitalized costs. To the extent the unamortized capitalized costs exceed the net realizable value, the excess amount is written off. The Company did not record an impairment provision in any of the fiscal years presented in these financial statements.

Fair Value of Financial Instruments

        The carrying value of cash and cash equivalents, restricted cash, accounts receivable and accounts payable approximates fair value based on their short-term nature.

        The fair value of long-term debt, excluding capital lease obligations, is estimated based on prevailing market rates of interest on similar debt instruments and on the current rates offered to the Company for debt of the same remaining maturity. The fair value of long-term debt outstanding at July 31, 2005 was approximately $165.9 million. The fair value of the $151.8 million related-party note approximated the carrying value due to the proximity to the issuance date and the use of a market-based rate of interest. At July 31, 2004, the fair value of the $130.1 million 1.23% promissory notes was approximately $126.7 million., while the fair value of the other debt outstanding at that date approximated the carrying value of each debt instrument since each was issued at a market rate of interest and such rate was representative of market rates at July 31, 2004.

Restructuring costs

        Restructuring costs (included within "accounts payable and other accrued liabilities" on the Balance Sheets) are primarily comprised of severance costs and related benefits, costs to eliminate or vacate duplicate facilities and costs to terminate certain contractual commitments.

        Restructuring costs incurred in conjunction with the acquisitions have been accounted for under Emerging Issues Task Force ("EITF") No. 95-3, "Recognition of Liabilities in connection with Purchase Business Combinations" ("EITF 95-3") and have been recognized as a liability assumed in the purchase business combination. Changes to the estimate of executing the plan accounted for under EITF 95-3 are recorded as an adjustment to goodwill within one year of the acquisition date and to the results of operations thereafter.

        The Company follows SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146") for restructuring activities not associated with acquisitions. SFAS 146 requires that a liability for a cost associated with an exit plan or disposal activity be recognized when the liability is incurred. SFAS 146 establishes that fair value is the objective for initial measurement of the liability. Restructuring costs are based on plans that have been committed to by management. Restructuring cost estimates may change as additional information becomes available and as management finalizes execution of the restructuring plan. Changes in estimates to restructuring plans accounted for under SFAS 146 are recorded in the Company's results of operations as an adjustment to restructuring charges.

Accounting Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Comprehensive Income (Loss)

        Comprehensive income (loss) is the change in equity of a business enterprise from non-stockholder transactions impacting stockholders' equity that are not included in the statement of operations and are reported as a separate component of stockholders' equity. Other comprehensive income (loss) includes the change in foreign currency translation adjustments and is reported net of tax.

Foreign Currency Translation

        The functional currencies for substantially all of the Company's foreign subsidiaries are their local currencies. The foreign subsidiaries' balance sheets are translated into U.S. dollars at the period end exchange rates and results of operations are translated at weighted average exchange rates for the period. Translation adjustments resulting from this process are recorded directly in stockholders' equity and will be included in the determination of net income only upon sale or liquidation of the subsidiaries.

        Transaction gains and losses are recognized in the results of operations based on the difference between the foreign exchange rates on the transaction date and on the settlement date. There were net foreign exchange gains of $1.7 million, $0.7 million and $0.9 million in fiscal 2005, 2004 and 2003, respectively. These foreign currency exchange gains are included in the accompanying consolidated statements of operations in "other income (expense)."

Revenue Recognition and Deferred Revenue

        The Company derives revenue from three primary sources: software license fees, support and services and other. License fees revenues include revenues from licensing of our software products and third-party software products. Support revenues consist of revenues from maintaining, supporting and providing periodic unspecified upgrades. Services and other revenue include consulting and education services, hardware and reimbursed expenses. The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants' Statement of Position ("SOP") 97-2, "Software Revenue Recognition," as amended by SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions" and SEC Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition".

        The Company recognizes license fees revenues when a non-cancelable, contingency-free license agreement has been signed, the product has been delivered, fees from the arrangement are fixed or determinable, and collection is probable. The Company does not generally offer rights of return or acceptance clauses. If a software license contains rights of return or customer acceptance criteria, recognition of the software revenue is deferred until the earlier of customer acceptance or the expiration of the acceptance period or cancellation of the right of return. Typically, payments for software licenses are due within six months of the agreement date. The Company considers the license fee to be fixed or determinable if the fee is not subject to refund or adjustment and is payable within twelve months of the agreement date based on the Company's collection history on such arrangements. If the arrangement fee is not fixed or determinable, the Company recognizes the revenue as amounts become due and payable. When software license agreements call for payment terms of more than twelve months or more from the agreement date, software revenue is recognized as payments become due and all other conditions for revenue recognition have been satisfied.

        Revenue arrangements with resellers are typically recognized when the Company meets the preceding criteria and the reseller has no right of return.

        The Company typically enters into multiple element arrangements, which include both license and maintenance agreements. The Company licenses its software on a perpetual or time-based (i.e., term) basis. Revenue is allocated to each element based upon its fair value as determined by vendor-specific objective evidence ("VSOE"). VSOE of fair value for all elements of an arrangement is based upon the normal pricing when those products and services are sold separately.

Perpetual Licenses

        For software licenses and maintenance fees received prior to August 1, 2003, VSOE was based on normal pricing when comparable products were sold separately. Effective August 1, 2003 the Company implemented a policy whereby maintenance services are a fixed percentage of the quoted perpetual license fee. In addition, an optional annual maintenance renewal fee is quoted in the contract. The Company considers actual maintenance renewals as a percentage of the original license fee to ensure that the stated policy is reflective of VSOE. Revenue for maintenance services is deferred and recognized over the period in which the service is provided. When the fair value of a delivered element (i.e., software licenses) has not been established, the residual method is used to record revenue if the fair value of all undelivered elements is determinable. Under the residual method, the fair value of an undelivered element (maintenance agreement) is deferred and the remaining portion of the fee is allocated to the delivered element (perpetual license fees) and is recognized as revenue. When the Company provides services deemed to be essential to the functionality of the software products licensed or the licensed software requires significant production, modification or customization, the Company recognizes revenue on a percentage-of-completion basis in accordance with SOP 81-1, "Accounting for Performance of Construction Type and Certain Production Type Contracts." In these cases, software license revenue is deferred and recognized based on labor hours incurred to date compared to total estimated labor hours for the contract.

        Effective August 1, 2003, in light of recent changes in the Company's customer contracting trends and the acquisition of substantial businesses, the Company no longer sells a sufficient number of perpetual software licenses without maintenance and, thus was no longer able to establish VSOE of fair value for perpetual software license fees. Accordingly, the Company began using the residual method of revenue recognition for multiple element arrangements including perpetual license agreements. The residual method for multiple element contracts requires VSOE for only the undelivered elements of the arrangement. Prior to August 1, 2003 the Company was able to determine VSOE on all elements of the arrangements. The impact of this change did not have a material effect on the Company's consolidated financial statements.

Term Licenses

        The Company provides term licenses to a small percentage of its customers. The length of multi-year term licenses ranges from two to five years. Prior to August 1, 2003, the Company was able to determine the VSOE of fair value of maintenance on multi-element, multi-year term license contracts. Accordingly, the Company recognized revenue for multi-year term licenses using the residual method.

        Effective August 1, 2003, the Company implemented a policy under which multi-year term licenses are to be sold with a support period equaling the term of the license. As a consequence, the Company determined that it would no longer be providing sufficient separate annual support renewals to its customers for multi-year term license contracts and, therefore, would not have VSOE of the fair value of support. Accordingly, effective August 1, 2003, the Company recognized the full value of the multi-element, multi-year term license contracts on a ratable basis over the length of the contract.

        Support revenue consists of maintaining, supporting and providing periodic unspecified upgrades. Revenue from these services is recorded as deferred revenue and recognized ratably over the maintenance period. The Company provides consulting and education services, which are separately priced and are generally not essential to the functionality of the Company's software products. Services and other revenue include consulting and education services and hardware revenue. Revenue from these services is recognized separately from license fee revenue because the arrangements qualify as "service transactions" as defined by SOP 97-2. The more significant factors considered in determining whether the elements constitute multiple units of accounting for revenue recognition purposes include the nature of the services (i.e., consideration of whether the services are essential to the functionality of the licensed product), availability of services from vendors and timing of payments on the realizability of the software license fee. Revenues for consulting or education services are recognized as services are performed. In the event services are billed or paid in advance of work being performed, the amount is initially recorded as deferred services revenue and recognized as the work is performed. Revenue from resale of equipment is recognized upon shipment to the customer provided the above criteria are met.

        The components of deferred revenue are as follows (in millions):

	July 31, 2005	July 31, 2004
Deferred revenue—current:
Customer support	$159.4	$177.6
Services	11.3	8.9
Software	13.1	16.1

Total	$183.8	$202.6

	July 31, 2005	July 31, 2004
Deferred revenue—long-term:
Customer support	$36.4	$44.2
Software	2.1	2.2

Total	$38.5	$46.4

        The Company recognizes deferred revenue associated with acquisitions in accordance with EITF 01-03, "Accounting in a Business Combination for Deferred Revenue of an Acquiree" ("EITF 01-03"). Acquired deferred revenue is recognized at fair value to the extent it represents a legal obligation assumed by the Company. For EITF 01-03 purposes, the Company considers post-contract customer support ("PCS") contracts in their entirety and service contracts to be legal obligations of the acquired entity.

        PCS arrangements of acquired entities include rights to "help desk" and technical support, "bug fixes" and periodic unspecified software upgrades, when and if available. The Company considers the acquired PCS arrangement to be a single unit of accounting when determining the legal obligation assumed from the acquired entity. The Company expects to fulfill each underlying obligation element of the PCS arrangement. The fair value of the assumed PCS arrangement is determined by prices paid by willing participants in recent exchange transactions.

        Revenues from sales of third-party products are recorded on a "gross" basis, in accordance with EITF Issue 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent," ("EITF 99-19"), when the Company has determined it meets the requirements for the "gross" revenue presentation when it acts as the principal in the transactions.

        In August 2003, the Company adopted EITF No. 01-14, "Income Statement Characterization of Reimbursements Received for 'Out-of-Pocket' Expenses Incurred," ("EITF 01-14"). EITF 01-14 requires that reimbursements received for out-of-pocket expenses incurred to be recorded as revenue. Prior to adoption of EITF 01-14, the Company recorded revenue and cost of services revenue, net of reimbursable expenses. The Company reclassified the fiscal 2003 financial statements to conform to the current year presentation for comparative purposes. Reimbursable out-of-pocket expenses of $7.4 million, $8.2 million and $4.3 million in fiscal 2005, 2004 and 2003, respectively, are reflected as "services and other revenue" and "cost of support, services and other" in the consolidated statements of operations. The adoption of EITF 01-14 did not have a significant impact on our services gross profit percentage and had no effect on net income.

        The principal components of the "cost of license fees revenues" are commissions paid to independent affiliates, royalties paid to third parties and amortization of capitalized software. Commissions payable to independent affiliates who resell the Company's software and royalties payable to third-party software vendors are recorded when a sale is completed, which coincides with the timing of revenue recognition in most cases. The principal components of the "cost of support, services and other" are salaries paid to the Company's client support and professional services personnel, as well as amounts paid to independent services professionals, third-party support royalties and an allocation of overhead expenses.

Advertising

        All advertising costs are expensed as incurred. Advertising expenses were $10.5 million, $6.6 million and $4.0 million in fiscal 2005, 2004 and 2003, respectively.

Stock Split

        On March 30, 2005, the Board of Directors authorized a 14.5-for-1 stock split of the outstanding shares of common stock, which was effected on April 4, 2005. All references to common stock amounts, shares and per share data and the conversion price of preferred stock included in the financial statements and related notes have been adjusted to give retroactive effect to the stock split.

Accounting for Stock-Based Compensation

        Effective July 31, 2003, the Company implemented a stock-based equity incentive plan that is more fully described in note M. The Company has accounted for stock-based awards granted to employees in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25") and related interpretations and it complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").

        Under APB 25, the Company recognized compensation expense for the difference, if any, between the fair value of the Company's shares and the exercise price on the grant date over the period during which an employee is required to provide services in order to earn (vest) in the award. The Company recognized the difference between the fair value of the shares subject to an option and its exercise price as an increase to additional paid-in capital, with a corresponding increase to deferred stock compensation expense, which is recorded as a reduction of total stockholders' equity.

        In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS 123 (revised 2004), "Share-Based Payments" ("SFAS 123(R)"). SFAS 123(R) is a revision of SFAS 123, as amended, and supersedes APB 25. SFAS 123(R) eliminates the alternative to use the intrinsic value method of accounting that was provided in SFAS 123, which generally resulted in no compensation expense recorded in the financial statements related to the issuance of equity awards to employees. SFAS 123(R) requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. SFAS 123(R) establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all companies to apply a fair-value-based measurement method in accounting for generally all share-based payment transactions with employees. SFAS 123(R) is effective for fiscal years beginning after June 15, 2005. The Company will adopt SFAS 123(R) effective August 1, 2005, the beginning of fiscal 2006. See "Recent Accounting Pronouncements" in this note for a more detailed discussion of the impacts of adopting the new accounting pronouncement.

        Non-cash stock compensation expense in fiscal 2005 and 2004 was comprised as follows (in millions):

	2005	2004
Cost of support, services and other	$0.6	$0.3
Sales and marketing	6.0	3.4
Research and development	0.4	0.2
General and administrative	10.5	5.5

	$17.5	$9.4

        The Company granted stock options under the Plan (described in note M) to certain employees on July 31, 2003. The majority of the options granted were 58% vested at the date of grant. Due to the transferability and termination provisions (described in note M), absent an initial public offering of the Company's common stock, the options essentially vest in full on December 31, 2006. Accordingly, the Company did not recognize compensation expense for options granted during fiscal 2003, and would not have recognized compensation cost under the fair value method prescribed by SFAS 123. On July 31, 2003, the Company recorded deferred stock-based compensation expense of approximately $32.1 million as a component of stockholders' equity for options granted on that date. The Company recognized expense on those option grants over the remaining vesting period on a straight-line basis as the options were deemed to be fully vested at the end of the service period.

        Effective with the IPO, the Company was required to adjust the cumulative straight-line stock compensation amortization that was being recorded over the remaining vesting period due to the transferability and termination provisions of the Plan to the cumulative amortization computed following the actual vesting schedule of the underlying options. An increase to stock compensation expense of approximately $8.6 million was recorded in the consolidated statement of operations concurrent with the IPO for this item. Similarly, an increase of approximately $8.7 million before tax effects was made to the pro forma stock compensation expense under SFAS 123 to reflect the amortization under the actual vesting schedules.

        As discussed above, the Company has accounted for this plan using the intrinsic value method under the recognition and measurement principles of APB 25 and related interpretations. See "Recent Accounting Pronouncements" in this note for the estimated impact of adopting the new accounting pronouncement effective August 1, 2005.

        The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of SFAS 123, the accounting pronouncement in effect prior to August 1, 2005, to stock-based compensation in fiscal 2005, 2004 and 2003:

	2005	2004	2003
	(in millions, except share and per share amounts)
Net income, as reported	$32.5	$18.8	$52.3
Add: Stock-based compensation cost, net of related tax included in net income, as reported	12.7	5.8	—
Deduct: Total stock-based compensation expense determined under the fair value-based method for all awards, net of related taxes	(18.8)	(6.7)	—

Net income, pro forma	26.4	17.9	52.3
Distributed earnings	87.2	81.5	11.1

Undistributed earnings (loss), as reported	$(54.7)	$(62.7)	$41.2

Undistributed earnings (loss), pro forma	$(60.8)	$(63.6)	$41.2

Basic earnings (loss) per common share:
As reported	$(3.58)	$(13.10)	$0.81

Pro forma	$(3.98)	$(13.29)	$0.81

Diluted earnings (loss) per common share:
As reported	$(3.58)	$(13.10)	$0.81

Pro forma	$(3.98)	$(13.29)	$0.81

Basic and diluted earnings per preferred share:
Distributed earnings, as reported	$34.89	$27.17	$10.09
Undistributed earnings, as reported	—	—	11.68

	$34.89	$27.17	$21.77

Basic and diluted earnings per preferred share:
Distributed earnings, pro forma	$34.89	$27.17	$10.09
Undistributed earnings, pro forma	—	—	11.68

	$34.89	$27.17	$21.77

Income Taxes

        The Company provides for income taxes under the asset and liability method. Under this method deferred income taxes are recognized for the expected future tax consequences of temporary differences between financial statement carrying amounts and the tax bases of existing assets and liabilities using tax rates expected in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

Recent Accounting Pronouncements

EITF 03-6

        In March 2004, in its consensus on Issue 03-6, "Participating Securities and the Two-Class Method Under FASB Statement No. 128" ("EITF 03-6"), the EITF, expanded the notion of participation rights in calculating basic earnings per share from previous practice. EITF 03-6 does not focus on a security holder's contractual rights to ultimately receive the undistributed earnings and net assets of the company upon redemption or liquidation. Instead, it defines participation rights based solely on whether the holder would be entitled to receive any dividends if the entity declared them during the period, even if those earnings would not actually be distributed from an economic or practical perspective and even if the company has legal or contractual limitations on its ability to pay dividends.

        Under EITF 03-6, all securities that meet the definition of a participating security, regardless of whether the securities are convertible, non-convertible or potential common stock securities, are considered for inclusion in the computation of basic earnings per share using the two-class method. EITF 03-6 eliminated the alternative of using the "if-converted" method in basic earnings per share. The application of the two-class method does not have an impact on the diluted earnings per share calculation because diluted earnings per share is required to be calculated using the "if-converted" method prescribed in EITF 03-6. We have adopted Issue 03-6 and have presented earnings per share under the two-class method for all basic earnings per share calculations presented throughout our consolidated financial statements.

SFAS 123(R)

        On December 16, 2004, the FASB issued SFAS 123 (revised 2004), "Share-Based Payment" ("SFAS 123(R)"). This statement is a revision of FASB 123 "Accounting for Stock Based Compensation", as amended, supersedes APB 25, "Accounting for Stock Issued to Employees." and its related implementation guidance and amends SFAS 95, "Statement of Cash Flows". SFAS 123(R) eliminates the alternative to use the intrinsic value method of accounting that was provided in SFAS 123, which generally resulted in no compensation expense recorded in the financial statements related to the issuance of equity awards to employees. SFAS No. 123(R) also requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. It establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all companies to apply a fair-value-based measurement method in accounting for generally all share-based payment transactions with employees. The Company will adopt SFAS 123(R) effective August 1, 2005, using a modified prospective application. This application will require the Company to record compensation expense for all awards granted after the required effective date and for the unvested portion of awards granted between June 4, 2004 and July 31, 2005 that remain outstanding at the date of adoption, in addition, to the stock-based compensation to be recorded for options granted with exercise prices below fair value.

        The Company expects that the adoption of SFAS 123(R) will have the following effect for stock options outstanding as of July 31, 2005:

Estimated Stock-Based Compensation Expense
(in millions)
Fiscal year ending July 31, 2006	$13.7
Fiscal year ending July 31, 2007	11.3
Fiscal year ending July 31, 2008	9.1
Fiscal year ending July 31, 2009	5.6

Total estimated stock-based compensation expense over the remaining vesting period	$39.7

        SFAS 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods and services. It also addresses transactions in which an entity incurs liabilities in exchange for goods and services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123(R) focuses primarily on accounting for transactions in which the entity obtains employee services in share-based payment transactions. The statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award at the date of grant. The cost of employee services is recognized over the period during which an employee is required to provide service in exchange for the award. The fair value of employee share options will be estimated using option-pricing models adjusted for the unique characteristics of the instruments. If an equity award is modified after a grant date for the benefit of an employee, incremental compensation cost is required to be recognized.

        While the fair value method under SFAS 123(R) is very similar to the fair value method under SFAS 123 with regards to measurement and recognition of stock-based compensation, management is currently evaluating the impact of several of the key differences between the two standards on our consolidated financial statements. For example, SFAS 123 permits us to recognize forfeitures as they occur while SFAS 123(R) will require us to estimate future forfeitures and adjust our estimate on a quarterly basis. SFAS 123(R) also will require the excess tax benefit from exercised stock options to be presented as financing cash flow activity in the statement of cash flows (total cash flows will remain unchanged).

        In March 2005, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin ("SAB") No. 107, "Share-based Payment" ("SAB 107"), which provides the views of the staff regarding the interaction between SFAS 123(R) and certain SEC rules and regulations for public companies

        Depending on the stock-option valuation method adopted, other modifications to the calculation of stock-based compensation expense upon the adoption of SFAS 123(R) and the change to the pro forma expense recognition under SFAS 123 as a result of the change in vesting of the July 31, 2003 option grants from the straight-line amortization over the service period to actual vesting schedules as a result of being able to exercise options effective with the IPO, the pro forma disclosure in this note may not be indicative of the stock-based compensation expense to be recognized in future periods with the adoption of SFAS 123(R).

SFAS No. 153

        On December 16, 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions." ("SFAS 153"). SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets and redefines the scope of transactions that should be measured based on the fair value of the assets exchanged. The provisions in SFAS 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005, which is effective with our first quarter of fiscal 2006. Adoption of this standard is not expected to have a material impact on our consolidated financial position, results of operations or cash flows.

FSP's 109-1 and 109-2

        On October 22, 2004, the President signed the "American Jobs Creation Act of 2004" (the "Act"). On December 21, 2004, the FASB issued two FSP's regarding the accounting implications of the Act related to (1) the deduction for qualified domestic production activities ("FSP SFAS No. 109-1") and (2) the one-time tax benefit for the repatriation of foreign earnings ("FSP SFAS No. 109-2"). The guidance in the FSP's applies to financial statements for periods ending after the date the Act was enacted.

        FSP 109-1, "Application of FASB Statement No. 109, 'Accounting for Income Taxes,' to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004", clarifies that the tax deduction for domestic manufacturers under the Act should be accounted for as a special deduction in accordance with SFAS 109, "Accounting for Income Taxes." The Company is currently evaluating the impact, if any, of FSP-109-1 on its consolidated financial statements.

        FSP SFAS 109-2, "Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004", provides enterprises more time (beyond the financial-reporting period during which the Act took effect) to evaluate the Act's impact on the enterprise's plan for reinvestment or repatriation of certain foreign earnings for purposes of applying FASB Statement. The Act provides for a special one-time tax deduction of 85 percent dividends received deduction on certain foreign earnings repatriated in fiscal 2005 or 2006. The deduction would result in an approximate 5.1 percent federal tax on a portion of the foreign earnings repatriated. State, local and foreign taxes could apply as well. To qualify for this federal tax deduction, the earnings must be reinvested in the United States pursuant to a domestic reinvestment plan. Certain other criteria in the Jobs Act must be satisfied as well. The Company studied the provisions of the Act related to the repatriation of earnings and does not intend to repatriate any earnings as of July 31, 2005.

SFAS No. 154

        In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections—A replacement of APB Opinion No 20 and FASB Statement No. 30" ("SFAS 154"). SFAS 154 replaces APB Opinion No. 20, "Accounting Changes," and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements," and changes the requirements for the accounting for, and reporting of, a change in accounting principles. This statement applies to all voluntary changes in accounting principles and changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. Under previous guidance, changes in accounting principle were recognized as a cumulative affect in the net income of the period of the change. SFAS 154 requires retrospective application of changes in accounting principle, limited to the direct effects of the change, to prior periods' financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. Additionally, this Statement requires that a change in depreciation, amortization or depletion method for long-lived, nonfinancial assets be accounted for as a change in accounting estimate affected by a change in accounting principle and that correction of errors in previously issued financial statements should be termed a "restatement." The provisions in SFAS 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005, which is effective with our first quarter of our fiscal 2007. We intend to adopt the disclosure requirements upon the effective date of the pronouncement. The Company does not believe that the adoption of this pronouncement will have a material effect on its consolidated financial position, results of operations or cash flows.

NOTE C—EARNINGS PER SHARE

        The Company adopted the consensus of the EITF in Issue 03-6, "Participating Securities and the Two-Class Method Under FASB Statement No. 128" ("EITF 03-6"). In EITF 03-6, the EITF expanded the notion of participation rights in calculating basic earnings per share from previous practice. EITF 03-6 does not focus on a security holder's contractual rights to ultimately receive the undistributed earnings and net assets of the company upon redemption or liquidation. Instead, it defines participation rights based solely on whether the holder would be entitled to receive any dividends if the entity declared them during the period, even if those earnings would not actually be distributed from an economic or practical perspective and even if the company has legal or contractual limitations on its ability to pay dividends.

        Basic earnings per common share was based on the weighted average number of common shares outstanding. For fiscal 2005 and 2004, basic earnings per common share included the effect of 4,785,000 common shares issued on February 25, 2004, in connection with an amendment to the Company's prior Certificate of Incorporation that reclassified each share of outstanding convertible preferred stock into one share of such stock and 1.595 shares of common stock.

        Basic earnings attributed to common shares included the allocated share of undistributed earnings. However, any undistributed loss for a period was allocated to common stock since, according to the terms of our Certificate of Incorporation, convertible preferred stock is not obligated to share in the losses of the Company.

        Diluted earnings per common share was based on the combination of basic shares outstanding and potentially dilutive shares. For fiscal 2005 and 2004, potentially dilutive shares consisted of outstanding stock options, subordinated convertible notes, stock appreciation rights, warrants, convertible preferred stock and the accumulated dividends thereon. For fiscal 2003, potentially dilutive shares consisted of outstanding stock options and convertible preferred stock and the accumulated dividends thereon. The Company had outstanding stock options of 12,932,594 at July 31, 2005, 10,108,182 at July 31, 2004 and 8,211,727 at July 31, 2003. The Company had 44,812,337 and 14,500,000 weighted average common shares underlying its convertible preferred stock outstanding for fiscal 2004 and 2003, respectively, as converted, including common shares underlying accrued dividends of 1,312,337 for fiscal 2004. The number of weighted average common shares assumes conversion of the convertible preferred stock plus accrued dividends at the end of fiscal 2004 and 2003. The number of weighted average common shares underlying the convertible preferred shares was determined by dividing the original value of convertible preferred shares of $300.0 million by the conversion price of approximately $6.90 per share. The number of weighted average common shares underlying the convertible preferred shares related to the accrued preferred dividends is determined by dividing the original value of the accumulated preferred dividends at the end of the period, assuming conversion at that date, by the conversion price of approximately $6.90 per share.

        Diluted earnings include net income (loss) before distributions to convertible preferred stockholders.

        Basic and diluted earnings per preferred share are based on inclusion of convertible preferred stock until consummation of the IPO at which time such shares were converted into shares on common stock. Convertible preferred shares are included in basic and diluted earnings per preferred share because such shares participated in the undistributed earnings, but not losses, of the Company prior to their conversion into common shares commensurate with the IPO.

        Earnings attributed to convertible preferred shares included distributed earnings plus the allocated share of undistributed earnings.

        The following table sets forth the computations of basic and diluted earnings per common share and preferred share for fiscal 2005, 2004 and 2003:

	2005	2004	2003
	(in millions, except share and per share amounts)
Net income	$32.5	$18.8	$52.3
Distributed earnings	87.2	81.5	11.1

Undistributed earnings (loss)	$(54.7)	$(62.7)	$41.2

Weighted average shares outstanding—Common	—	—	35,197,822
Weighted average shares outstanding—Preferred	—	—	15,950,000

	—	—	51,147,822

Percentage of shares outstanding—Common	—	—	69%
Percentage of shares outstanding—Preferred	—	—	31%
Numerator for basic and diluted earnings per share:
Common	$(54.7)	$(62.7)	$28.4
Preferred—Distributed	$87.2	$81.5	$11.1
Preferred—Undistributed	$—	$—	$12.8
Denominator for basic earnings (loss) per share—weighted average common shares	15,280,294	4,785,000	35,197,822
Effect of dilutive securities—preferred stock	—	—	—
Effect of dilutive securities—preferred stock dividends	—	—	—
Effect of dilutive securities—stock-based compensation	—	—	8,555

Denominator for basic earnings (loss) per share—weighted average common shares	15,280,294	4,785,000	35,206,377

Denominator for basic and diluted earnings per share—weighted average preferred shares	2,498,630	3,000,000	1,100,000

Earnings (loss) per common share:
Basic	$(3.58)	$(13.10)	$0.81

Diluted	$(3.58)	$(13.10)	$0.81

Basic and diluted earnings per preferred share:
Distributed earnings	$34.89	$27.17	$10.09
Undistributed earnings	—	—	11.68

	$34.89	$27.17	$21.77

        For fiscal 2005 and 2004, 44.3 million and 48.6 million potentially dilutive securities, respectively, were excluded from the computation of diluted earnings per common share as their effect was anti-dilutive. Of those amounts, 5.1 million and 3.6 million shares, respectively, related to stock-based compensation, 38.5 million and 44.8 million shares, respectively, related to convertible preferred stock including common shares underlying accrued dividends thereon, 0.6 million and 0.1 million shares, respectively, related to subordinated convertible notes and for fiscal 2005, 0.1 million shares related to stock appreciation rights. The stock appreciation rights converted into shares of common stock concurrent with the IPO.

NOTE D—INITIAL PUBLIC OFFERING OF COMMON STOCK

        On May 26, 2005, the Company sold 9,000,000 shares of common stock at $11.00 per common share in an initial public offering ("IPO"), including 1,400,000 shares to investment entities affiliated with General Atlantic LLC ("General Atlantic"). The net proceeds of $86.1 million (gross proceeds of $99.0 million less expenses of $12.9 million for the offering) were used to repay $81.2 million of the amount owed (excluding accrued and unpaid interest thereon) under the promissory notes issued on July 18, 2003 to Madeleine L.L.C., an affiliate of Cerberus Capital Management, L.P. ("Cerberus") and investment entities affiliated with General Atlantic, in the aggregate principal amount of $130.1 million, which were due on November 15, 2006 and accrued interest at a rate of 1.23% per annum, with the remaining $4.9 million retained for general working capital purposes. On June 16, 2005, the underwriters of the IPO exercised the over-allotment option to purchase 1,350,000 shares of common stock at the IPO price of $11.00 per share. The net proceeds of $13.8 million (gross proceeds of $14.8 million less underwriting discount of $1.0 million) and the remaining net proceeds from the original issuance were used to fund the Boniva and Epiphany acquisitions on August 1, 2005 and September 29, 2005, respectively.

        As of July 31, 2005, Cerberus and General Atlantic owned 63.4% and 23.2%, respectively, of our outstanding common stock.

        Upon the consummation of the IPO, the following transactions also became effective:

    •
    Outstanding preferred stock converted into approximately 52.75 million shares of common stock, including the effect of the conversion of convertible preferred shares into 43.5 million common shares and the conversion of all accrued, but unpaid dividends on the convertible preferred stock outstanding at May 31, 2005 resulting in an 9.25 million additional shares of common stock.

    •
    Conversion of manditorily redeemable stock appreciation rights into 127,281 shares of common stock.

    •
    Modification of the terms of the remaining debt owed to Cerberus and General Atlantic of approximately $151.8 million to provide for an interest rate of average three-month LIBOR plus 2.75%, a three—year term and a senior unsecured ranking.

    •
    Amendment of our CEO's employment agreement to eliminate his right to receive a deferred bonus payment in exchange for a one-time payment of approximately $1.0 million.

    •
    Payment of special bonuses to senior management of $5.5 million (including $2.2 million to our CEO).

    •
    Approximately 1.9 million stock options were granted to employees and directors of the Company at $11.00 per share.

    •
    Impact of the stock option expense created due to the termination of the transferability and termination provisions included in the option agreements as a result of the IPO (See note M).

    •
    Reclassification of put warrants to stockholders' equity as a result of the IPO. The ability to "put" the shares to the Company ceased commensurate with the IPO.

        The following tables summarize the pro forma effect of these transactions on the consolidated statements of operations for fiscal 2005 and 2004.

        The "Adjustments for the Conversion of Preferred Shares" column reflects the conversion of preferred stock into common stock and the elimination of dividends on preferred stock.

        The "Adjustments for the Debt Modification" column reflects the effects of the modification of the terms of approximately $151.8 million of related-party indebtedness to provide for an interest rate of average three-month LIBOR plus 2.75%, a three-year term and a senior unsecured ranking. The adjustments reflect the reduction of interest expense, net of tax, as a result of the modification of related-party debt upon the consummation of the IPO.

        The "Adjustments for the Offering Transactions" column reflects the issuance of shares in the initial public offering and exercise of the over-allotment option and the reduction of interest expense, net of tax, related to the use of approximately $81.2 million of the net proceeds to repay certain related-party indebtedness.

	Fiscal Year Ended July 31, 2005
	SSA Global Historical	Adjustments for the Conversion of Preferred Shares	Adjustments for the Debt Modification	Adjustments For the Offering Transactions	Pro Forma Consolidated
	(in millions, except per share amounts)
Net income	$32.5	$—	$1.4	$2.2	$36.1
Preferred stock dividends	26.0	(26.0)	—	—	—
Preferred stock dividends in excess of stated amount	36.2	(36.2)
Cash dividend paid to preferred stockholders	25.0	(25.0)	—	—	—

Net income (loss) to common shareholders	$(54.7)	$87.2	$1.4	$2.2	$36.1

Earnings (loss) per common share:
Basic	$(3.58)				$0.56

Diluted	$(3.58)				$0.52

Basic and diluted earnings per preferred share:
Distributed earnings	$34.89
Undistributed earnings	—

	$34.89

Weighted average common shares:
Basic	15.280	38.489		10.350	64.119
Diluted	15.280	43.707		10.350	69.377
Weighted average preferred shares:
Basic and diluted	2.499	(2.499)		—	—

	Fiscal Year Ended July 31, 2004
	SSA Global Historical	Adjustments for the Conversion of Preferred Shares	Adjustments for the Debt Modification	Adjustments For the Offering Transactions	Pro Forma Consolidated
	(in millions, except per share amounts)
Net income	$18.8	$—	$2.5	$2.0	$23.3
Preferred stock dividends	28.8	(28.8)	—	—	—
Preferred stock dividends in excess of stated amount	52.7	(52.7)	—	—	—

Net income (loss) to common shareholders	$(62.7)	$81.5	$2.5	$2.0	$23.3

Earnings (loss) per common share:
Basic	$(13.10)				$0.39

Diluted	$(13.10)				$0.37

Basic and diluted earnings per preferred share:
Distributed earnings	$27.17
Undistributed earnings	—

	$27.17

Weighted average common shares:
Basic	4.785	44.812		10.350	59.947
Diluted	4.785	48.494		10.350	63.629
Weighted average preferred shares:
Basic and diluted	3.000	(3.000)		—	—

NOTE E—ACQUISITIONS

Fiscal 2003 Acquisitions

        On December 20, 2002, the Company acquired all of the issued and outstanding common shares of Infinium. Under the terms of the acquisition agreement, Infinium shareholders received the right to $7.00 in cash for each share of Infinium common stock upon the closing of the transaction. The aggregate purchase price was approximately $108.3 million, funded principally by subordinated debt, including acquisition costs of approximately $13.4 million. Acquisition costs relate to financial advisory fees, legal fees and stock option payouts. The purpose of the acquisition was to expand the Company's market position in process manufacturing with financial and human resources applications while providing capabilities serving the gaming, hospitality and healthcare industries. The purchase price was allocated to the net assets acquired based on their estimated fair values as shown in the table at the end of this note. Acquired technology and customer lists are being amortized over three years and seven years, respectively. The weighted average amortization period for these intangibles is 5.5 years. Pursuant to EITF No. 95-3, "Recognition of Liabilities in Connection With a Purchase Business Combination" ("EITF 95-3"), included in this allocation are restructuring and exit charges of approximately $6.1 million relating to employee severance and costs associated with the elimination of excess facilities (described in note I). None of the goodwill will be deductible for federal income tax purposes.

        On June 19, 2003, the Company completed its acquisition of Ironside. Under the terms of the acquisition agreement, the Company acquired all of the outstanding capital stock of Ironside in exchange for approximately $5.9 million in cash. The purchase price included acquisition costs of approximately $0.9 million that consisted primarily of financial advisory and legal fees. The purpose of the acquisition was to extend the Company's portfolio of customer relationship and supplier relationship products. The purchase price was allocated to the net assets acquired based on their estimated fair values as shown in the table at the end of this note. Acquired technology and customer lists are being amortized over four years and five years, respectively. The weighted average amortization period for these intangibles is 4.6 years. Pursuant to EITF 95-3, included in this allocation are restructuring and exit charges of $1.7 million related to employee severance and costs associated with the elimination of excess facilities (described in note I). None of the goodwill will be deductible for federal income tax purposes.

        On July 18, 2003, the Company acquired all of the issued and outstanding common shares of Baan. The aggregate purchase price was approximately $130.4 million, after working capital settlements, financed through subordinated debt. The purchase price included acquisition costs of approximately $2.0 million that consisted primarily of financial advisory and legal fees. The purpose of the acquisition was to expand the Company's presence in discrete manufacturing and serving industries like automotive, aerospace and defense. The Baan acquisition also provided the Company with extension solutions, including logistics and customer relationship management. The purchase price was allocated to the net assets acquired based on their estimated fair values as shown in the table at the end of this note. Acquired technology, customer contracts and patents are being amortized over four to five years, eight years and five years, respectively. The weighted average amortization period for these intangibles is 7.1 years. Pursuant to EITF 95-3, included in this allocation are restructuring and exit charges of $48.6 million related to employee severance, costs associated with the elimination of excess facilities and costs to terminate certain contractual commitments (described in note I). None of the goodwill will be deductible for federal income tax purposes.

        The purchase price allocation is subject to change upon resolution of income tax uncertainties. In addition, the Baan Acquisition Agreement contains provision for indemnification of pre-acquisition claims. Amounts received by the Company will be treated as a decrease in the Baan purchase price.

        On July 22, 2003, the Company acquired all the issued and outstanding common shares of Elevon. Under the terms of the acquisition agreement, Elevon shareholders received the right to $1.30 in cash for each share of Elevon common stock upon the closing of the transaction. The aggregate purchase price was approximately $23.5 million. The purpose of the acquisition was to add customers to the Company's manufacturing and service client base. The purchase price included acquisition costs of approximately $3.0 million, which consisted of financial advisory fees, legal fees and stock option payouts. The purchase price was allocated to the net assets acquired based on their estimated fair values as shown in the table at the end of this note. Acquired technology and customer lists are being amortized over five to seven years and four years, respectively. The weighted average amortization period for these intangibles is 4.5 years. Pursuant to EITF 95-3, included in this allocation are restructuring and exit charges of $1.8 million, net of adjustments, related to employee severance (described in note I). None of the goodwill is deductible for federal income tax purposes.

Fiscal 2004 Acquisitions

        On December 19, 2003, the Company acquired supply chain provider EXE. Under the terms of the acquisition agreement, a subsidiary of SSA Global merged into EXE and all holders of EXE outstanding common stock received $7.10 per share in cash for a total acquisition price of approximately $52.8 million. The purpose of the acquisition was to enhance the existing supply chain product functionality within the Company's portfolio of solutions. The purchase price included acquisition costs of approximately $5.4 million, which consisted of financial advisory fees and legal fees. The purchase price was allocated to the net assets acquired based on their estimated fair values as shown in the table at the end of this note. Acquired technology and customer lists are being amortized over three years and nine years, respectively. The weighted average amortization period for these intangibles is 4.3 years. Pursuant to EITF 95-3, included in this allocation are restructuring and exit charges of $9.0 million related to costs associated with the elimination of excess facilities and costs to terminate certain contractual commitments (described in note I). None of the goodwill is deductible for federal income tax purposes.

        In June 2004, the Company acquired two entities for $21.4 million in cash and $12.0 million in subordinated convertible notes. Arzoon is a leading provider of integrated logistics and global trade management technology and was acquired for $14.0 million, including $2.0 million in cash and the issuance of $12.0 million of subordinated convertible notes. Marcam is a provider of operational-level ERP solutions for process manufacturers and was acquired for $19.4 million in cash.

        The Marcam purchase price is subject to a working capital adjustment that is expected to be settled in fiscal 2006. Amounts received or paid by the Company will be treated as an increase or decrease in the Marcam purchase price and are expected to be immaterial. Goodwill recognized in these transactions was $10.6 million and $19.0 million for Arzoon and Marcam, respectively. The goodwill recorded in conjunction with both transactions is deductible for federal income tax purposes.

        Values assigned to acquired technology, customer lists, patents and in-process research and development are as follows (in millions):

	Arzoon	Marcam
Acquired technology	$2.9	$2.2
Customer lists	1.1	8.9
Patents	0.3	1.6
In-process research and development	—	1.1

	$4.3	$13.8

        The acquisition prices were allocated as follows (in millions):

	Infinium	Ironside	Baan	Elevon	EXE
Cash, cash equivalents and marketable securities	$20.9	$3.4	$9.3	$18.2	$25.3
Accounts receivable, net of allowance	9.2	1.1	58.4	1.5	17.8
Prepaid and other current assets	1.6	—	8.2	1.6	2.0
Deferred tax asset	5.3	—	—	—	—
Property and equipment, net	4.9	0.1	7.0	0.6	3.0
Other assets	2.5	—	6.1	0.9	1.2
Accounts payable and other accrued expenses	(7.5)	(0.8)	(93.8)	(2.2)	(14.2)
Deferred revenue—current portion	(25.6)	(1.7)	(76.2)	(5.3)	(10.5)
Short-term debt	—	—	(1.2)	(1.1)	—
Deferred revenue—long-term	(1.4)	—	—	(1.0)	—
Long-term debt and other long-term obligations	(0.3)	—	(8.3)	(2.4)	(2.3)

Fair value of net assets acquired	9.6	2.1	(90.5)	10.8	22.3
Less liabilities assumed	6.1	1.7	48.6	1.8	9.0

Subtotal	3.5	0.4	(139.1)	9.0	13.3
Acquired technology	8.6	0.9	19.1	1.6	12.3
Customer lists	30.5	1.4	90.9	4.9	3.3
Patents	—	—	11.1	—	—
Goodwill	80.5	4.1	194.4	10.5	29.8
Deferred tax liabilities	(14.8)	(0.9)	(46.0)	(2.5)	(5.9)

Acquisition price	$108.3	$5.9	$130.4	$23.5	$52.8

Cash paid	$108.3	$5.9	$130.4	$23.5	$52.8

        The acquisitions were accounted for using the purchase method of accounting and, accordingly, the results of operations of these companies are included in the Company's consolidated statements of operations since the date of acquisition. Each acquisition consummated by the Company has resulted in a significant portion of the purchase price being allocated to goodwill. Factors that contributed to this include the nature of the business acquired, which did not have a significant amount of tangible net assets and the value created for the Company by expanding its product lines and customer base.

        The following unaudited pro forma results of operations data for the twelve months ended July 31, 2004 were prepared in accordance with SFAS 141 and assume the EXE acquisition occurred on August 1, 2003:

2004
(in millions, except per share amounts)
Total revenues	$662.8
Net income	12.2
Distributed earnings	81.5

Undistributed earnings	$(69.3)

Basic and diluted loss per common share	$(14.48)

Basic and diluted earnings per preferred share:
Distributed earnings	$27.17
Undistributed earnings	—

$27.17

NOTE F—CAPITALIZED SOFTWARE COSTS AND ACQUIRED TECHNOLOGY

        Capitalized software costs and acquired technology and accumulated amortization at July 31, 2005 and 2004 are as follows:

	July 31, 2005	July 31, 2004
	(in millions)
Total capitalized software and acquired technology costs	$57.8	$55.2
Less: Accumulated amortization	33.1	17.0

Capitalized software costs and acquired technology, net	$24.7	$38.2

Aggregate amortization expense (in millions):
Year ended July 31, 2005	$17.1

Year ended July 31, 2004	$13.3

Year ended July 31, 2003	$3.3

Estimated amortization expense (in millions):
Fiscal year ending July 31, 2006		$14.1
Fiscal year ending July 31, 2007		8.7
Fiscal year ending July 31, 2008		1.6
Fiscal year ending July 31, 2009		0.2
Fiscal year ending July 31, 2010		0.1
Fiscal year ending July 31, 2011 and thereafter		—

NOTE G—GOODWILL AND OTHER INTANGIBLE ASSETS

        The following summarizes the carrying amounts of acquired intangible assets and related amortization as of July 31, 2005 and 2004 and related amortization expense:

	July 31, 2005
	Customer Lists	Patents
	(in millions)
Gross carrying amount	$161.3	$13.0
Less: Accumulated amortization	50.8	5.1

	$110.5	$7.9

	July 31, 2004
	Customer Lists	Patents
	(in millions)
Gross carrying amount	$161.3	$13.0
Less: Accumulated amortization	28.1	2.3

	$133.2	$10.7

Aggregate amortization expense (in millions):
Year ended July 31, 2005	$25.5

Year ended July 31, 2004	$23.4

Year ended July 31, 2003	$6.0

Estimated amortization expense (in millions):
Fiscal year ending July 31, 2006		$25.4
Fiscal year ending July 31, 2007		24.4
Fiscal year ending July 31, 2008		21.1
Fiscal year ending July 31, 2009		18.3
Fiscal year ending July 31, 2010		15.1
Fiscal year ending July 31, 2011 and thereafter		14.1

        The changes in the carrying amount of goodwill for fiscal 2005 are as follows (in millions):

	North America	Europe Middle East and Africa (EMEA)	Asia Pacific	Latin America	Total
Net balance, July 31, 2004	$186.3	$112.6	$23.4	$9.3	$331.6
Purchase price allocation adjustments—fiscal 2004 acquisitions	(0.6)	(0.8)	0.3	0.1	(1.0)
Working capital settlements	(2.9)	(0.8)	2.5	(1.4)	(2.6)
Deferred tax adjustments	(23.8)	(5.3)	(2.5)	(0.1)	(31.7)

Net balance, July 31, 2005	$159.0	$105.7	$23.7	$7.9	$296.3

        The changes in the carrying amount of goodwill for fiscal 2004 are as follows (in millions):

	North America	Europe Middle East and Africa (EMEA)	Asia Pacific	Latin America	Total
Net balance, July 31, 2003	$150.4	$135.7	$21.9	$6.6	$314.6
Fiscal 2004 acquisitions	44.8	10.2	3.0	1.0	59.0
Deferred tax adjustments	(10.6)	(40.2)	(3.3)	(0.5)	(54.6)
Working capital settlements	(0.3)	(0.7)	(0.2)	(0.1)	(1.3)
Purchase price allocation adjustments—fiscal 2003 acquisitions	2.0	7.6	2.0	2.3	13.9

Net balance, July 31, 2004	$186.3	$112.6	$23.4	$9.3	$331.6

NOTE H—INCOME TAXES

        The provision for income tax expense (benefit) consists of the following for fiscal 2005, 2004 and 2003 (in millions):

	2005	2004	2003
Federal:
Current	$0.7	$—	$11.3
Deferred	13.0	(22.2)	(23.4)

Total Federal	13.7	(22.2)	(12.1)
State—Current	1.3	0.2	0.4
Foreign:
Current	3.4	1.1	2.6
Deferred	3.3	38.1	(1.5)

Total Foreign	6.7	39.2	1.1

Provision for income tax expense (benefit)	$21.7	$17.2	$(10.6)

        The effective income tax rate on income before provision (benefit) for income taxes differed from the U.S. federal statutory rate as follows in fiscal 2005, 2004 and 2003:

	2005	2004	2003
U.S. federal statutory rate	34.0%	34.0%	34.0%
Restoration of deferred tax assets which previously had a 100% valuation allowance	(9.6)	(9.7)	(54.8)
Losses for which no deferred tax benefit was recorded	11.8	30.2	6.1
Income available to offset against post-acquisition NOLs which have full valuation allowance	(3.9)	—	(4.5)
State taxes, net of federal benefit	3.3	(5.6)	(5.5)
Other, including foreign exchange and rate differentials	4.4	(1.1)	(0.7)

Effective tax rate	40.0%	47.8%	(25.4)%

        Significant components of deferred income taxes at July 31, 2005 and 2004 are as follows:

	July 31, 2005	July 31, 2004
Current deferred tax assets (liabilities):
Allowance for doubtful accounts	$1.9	$2.0
Accrued liabilities	7.5	5.0
Deferred revenues	17.7	8.3
Other	(0.4)	1.3

	26.7	16.6
Valuation allowance	(6.8)	(8.9)

Net current deferred tax assets	19.9	7.7

Noncurrent deferred tax assets (liabilities)
Goodwill	6.5	7.8
Intangible asset amortization	(17.5)	(30.1)
Restructuring costs	0.2	27.8
Domestic net operating losses	104.8	129.6
Foreign net operating losses	166.9	178.2
Capital loss carryforward	10.2	10.2
Executive compensation and stock options	8.3	7.6
AMT, foreign and other tax credits	9.6	3.3
Other	3.1	3.8

	292.1	338.2
Valuation allowance	(285.7)	(335.2)

Net noncurrent deferred tax assets	6.4	3.0

Total deferred tax assets	$26.3	$10.7

        The Company has net operating loss carryforwards ("NOLs") at July 31, 2005 for U.S. federal income tax purposes of approximately $276.0 million. The NOLs will expire over time through 2024. The utilization of a portion of these tax losses may be restricted under Section 382 of the Internal Revenue Code (the "Code") to the extent they relate to acquired businesses. Under Section 382 of the Code, if an ownership change occurs, such as an acquisition, the Company's ability to utilize NOLs may be subject to restriction. As of July 31, 2005, the Company had $244.0 million of NOLs which are related to acquired businesses which are subject to Section 382 restrictions, with an annual limit of $9.2 million available for use. Because of the annual utilization limit, some or all of these NOLs may expire unused if the Company does not generate sufficient taxable income to utilize them in future periods.

        The Company has NOLs from foreign subsidiaries of approximately $505.0 million at July 31, 2005. Of these carryforwards, $368.4 million expire at various dates through 2013, and the remaining $136.6 million may be carried forward indefinitely. The Company considers the earnings of foreign subsidiaries to be permanently reinvested outside of the United States. Accordingly, no United States income tax on these earnings has been provided.

        At July 31, 2005, preacquisition NOLs were approximately $623.0 million. In addition, the Company has research and development, foreign tax credits and capital loss carryforwards of $36.7 million available, which expire at various dates through 2021.

        The Company evaluates the valuation allowance on a country-by-country basis. Prior to fiscal 2003, a valuation allowance was considered necessary on all deferred tax assets. At July 31, 2003, the Company determined that it is more likely than not that it will have future taxable income to utilize the deferred tax assets in certain tax jurisdictions. In these countries, the deferred tax valuation allowance was reduced or reversed upon that determination. Approximately $269.0 million of the valuation allowances as of July 31, 2005 related to deferred tax assets established in connection with acquisitions including NOLs subject to Section 382 limitation. Any subsequent reductions of this valuation allowance will be applied first to reduce goodwill or other non-current intangible assets of related acquired businesses. During fiscal 2005 and 2004, the Company reduced goodwill by $31.2 million and $54.6 million, respectively, for utilization of acquired deferred tax assets with full valuation allowances established at the acquisition date.

NOTE I—RESTRUCTURING

        In June 2004, in conjunction with the acquisition of the Marcam, the Company recorded a restructuring cost of $5.7 million. The costs related to the reduction of headcount by approximately 47 employees and eliminating costs associated with certain office space. This cost was recorded as a component of goodwill and was adjusted by $0.9 million in fiscal 2005. The following table summarizes the components of the restructuring accrual as of July 31, 2005 (in millions):

	2004 Restructuring Cost	Payments	Balance at July 31, 2004	Payments	Adjustments	Balance at July 31, 2005
Severance and benefits	$3.0	$(0.7)	$2.3	$(1.6)	$0.9	$1.6
Office space	2.7	—	2.7	(2.5)	—	0.2

	$5.7	$(0.7)	$5.0	$(4.1)	$0.9	$1.8

        The Company has accrued for or settled its remaining liabilities as of July 31, 2005.

        The Company recorded original restructuring costs of $9.0 million in fiscal 2004 in conjunction with the acquisition of EXE. The restructuring was done in order to eliminate duplicate facilities caused by the acquisition and costs to terminate certain contractual commitments. This cost was recorded as a component of the EXE goodwill balance and was reduced by $0.9 million in fiscal 2005. The following table summarizes the components of this restructuring accrual as of July 31, 2005 (in millions):

	2004 Restructuring Cost	Payments	Balance at July 31, 2004	Payments	Adjustments	Balance at July 31, 2005
Office space	$7.9	$(6.6)	$1.3	$(0.5)	$(0.8)	$—
Contractual commitments	1.1	(0.5)	0.6	(0.2)	(0.1)	0.3

	$9.0	$(7.1)	$1.9	$(0.7)	$(0.9)	$0.3

        The Company has accrued for or settled its remaining liabilities as of July 31, 2005.

        The Company's management approved restructuring plans in fiscal 2003, 2004 and 2005 to reduce the Company's operating expenses. Restructuring charges of $2.8 million, $3.1 million and $1.0 million were recorded in fiscal 2003, 2004 and 2005, respectively. The office space charge in fiscal 2005 relates to the remaining lease obligation for the former Chicago headquarters office space. The following table summarizes the components of this restructuring accrual as of July 31, 2005 (in millions):

	Fiscal 2003 Restructuring Charge	Payments	Balance at July 31, 2003	Fiscal 2004 Restructuring Charge	Payments	Adjustments	Balance at July 31, 2004
Severance and benefits	$2.8	$(1.0)	$1.8	$2.4	$(2.2)	$(0.3)	$1.7
Office space	—	—	—	0.7	(0.7)	—	—

	$2.8	$(1.0)	$1.8	$3.1	$(2.9)	$(0.3)	$1.7

	Balance at July 31, 2004	Fiscal 2005 Restructuring Charge	Payments	Adjustments	Balance at July 31, 2005
Severance and benefits	$1.7	$0.6	$(1.4)	$(0.4)	$0.5
Office space	—	0.4	(0.3)	(0.1)	—

	$1.7	$1.0	$(1.7)	$(0.5)	$0.5

        The remainder of these charges is expected to be paid or settled by July 2006.

        In July 2003, in conjunction with the acquisition of Baan, the Company recorded restructuring costs of $50.0 million. The charge included costs for the termination of approximately 800 employees, the shut down of facilities worldwide and costs to terminate certain contractual commitments and was recorded as a component of the Baan goodwill balance. For fiscal 2005, the office space and contractual commitments accrual adjustments include actual settlements for less than the amount previously accrued, of which $2.2 million was reflected as a restructuring benefit in the consolidated statement of income. Foreign exchange differences affected all accrual adjustment lines.

        The following table summaries the components of the restructuring accrual at July 31, 2005 (in millions):

	Fiscal 2003 Restructuring Cost	Payments	Balance At July 31, 2003	Payments	Adjustments	Balance At July 31, 2004
Severance and benefits	$33.0	$(0.6)	$32.4	$(28.1)	$1.4	$5.7
Office space	9.2	(0.1)	9.1	(3.7)	(3.1)	2.3
Contractual commitments	7.8	—	7.8	(9.2)	3.1	1.7

	$50.0	$(0.7)	$49.3	$(41.0)	$1.4	$9.7

	Balance At July 31, 2004	Payments	Adjustments	Balance at July 31, 2005
Severance and benefits	$5.7	$(5.5)	$0.2	$0.4
Office space	2.3	(0.7)	(1.3)	0.3
Contractual commitments	1.7	(1.0)	(0.3)	0.4

	$9.7	$(7.2)	$(1.4)	$1.1

        The Company has accrued for or settled its remaining liabilities at July 31, 2005.

NOTE J—ACCOUNTS PAYABLE AND OTHER ACCRUED LIABILITIES

        Accounts payable and other accrued liabilities are comprised of the following as of July 31, 2005 and 2004:

	July 31, 2005	July 31, 2004
	(in millions)
Accounts payable	$32.1	$35.3
Accrued expenses	56.7	64.3
Other accrued liabilities	17.2	33.2

	$106.0	$132.8

NOTE K—LONG-TERM OBLIGATIONS

        Long-term debt consists of the following as of July 31, 2005 and 2004:

	July 31, 2005	July 31, 2004
	(in millions)
Senior unsecured notes—related parties(1)	$148.4	$—
Promissory notes—related parties	—	131.8
Subordinated promissory notes—related parties(1)	—	95.2

Promissory notes and subordinated promissory notes—related parties	148.4	227.0
Promissory notes—other	2.0	4.3
Subordinated convertible notes	12.0	12.0
Manditorily redeemable stock appreciation rights	—	2.3
Obligations under capital leases	0.2	0.6

Total long-term debt—other	14.2	19.2
Less: Current portion of long-term debt—other	1.6	2.7

Long-term debt—other, net of current portion	12.6	16.5

Total long-term debt	$161.0	$243.5

Total debt, including current portion of long-term debt(1)	$162.6	$246.2

(1)
Net of deferred financing fees of $3.4 million and $4.7 million as of July 31, 2005 and 2004, respectively.

        The following table summarizes the long-term debt at full redemption value, excluding capital lease obligations, outstanding at July 31, 2005 and maturing in the next five years (in millions):

Fiscal year ending July 31, 2006	$1.6
Fiscal year ending July 31, 2007	12.5
Fiscal year ending July 31, 2008	151.9
Fiscal year ending July 31, 2009	—
Fiscal year ending July 31, 2010	—

Total long-term obligations, excluding capital leases, maturing over the next five years	$166.0

Promissory Notes and Subordinated Promissory Notes—Related Parties

        On June 1, 2005, the Company used $81.2 million of proceeds from its IPO of common stock to repay a portion of the amount owed (excluding accrued and unpaid interest thereon) under the promissory notes issued on July 18, 2003 to Madeleine L.L.C. and investment entities affiliated with General Atlantic ("affiliated lenders") with an initial aggregate principal amount of $130.1 million, which was due on November 15, 2006. The Company modified the terms of its remaining $151.8 million of indebtedness owed to the affiliated lenders by entering into promissory notes having an interest rate of three-month LIBOR plus 2.75% adjusted quarterly, payable quarterly in arrears, with principal maturing June 1, 2008, and a senior unsecured ranking. These promissory notes do not subject the Company to any financial or other restrictive covenants likely to be contained in a debt instrument negotiated with an unaffiliated third party. See note T for a discussion of the repayment of the $151.8 million senior unsecured notes with the proceeds of a new $200.0 million term credit facility entered into with a syndicate of financial institutions and JPMorgan Chase Bank, N.A., as Administrative Agent, and Citicorp USA, Inc., as Syndication Agent, on September 22, 2005.

        On July 18, 2003, the Company borrowed an aggregate of $130.1 million under five identical promissory notes payable to the affiliated lenders discussed above, with a revised maturity date of November 15, 2006. Interest accrued at the rate of 1.23% per annum and was added to the principal balance until partially repaid and amended on June 1, 2005, as discussed above. The Company recorded imputed interest on these notes at 4.0% and 5.2% in fiscal 2005 and 2004, an average market rate of interest available from a third party. The Company recorded the excess over the stated interest rate as "additional paid-in capital". There were no covenants related to the promissory notes regarding the financial performance of the Company. The remaining principal and accrued but unpaid interest portion of this subordinated promissory note was included in the modified senior unsecured notes issued commensurate with the IPO.

        Promissory notes and subordinated promissory notes—related-parties consist of the following at July 31, 2005 and 2004 (in millions):

	2005	2004
Senior unsecured promissory notes—related parties	$151.8	$—
Promissory notes—related parties	—	131.8
8% subordinated promissory note payable to Madeleine L.L.C., due December 21, 2007	—	69.2
8% subordinated promissory note payable to Madeleine L.L.C., due December 18, 2008	—	23.0
8% subordinated promissory note payable to investment entities affiliated of General Atlantic LLC, due January 20, 2006	—	7.7
Unamortized financing fees	(3.4)	(4.7)

Promissory notes and subordinated promissory notes—related parties	$148.4	$227.0

        On January 20, 2004, the Company borrowed $7.7 million under subordinated promissory notes payable to five subsidiaries of one of its owners to meet general working capital needs. Interest on the notes is 8% per year and the notes will mature on January 20, 2006. Interest is paid on the last day of each month, therefore no interest was accrued at July 31, 2004. There are no restrictive covenants related to these notes, such as restrictions on paying dividends, making acquisitions, selling assets or requirements to achieve certain financial parameters. On November 17, 2004, the Company extended the maturity date to January 20, 2007. The principal portion of this subordinated promissory note was included in the modified senior unsecured notes issued on June 1, 2005.

        On December 19, 2003, the Company borrowed $23.0 million under a subordinated promissory note with one of its owners to partially fund the EXE acquisition. Interest on the facility is 8% per year and the loan will mature on December 18, 2005. The accrued interest at July 31, 2004 was

$0.2 million. There are no restrictive covenants related to this debt. On November 17, 2004, the Company extended the maturity date to December 18, 2006. The principal portion of this subordinated promissory note was included in the modified senior unsecured notes issued on June 1, 2005.

        On August 1, 2003, the Company borrowed $10.0 million at 8.0% annual interest under the working capital facility of the subordinated loan with Madeleine L.L.C., thereby increasing the aggregate amount outstanding under the subordinated promissory note at that time from $59.2 million to $69.2 million. There are no restrictive covenants related to this debt. The principal portion of approximately $69.2 million of this subordinated promissory note was included in the modified senior unsecured notes issued on June 1, 2005.

        On April 2, 2003, the Company amended certain terms of the subordinated promissory note originally dated December 19, 2002 to facilitate the issuance of Current Preferred Stock and extend the maturity date to December 2007. The Company used $39.2 million of the $75.0 million proceeds from the issuance of Current Preferred Stock to partially repay this loan and $35.8 million to repay the then existing credit facility and letter of credit. The balance outstanding as of July 31, 2004 was $69.2 million. This balance is offset by financing fees of $6.7 million that were paid to the lender. These amounts are being amortized over the life of the subordinated promissory note. Amortization of fees was $1.3 million in fiscal 2005 and 2004 and $0.7 million in fiscal 2003. The unamortized balance was $3.4 million and $4.7 million at July 31, 2005 and 2004, respectively.

        On December 19, 2002, the Company entered into a subordinated loan with Madeleine L.L.C., a subsidiary of one of the Company's owners. The initial proceeds of $116.4 million were used primarily to acquire Infinium, to repay a $25.7 million subordinated note dated April 5, 2002, and to provide a $10.0 million working capital facility. Interest of 8% per annum is payable monthly. The loan contains an "Agreement to Subordinate" the rights of the lender if the Company issues "Senior Indebtedness" at some point in the future. Eight million dollars of this loan was repaid in December 2002, leaving a balance of $108.4 million outstanding at December 31, 2002. There are no covenants regarding the financial performance of the Company. The principal portion of this subordinated loan remaining was included in the modified senior unsecured notes issued on June 1, 2005.

          Other Long-term Debt

          Mandatorily redeemable stock appreciation rights

        On February 1, 2004, the Company renegotiated the EXE Dallas lease in order to terminate its obligations to lease unoccupied space in exchange for $6.0 million in cash and stock appreciation rights. The stock appreciation rights entitled the holder to 127,281 shares of the Company's common stock, subject to antidilution adjustment, upon consummation of an initial public offering. The Company had presented this obligation as long-term debt at fair value as of July 31, 2004 since it was mandatorily redeemable until the IPO, when it was converted into 127,281 shares of common stock. As the stock appreciation rights were mandatorily redeemable at $2.5 million and had no stated interest rate, the Company discounted the $2.5 million at 5% per annum ($2.4 million at May 31, 2005 and $2.3 million at July 31, 2004) and recorded interest expense monthly. The balance was reclassified to stockholders' equity upon consummation of the IPO.

  Subordinated convertible notes

        On June 4, 2004, the Company purchased substantially all of the assets of Arzoon for an aggregate purchase price of $14.0 million. Of the $14.0 million, $2.0 million was paid in cash and the remaining $12.0 million was paid by issuing notes convertible into the Company's common stock to Arzoon and certain investors in Arzoon. The interest rate on the notes is 5% per annum, payable quarterly in arrears on the first day of each calendar quarter, until maturity, conversion or repayment. The maturity date on the promissory notes is June 4, 2007. Upon an initial public offering, each noteholder had the right to convert any portion of the amount then outstanding on such note into shares of our common stock at a conversion price of $19.64 per share, subject to antidilution adjustment. No note holders converted any portion of the notes into shares of the Company's common stock upon the consummation of the IPO.

  Promissory notes—other

        In March 2004, the Company issued a promissory note in the principal amount of $3.6 million as payment for our early termination of a lease for an Elevon facility in San Francisco, California. The promissory note is payable in 36 equal monthly installments of $100,000. As the note has no stated interest rate, the Company discounted this note at 8% per annum to $3.2 million ($1.6 million and $2.6 million outstanding balance at July 31, 2005 and 2004, respectively) and is recording interest expense on the payments monthly.

        On October 31, 2003, the Company issued a promissory note in the principal amount of approximately $2.8 million as payment for our early termination of a lease for a Baan facility in Herndon, Virginia. The promissory note is payable in 25 equal monthly installments of $110,000. As the note has no stated interest rate, the Company discounted the note at 8% per annum to $2.5 million ($0.4 million and $1.7 million at July 31, 2005 and 2004, respectively) and record interest expense on the payments monthly.

        Aggregate retirements for promissory notes—other during the next five years are as follows (in millions):

Fiscal year ending July 31, 2006	$1.6
Fiscal year ending July 31, 2007	0.5

Total amount of subordinated loans—other maturing in the next five years	$2.1

Standby Letter of Credit and Restricted Cash

        On May 6, 2003, the Company obtained a $1.2 million Standby Letter of Credit from a commercial bank and pledged $1.3 million in cash collateral (restricted cash) to replace an expiring Letter of Credit. The Letter of Credit renews annually at a reduced amount until the final expiration in July 2010. The amount of the cash collateral was $1.0 million at July 31, 2004.

        On February 4, 2005, the Company amended its existing standby letter of credit to $2.2 million and increased the corresponding pledged collateral (restricted cash) to $2.2 million. This letter of credit renews annually at a reduced amount until the final expiration in March 2016. The obligation and related restricted cash balance will be $2.2 million through March 2007, unless amended. In addition, we pledged approximately $2.4 million of additional collateral (restricted cash) for a surety bond to be in place approximately one year.

Capital Lease Obligations

        Capital lease obligations represent the present value of future payments under capital leases for computer equipment. At July 31, 2005 and 2004, the Company had recorded $1.8 million and $1.9 million, respectively, in assets under capital lease and $1.5 million and $1.3 million, respectively, in related accumulated amortization. Amortization of assets under capital leases is included in depreciation and amortization expense.

  Other Long-term Obligations

  Warrants

        On May 21, 2004, the Company entered into a three-year Master Relationship Agreement (MRA) with IBM. In connection with the MRA, the Company issued a warrant to IBM on June 1, 2004 to purchase an amount of common stock equal to $1.0 million divided by the price at which the Company's common stock will be sold in an IPO of the Company's common stock or, if an IPO is not consummated, $19.64. The warrant vests over one year and expires at the earlier of (i) five years or (ii) six months from the date of termination of the MRA. The Company will record sales and marketing expense over the term of the MRA for the fair value of the warrant of $0.9 million. The warrant was presented as a long-term liability, net of the unamortized expense, due to the holder's put right at July 31, 2004. As the warrant had no stated interest rate, the Company discounted the $1.0 million warrant at 5% per annum ($0.9 million at July 31, 2004) and recorded interest expense monthly. The long-term liability, net of the unamortized portion, at July 31, 2004 was $0.1 million. Upon consummation of the IPO, the Company issued 90,909 warrants at $11.00 per common share and the balance was reclassified to "additional paid-in capital" upon expiration of the holders' put rights.

NOTE L—CAPITAL TRANSACTIONS

Current Structure

        On May 26, 2005, the Company sold 9,000,000 shares of common stock at $11.00 per common share in an IPO. The net proceeds of $86.1 million (gross proceeds of $99.0 million less expenses of $12.9 million for the offering) were used to repay $81.2 million of the amount owed (excluding accrued and unpaid interest thereon) under the promissory notes issued on July 18, 2003 to Madeleine L.L.C., and investment entities affiliated with General Atlantic, in the aggregate principal amount of $130.1 million, which were due on November 15, 2006 and accrued interest at a rate of 1.23% per annum, with the remaining $4.9 million retained for general working capital purposes. On June 16, 2005, the underwriters of the IPO exercised the over-allotment option to purchase 1,350,000 shares of common stock at the IPO price of $11.00 per share. The net proceeds of $13.8 million (gross proceeds of $14.8 million less underwriting discount of $1.0 million) will be retained for general working capital purposes. As of July 31, 2005, Cerberus and General Atlantic owned 63.4% and 23.2%, respectively, of our outstanding common stock.

        On March 30, 2005, the Board of Directors authorized a 14.5-for-1 stock split of the outstanding shares of common stock, which was effected April 4, 2005. All references to common stock amounts, shares and per share data and the conversion price of preferred stock included in the financial statements and related notes have been adjusted to give retroactive effect to the stock split. Also on March 30, 2005, the Board of Directors also authorized an increase in the number of authorized shares of Common Stock of the Company to 450,000,000 and the number of authorized shares of preferred stock, par value $0.01 per share, to 125,000,000, of which 3,000,000 shares were designated the Series A Convertible Preferred Stock. The number of authorized shares of convertible preferred stock was increased on April 4, 2005. All 3,000,000 shares of Series A Convertible Preferred Stock and related accumulated dividends converted into 52.75 million shares of common stock commensurate with the IPO. See note D regarding the impacts of the IPO related to the Company's common stock.

Previous Structure

        On April 2, 2003, the Company sold a 25% interest in the Company for $75.0 million to investment entities affiliated with General Atlantic under a Stock Purchase Agreement, in consideration of issuance of 750,000 shares of preferred stock (which will be referred to as "Current Preferred Stock" in these financial statements to distinguish from the similarly named shares which existed prior to April 2, 2003, referred to as "Original Series A Preferred Stock"). The Stock Purchase Agreement required that the Company use the proceeds from the sale of the Current Preferred Stock to repay all amounts borrowed under the prior credit facility, with interest, and the balance to be used to reduce the amounts borrowed under the $125.0 million subordinated promissory note payable to Madeleine, L.L.C. dated December 19, 2002. In addition, in conjunction with this agreement, the then existing stockholder agreed to exchange its 150,000 shares of Original Series A Preferred Stock with a book value of $22.2 million, 8,700,000 shares of common stock, certain rights under a rights agreement, warrants to purchase existing common stock and $10.0 million of outstanding indebtedness under the subordinated promissory note in exchange for the issuance of 2,250,000 shares of Current Preferred Stock. The Current Preferred Stock of the existing shareholders, which represents a 75% interest in the Company, was recorded at book value of the Original Series A Preferred Stock plus the $10.0 million in converted debt less $0.3 in related legal expenses.

        The stockholders entered into a Stockholders Agreement dated April 2, 2003. The Stockholders Agreement restricted the transfer of shares of common stock, Current Preferred Stock or any common stock equivalent and provided for, among other things, first refusal, tag-along, drag-along and preemptive rights, corporate governance rights and obligations and certain other rights and conditions.

        The Company's Certificate of Incorporation was amended on April 2, 2003. The Second Amended and Restated Certificate of Incorporation designated two classes of stock, common stock and preferred stock. There are 12,000,000 pre-split shares of common stock, $0.01 par value, authorized, of which none are issued at that date, and 4,000,000 shares of preferred stock authorized, $0.01 par value, of which 3,000,000 shares are issued as Series A Convertible Preferred Stock ("Current Preferred Stock"). The Current Preferred Stock ranked senior with respect to the payment of (1) the liquidation payment in the event of a liquidation, (2) the sale payment in the event of a sale transaction, (3) dividends and (4) all other rights preferences and privileges to all classes of common stock. The holders of common stock and the Current Preferred Stock (as if such shares had been converted into common stock) were entitled to receive ratably, with the holders of the Current Preferred Stock, any dividends that may be declared on the common stock from time to time by the Board of Directors provided, however, that the Board of Directors may not declare any dividends on the common stock until all accrued and unpaid dividends on the Current Preferred Stock have been paid. The stockholders had voting rights, and, were required to approve certain actions including, but not limited to, mergers, acquisitions, creation of indebtedness and payment of dividends or other distributions. Dividends on the Current Preferred Stock accrued at an annual rate equal to 9% of the Current Preferred Stock's accreted value until the IPO, which was equal to, per share, $6.90 (subject to adjustment as defined), plus the amount of dividends which have accrued and not been paid. The dividends compounded quarterly. The Current Preferred Stock holders had the right, at their option, at any time, to convert any or all of their Current Preferred Stock into the number of shares of common stock equal to (1) the number of Current Preferred Stock shares being converted multiplied by (2) the quotient of (a) the sum of the accreted value plus all dividends accrued but unpaid since the previous compounding date, divided by (b) the conversion price of $6.90 per share, subject to adjustment. Upon the closing of the IPO, all the shares of the Current Preferred Stock automatically converted into 52,754,766 shares of common stock, with the outstanding preferred stock converted into 43,500,000 common shares and the accrued, unpaid dividends converted into 9,254,776 shares of common stock at the aforementioned conversion ratio.

        Dividends were accrued on the Current Preferred Stock totaling $26.0 million and $28.8 million for fiscal 2005 and 2004, respectively. Approximately $63.9 million of Current Preferred Stock accumulated dividends at May 31, 2005 were converted into common stock commensurate with the IPO, while Current Preferred Stock accumulated dividends totaled $37.9 million at July 31, 2004.

        Dividends on the preferred stock accrued at a stated, annual rate equal to 9% of the Current Preferred Stock accreted value, compounding on a quarterly basis. On April 2, 2003, the date the Current Preferred Stock was issued, through June 4, 2004, a majority of the preferred stockholders had the right to require that the Company pay all or a portion of these dividends in cash, to the extent that funds were legally available for such purposes. On June 4, 2004, the Company amended its Certificate of Incorporation to clarify that these dividends are only to be calculated and accrued as a change in the accreted value of the preferred stock, eliminating the ability to pay these dividends in cash (except in the event of a liquidation or, in certain circumstances, sale of the Company), while retaining the ability to pay additional dividends in cash. None of these preferred stock dividends were paid in cash.

        The Company recorded preferred stock dividends based on their fair value at each reporting period because, prior to the amendment of the Company's Certificate of Incorporation on June 4, 2004, such dividends were payable either in cash or in common stock upon conversion of the Current Preferred Stock into common stock. The Company did not reach a "commitment date" for accounting purposes to determine the fixed value of the preferred stock dividends until the sole form of the preferred stock dividend payment was specified on June 4, 2004. The fair value of the common stock on June 4, 2004, the commitment date, was $16.50 per share. Through the commitment date, the preferred stock dividends were recorded at the stated amount plus an amount in excess of the stated amount if the fair value of the common stock underlying the preferred stock dividend at the relevant reporting period exceeded the stated amount. Subsequent to the commitment date, the preferred stock dividends in excess of the stated amount were recorded based on the fair value of the Company's common stock at the commitment date, which exceeded the stated amount of the preferred stock dividend. This resulted in the amount of $52.7 million as of July 31, 2004, with an additional $36.2 million accrued in fiscal 2005 to $88.9 million as of May 31, 2005. The Company has recognized these amounts in the Consolidated Statements of Operations, Consolidated Balance Sheets and the Consolidated Statement of Changes in Stockholders' Equity as of and for the years ended July 31, 2005 and 2004. This included preferred stock dividends in excess of the stated amount accrued both before and after the June 4, 2004 commitment date. The Company did not record any preferred stock dividends in excess of the stated amount for the year ended July 31, 2003 because the Company determined that the fair value of the Company's common stock underlying the preferred stock dividend was less than the stated amount of the preferred stock dividend during such period.

        On February 25, 2004, the Company filed an amendment to its Certificate of Incorporation that reclassified each share of Current Preferred Stock outstanding at the time of the amendment into one share of Current Preferred Stock and 1.595 shares of common stock, which resulted in the issuance of approximately 4,785,000 shares of common stock.

Original Structure

        On April 10, 2000, the Company was incorporated and capitalized through the authorization of 1,000 shares of common stock. On July 28, 2000, the certificate of incorporation was amended and restated to authorize 5,000,000 shares of common stock and 415,000 shares of preferred stock, of which 206,065 shares were initially designated as Original Series A Preferred Stock.

        On July 31, 2000, the Company issued 150,000 shares of Original Series A Preferred Stock, 8,700,000 shares of common stock, a warrant to purchase up to 2,900,000 shares of common stock at an exercise price of $0.01 per share (the "Investor Warrant"), an antidilution warrant to purchase up to 8,700,000 shares of common stock at an exercise price of $0.01 per share (the "Investor Antidilution Warrant") and an antidilution warrant to acquire 19,780,233 shares of common stock (the "Senior Lender Antidilution Warrant"). The Senior Lender Antidilution Warrant was exercisable from July 31, 2000 to July 31, 2005. Funds and accounts managed by Cerberus purchased these shares and warrants for $15.0 million. Since all of the warrants were determined to have no material value associated with them at issuance, all of the proceeds were allocated to the Original Series A Preferred Stock.

        The shares of Original Series A Preferred Stock had a liquidation preference of $6.90 per share plus any accrued dividends. The Original Series A Preferred Stock accrued dividends, payable quarterly in arrears in stock or in cash at the option of the Company, at an annual rate of 15% of the liquidation price per share. The Series A Preferred Stockholders could elect to redeem all of their shares on or after July 31, 2005. Dividends were accrued totaling $2.0 million, $2.1 million and $2.5 million for fiscal 2003, 2002 and 2001, respectively. Accumulated dividends totaled $5.1 million at July 31, 2002. During the period from August 1, 2000 to April 2, 2003, the Company had not paid cash or issued any Original Series A Preferred Stock shares for the dividends accrued.

        On July 31, 2000, the Company issued 2,900,000 shares of common stock and an antidilution warrant to purchase up to 2,900,000 shares of common stock at an exercise price of $0.01 per share (the "Management Firm Antidilution Warrant") to induce a certain management firm to enter into a management services agreement. The Management Firm Antidilution Warrant did not become exercisable until the Investor Warrant has been exercised.

        Pursuant to the Asset Purchase Agreement dated July 31, 2000, whereby the Company acquired substantially all of the assets of System Software Associates, Inc., the bankruptcy trustee, the Company issued System Software Associates, Inc., rights to purchase an aggregate of 3,625,000 shares of common stock, representing a 25% interest in the initial common equity of the Company, and 53,565 shares of Original Series A Preferred Stock (the "Stock Rights") at a price of $8.28 per share. Each right consisted of 67.667 shares of common stock and one share of preferred stock. The purchase price of each right was $8.28.

        On July 31, 2000, the equity structure of the Company was as follows (in shares):

	Common Stock		Preferred Stock	Warrants For Common Stock	Antidilution Warrants for Common Stock	Senior Lender Antidilution Warrants for Common Stock	Common Stock Rights	Preferred Stock Rights
Majority shareholder	8,700,000		150,000	2,900,000	8,700,000	19,780,233
Management firm	2,900,000				2,900,000
Bankruptcy trustee	2,900,000	*					3,625,000	53,565

*
Shares were unissued but classified as to be issued.

        On May 8, 2002, the majority shareholder of the Company, Cerberus, acquired 2,900,000 common shares and the Management Firm Antidilution Warrant held by a management firm, which represented a 20% ownership interest. Cerberus paid $2.0 million for this 20% interest. After the transaction, Cerberus became an 80% owner of the Company.

        On January 3, 2003, Cerberus paid System Software Associates, Inc., the bankruptcy trustee, $5.5 million to purchase the final 20% interest consisting of 2,900,000 shares of unissued common stock and the Stock Rights.

        Since the January 3, 2003 transaction made Cerberus the sole shareholder of the Company, the Company treated both transactions as a step acquisition to be "pushed down" to the Company, in accordance with EITF D-97, "Push-down Accounting."For the May 8, 2002 transaction, the purchase price of $2.0 million was added to $12.1 million, 20% of the estimated net liabilities at the date of acquisition representing a 20% interest in the Company, to arrive at an excess of purchase price over fair value of $14.1 million. The fair value assigned to customer lists and software licenses was $2.9 million and $0.7 million, respectively. The balance of $10.5 million was recorded as goodwill. For the January 3, 2003 transaction, the purchase price of $5.5 million was added to $9.1 million, 20% of the estimated net liabilities at the date of acquisition representing a 20% interest in the Company, to arrive at an excess of purchase price over fair value of $14.6 million. The fair value assigned to customer lists and software licenses was $3.0 million and $0.7 million, respectively. The balance of $10.9 million was recorded as goodwill. These entries were recorded at January 3, 2003 when Cerberus acquired the final 20% interest and became the sole shareholder.

        All of the equity instruments, including common stock, Original Series A Preferred Stock, Investor Warrant, Investor Antidilution Warrant, Senior Lender Antidilution Warrant, Management Firm Antidilution Warrant and Stock Rights were cancelled on April 2, 2003 in conjunction with a securities exchange agreement.

NOTE M—STOCK-BASED COMPENSATION

        The SSA Global Technologies, Inc. 2003 Equity Incentive Plan ("2003 Plan" or the "Plan") became effective on July 31, 2003, the date the Plan was adopted by the Board of Directors and approved by the shareholders of the Company. The Plan provides for the granting of incentive stock options and nonqualified stock options to certain directors, officers and employees of and consultants to the Company or its subsidiaries.

        A committee of the Board of Directors administers the Plan and determines the terms of options granted, including the exercise price, the number of shares subject to individual option awards and the vesting period of options. The exercise price of incentive stock options cannot be less than 100% of fair market value of the common shares on the date of grant or, in the case of incentive stock options granted to holders of more than 10% of voting power, 110% of fair market value of the common shares on the date of grant. The Company may issue nonqualified stock options at an exercise price less than the fair value on the date of grant. The term of the incentive stock options cannot exceed 10 years, and the term of an incentive stock option granted to a holder of more than 10% of voting power cannot exceed 5 years. The Board of Directors may not amend, modify, or terminate the Plan if the amendment, modification or termination would impair the rights of option holders, without the option holder's prior written consent. The 2003 Plan will terminate on July 15, 2013 unless terminated earlier by the Board of Directors.

        Generally, options under the plan vest ratably from the date of grant over a four-year service period. However, in some circumstances, options may be granted that do not provide for ratable vesting, but rather vest in full at the end of a specified service period. In addition, 7,639,064 options granted at July 31, 2003 were 58% vested at that date and the vesting period for the remaining 42% of these options ends in December 2006. In the event of a change in control, as defined in the Plan, vesting is generally accelerated and any restrictions lapse immediately prior to the effective date of the change in control in the event a replacement plan or award is not provided by the successor.

        Except as otherwise provided in the award agreement, no option may be exercised more than 90 days after a participant's employment or other service arrangement with the Company terminates for any reason other than death or disability or more than one year after a participant's employment terminates for reason of death or disability.

        The options had transferability restrictions on shares received upon options exercised such that prior to an IPO each optionee could only sell, assign, gift, transfer or dispose of the option shares to the Company. In addition, each of the option agreements provided that, prior to an IPO, until the fourth anniversary of the original grant date, the Company had a call option to repurchase the shares if an optionee's employment is terminated.

        The Board of Directors authorized 8,700,000 shares available for option grant and granted 8,211,727 options on July 31, 2003. The majority of the options granted were 58% vested at July 31, 2003. Due to the transferability and termination provisions, absent an IPO, the options effectively would have vested in full on December 31, 2006. The Company recorded approximately $32.1 million of deferred stock compensation expense at July 31, 2003, for the difference between the $6.34 fair value of the common shares and the $2.06 exercise price of certain of the options granted. The Company has recorded this amount as compensation expense over the vesting period of forty-one months.

        The intrinsic value per share is being recognized as compensation expense over the applicable vesting period. The fair value of the common stock for option grants prior to the IPO was determined by management contemporaneously with the grants.

        The transferability provisions and the Company's call option terminated effective with the IPO. When the IPO was completed, the Company recorded non-cash, non-recurring compensation expense of approximately $8.6 million to "catch-up" to the actual vested position of the stock options at such time.

        On August 31, 2004 the Board of Directors authorized a further 3,625,000 shares available for option grant and on October 18, 2004 the Board of Directors authorized a further 7,250,000 shares available for option grant.

        Additional information regarding options is as follows:

	Options	Weighted Average Exercise Price
Granted and outstanding at July 31, 2003	8,211,727	$2.36
Granted	1,998,883	14.77
Exercised	—	—
Cancelled	(102,428)	7.34

Outstanding at July 31, 2004	10,108,182	4.76
Granted	2,998,225	11.48
Exercised	(17,258)	2.06
Cancelled	(156,555)	14.80

Outstanding at July 31, 2005	12,932,594	$6.20

        The following table summarizes the options outstanding as of July 31, 2005:

		Options Outstanding		Options Exercisable
Exercise Price	Number of Options	Weighted Average Remaining Life	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
$2.06	7,589,071	8.00	$2.06	6,245,173	$2.06
6.29	572,663	8.00	6.29	310,192	6.29
9.51	379,232	8.13	9.51	177,358	9.51
11.00	1,940,175	9.82	11.00	80,841	11.00
12.39	1,040,000	9.95	12.39	—	12.39
15.24	145,000	8.64	15.24	47,599	15.24
16.50	1,266,453	8.88	16.50	342,998	16.50

	12,932,594	8.53	$6.20	7,204,161	$3.30

        For purposes of calculating the compensation costs consistent with SFAS 123, the fair value of each grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in fiscal 2005, 2004 and 2003:

	2005	2004	2003
Expected volatility	76%	(1)	(1)
Expected dividend yield	—%	—%	—%
Expected risk-free interest rate	3.89%	3.70%	3.17%
Expected life of options	6 years	5 years	5 years

(1)
Options granted prior to June 4, 2004, the Company's initial filing date for the offering, used a "minimum value" for the fair value of the options (volatility of zero), as permissible for a nonpublic entity. The fair value of options granted after June 4, 2004 includes expected volatility as the Company meets the definition of a public entity for SFAS 123 purposes. For options granted on June 15, 2004 or later, the fair value of the options granted was determined using an expected volatility of 81%, as determined for a comparative group of companies.

        The weighted-average fair value of options granted in fiscal 2005, 2004 and 2003 was $7.87, $8.09 and $4.27, respectively.

Termination provision of employment agreement

        On July 31, 2003, the Company entered into an agreement with Michael Greenough, its President and Chief Executive Officer, whereby Mr. Greenough was entitled to receive a deferred bonus payment if he terminated his employment without "good reason" (as defined in the employment agreement) prior to January 3, 2007. The deferred bonus payment is the lesser of (a) the fair market value of five percent of our outstanding common stock or (b) (i) $5.0 million, if Mr. Greenough terminates his employment on or before January 3, 2005; (ii) $7.0 million, if Mr. Greenough terminates his employment after January 3, 2005, but on or before January 3, 2006; and (iii) $9.0 million, if Mr. Greenough terminates his employment after January 3, 2006, but on or before January 3, 2007.

        If Mr. Greenough terminated his employment without good reason prior to January 3, 2007, or was terminated by us for cause at any time, and, in each case, such termination occurred before the Company's initial public offering, the Company would have the right to purchase all shares he has acquired under the option award at the price paid by him for such shares.

        Effective upon the consummation of the IPO in the fourth quarter of fiscal 2005, Mr. Greenough's employment agreement was amended to eliminate his right to receive a deferred bonus payment in exchange for a one-time payment of approximately $1.0 million. In addition, the $7.8 million of expenses accrued as of May 31, 2005 for Mr. Greenough's deferred bonus payment were reversed and recorded as a reduction of general and administrative expenses. Approximately $5.5 million, in aggregate, was paid to Mr. Greenough and to certain members of management, as a special bonus upon the consummation of the IPO. The net fiscal 2005 expense impact was as follows:

	Deferred Payment Accrual Elimination	IPO-related Payments	Total
Cost of revenues—Cost of support, services and other	$—	$0.2	$0.2
Sales and marketing	—	1.5	1.5
Research and development	—	0.2	0.2
General and administrative	(7.8)	4.6	(3.2)

	$(7.8)	$6.5	$(1.3)

NOTE N—COMMITMENTS AND CONTINGENCIES

        The Company leases office facilities under non-cancelable operating leases, which generally require the Company to pay operating costs, including property taxes, insurance and maintenance. The Company also leases certain computer equipment under noncancelable operating leases. Rent expense under such leases aggregated approximately $20.4 million, $21.8 million and $13.3 million in fiscal 2005, 2004 and 2003, respectively.

        Future minimum annual rental commitments under noncancelable operating leases are as follows (in millions):

Fiscal year ended July 31, 2006	$16.7
Fiscal year ended July 31, 2007	13.1
Fiscal year ended July 31, 2008	9.8
Fiscal year ended July 31, 2009	6.8
Fiscal year ended July 31, 2010	4.9
Fiscal year ended July 31, 2011 and thereafter	21.3

$72.6

        Minimum annual sublease rental income commitments are as follows (in millions):

Fiscal year ended July 31, 2006	$0.2
Fiscal year ended July 31, 2007	0.2
Fiscal year ended July 31, 2008	0.2
Fiscal year ended July 31, 2009	0.2
Fiscal year ended July 31, 2010	0.1
Fiscal year ended July 31, 2011 and thereafter	0.4

$1.3

        Certain of the Company's Baan subsidiaries are party to certain labor and product liability litigation, substantially all of which was commenced prior to acquisition. In accordance with SFAS 5, "Accounting for Contingencies," the Company has accrued $14.0 million as of July 31, 2005 for the litigation and related legal fees where the Company believes a loss is probable and reasonably estimable. The Company believes it has good defenses in connection with many of these claims and intends to vigorously contest such claims or seek to reach settlements to the extent appropriate.

        On February 27, 2004, Peavey Electronics Corporation ("Peavey") filed a complaint in the Circuit Court of Lauderdale County, Mississippi against Baan U.S.A., Inc., ("Baan USA"). The complaint includes claims that Baan USA breached its warranties and obligations under the software license and support agreement and the professional services agreement entered into by the parties. In addition, the complaint includes claims of fraud, fraudulent misrepresentation and negligent misrepresentation against Baan USA. These claims are based on allegations by Peavey of defects and deficiencies in, and failed implementation of, Baan USA's software. Peavey's complaint asserts losses of $28.5 million, which Peavey claims is the amount spent by Peavey on the software and implementation, including license and consulting fees, and seeks punitive damages, in an unspecified amount, interest and attorneys' fees. On April 1, 2004, Baan USA filed a motion to dismiss Peavey's complaint, which the Court granted in part, as well as an answer to the complaint claiming a number of defenses. On September 13, 2005, the Court entered judgment dismissing claims for fraud, fraudulent misrepresentation, negligent misrepresentation, breach of the duty of good faith and fair dealing and money had and received. The Court found that each of these claims is barred by the applicable statute of limitations. The parties participated in Court ordered non-binding mediation on October 10 and 11, 2005. The parties did not reach a settlement during that mediation. We believe several of Peavey's remaining claims are also barred by the statute of limitations. In addition, we have evidence that, in our view, suggests that there were no defects or deficiencies in the software and consulting services provided to Peavey from Baan USA which could have caused the damages alleged by Peavey, and we believe that any such damages were caused by actions taken by Peavey to alter the Baan USA software. Accordingly, we believe Baan USA has meritorious defenses in connection with the claims alleged by Peavey and intends to vigorously contest such claims. The Company has not recorded any reserves associated with this case.

        On June 30, 2005, Fuji Electric Holdings and Fuji Electric Systems (collectively "Fuji"), companies located in Japan initiated litigation in Japan against Baan Japan Co LTD. ("Baan Japan"), a Company subsidiary located in Japan, alleging breach by Baan Japan of certain contract commitments set forth in a Software License Agreement, dated September 2002, and related documents (collectively "Agreements"). On August 11, 2005, SSA Japan KK, a Japanese entity and Company subsidiary, filed a separate lawsuit in the state of California against Fuji Electric Systems, alleging breach by Fuji Electric Systems of certain payment obligations arising under the Agreements. Thereafter, on September 29, 2005, after discussion between the respective parties and their attorneys regarding the allegations, the parties reached a settlement to the combined litigation pursuant to which the complaints have been dismissed. Pursuant to the settlement, Fuji remains a licensee and distributor of Baan products and Baan Japan agreed to pay to Fuji the sum of 66 million yen (approximately US$600,000); such amount was accrued as of July 31, 2005 and will be paid in four equal payments on a quarterly basis beginning October 31, 2005.

        The Company is and may from time to time in the future become subject to certain other legal proceedings and claims which arise in the normal course of business. These routine litigation matters are settled or defended, depending on the circumstances of each claim. While any legal proceeding has elements of uncertainty, the Company does not believe, based on historical experience and current facts, that the amount of any liability incurred in connection with these types of claims would have a material effect on the Company's financial condition or on the results of the Company's operations.

NOTE O—GEOGRAPHIC SEGMENTS AND ACQUIRED COMPANY INFORMATION

        The Company's chief operating decision maker is its President and CEO. While the President and CEO is apprised of a variety of financial metrics and information, the Company is principally managed on a geographic basis in terms of revenue and segment profit performance. The Company's four geographic business segments are: North America, which consists of the United States and Canada, Europe, Middle East and Africa (EMEA), Asia Pacific, which consists of Asia, the Pacific Rim and Japan, and Latin America, which consists of Mexico and Central and South America. Each segment derives its revenue from licensing enterprise application software and through providing support and services to customers. Assets are not identified with geographic segments, except for long-lived tangible assets managed within each region, because the President and CEO does not evaluate that information to make resource allocation decisions.

        Revenues are defined as revenues generated from unaffiliated customers and are based on the country in which billing originates. The segment profit reported for the geographic segments is computed by subtracting direct costs incurred by the geographic segment from segment revenue. These costs include cost of license fees, cost of support, services and other revenue, cost of direct sales and marketing as well as local costs for research and development and general and administrative functions. Corporate costs include overhead costs and global marketing and research and development costs that are not included in the segment profit measure.

        Accounting policies for each of the reportable segments are the same as those used on a consolidated basis.

        The following tables present summary operating information by geographic segment for 2005, 2004 and 2003:

	Fiscal Year Ended July 31, 2005
	North America	Europe, Middle East and Africa (EMEA)	Asia Pacific	Latin America	Total
	(in millions)
Revenues	$314.7	$280.3	$84.1	$32.7	$711.8
Segment profit	$151.0	$51.8	$11.3	$2.5	$216.6
Corporate expenses					(81.9)
Depreciation, amortization and stock option amortization					(67.5)

Consolidated operating income					$67.2

	Fiscal Year Ended July 31, 2004
	North America	Europe, Middle East and Africa (EMEA)	Asia Pacific	Latin America	Total
	(in millions)
Revenues	$271.0	$243.7	$86.5	$35.3	$636.5
Segment profit	$124.4	$40.4	$16.2	$8.3	$189.3
Corporate expenses					(86.1)
Depreciation, amortization and stock option amortization					(54.2)

Consolidated operating income					$49.0

	Fiscal Year Ended July 31, 2003
	North America	Europe, Middle East and Africa (EMEA)	Asia Pacific	Latin America	Total
	(in millions)
Revenues	$140.2	$91.9	$47.1	$17.4	$296.6
Segment profit	$78.4	$25.1	$10.6	$4.0	$118.1
Corporate expenses					(55.4)
Depreciation, amortization and stock option amortization					(11.7)

Consolidated operating income					$51.0

        Revenue attributable to the United States was $292.6 million, $254.9 million and $132.5 million in fiscal 2005, 2004 and 2003, respectively.

        Under the enterprise-wide disclosure requirements of SFAS 131, total revenues by acquired company are as follows for fiscal 2005, 2004 and 2003:

	2005	2004	2003
	(in millions)
Revenues by acquired company
Core product lines (1)	$611.1	$227.0	$255.1
Fiscal 2003 acquisitions	—	358.2	41.5
Fiscal 2004 acquisitions	100.7	51.3	—

Total revenues	$711.8	$636.5	$296.6

(1)
Product lines owned for the entire current and prior fiscal year.

        Selected financial results for each acquisition are tracked for a complete year following the year of acquisition.

        Under the enterprise-wide disclosure requirements of SFAS 131, total long-lived tangible assets by major geographic region reflect the long-lived tangible assets managed within each region. Total long-lived tangible assets by major geographic region are as follows as of July 31, 2005 and 2004:

	July 31, 2005	July 31, 2004
	(in millions)
Long-lived tangible assets
United States	$9.8	$6.8
Canada	0.2	0.1

Total North America	10.0	6.9
Europe, Middle East and Africa (EMEA)	5.0	3.8
Asia — Pacific	1.9	2.4
Latin America	1.4	1.1

Total long-lived tangible assets	$18.3	$14.2

        No single customer accounted for 10% or more of the consolidated revenues of the Company in fiscal 2005, 2004 or 2003.

NOTE P—EMPLOYEE RETIREMENT PLANS

        The Company has a savings and profit sharing plan (the "SSA 401(k) Plan") covering all eligible employees, which is qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended. Employees are eligible to participate in the SSA 401(k) Plan on the first administratively feasible pay period after start date. The Company matches 25% of an employee's eligible contributions to the 401(k) Plan, up to a maximum match of 8% of eligible compensation for each calendar year. The Company recognized expense for matching cash contributions of $1.0 million, $0.9 million and $0.4 million in fiscal 2005, 2004, and 2003, respectively.

        The Company has two defined benefit plans that it inherited through the Baan acquisition. One plan provides benefits to five former employees of the Company in Germany (the "German Plan"). The benefits are based on the former employees' years of service and compensation before retirement. Therefore, salary increases are not considered in the calculation of the obligation. The German Plan is unfunded and currently has no assets. The second plan provides benefits to employees and former employees of the Company in Japan (the "Japanese Plan"). The Japanese Plan provides benefits to approximately 130 beneficiaries. The benefits are based on the beneficiaries' years of service and compensation. The obligation under the Japanese plan at July 31, 2005 and 2004 was not significant.

        The following reconciles the changes in benefit obligations and funded status for the German Plan in aggregate for the fiscal years ended July 31, 2005 and 2004 (in millions):

	2005	2004
Change in Benefit Obligation
Benefit obligation at beginning of fiscal year	$5.9	$5.1
Actuarial (gain) loss	0.7	0.2
Interest cost	0.3	0.3
Foreign exchange rate changes	—	0.3

Benefit obligation at end of fiscal year	$6.9	$5.9

	July 31, 2005	July 31, 2004
Reconciliation of Funded Status to Balance Sheets
Funded status at date indicated	$6.9	$5.9
Unrecognized actuarial (gain) loss	(1.4)	(0.7)

Accrued pension cost at date indicated	$5.5	$5.2

Amounts Recognized in the Consolidated Financial Statements
Accrued benefit liability at date indicated	$5.5	$5.2
Additional liability	0.7	0.5
Accumulated other comprehensive income	0.7	0.2

	$6.9	$5.9

        The following actuarial assumptions were calculated on a weighted-average basis and reflect the local economic conditions for the German Plan:

	2005	2004
Weighted-Average Assumptions
Discount rate	4.50%	5.25%
Expected return on plan assets	—%	—%
Cost of living increase	1.50%	1.50%

        Included in "Other long-term assets" in the accompanying consolidated balance sheets, the Company holds an investment in an insurance contract with a contract value of $2.1 million at both July 31, 2005 and 2004. This insurance contract will be used to pay a portion of the benefit payments to two former employees participating in the German Plan.

NOTE Q—RELATED PARTY TRANSACTIONS

        As noted elsewhere, the Company has had a number of transactions with its two principal owners, Cerberus and General Atlantic, as it relates to long-term debt and equity financing (also described in notes K and L).

Initial Public Offering of Common Shares and Use of Proceeds

        On May 26, 2005, the Company sold 9,000,000 shares of common stock at $11.00 per common share in an IPO, including 1,400,000 shares to investment entities affiliated with General Atlantic. The net proceeds of $86.1 million (gross proceeds of $99.0 million less expenses of the offering) were used to repay $81.2 million of the amount owed (excluding accrued and unpaid interest thereon) under the promissory notes issued on July 18, 2003 to Madeleine L.L.C. and investment entities affiliated with General Atlantic, in the aggregate principal amount of $130.1 million, which were due on November 15, 2006 and accrued interest at a rate of 1.23% per annum. On June 16, 2005, the underwriters of the IPO exercised the over-allotment option to purchase 1,350,000 shares of common stock at the IPO price of $11.00 per share. The net proceeds of $13.8 million (gross proceeds of $14.9 million less underwriting discount of $1.0 million), along with the remaining proceeds above were used, in part, to fund the Boniva Software, Inc. ("Boniva") and E.piphany, Inc. ("Epiphany") acquisitions on August 1, 2005 and September 29, 2005, respectively.

        Upon the closing of the IPO, 3,000,000 shares of preferred stock then outstanding (see discussion below) converted into 43,500,000 shares of common stock, plus 9,254,766 related to the accrued, but unpaid preferred stock dividends at the time of the IPO, for 52,754,766 shares of common stock in aggregate. As of July 31, 2005, Cerberus and General Atlantic owned 63.4% and 23.2%, respectively, of our outstanding common stock.

        Also at the time of the IPO, the terms of the remaining related-party indebtedness, including the remaining portion of the $130.1 promissory note, the $69.2 million subordinated promissory note, the $23.0 million subordinated promissory note and the $7.7 million subordinated promissory note (all as discussed below) were modified into a senior unsecured promissory notes payable to

Cerberus and General Atlantic aggregating approximately $151.8 million of indebtedness to provide an interest rate of three-month LIBOR plus 2.75%, a three-year term and a senior unsecured ranking.

Preferred Stock Issuances

        On April 2, 2003, the Company issued 3,000,000 shares of its Current Preferred Stock. Cerberus acquired 2,250,000 of the Current Preferred Stock in exchange for all of their then existing equity holdings and the forgiveness of $10 million of outstanding indebtedness owed by the Company. Investment entities affiliated with General Atlantic, collectively referred to as the General Atlantic Stockholders, acquired 750,000 of such shares Current Preferred Stock for a purchase price of $75.0 million.

Common Stock Issuances

        On February 25, 2004, the Company filed an amendment to our Certificate of Incorporation that reclassified each share of Current Preferred Stock outstanding at the time of the amendment into one share of Series A Convertible Preferred Stock and 1.595 shares of common stock, which resulted in the issuance of 4,785,000 shares of common stock.

Registration Rights Agreement

        On April 2, 2003, the Company entered into a registration rights agreement with Cerberus and the General Atlantic Stockholders.

        Demand Registration Rights.    Cerberus and the General Atlantic Stockholders have demand registration rights, subject to the following limitations: (i) in no event is the Company required to effect a demand registration until an initial public offering of common stock; (ii) in no event is the Company required to effect a demand registration unless the aggregate market price is at least $10,000,000; and (iii) subject to certain requirements pursuant to the registration rights agreement, in no event is the Company required to effect, in the aggregate, more than two demand registrations for the General Atlantic Stockholders and more than five demand registrations for Cerberus. In addition, if Cerberus or the General Atlantic Stockholders request that the Company file a registration statement on Form S-3 for a public offering of all or any portion of their shares of registrable securities, the Company is required to use its reasonable best efforts to register for public sale the registrable securities specified in such request.

        Incidental Registration Rights.    If, after an initial public offering of equity securities, the Company proposes to register any of our securities under the Securities Act (other than in a registration on Forms S-4 or S-8 and other than pursuant to the preceding paragraph), management will notify all holders of registrable securities of its intention and upon the request of any holder, subject to certain restrictions, effect the registration of all securities requested by holders to be so registered.

        Pursuant to the registration rights agreement, the Company will pay all registration expenses and indemnify each holder of registrable securities with respect to each registration which has been effected.

Promissory Notes

        On December 19, 2002 the Company issued a subordinated promissory note to Madeleine L.L.C. in the principal amount of $116.4 million and repaid $8.0 million in December 2002, leaving a balance of $108.4 million at December 31, 2002. On April 2, 2003, the Company sold a 25% interest for $75.0 million to various investment entities affiliated with General Atlantic, represented by preferred stock. The Company used a portion of the proceeds from the issuance of the preferred stock to repay approximately $39.2 million of the subordinated promissory note and cancelled $10.0 million of indebtedness in exchange for $10.0 million of Current Preferred Stock, leaving a balance of $59.2 million outstanding under such note. In August 2003, the Company borrowed $10.0 million from Madeleine L.L.C., increasing the amount outstanding under the subordinated promissory note to $69.2 million. Interest on the subordinated promissory note was 8% per annum, payable monthly in arrears on the last day of each month, until maturity. The maturity date of the subordinated promissory note was December 31, 2007. The subordinated promissory note was subordinate in right of payment to the prior payment in full of indebtedness which the Company designates as "senior indebtedness." The principal portion of approximately $69.2 million of this subordinated promissory note was included in the modified senior unsecured notes issued commensurate with the IPO.

        In connection with the Baan Acquisition, on July 18, 2003, the Company issued a promissory note in the principal amount of $97.6 million to Madeleine L.L.C. and four promissory notes in the aggregate principal amount of $32.5 million to the following investment entities affiliated with General Atlantic: GAP 76, GAP 77, GAPCO II, GapStar and GAPCO KG. Interest on the promissory notes accrues at a rate of 1.23% per annum until maturity. The Company records imputed interest on these notes at 4%, a market rate of interest available from a third party. The maturity date of each of the promissory notes is November 15, 2005. As discussed above, the remaining principal and accrued, but unpaid interest portion of this subordinated promissory note was included in the modified senior unsecured notes issued commensurate with the IPO.

        In connection with the EXE Acquisition, on December 18, 2003, we issued a subordinated promissory note to Madeleine L.L.C. in the principal amount of $23.0 million. Interest on the subordinated promissory note is 8% per annum, payable monthly in arrears on the last day of each month, until maturity. The maturity date of the note is December 18, 2005. The note is subordinate in right of payment to the prior payment in full of indebtedness which the Company designates as "senior indebtedness." The principal portion of this subordinated promissory note was included in the modified senior unsecured notes issued commensurate with the IPO.

        On January 20, 2004, the Company issued five subordinated promissory notes in the aggregate principal amount of approximately $7.7 million to investment entities affiliated with General Atlantic. The interest rate on the notes is 8% per annum, payable monthly in arrears on the last day of each month, until maturity. The maturity date of each of the promissory notes is January 20, 2006. The notes are subordinate in right of payment to the prior payment in full of indebtedness which the Company designates as "senior indebtedness." The principal portion of this subordinated promissory note was included in the modified senior unsecured notes issued at the time of the IPO.

        Cerberus and General Atlantic are represented on our Board of Directors. Normal travel expenses to attend meetings are reimbursed by the Company.

NOTE R—OTHER FINANCIAL INFORMATION

        Supplemental disclosures of cash flow information follow for fiscal 2005, 2004 and 2003:

	2005	2004	2003
	(in millions)
Cash paid during the period for:
Interest—related parties	$7.5	$6.9	$9.4
Interest—other	1.1	0.7	1.3
Income taxes	3.8	2.1	1.3
Non-cash investing and financing activities:
Capital leases	$—	$—	$0.4
Preferred stock dividends	26.0	28.8	11.1
Preferred stock dividends in excess of stated amount	36.2	52.7	—
Securities and indebtedness exchanged for preferred stock	—	—	32.2
Leases settled by issuance of promissory notes	—	6.4	—
Convertible debt issued in acquisition	—	12.0	—
Stock appreciation rights issued	—	2.3	—
Stock appreciation rights converted to common stock	2.4	—	—
Put warrant issued	—	0.9	—
Put warrants reclassified to stockholders' equity	0.9	—	—
Minimum pension liability	0.7	0.2	—
Conversion of preferred stock and accrued, unpaid dividends to common stock	0.6	—	—

        As a result of the acquisitions of the remaining 40% interest held by minority shareholders by the majority shareholder, "push-down" accounting was followed and the basis of certain assets was stepped up in fiscal 2003. These acquisitions led to an increase in customer lists, software licenses and goodwill of $5.9 million, $1.4 million and $21.4 million, respectively. The offsetting entry was to increase "additional paid-in capital" by $28.7 million.

        The Company issued 4,785,000 common shares on February 25, 2004, in connection with an amendment to the Company's Certificate of Incorporation that reclassified each share of Current Preferred Stock into one share of such stock and 1.595 shares of common stock.

NOTE S—SELECTED QUARTERLY INFORMATION (Unaudited)

        The following tables set forth selected quarterly information for fiscal 2005 and 2004. The Company believes all necessary adjustments (which, except as discussed below, consisted only of normal recurring adjustments) have been included in the amounts stated below to present fairly the results of such periods when read in conjunction with the annual financial statements and related notes:

	Fiscal 2005 Quarter Ended
	October 2004	January 2005	April 2005	July 2005
	(in millions, except per share amounts)
Total revenues	$166.5	$178.0	$180.4	$186.9
Operating income	13.7	17.0	18.5	18.0
Net income	6.4	8.0	9.2	8.9
Net income (loss) to common stockholders	$(11.8)	$(35.6)	$(9.8)	$2.5
Earnings (loss) per common share:
Basic	$(2.47)	$(7.44)	$(2.05)	$0.04
Diluted	$(2.47)	$(7.44)	$(2.05)	$0.04
Earnings per preferred share:
Basic and diluted	$6.07	$14.53	$6.33	$6.92
	Fiscal 2004 Quarter Ended
	October 2003	January 2004	April 2004	July 2004
	(in millions, except per share amounts)
Total revenues	$141.7	$156.0	$164.5	$174.3
Operating income	11.6	17.3	11.2	8.9
Net income	5.4	8.3	2.0	3.1
Net loss to common stockholders	$(7.6)	$(20.7)	$(14.1)	$(20.3)
Loss per common share:
Basic	$(1.59)	$(4.33)	$(2.95)	$(4.24)
Diluted	$(1.59)	$(4.33)	$(2.95)	$(4.24)
Earnings per preferred share:
Basic and diluted	$4.33	$9.67	$5.37	$7.80

NOTE T—SUBSEQUENT EVENTS

        On September 22, 2005, the Company entered into a new senior secured credit agreement with a syndicate of financial institutions and JPMorgan Chase Bank, N.A., as Administrative Agent and Citicorp USA, Inc., as Syndication Agent. Pursuant to the credit agreement, the lenders made a $200.0 million term loan, maturing September 22, 2011 (the "term facility"), and a five-year revolving credit facility of up to $25.0 million (the "revolving facility"). The revolving facility will be available for loans and for letters of credit to support payment obligations incurred in the ordinary course of business. Proceeds of the term facility were used to repay all related-party debt and accrued interest of approximately $154.7 million, with the remainder used to pay fees of approximately $2.6 million related to the financing and for working capital purposes. In conjunction with such repayment, the Company will record non-cash, non-operating charge of approximately $3.3 million for the write-off of unamortized financing fees associated with the related-party debt.

The credit facilities will be collateralized by substantially all of the assets of the Company and its domestic subsidiaries and guaranteed by all of the Company's domestic subsidiaries.

        The term loan will be amortized in equal quarterly installments in an aggregate annual amount of $2.0 million with the remainder paid in the final year of the term facility. Interest rates applicable to the loans under the senior secured credit agreement will be either: (1) "Adjusted LIBO" rate plus a margin of 2.000% to 2.250% or (2) "Alternative Base Rate" plus a margin of 1.000% to 1.250%. The applicable margin will be calculated based on the ratio of the Company's total indebtedness at the end of any fiscal quarter to historical consolidated EBITDA (as defined in the credit agreement) for the prior four quarters ending on the last day of such fiscal quarter. "Adjusted LIBO" rate is defined as the London interbank offered rate, adjusted for statutory reserve requirements. The "Alternate Base Rate" is the higher of: (1) prime rate; or (2) the Federal Funds effective rate plus 0.50%, adjusted for statutory reserve requirements.

        The new credit facility includes usual and customary covenants for transactions of this type including:

Level
Maximum total debt to EBITDA (as defined)	3.0x
Minimum interest coverage (EBITDA to interest expense)	3.0x
Maximum annual capital expenditures	$25.0 million

        Subject to certain conditions and limitations set forth in the senior secured credit agreement, the Company may issue equity securities, the proceeds of which will be used to cure financial covenant defaults by giving pro forma effect to the proceeds thereof.

        The Company may add incremental term loans in an aggregate amount not to exceed $100.0 million, subject to a maximum pro forma ratio of "total debt to EBITDA" of 2.75, at the time the additional loan proceeds are drawn. Any incremental loans would be secured and guaranteed on a pari passu basis with the existing loans and related obligations.

        On September 29, 2005, the Company acquired customer relationship management ("CRM") solution provider E.piphany, Inc. ("Epiphany") for $332.3 million. The transaction was financed with a combination of Epiphany and SSA cash on hand. The purpose of the acquisition was to enhance and expand the existing CRM product functionality within the Company's portfolio of solutions.

SSA Global Technologies, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	October 31, 2005	July 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$90.0	$165.4
Restricted cash	3.1	4.9
Investments	0.5	—
Accounts receivable, less allowance for doubtful accounts of $21.2 and $20.2 as of October 31, 2005 and July 31, 2005, respectively	148.7	144.1
Deferred tax assets	19.9	19.9
Prepaid expenses and other current assets	26.5	25.7

Total current assets	288.7	360.0
Restricted cash	6.4	—
Property and equipment, net	20.5	18.3
Capitalized software costs and acquired technology, net	42.6	24.7
Goodwill	398.2	296.3
Customer lists, net	126.7	110.5
Patents and trade names, net	12.5	7.9
Deferred tax assets	—	6.4
Other long-term assets	6.8	6.6

Total assets	$902.4	$830.7

See accompanying notes to condensed consolidated financial statements.

SSA Global Technologies, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS (continued)

(in millions, except par value amounts and number of shares)

(unaudited)

	October 31, 2005	July 31, 2005
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$3.8	$1.6
Accounts payable and other accrued liabilities	120.2	106.0
Accrued compensation and related benefits	54.1	56.5
Deferred revenue	170.7	183.8
Income taxes payable	1.7	1.8

Total current liabilities	350.5	349.7
Long-term obligations:
Long-term debt-related parties	—	148.4
Long-term debt-credit facility	194.3	—
Long-term debt-other	13.1	12.6
Accrued restructuring	15.8	—
Deferred tax liabilities	5.8	—
Other long-term obligations	7.3	7.1

Total long-term obligations	236.3	168.1
Deferred revenue	36.0	38.5

Total liabilities	622.8	556.3
Commitments and contingencies	—	—
Stockholders' equity:
Common stock, $0.01 par value, 450,000,000 shares authorized at October 31, 2005 and July 31, 2005, respectively, 68,316,248 and 68,034,315 shares issued and outstanding at October 31, 2005 and July 31, 2005, respectively	0.7	0.7
Preferred stock, $0.01 par value, 125,000,000 shares authorized at October 31, 2005 and July 31, 2005, of which 3,000,000 shares were designated as Series A Convertible Preferred Stock; no shares issued and outstanding at October 31, 2005 or July 31, 2005	—	—
Additional paid-in capital	434.0	431.7
Deferred stock compensation	(4.9)	(6.3)
Accumulated deficit	(132.1)	(133.1)
Accumulated other comprehensive loss	(18.1)	(18.6)

Total stockholders' equity	279.6	274.4

Total liabilities and stockholders' equity	$902.4	$830.7

See accompanying notes to condensed consolidated financial statements.

SSA Global Technologies, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	Three Months Ended October 31,
	2005	2004
Revenues:
License fees	$52.0	$41.4
Support	85.0	85.4
Services and other	40.5	39.7

Total revenues	177.5	166.5
Cost of revenues:
Cost of license fees	12.1	10.2
Cost of support, services and other	50.3	46.6

Total cost of revenues	62.4	56.8

Gross profit	115.1	109.7

Operating expenses:
Sales and marketing	46.4	44.3
Research and development	27.1	24.3
General and administrative	20.2	22.5
Amortization of intangible assets	6.6	6.4
Restructuring charge (benefit)	4.5	(1.5)

Total operating expenses	104.8	96.0

Operating income	10.3	13.7

Other income (expense):
Interest expense-related parties	(1.5)	(3.9)
Interest expense-other	(0.6)	—
Loss on early extinguishment of debt	(3.3)	—
Other (expense) income	(1.8)	1.0

Total other expense	(7.2)	(2.9)

Income before provision for income taxes	3.1	10.8
Provision for income taxes	2.1	4.4

Net income	1.0	6.4
Preferred stock dividends	—	7.6
Preferred stock dividends in excess of stated amount	—	10.6

Net income (loss) to common stockholders	$1.0	$(11.8)

Earnings (loss) per common share:
Basic	$0.01	$(2.47)

Diluted	$0.01	$(2.47)

Basic and diluted earnings per preferred share:
Distributed earnings	$—	$6.07
Undistributed earnings	—	—

	$—	$6.07

Pro forma earnings per common share (note E):
Basic	$0.01	$0.12

Diluted	$0.01	$0.11

See accompanying notes to condensed consolidated financial statements.

SSA Global Technologies, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Three Months Ended October 31,
	2005	2004
Cash flows from operating activities:
Net income	$1.0	$6.4
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization of property and equipment	2.2	1.5
Amortization of intangible assets	6.6	6.4
Amortization of capitalized software costs and acquired technology	4.6	4.9
Amortization of financing fees	0.2	0.3
Non-cash interest-related parties	—	1.5
Provision for doubtful accounts	0.1	1.2
Provision for deferred income taxes	1.5	3.1
Write-off of acquired in-process research and development	1.7	—
Write-off of deferred financing fees	3.3	—
Non-cash stock compensation	3.3	2.5
Other	0.2	0.2
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	7.0	20.7
Prepaid expenses and other current assets	1.6	(2.3)
Accounts payable and other accrued liabilities	(1.1)	(16.0)
Accrued compensation and related benefits	(8.5)	(3.3)
Deferred revenues	(32.1)	(32.7)
Income taxes payable	(0.1)	0.5

Net cash used in operating activities	(8.5)	(5.1)
Cash flows from investing activities:
Acquisitions, net of cash acquired	(106.5)	—
Purchase of property and equipment	(1.2)	(1.5)
Capitalized software costs and acquired technology	(2.6)	(0.5)

Net cash used in investing activities	(110.3)	(2.0)
Cash flows from financing activities:
Borrowings under term credit facility	200.0	—
Payments of debt-related parties	(151.8)	—
Payments under term credit facility	(0.5)	—
Payments of debts-other	(0.6)	(0.8)
Capitalized financing fees	(3.3)	—
Common stock issuance expenses-initial public offering	(1.9)	—
Proceeds from exercise of stock options	0.6	—

Net cash provided by (used in) financing activities	42.5	(0.8)
Effect of exchange rate changes on cash and cash equivalents	0.9	1.2

Net decrease in cash and cash equivalents	(75.4)	(6.7)
Cash and cash equivalents at beginning of period	165.4	106.1

Cash and cash equivalents at end of period	$90.0	$99.4

See accompanying notes to condensed consolidated financial statements.

SSA Global Technologies, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

October 31, 2005 and July 31, 2005

NOTE A—BASIS OF PRESENTATION

        The condensed consolidated interim financial statements included herein have been prepared by SSA Global Technologies, Inc. (hereafter "SSA Global" or the "Company") pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). The Condensed Consolidated Balance Sheet as of July 31, 2005 is derived from audited consolidated financial statements. Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with United States Generally Accepted Accounting Principles ("U.S. GAAP") have been condensed or omitted pursuant to the rules and regulations regarding interim financial statements. These condensed consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements and notes thereto included in SSA Global's annual report on Form 10-K for the fiscal year ended July 31, 2005, filed with the SEC on October 21, 2005.

        The unaudited condensed consolidated financial statements included herein reflect all adjustments (which include normal recurring adjustments and restructuring charges in each of the periods presented) which are, in the opinion of management, necessary to state fairly the financial position of SSA Global as of October 31, 2005 and its results of operations and cash flows for the three months ended October 31, 2005 and 2004.

NOTE B—EARNINGS PER SHARE

        Basic and diluted earnings per common share has been computed using the weighted average number of shares of common stock outstanding during the period. Basic and diluted earnings per preferred share has been computed using the weighted average number of shares of preferred stock outstanding during the three months ended October 31, 2004.

        Basic earnings (loss) per common share is based on the weighted average number of common shares outstanding. For the three months ended October 31, 2004, basic earnings per common share included the effect of 4,785,000 common shares issued on February 25, 2004, in connection with an amendment to the Company's Certificate of Incorporation that reclassified each share of outstanding Series A convertible preferred stock into one share of such stock and 1.595 shares of common stock.

        Basic earnings (loss) attributed to common shares include the allocated share of undistributed earnings. The undistributed loss for the three months ended October 31, 2004 was allocated to common stock since, according to the terms of our Certificate of Incorporation, the convertible preferred stock outstanding during that period was not obligated to share in the losses of the Company. No shares of preferred stock were outstanding during the three months ended October 31, 2005.

        Diluted earnings (loss) per common share is based on the combination of basic shares outstanding and potentially dilutive shares. For the three months ended October 31, 2005, potentially dilutive shares consisted of stock options, subordinated convertible notes and warrants. For the three months ended October 31, 2004, potentially dilutive shares consisted of stock options, subordinated convertible notes, stock appreciation rights, warrants and Series A convertible preferred stock and the accumulated dividends thereon. The Company had outstanding stock options to purchase 12,643,639 and 10,108,182 shares of common stock as of October 31, 2005 and 2004, respectively. The Company had 48,983,625 weighted average common shares underlying its Series A convertible preferred stock for the three months ended October 31, 2004, as converted, including common shares underlying accrued dividends. The convertible preferred shares were converted to common shares upon the completion of the Company's initial public offering ("IPO") in May 2005. The number of weighted average common shares assumes conversion of the Series A convertible preferred stock plus accrued dividends at the beginning of the period presented.

        The Company excludes potentially dilutive securities from its diluted net earnings (loss) loss per share computation when their effect would be anti-dilutive to earnings (loss) per share amounts. For the three months ended October 31, 2004, 53,545,621 potentially dilutive securities were excluded from the computation of diluted earnings per common share as their effect was anti-dilutive. Of those amounts, 3,823,727 shares related to stock options, 610,988 shares related to subordinated convertible notes, 127,281 shares related to stock appreciation rights and 48,983,625 shares related to Series A convertible preferred stock including common shares underlying accrued dividends thereon. For the three months ended October 31, 2005, 610,988 potentially dilutive securities related to the subordinated convertible notes were excluded from the computation of diluted earnings per common share in the period as their effect was anti-dilutive.

        The following table sets forth the computations of basic and diluted earnings (loss) per common share and preferred share for the three months ended October 31, 2005 and 2004:

	Three Months Ended October 31,
	2005	2004
	(in millions, except share and per share amounts)
Net income	$1.0	$6.4
Distributed earnings	—	18.2

Undistributed income (loss)	$1.0	$(11.8)

Denominator for basic earnings (loss) per share—weighted average common shares	68,091,154	4,785,000
Effect of dilutive securities—stock compensation	5,245,005	—
Effect of dilutive securities—warrants	26,189	—

Denominator for diluted loss per share—weighted average common shares	73,362,348	4,785,000

Denominator for basic and diluted earnings per share—weighted average preferred shares	—	3,000,000

Basic and diluted earnings (loss) per common share	$0.01	$(2.47)

Basic and diluted earnings per preferred share
Distributed earnings	$—	$6.07
Undistributed earnings	—	—

	$—	$6.07

NOTE C—STOCK-BASED COMPENSATION

        Effective July 31, 2003, the Company implemented a stock-based equity incentive plan ("the Plan"). Prior to August 1, 2005, the Company accounted for stock-based awards to employees in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25") and related interpretations and it complied with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation"("SFAS 123"). Effective August 1, 2005, the Company adopted the fair value recognition provisions of SFAS 123(R), "Share-Based Payment" ("SFAS 123(R)"), using the "modified prospective" transition method. Under "modified prospective" transition method, compensation cost recognized for the three months ended October 31, 2005 includes compensation expense for all awards granted after the required effective date and for the unvested portion of awards granted between June 4, 2004, the date that the Company initially filed its Registration Statement on Form S-1 relating to its IPO of common stock, and July 31, 2005 that remain outstanding at the date of adoption, in addition to the stock-based compensation to be recorded for options granted with exercise prices below fair value. Results for prior periods have not been restated. There were no modifications to the terms of the options in the reported periods.

        Non-cash stock compensation expense under the provisions of SFAS 123(R) and APB 25 for the three months ended October 31, 2005 and 2004, respectively, was comprised as follows:

	Three Months Ended October 31,
	2005	2004
	(in millions)
Cost of support, services and other	$0.3	$0.1
Sales and marketing	1.2	0.9
Research and development	0.3	—
General and administrative	1.5	1.5

Stock compensation expense	$3.3	$2.5

        The following table illustrates the effect on net income if the Company had applied the fair-value recognition provisions of SFAS 123 to stock-based compensation for the three months ended October 31, 2004:

Three Months Ended October 31, 2004
(in millions, except share and per share amounts)
Net income, as reported	$6.4
Add: Stock-based employee compensation cost, net of related tax included in net income, as reported	1.5
Deduct: Total stock-based compensation expense determined under the fair value based method for all awards, net of taxes	(1.8)

Net income, pro forma	$6.1
Distributed earnings	18.2

Undistributed loss, as reported reported	$(11.8)

Undistributed loss, pro forma	$(12.1)

Basic and diluted loss per common share:
As reported	$(2.47)

Pro forma	$(2.57)

Basic and diluted earnings per preferred share:
Distributed earnings, as reported and pro forma	$6.07
Undistributed earnings, as reported and pro forma	—

$6.07

        The fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model that uses the following assumptions:

  •
  Stock price on the date of grant;

  •
  Exercise price of the option (usually the same as the stock price);

  •
  Expected term of the stock options;

  •
  Risk-free interest rate over the expected term;

  •
  Expected dividend yield; and,

  •
  Expected volatility of the underlying stock.

Stock Price

        The stock price is the market price of the stock on the date of grant.

Exercise Price

        Since the Company's initial stock option grants on July 31, 2003, the exercise price has equaled the market price of the stock on the date of grant, but in the future, the Company may grant options with exercise prices that may differ from that price. Under APB 25, if the stock price exceeded the exercise price on the date of grant, compensation expense was required to be recorded for the intrinsic value (spread between the stock and exercise prices) of the stock options over the vesting period.

Expected Term

        The expected term of stock options granted is based on historical data and represents the period of time that stock options granted are expected to be outstanding. The Company has had very limited stock option exercise experience to date, making the Company's determination of the "expected term" judgmental. In Staff Accounting Bulletin No. 107, the SEC staff allows the use of an "acceptable" methodology on which to base an estimate of expected term when the company does not have sufficient historical exercise experience on which to base its expected term assumption. The Company has followed this methodology by averaging the graded vesting term of two years with the contractual term of ten years to determine the expected term used in the Black-Scholes option pricing model for all stock option grants coincident with and subsequent to its IPO in May 2005.

Risk-free Interest Rate

        The risk-free rate of the stock options is based on the stripped coupon rate for U.S. Treasury securities in effect at the time of grant with a maturity approximating the expected term.

Expected Dividend Yield

        The Company does not intend to pay dividends on its common stock for the foreseeable future and, accordingly, uses a dividend yield of zero in the Black-Scholes option pricing model.

Expected Volatility

        Options granted prior to June 4, 2004 used a "minimum value" for the fair value of options (volatility of zero), as permissible for a non-public entity. The fair value of options granted after June 4, 2004 includes expected volatility as the Company met the definition of a public entity for accounting purposes. Due to its limited public company stock trading experience, the Company computes expected volatility based on a comparable group of companies for the period of the expected term discussed above.

Estimated Forfeitures

        The Company has estimated employee stock option forfeitures for two groups of employees (a) senior management and directors and (b) all other employees, using employee attrition statistics. Estimated forfeitures will be adjusted to actual forfeiture experience as needed.

        For purposes of calculating the compensation costs consistent with SFAS 123(R), the fair value of each grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants for the three months ended October 31, 2005:

Expected volatility	75%
Expected dividend yield	—%
Expected risk-free interest rate	4.19%
Expected term of options	6 years
Maximum contractual term	10 years
Range of estimated forfeitures	4–10%

        No options were granted during the three months ended October 31, 2004.

        The weighted average grant date fair value of options granted during the three months ended October 31, 2005 was $11.94 per option share.

NOTE D—COMPREHENSIVE INCOME

        The following table summarizes the changes in comprehensive income for the three months ended October 31, 2005 and 2004:

	Three Months Ended October 31,
	2005	2004
	(in millions)
Net income	$1.0	$6.4
Comprehensive income, net of tax
Foreign currency translation adjustments	0.9	(3.8)
Other	(0.4)	—

Other comprehensive income (loss), net of tax	0.5	(3.8)

Comprehensive income, net of tax	$1.5	$2.6

NOTE E—INITIAL PUBLIC OFFERING

        On May 26, 2005, the Company sold 9,000,000 shares of common stock at $11.00 per common share in its IPO. The net proceeds of $85.8 million (gross proceeds of $99.0 million less expenses of the offering) were used to repay $81.2 million of the amount owed (excluding accrued and unpaid interest thereon) under the promissory notes issued on July 18, 2003 to Madeleine L.L.C., an affiliate of Cerberus Capital Management, L.P. ("Cerberus") and investment entities affiliated with General Atlantic LLC ("General Atlantic"), in the aggregate principal amount of $130.1 million, which were due on November 15, 2006 and accrued interest at a rate of 1.23% per annum, with the remaining $4.6 million retained for general working capital purposes. On June 16, 2005, the underwriters of the IPO exercised the over-allotment option to purchase 1,350,000 shares of common stock at the IPO price of $11.00 per share. The net proceeds of $13.8 million (gross proceeds of $14.8 million less an underwriting discount of $1.0 million) and the remaining proceeds from the shares sold on May 26, 2005 were used to fund the acquisition of Boniva, Inc. ("Boniva") and to fund a portion of the purchase price of the acquisition of Epiphany, Inc. ("Epiphany") on August 1, 2005 and September 29, 2005, respectively. As of October 31, 2005, Cerberus and General Atlantic owned 63.2% and 23.1% of our outstanding common stock, respectively.

        The following table summarizes the pro forma effect of the IPO on the consolidated statements of operations for the three months ended October 31, 2004.

        The "Adjustments for the Conversion of Preferred Shares" column reflects the conversion of Series A convertible preferred stock into common stock and the elimination of dividends on preferred stock.

        The "Adjustments for the Debt Modification" column reflects the effects of the modification of the terms of approximately $151.8 million of related-party indebtedness to provide for an interest rate of average three-month LIBOR plus 2.75%, a three-year term and a senior unsecured ranking. The adjustments reflect the reduction of interest expense, net of tax, as a result of the modification of related-party debt upon the consummation of the IPO.

        The "Adjustments for the Offering Transactions" column reflects the issuance of common shares in the IPO, exercise of the over-allotment option and the reduction of interest expense, net of tax, related to the use of approximately $81.2 million of the net proceeds to repay certain related-party indebtedness.

	Three Months Ended October 31, 2004
	SSA Global Historical	Adjustments for the Conversion of Preferred Shares	Adjustments for the Debt Modification	Adjustments for the Offering Transactions	Pro Forma Consolidated
	(in millions, except per share amounts)
Net income	$6.4	$—	$0.5	$0.6	$7.5
Preferred stock dividends	7.6	(7.6)	—	—	—
Preferred stock dividends in excess of stated amount	10.6	(10.6)	—	—	—

Net income (loss) to common shareholders	$(11.8)	$18.2	$0.5	$0.6	$7.5

Earnings (loss) per common share:
Basic	$(2.47)				$0.12

Diluted	$(2.47)				$0.11

Basic and diluted earnings per preferred share:
Distributed earnings	$6.07
Undistributed earnings	—

	$6.07

Weighted average common Share
Basic	4.785	48.984		10.350	64.119
Diluted	4.785	52.934		10.350	68.069
Weighted average preferred shares:
Basic and diluted	3.000	(3.000)		—	—

NOTE F—DEBT FINANCING

        On September 22, 2005, the Company entered into a $225.0 million senior secured credit facility ("senior secured credit facility") with a syndicate of financial institutions and JPMorgan Chase Bank, N.A., as administrative agent and Citicorp USA, Inc., as syndication agent. The following is a summary of the material terms of the credit agreement that governs the senior secured credit facility (the "credit agreement").

  Structure.

        The senior secured credit facility consists of:

  •
  a term facility of $200.0 million (the "term facility"), and

  •
  a revolving facility, of up to $25.0 million (the "revolving facility").

        The full amount of the term facility was drawn on September 22, 2005 to refinance $151.8 million of existing related-party indebtedness, to fund permitted acquisitions and to pay fees and expenses in connection with the senior secured credit facility. Subject to customary conditions, including the continued accuracy of the representations and warranties, and the absence of any default under the credit agreement, amounts available under the revolving facility may be borrowed, repaid and reborrowed after the closing, and letters of credit may be issued, until September 22, 2010. The revolving facility may be used for general corporate purposes, including to finance acquisitions permitted under the credit agreement and to fund our working capital requirements.

        Subject to the terms and conditions set forth in the credit agreement (including that no default then exists under the credit agreement and that the Company's leverage ratio, after giving pro forma effect to the incremental term loan, does not exceed 2.75 to 1), the Company may incur incremental term loans in an aggregate amount not to exceed $100.0 million.

        Maturity, Amortization and Prepayment.    The term facility matures in September 2011 and amortizes in twenty equal, consecutive quarterly installments of $0.5 million, in an aggregate annual amount equal to $2.0 million during the first five years thereof, with the balance of $190.0 million payable in four equal quarterly installments in 2011. Unless terminated earlier, the revolving facility matures in five years.

        The senior secured credit facility may be prepaid at our option. The senior secured credit facility is subject to mandatory prepayment with, in general, (i) 100% of the net cash proceeds of certain asset sales, subject to certain reinvestment rights and minimum thresholds; (ii) 100% of the net cash proceeds of certain insurance and condemnation payments, subject to certain reinvestment rights and minimum thresholds; (iii) subject to certain exceptions, 50% of the net cash proceeds of equity offerings; and (iv) 100% of the net cash proceeds of future debt issuances, other than debt issuances permitted under the credit agreement.

        Interest and Fees.    The loans under the credit agreement bear interest, at our option, at a rate per annum equal to either: (1) the base rate plus an applicable margin, or (2) the Eurodollar rate plus an applicable margin.

        The applicable margin is as set forth in the following table:

Leverage Ratio	Applicable Margin for Base Rate Loans	Applicable Margin for Eurodollar Loans
Greater than or equal to 2.50 to 1.00	1.25%	2.25%
Less than 2.50 to 1.00	1.00%	2.00%

        The applicable margin was initially set at 1.00% for base rate loans and 2.00% for Eurodollar loans. During the existence of an event of default under the credit agreement, the applicable margin shall be 1.25% for base rate loans and 2.25% for Eurodollar loans.

        Guarantees and Security.    The obligations under the credit agreement are guaranteed by each of the Company's existing and future direct and indirect subsidiaries, other than its foreign subsidiaries. Subject to certain customary exceptions, the Company and each of the guarantors granted to the senior lenders a first priority security interest in and lien on substantially all of the Company's respective present and future property and assets to secure all of the obligations under the senior secured credit facility and any interest rate swap or similar agreements with a lender (or an affiliate of a lender) under the credit agreement.

        Fees.    Certain customary fees are payable to the lenders and the agents under the senior secured credit facility, including, without limitation, a commitment fee equal to 0.75% per annum times the daily average undrawn portion of the revolving facility and letter of credit fees and issuer fronting fees.

        Covenants.    The senior secured credit facility contains various customary affirmative and negative covenants (subject to customary exceptions and certain existing obligations and liabilities), including, but not limited to, restrictions on our ability and the ability of our subsidiaries to: (i) incur additional indebtedness; (ii) create liens on our assets; (iii) engage in mergers or consolidations; (iv) make investments, loans, guarantees or acquisitions; (v) dispose of our assets; (vi) enter into sale and leaseback transactions; (vii) enter into hedging agreements; (viii) pay certain restricted payments and dividends and make payments on subordinated indebtedness; (ix) engage in certain transactions with affiliates; (x) enter into agreements that restrict our ability or the ability of our subsidiaries to grant liens or make distributions; or (xi) amend certain material agreements.

        In addition, under the senior secured credit facility, the Company is required to comply with a minimum interest coverage ratio and a leverage ratio. The interest coverage ratio is the ratio of the Company's EBITDA (as defined in the credit agreement) to our consolidated interest expense for any period of four consecutive fiscal quarters. The minimum interest coverage ratio is 3 to 1. The leverage ratio is the ratio of the Company's total indebtedness (as defined in the senior secured credit facility) to the Company's EBITDA for the most recent four consecutive fiscal quarters. It is the same ratio used to determine the applicable margin on our interest rate. The maximum leverage ratio is 3 to 1.

        The Company was in compliance with all debt covenants at October 31, 2005.

        The Company is permitted to make acquisitions within certain parameters, primarily that (a) no event of default has occurred at the time of acquisition and (b) that the company would be in compliance with the debt covenants on a pro forma basis calculated in accordance with SEC Regulation S-X and further adjusted to reflect the impact of detailed cost savings that are factually supportable and certified by the Chief Financial Officer as reasonably expected to be achieved within 180 days.

        The credit agreement also restricts the maximum amount of capital expenditures by the Company and its subsidiaries in any fiscal year to $25.0 million. Capital expenditures are, subject to certain exceptions, additions to property, plant and equipment and other capital expenditures that are required to be set forth in a consolidated statement of cash flows in accordance with generally accepted accounting principles and capital lease obligations and synthetic lease obligations.

        Events of Default.    The senior secured credit facility contains customary events of default (subject to customary exceptions, thresholds and grace periods), including, without limitation: (i) nonpayment of principal or interest; (ii) failure to perform or observe covenants; (iii) inaccuracy or breaches of representations and warranties; (iv) cross-defaults with certain other indebtedness; (v) certain bankruptcy-related events; (vi) impairment of security interests in collateral; (vii) invalidity of guarantees; (viii) monetary judgment defaults; (ix) certain ERISA matters; and (x) certain changes of control.

NOTE G—FISCAL 2006 ACQUISITIONS

        The Company completed two acquisitions in the three months ended October 31, 2005, Boniva and Epiphany, collectively referred to as the "fiscal 2006 acquisitions."

        On August 1, 2005, the Company acquired Boniva, a provider of human capital management applications, for $2.5 million in cash including transaction costs.

        On September 29, 2005, the Company acquired 100% of the outstanding common stock of Epiphany. Each holder of Epiphany common stock received a total of $4.20 per share. The transaction was funded with a combination of Epiphany and SSA Global cash on hand. The total purchase price, paid to date, net of cash acquired, and including transaction costs, was $104.0 million. Approximately $3.2 million of additional purchase price was paid to Epiphany option holders in December 2005. The purpose of the acquisition was to enhance and expand the existing CRM product functionality within our portfolio of solutions.

        The fiscal 2006 acquisitions were accounted for using the purchase method of accounting and, accordingly, the results of operations of these companies are included in the Company's consolidated statements of operations since the respective dates of acquisition. Operating results for the three months ended October 31, 2005 include three months of results from Boniva and approximately one month of results from Epiphany.

        The purchase price allocation for Epiphany is preliminary and subject to change upon receipt of additional information related primarily to restructuring costs (primarily lease obligations), pre-acquisition contingencies and income taxes.

        The Epiphany acquisition has resulted in a significant portion of the purchase price being allocated to goodwill. Factors that contributed to this include the nature of the business acquired,

which did not have a significant amount of tangible net assets and the value created for the Company by expanding its product lines and customer base.

        The Company recorded a charge of $1.7 million during the three months ended October 31, 2005 for the value of acquired in-process research and development ("IPR&D") projects and technologies which had no alternative future use and had not reached technological feasibility at the date of acquisition. IPR&D is included in research and development expense in the condensed consolidated statement of operations.

        The following unaudited pro forma results of operations data for the three months ended October 31, 2004 and 2005 were prepared in accordance with SFAS 141, "Business Combinations" and assumes the Epiphany acquisition occurred on August 1, 2004:

	Three Months Ended October 31,
	2004	2005
	(in millions, except per share amounts)
Total revenues	$184.4	$191.6
Income before provision for income taxes	5.2	4.9
Net income	1.3	2.5
Basic earnings per common share	$0.02	$0.04

Diluted earning per common share	$0.02	$0.03

        The pro forma presentation above also reflects the effect of the IPO (see note E) and the credit facility (see note F) as proceeds from these transactions were used to fund the Epiphany acquisition.

NOTE H—CAPITALIZED SOFTWARE COSTS AND ACQUIRED TECHNOLOGY

        Capitalized software and acquired technology costs and accumulated amortization at October 31, 2005 and July 31, 2005 are as follows:

	October 31, 2005	July 31, 2005
	(in millions)
Total capitalized software and acquired technology costs	$80.3	$57.8
Less: Accumulated amortization	(37.7)	(33.1)

Capitalized software costs and acquired technology, net	$42.6	$24.7

Estimated amortization expense (in millions):
Nine months ending July 31, 2006	$13.9
Fiscal year ending July 31, 2007	14.0
Fiscal year ending July 31, 2008	5.8
Fiscal year ending July 31, 2009	4.2
Fiscal year ending July 31, 2010	4.1
Fiscal year ending July 31, 2011 and thereafter	0.6

        Amortization expense related to capitalized software costs and acquired technology was $4.6 million and $4.9 million for the three months ended October 31, 2005 and 2004, respectively.

NOTE I—GOODWILL AND OTHER INTANGIBLE ASSETS

        The following summarizes the carrying amounts of amortizable intangible assets as of October 31, 2005 and July 31, 2005 and related amortization expense:

	October 31, 2005
	Customer Lists	Patents and Trade Names
Gross carrying amount	$183.4	$18.3
Less: Accumulated amortization	(56.7)	(5.8)

	$126.7	$12.5

	July 31, 2005
	Customer Lists	Patents
	(in millions)
Gross carrying amount	$161.3	$13.0
Less: Accumulated amortization	(50.8)	(5.1)

	$110.5	$7.9

Aggregate amortization expense:
Three months ended October 31, 2005		$6.6
Three months ended October 31, 2004		$6.4
Estimated amortization expense (in millions):
Nine months ending July 31, 2006	$21.5
Fiscal year ending July 31, 2007	27.7
Fiscal year ending July 31, 2008	24.1
Fiscal year ending July 31, 2009	21.2
Fiscal year ending July 31, 2010	18.0
Fiscal year ending July 31, 2011 and thereafter	26.7

        The changes in the carrying amount of goodwill for the three months ended October 31, 2005 are as follows (in millions):

	North America	Europe Middle East and Africa (EMEA)	Asia Pacific	Latin America	Total
Net balance, July 31, 2005	$159.0	$105.7	$23.7	$7.9	$296.3
Fiscal 2006 acquisitions	75.5	28.6	0.2	—	104.3
Deferred tax adjustments	(0.7)	(1.1)	(0.1)	—	(1.9)
Other	—	(0.5)	—	—	(0.5)

Net balance, October 31, 2005	$233.8	$132.7	$23.8	$7.9	$398.2

NOTE J—RESTRUCTURING

        In conjunction with the consummation of the Epiphany acquisition, the Company's Board of Directors evaluated the consolidation of its operations and approved a reorganization and workforce reduction plan (the "Plan"). As part of the Plan, the Company will be reducing the size of its combined workforce, after giving effect to the acquisition, by approximately 200 employees. The objectives of the Plan are to eliminate redundant costs resulting from the acquisition and improve efficiencies in overall operations. A majority of notifications to employees occurred immediately and all of the workforce reductions are expected to be completed over the next two quarters. As a result, the Company incurred costs in the form of severance and related benefits of approximately $9.2 million, all of which is expected to be paid over the ensuing twelve months. The charge recorded in the condensed consolidated statement of operations associated with the Plan, as discussed below, was approximately $4.7 million as it relates to the involuntary termination of SSA Global employees.

        The Company expects to realize annual cost savings of approximately $20.0 million as a result of implementing the Plan. The Company estimates of annual cost savings are based on the historical cost structures of the acquired companies.

        The following table summarizes the components of the Epiphany restructuring accrual as of October 31, 2005, which were recorded as a component of the purchase price allocation:

	Restructuring Cost	Payments	Balance at October 31, 2005
	(in millions)
Severance and benefits	$3.0	$(1.0)	$2.0
Office space	19.4	(0.4)	19.0
Contractual commitments	0.2	—	0.2

	$22.6	$(1.4)	$21.2

Less: current portion			5.4

Long-term portion of office space accrual			$15.8

        The $19.0 million accrued for office space as of October 31, 2005 is net of contractual and estimated sublease income for six primary offices that were fully or partially vacated by Epiphany prior to the acquisition and office space vacated by the Company subsequent to the acquisition date. The accrued amount is subject to change as a result of potential lease settlements with the respective landlords and changes in estimated sublease income based on real estate market conditions.

        In connection with the workforce reduction plan announced at the time of the Epiphany acquisition, approximately $4.7 million was charged to the condensed consolidated statement of operations for the three months ended October 31, 2005 in connection with the involuntary termination of SSA Global employees. The following table summarizes the components of the general restructuring accrual as of October 31, 2005:

	Restructuring Charge	Payments	Balance at October 31, 2005
	(in millions)
Severance and benefits	$4.7	$(0.7)	$4.0

        In June 2004, in conjunction with the acquisition of the Marcam business division of Invensys Systems, Inc. and certain of its affiliates ("Marcam"), the Company recorded a restructuring cost of $5.7 million. The costs related to reducing headcount by approximately 47 employees and eliminating costs associated with certain office space. This cost was recorded as a component of goodwill. The following table summarizes the components of the restructuring accrual for the three months ended October 31, 2005:

	Balance at July 31, 2005	Payments	Adjustments	Balance at October 31, 2005
	(in millions)
Severance and benefits	$1.6	$(0.1)	$—	$1.5
Office space	0.2	—	(0.2)	—

	$1.8	$(0.1)	$(0.2)	$1.5

NOTE K—ACCOUNTS PAYABLE AND OTHER ACCRUED LIABILITIES

        Accounts payable and other accrued liabilities are comprised of the following as of October 31, 2005 and July 31, 2005:

	October 31, 2005	July 31, 2005
	(in millions)
Accounts payable	$28.3	$32.1
Accrued expenses	64.6	56.7
Other accrued liabilities	27.3	17.2

	$120.2	$106.0

NOTE L—GEOGRAPHIC SEGMENTS AND ACQUIRED COMPANY INFORMATION

        The Company's chief operating decision maker is its President and CEO. While the President and CEO is apprised of a variety of financial metrics and information, the Company is principally managed on a geographic basis in terms of revenue and segment profit performance. The Company's four geographic business segments are: North America, which consists of the United States and Canada; Europe, Middle East and Africa ("EMEA"); Asia Pacific, which consists of Asia, the Pacific Rim and Japan; and Latin America, which consists of Mexico and Central and South America. Each segment derives its revenue from licensing enterprise application software and through providing support and services to customers. Assets are not identified with geographic segments, except for long-lived tangible assets managed within each region, because the President and CEO does not evaluate that information to make resource allocation decisions.

        Revenues are defined as revenues generated from unaffiliated customers and are based on the country in which billing originates. The segment profit reported for the geographic segments is computed by subtracting direct costs incurred by the geographic segment from segment revenue. These costs include cost of license fees, cost of support, services and other revenue, cost of direct sales and marketing as well as local costs for research and development and general and administrative functions. Corporate costs include overhead costs and global marketing and research and development costs that are not included in the segment profit measure.

        Accounting policies for each of the reportable segments are the same as those used on a consolidated basis.

        The following tables present summary operating information by geographic segment for the three months ended October 31, 2005 and 2004:

	Three Months Ended October 31, 2005
	North America	Europe, Middle East and Africa (EMEA)	Asia Pacific	Latin America	Total
	(in millions)
Revenues	$87.1	$62.7	$19.4	$8.3	$177.5
Segment profit	42.7	8.1	1.7	0.2	52.7
Corporate expenses					(19.5)
Depreciation, amortization, in-process research and development, stock option expense and restructuring charge					(22.9)

Consolidated operating income					$10.3

	Three Months Ended October 31, 2004
	North America	Europe, Middle East and Africa (EMEA)	Asia Pacific	Latin America	Total
	(in millions)
Revenues	$74.6	$63.2	$19.8	$8.9	$166.5
Segment profit	34.6	11.2	3.1	2.0	50.9
Corporate expenses					(23.4)
Depreciation, amortization, stock option expense and restructuring benefit					(13.8)

Consolidated operating income					$13.7

        Revenue attributable to the United States was $80.5 million and $69.4 million for the three months ended October 31, 2005 and 2004 respectively.

        Under the enterprise-wide disclosure requirements of SFAS 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), total revenues by acquired company are as follows for three months ended October 31, 2005 and 2004:

	Three Months Ended October 31,
	2005	2004
	(in millions)
Revenues by acquired company
Core product lines (1)	$171.5	$166.5
Fiscal 2006 acquisitions	6.0	—

Total revenues	$177.5	$166.5

(1)
Product lines owned for the entire three months ended October 31, 2005 and 2004.

        Selected financial results for each acquisition are tracked for a complete year following the year of acquisition.

        Under the enterprise-wide disclosure requirements of SFAS 131, total long-lived tangible assets by major geographic region reflect the long-lived tangible assets managed within each region. Total long-lived tangible assets by major geographic region are as follows as of October 31, 2005 and July 31, 2005:

	October 31, 2005	July 31, 2005
	(in millions)
Long-lived tangible assets
United States	$12.0	$9.8
Canada	0.2	0.2

Total North America	12.2	10.0
Europe, Middle East and Africa (EMEA)	5.0	5.0
Asia-Pacific	2.0	1.9
Latin America	1.3	1.4

Total long-lived tangible assets	$20.5	$18.3

        No single customer accounted for 10% or more of the consolidated revenues of the Company in the three months ended October 31, 2005 and 2004.

NOTE M—RECENT ACCOUNTING PRONOUNCEMENTS

SFAS 123(R)

        On December 16, 2004, the Financial Accounting Standard Board ("FASB") issued SFAS 123(R). This statement is a revision of FASB 123 "Accounting for Stock Based Compensation," as amended, supersedes APB 25, "Accounting for Stock Issued to Employees" and

its related implementation guidance and amends SFAS 95, "Statement of Cash Flows." SFAS 123(R) eliminates the alternative to use the intrinsic value method of accounting that was provided in SFAS 123, which generally resulted in no compensation expense recorded in the financial statements related to the issuance of equity awards to employees. SFAS No. 123(R) also requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. It establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all companies to apply a fair-value-based measurement method in accounting for generally all share-based payment transactions with employees. The Company adopted SFAS 123(R) effective August 1, 2005, using a modified prospective transition method. This method requires the Company to record compensation expense for all awards granted after the required effective date and for the unvested portion of awards granted between June 4, 2004 and July 31, 2005 that were outstanding at the date of adoption, in addition, to the stock-based compensation to be recorded for options granted with exercise prices below fair value.

        The Company expects the following impacts for stock options outstanding as of October 31, 2005 after estimating the impact of forfeitures over the requisite service periods (in millions):

Estimated Stock-Based Compensation Expense
Fiscal year ending July 31, 2006	$12.3	*
Fiscal year ending July 31, 2007	9.8
Fiscal year ending July 31, 2008	8.0
Fiscal year ending July 31, 2009	4.8

Total estimated stock-based compensation expense over remaining vesting period	$34.9

*
This amount includes $3.3 million of stock-based compensation expense recorded in the three months ended October 31, 2005.

        Actual stock option expense may differ from these estimated expense impacts due to the impact of future stock option grants and differences in actual forfeitures from the rate of forfeitures estimated, as well as modifications to the stock option options outstanding at this time. See note C for discussion and impacts of adopting SFAS 123(R) effective August 1, 2005.

SFAS No. 153

        On December 16, 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions" ("SFAS 153"). SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets and redefines the scope of transactions that should be measured based on the fair value of the assets exchanged. The provisions in SFAS 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005, which became effective with our first quarter of fiscal 2006. Adoption of this standard did not have a material impact on our consolidated financial position, results of operations or cash flows.

FSP's 109-1 and 109-2

        On October 22, 2004, the President signed the "American Jobs Creation Act of 2004" (the "Act"). On December 21, 2004, the FASB issued two FASB Staff Positions ("FSPs") regarding the accounting implications of the Act related to (1) the deduction for qualified domestic production activities ("FSP SFAS No. 109-1") and (2) the one-time tax benefit for the repatriation of foreign earnings ("FSP SFAS No. 109-2"). The guidance in the FSP's applies to financial statements for periods ending after the date the Act was enacted.

        FSP SFAS 109-1, "Application of FASB Statement No. 109, 'Accounting for Income Taxes,' to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004," clarifies that the tax deduction for domestic manufacturers under the Act should be accounted for as a special deduction in accordance with SFAS 109, "Accounting for Income Taxes." The Company is currently evaluating the impact, if any, of FSP SFAS 109-1 on its consolidated financial statements.

        FSP SFAS 109-2, "Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004," provides enterprises more time (beyond the financial reporting period during which the Act took effect) to evaluate the Act's impact on the enterprise's plan for reinvestment or repatriation of certain foreign earnings for purposes of applying the FASB Statement. The Act provides for a special one-time tax deduction of 85 percent dividends received deduction on certain foreign earnings repatriated in fiscal 2005 or 2006. The deduction would result in an approximate 5.1 percent federal tax on a portion of the foreign earnings repatriated. State, local and foreign taxes could apply as well. To qualify for this federal tax deduction, the earnings must be reinvested in the United States pursuant to a domestic reinvestment plan. Certain other criteria in the Act must be satisfied as well. The Company studied the provisions of the Act related to the repatriation of earnings and does not intend to repatriate any earnings as of October 31, 2005.

SFAS No. 154

        In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections—A replacement of APB Opinion No. 20 and FASB Statement No. 30" ("SFAS 154"). SFAS 154 replaces APB Opinion No. 20, "Accounting Changes," and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements," and changes the requirements for the accounting for, and reporting of, a change in accounting principles. This statement applies to all voluntary changes in accounting principles and changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. Under previous guidance, changes in accounting principle were recognized as a cumulative effect in the net income of the period of the change. SFAS 154 requires retrospective application of changes in accounting principle, limited to the direct effects of the change, to prior periods' financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. Additionally, this Statement requires that a change in depreciation, amortization or depletion method for long-lived, nonfinancial assets be accounted for as a change in accounting estimate affected by a change in accounting principle and that correction of errors in previously issued financial statements should be termed a "restatement." The provisions in SFAS 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005, which is effective with our first quarter of fiscal 2007 beginning on August 1, 2006. The Company intends to adopt the disclosure requirements upon the effective date of the pronouncement. The Company does not believe that the adoption of this pronouncement will have a material effect on its consolidated financial position, results of operations or cash flows.

NOTE N—OTHER FINANCIAL INFORMATION

        Supplemental disclosures of cash flow information follow:

	Three Months Ended October 31,
	2005	2004
	(in millions)
Cash paid during the period for:
Interest–related parties	$2.9	$2.0
Interest–other	0.5	0.3
Income taxes	0.1	0.7
Non-cash investing and financing activities:
Preferred stock dividends	$—	$7.6
Preferred stock dividends in excess of stated amount	—	10.6
Financed purchase of property and equipment	1.3	—

NOTE O—COMMITMENTS AND CONTINGENCIES

        The Company and/or certain of the Company's subsidiaries are party to certain labor, product liability, and intellectual property infringement claims and/or litigation. With respect to acquired companies, substantially all of such litigation and claims were commenced prior to acquisition. In accordance with SFAS 5, "Accounting for Contingencies," the Company accrued $15.3 million as of October 31, 2005 for the litigation and related legal fees where the Company believes a loss is probable and reasonably estimable. The Company believes it has good defenses in connection with many of these claims and intends to vigorously contest such claims or seek to reach settlements to the extent appropriate.

        On February 27, 2004, Peavey Electronics Corporation ("Peavey") filed a complaint in the Circuit Court of Lauderdale County, Mississippi against Baan U.S.A., Inc. ("Baan USA"). The complaint includes claims that Baan USA breached its warranties and obligations under the software license and support agreement and the professional services agreement entered into by the parties. In addition, the complaint includes claims of fraud, fraudulent misrepresentation, negligent misrepresentation and breach of the duty of good faith and fair dealing against Baan USA. These claims are based on allegations by Peavey of defects and deficiencies in, and failed implementation of, Baan USA's software. Peavey's complaint asserts losses of $28.5 million, which Peavey claims is the amount spent by Peavey on the software and implementation, including license and consulting fees, and seeks punitive damages, in an unspecified amount, interest and attorneys' fees. On April 1, 2004, Baan USA filed a motion to dismiss Peavey's complaint, which the Court granted in part, as well as an answer to the complaint claiming a number of defenses. On

September 13, 2005, the Court entered judgment dismissing claims for fraud, fraudulent misrepresentation, negligent misrepresentation, breach of the duty of good faith and fair dealing and money had and received. The Court found that each of these claims is barred by the applicable statute of limitation. The parties participated in Court ordered non-binding mediation on October 10 and 11, 2005. The parties did not reach a settlement during that mediation. The Company believes several of Peavey's remaining claims are also barred by the statute of limitations. In addition, the Company has evidence that, in its view, suggests that there were no defects or deficiencies in the software and consulting services provided to Peavey from Baan USA which could have caused the damages alleged by Peavey, and we believe that any such damages were caused by actions taken by Peavey to alter the Baan USA software. Accordingly, the Company believes Baan USA has meritorious defenses in connection with the claims alleged by Peavey and intends to vigorously contest such claims. The Company has not recorded any reserves associated with this case.

        In February 2005 New York University ("NYU"), filed a complaint against Epiphany in the United States District Court in the Southern District of New York, and, the complaint was served on Epiphany in May 2005, after discussions between the parties failed to resolve the matter. After its acquisition of Epiphany, SSA Global Technologies, Inc. was added as a defendant in the lawsuit. The complaint alleges patent infringement of U.S. Patent Number 6,236,978. By its complaint, NYU seeks a permanent injunction against acts of infringement, unspecified damages, attorney's fees, interest and costs. Although the Company continues to evaluate the claims alleged by NYU, it believes it has meritorious defenses against such claims and demands and intends to vigorously contest them.

        The Company is and may from time to time in the future become subject to certain other legal proceedings and claims which arise in the normal course of business. These routine litigation matters are settled or defended, depending on the circumstances of each claim. While any legal proceeding has elements of uncertainty, the Company does not believe, based on historical experience and current facts, that the amount of any liability incurred in connection with these types of claims would have a material effect on the Company's financial condition or on the results of the Company's operations.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders' of Epiphany, Inc.

        We have audited the accompanying consolidated balance sheets of Epiphany, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Epiphany, Inc. at December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

San Francisco, California
March 9, 2005

EPIPHANY, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2004	2003
	(In thousands, except per share amounts)
Current assets:
Cash and cash equivalents	$18,080	$30,468
Investments in marketable securities	131,090	127,112
Accounts receivable, net of allowance for doubtful accounts of $1,108 and $1,609	11,677	10,688
Prepaid expenses and other current assets	4,849	5,825
Short-term restricted cash and investments	266	726

Total current assets	165,962	174,819
Long-term investments	96,404	105,171
Long-term restricted cash and investments	5,432	7,274
Property and equipment, net	4,621	6,710
Goodwill, net	81,499	81,499
Purchased intangibles, net	—	679
Other assets	301	847

	$354,219	$376,999

Current liabilities:
Accounts payable	$1,194	$1,367
Accrued compensation	5,850	8,536
Accrued other	7,186	8,081
Current portion of restructuring costs	5,532	7,215
Deferred revenue	14,011	19,157

Total current liabilities	33,773	44,356
Restructuring costs, net of current portion	15,904	20,489
Other long-term liabilities	232	185

Total liabilities	49,909	65,030

Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.0001 par value; Authorized—25,000 shares; None issued and outstanding	—	—
Common stock, $0.0001 par value; Authorized—500,000 shares; Issued and outstanding—76,924 and 74,722 shares as of December 31, 2004 and 2003	7	7
Additional paid-in capital	3,831,571	3,822,361
Accumulated other comprehensive income (loss)	(2,230)	(683)
Deferred compensation	(1,166)	—
Accumulated deficit	(3,523,872)	(3,509,716)

Total stockholders' equity	304,310	311,969

	$354,219	$376,999

The accompanying notes are an integral part of these consolidated financial statements.

EPIPHANY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2004	2003
	(In thousands, except per share amounts)
Revenues:
Product license	$28,483	$43,505
Services	20,391	24,108
Maintenance	30,419	28,519

	79,293	96,132

Cost of revenues:
Product license	1,566	1,557
Services	16,406	23,079
Maintenance	5,685	5,746
Amortization of purchased technology	679	4,808

	24,336	35,190

Gross profit	54,957	60,942

Operating expenses:
Research and development	25,456	31,471
Sales and marketing	34,907	43,208
General and administrative	12,360	10,985
Restructuring charges	579	3,929
Amortization of purchased intangibles	—	261
Stock-based compensation	60	55

Total operating expenses	73,362	89,909

Loss from operations	(18,405)	(28,967)

Other income, net	4,417	5,249

Net loss before provision for taxes	(13,988)	(23,718)

Provision for taxes	168	526

Net loss	$(14,156)	$(24,244)

Basic and diluted net loss per share	$(0.19)	$(0.33)

Shares used in computing basic and diluted net loss per share	75,818	73,499

The accompanying notes are an integral part of these consolidated financial statements.

EPIPHANY, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(in thousands)

	Common Stock				Accumulated Other Comprehensive Income(Loss)
			Additional Paid-in Capital	Stockholders' Notes Receivable		Deferred Compensation	Accumulated Deficit	Total Stockholders' Equity	Comprehensive Loss
	Shares	Amount
Balance at December 31, 2002	72,820	$7	$3,815,216	$(556)	$296	$(109)	$(3,485,472)	$329,382
Exercise of common stock options	755	—	3,290	—	—	—	—	3,290	—
Issuance of common stock under employee stock purchase plan	1,148	—	3,947	—	—	—	—	3,947	—
Repurchase of stock	(1)	—	(38)	—	—	—	—	(38)	—
Payments received on notes receivable	—	—	—	556	—	—	—	556	—
Deferred stock compensation	—	—	(54)	—	—	—	—	(54)	—
Amortization of deferred stock compensation	—	—	—	—	—	109	—	109	—
Comprehensive loss:
Foreign currency translation adjustment	—	—	—	—	(737)	—	—	(737)	(737)
Unrealized loss on investments	—	—	—	—	(242)	—	—	(242)	(242)
Net loss	—	—	—	—	—	—	(24,244)	(24,244)	(24,244)

Total comprehensive loss									$(25,223)

Balance at December 31, 2003	74,722	$7	$3,822,361	$—	$(683)	$—	$(3,509,716)	$311,969

Exercise of common stock options	858	—	4,276	—	—	—	—	4,276	—
Issuance of common stock under employee stock purchase plan	1,059	—	3,708	—	—	—	—	3,708	—
Issuance of restricted common stock	285	—	1,226	—	—	(1,226)	—	—	—
Amortization of deferred stock compensation	—	—	—	—	—	60	—	60	—
Comprehensive loss:
Foreign currency translation adjustment	—	—	—	—	31	—	—	31	31
Unrealized loss on investments	—	—	—	—	(1,578)	—	—	(1,578)	(1,578)
Net loss	—	—	—	—	—	—	(14,156)	(14,156)	(14,156)

Total comprehensive loss									$(15,703)

Balance at December 31, 2004	76,924	$7	$3,831,571	$—	$(2,230)	$(1,166)	$(3,523,872)	$304,310

The accompanying notes are an integral part of these consolidated financial statements.

EPIPHANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2004	2003
	(In thousands)
Cash flows from operating activities:
Net loss	$(14,156)	$(24,244)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,929	6,769
Loss on disposal of fixed assets	127	409
Amortization of purchased intangibles	679	5,069
Stock-based compensation	60	55
Non-cash restructuring charge	—	301
Changes in operating assets and liabilities
Accounts receivable	(989)	(3,836)
Prepaid expenses and other assets	1,522	3,270
Accounts payable	(173)	(1,050)
Accrued liabilities	(3,534)	(1,038)
Restructuring costs	(6,268)	(5,242)
Deferred revenue	(5,146)	(1,369)

Net cash used in operating activities	(23,949)	(20,906)

Cash flows from investing activities:
Purchases of property and equipment	(1,967)	(1,920)
Restricted cash	2,302	1,175
Proceeds from the maturities of investments	294,621	196,022
Purchases of investments	(291,411)	(199,000)

Net cash provided by (used in) investing activities	3,545	(3,723)

Cash flows from financing activities:
Principal payments on capital lease obligations	—	(156)
Repayments on stockholders' notes receivable	—	556
Issuance of common stock, net of repurchases	7,985	7,199

Net cash provided by financing activities	7,985	7,599
Effect of foreign currency translation	31	(737)

Net decrease in cash and cash equivalents	(12,388)	(17,767)
Cash and cash equivalents at beginning of year	30,468	48,235

Cash and cash equivalents at end of year	$18,080	$30,468

Supplemental cash flow information:
Cash paid for interest	$—	$94

Unrealized loss on available for sale securities	$(1,578)	$(242)

The accompanying notes are an integral part of these consolidated financial statements.

EPIPHANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Operations

        Epiphany, Inc. ("Epiphany" or the "Company"), was incorporated in Delaware in November 1996. The Company develops, markets and licenses the Epiphany® E6™ software suite, an integrated set of customer relationship management, or CRM, software products. These CRM products are used by large companies to better manage their customer relationships by optimizing marketing, sales and customer service business interaction processes. A key strength of the E6 software suite is its integration of analytical CRM with operational CRM. The Company's analytical CRM capabilities analyze large volumes of customer data to optimize marketing campaigns and customer interactions. The Company's operational CRM capabilities automate customer-related business processes, such as customer service or sales processes, across a variety of communications and distribution channels. Companies deploy our software products separately or as an integrated suite to solve specific business problems. The Company's worldwide headquarters is in San Mateo, California. Epiphany has regional domestic offices in the United States, as well as international offices in Europe, Canada and Latin America.

2. Summary of Significant Accounting Policies

Principles of Consolidation

        The consolidated financial statements include the accounts of Epiphany, Inc. and its subsidiaries. As of December 31, 2004, the Company holds an ownership percentage of 100% for all subsidiaries. Intercompany accounts and transactions have been eliminated.

Use of Estimates in Preparation of Financial Statements

        Our consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (U.S. GAAP). The preparation of these financial statements requires us to make estimates and assumptions that affect reported assets and liabilities, disclosure of contingent assets and liabilities as of the date of the financial statements, and reported expenses during the reporting period. Actual results in these particular areas could differ from those estimates.

Reclassification

        Maintenance revenues and maintenance cost of revenues have been shown separately in the Consolidated Statements of Operations. These amounts were previously included in services revenues and services cost of revenues. Prior year amounts have been reclassified to conform to the current year presentation.

Foreign Currency Translation

        The functional currency of our foreign subsidiaries is the local currency. The Company translates the assets and liabilities of non-U.S. functional currency subsidiaries into dollars at the current rates of exchange in effect as of the balance sheet date. Revenues and expenses are translated using average exchange rates during each reporting period. Gains and losses from translation adjustments are included in stockholders' equity in the consolidated balance sheet caption "Accumulated other comprehensive income (loss)." Currency transaction gains or losses, derived on monetary assets and liabilities stated in a currency other than the functional currency, are recognized in current operations and have not been significant to the Company's operating results in any period. The effect of foreign currency rate changes on cash and cash equivalents has not been significant in any period.

Impairment of Long-Lived Assets

        The Company evaluates long-lived assets for impairment on a periodic basis or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair market value.

        Acquired goodwill and other intangible assets with indefinite useful lives are subject to impairment tests on an annual basis, and on an interim basis in certain circumstances. The Company operates under one report unit as defined under SFAS No. 142 and assesses the recoverability of these assets by estimating their fair values which are based, in part, on estimated discounted future cash flows from these assets and, in part, on the Company's market capitalization on the date we perform the impairment test. The Company completed annual impairment tests during the fourth quarter of 2004 and 2003, which did not result in an impairment charge.

Cash Equivalents, Investments in Marketable Securities and Long-Term Investments

        The Company considers all highly liquid investments with a maturity of 90 days or less from the date of purchase to be cash equivalents. The Company has classified its short-term and long-term investments as "available for sale." Investments in marketable securities generally consist of highly liquid securities that the Company intends to hold for more than 90 days but less than 1 year. Long-term investments generally consist of securities that the Company intends to hold for more than one year. Such investments are carried at fair value with unrealized gains and losses reported, net of tax, as other comprehensive income (loss) in stockholders' equity. The Company periodically reviews these investments for other-than-temporary impairments. Realized gains and losses and declines in value which are determined to be other-than-temporary on available-for-sale securities are included in other income, net and are derived using the specific identification method for determining the cost of securities. From time to time, we are required to obtain letters of credit that serve as collateral for our obligations to third parties under facility lease agreements. These letters of credit are secured by cash and cash equivalents. See further discussion in Note 3, Financial Statement Details.

Accounts Receivable and Deferred Revenue

        Accounts receivable consists of amounts due from customers for which revenue has been recognized. Deferred revenue consists of amounts received from customers for which revenue has not been recognized. Deferred license revenue is recognized upon delivery of our product, as services are rendered or as other requirements requiring deferral are satisfied. Deferred maintenance revenue is recognized ratably over the term of the maintenance agreement, typically one year, and deferred professional services revenue is recognized as services are rendered or as other requirements requiring deferral are satisfied. Deferred license revenues were $2.4 million and $4.5 million as of December 31, 2004 and 2003, respectively. The remaining deferred revenue balance was comprised primarily of deferred maintenance revenues.

Allowances for Doubtful Accounts

        We evaluate the collectability of our accounts receivable based on a combination of factors. When we believe a collectability issue exists with respect to a specific receivable, we record an allowance to reduce that receivable to the amount that we believe to be collectable. For all other receivables, we record an allowance based on an assessment of the aging of such receivables, our historical experience with bad debts and the general economic environment.

Property and Equipment

        Property and equipment are stated at cost. Depreciation is computed using the straight-line method based on estimated useful lives. The estimated useful lives for computer software and equipment is three years, furniture and fixtures is five years and leasehold improvements range from the shorter of five years or applicable lease term. Depreciation expense is included in operating expenses and cost of revenues based on how the assets are utilized.

Fair Value of Financial Instruments, Concentration of Credit Risk and Significant Customers

        The carrying value of the Company's financial instruments, including cash and cash equivalents, investments and accounts receivable approximates fair market value. Financial instruments that subject the Company to concentrations of credit risk consist primarily of investments in debt securities and trade accounts receivable. Management believes the financial risks associated with these financial instruments are not significant. The Company invests its cash and investments in government sponsored enterprises, auction rate municipal securities, corporate debt rated A1/P1 or higher and money market instruments.

        The Company's customer base consists of businesses in Europe, Latin America and North America. The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. The Company maintains reserves for potential credit losses. Historically, such reserves have been adequate to cover the actual losses incurred. No individual customer accounted for more than 10% of our total revenues for the years ended December 31, 2004 or 2003. Two individual customer account receivable balances accounted for 17% and 12%, respectively, of our total accounts receivable as of December 31, 2004. One individual customer account receivable balance accounted for 13% of our total accounts receivable as of December 31, 2003.

Warranties and Indemnification

        The Company generally provides a warranty for its software products and services to its customers and accounts for its warranties under the Financial Accounting Standards Board's ("FASB") Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies" ("SFAS No. 5"). The Company's products are generally warranted to perform substantially as described in the associated product documentation for a period of one year. The Company's services are generally warranted to be performed consistent with industry standards for a period of ninety days from delivery. In the event there is a failure of such warranties, the Company generally is obligated to correct the product or service to conform to the warranty provision or, if the Company is unable to do so, the customer is entitled to seek a refund of the purchase price of the product or service. The Company has not provided for a warranty accrual as of December 31, 2004 or 2003. To date, the Company's product warranty expense has not been significant.

        The Company generally agrees to indemnify its customers against legal claims that the Company's software products infringe certain third-party intellectual property rights and accounts for its indemnification obligations under SFAS No. 5. In the event of such a claim, the Company is generally obligated to defend its customer against the claim and to either settle the claim at the Company's expense or pay damages that the customer is legally required to pay to the third-party claimant. In addition, in the event of an infringement, the Company agrees to modify or replace the infringing product, or, if those options are not reasonably possible, to refund the cost of the software, typically pro-rated over a five-year period. To date, the Company has not been required to make any payment resulting from infringement claims asserted against our customers. As such, the Company has not provided for an infringement accrual as of December 31, 2004 or December 31, 2003 and has not deferred revenue recognition on license agreements which provide for a pro-rated refund.

        During the quarter ended September 30, 2003, the Company sold all of the outstanding capital stock of its Japanese subsidiary, E.piphany Software, K.K. ("Epiphany Japan"), to Braxton Ltd. for approximately $4.2 million in cash. The stock purchase agreement contained customary representations, warranties and covenants of the parties, including covenants to indemnify each other in the event of a breach of warranty or representation. Claims under the indemnification covenants would be submitted within 6 months, and others within two years, from the date of closing, for a maximum of $0.7 million, and only to the extent that losses exceed 10% of the purchase price. The fair value of these indemnification provisions were not material to the Company's financial condition, results of operations or cash flows for the year ended December 31, 2004. As of December 31, 2004, no claims have been submitted under this agreement.

        The Company indemnifies its directors and officers in their capacity as such. To date, the Company has not been required to make any payment resulting from these indemnification obligations. Additionally, the fair value of these indemnification provisions was not material to the Company's financial position, results of operations or cash flows for the year ended December 31, 2004.

Software Development Costs

        Software development costs incurred prior to the establishment of technological feasibility are included in research and development expenses. Epiphany defines establishment of technological feasibility as the completion of a working model. Software development costs incurred subsequent to the establishment of technological feasibility through the period of general market availability of the products are capitalized, if material, after consideration of various factors, including net realizable value. To date, software development costs that are eligible for capitalization have not been material and have been expensed.

Income Taxes

        The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets are recognized for deductible temporary differences, along with net operating loss carryforwards and credit carryforwards, when it is more likely than not that the tax benefits will be realized. To the extent a deferred tax asset cannot be recognized under the preceding criteria, allowances must be established. Deferred tax assets and liabilities are measured using applicable tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Revenue Recognition

        Epiphany recognizes revenue under the following policies, which are in accordance with the provisions of Statement of Position 97-2, "Software Revenue Recognition" as amended by SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions":

        Licenses.    Fees from licenses are recognized as revenue upon contract execution, provided all delivery obligations have been met, fees are fixed or determinable and collection is probable. We consider all arrangements with payment terms extending beyond six months not to be fixed or determinable, and revenue is recognized as payments become due from the customer, assuming all other revenue recognition conditions are met. If collection is not considered probable, revenue is recognized when the fee is collected. The Company uses the residual method to recognize revenue from a license arrangement with multiple elements when vendor specific objective evidence ("VSOE") of fair value exists for all the undelivered elements in the arrangement, but does not exist for one of the delivered elements in the arrangement. VSOE of the fair value of undelivered elements is based on normal pricing for those elements when sold separately. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. If VSOE of fair value does not exist to allocate the total fee to all undelivered elements of the arrangement, revenue is deferred until the earlier of the time at which (1) such evidence does exist for the undelivered elements, or (2) all elements are delivered. We recognize license fees from resellers as revenue when the above criteria have been met and the reseller has sold the subject licenses through to the end-user.

        When licenses are sold together with consulting and implementation services, license fees are recognized upon delivery, provided that (1) the criteria set forth in the above paragraph have been met, (2) payment of the license fees is not dependent upon the performance of the consulting or implementation services, and (3) the services are not essential to the functionality of the software. For arrangements that do not meet the above criteria, both the product license revenues and professional services revenues are recognized under the percentage of completion contract method in accordance with the provisions of Statement of Position 81-1, "Accounting for Performance of Construction Type and Certain Production Type Contracts" ("SOP 81-1"). To date, when the Company has been primarily responsible for the implementation of the software, services have been considered essential to the functionality of the software products and therefore license and services revenue have been recognized pursuant to SOP 81-1. The Company follows the percentage of completion method since reasonably dependable estimates of progress toward completion of a contract can be made. We estimate the percentage of completion on contracts utilizing hours incurred to date as a percentage of the total estimated hours to complete the project. Recognized revenues and profit are subject to revisions as the contract progresses to completion. Revisions in profit estimates are charged to income in the period in which the facts that give rise to the revision become known.

        From time to time, our license and service arrangements include acceptance provisions. When acceptance provisions exist, we apply judgment in assessing the significance of the provision. If we determine that the likelihood of non-acceptance in these arrangements is remote, we recognize revenue once all of the criteria described above have been met. If such a determination cannot be made, revenue is recognized upon the earlier of customer acceptance or expiration of the acceptance period, provided that all of the criteria described above have been met.

        Maintenance Services.    Maintenance services include technical support and unspecified software updates to customers. Revenue derived from maintenance services is recognized ratably over the applicable maintenance term, typically one year, and is included in services revenue in the accompanying consolidated statements of operations.

        Professional, Implementation and Training Services.    Epiphany provides professional, implementation and training services to its customers. Revenue from such services is generally recognized as the services are performed, except when such services are subject to acceptance provisions, as discussed above.

        As of December 31, 2004 and 2003, $0.3 million and $1.5 million, respectively, of accounts receivable were unbilled and recognized as revenue due to services performed in advance of billings.

Advertising Costs

        The Company expenses all advertising costs as they are incurred, which totaled $1.3 million and $1.7 million during the years ended December 31, 2004 and 2003, respectively.

Stock-Based Compensation

        The Company accounts for stock issued to employees in accordance with Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees" and complies with the disclosure provisions of SFAS No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation" and SFAS No. 148 ("SFAS 148"), "Accounting for Stock-Based Compensation—Transition and Disclosure." Under APB 25, compensation expense for fixed stock options is based on the difference between the fair market value of the Company's stock and the exercise price of the option on the date of grant, if any.

        The following table illustrates the effect on net loss and loss per share as if the Company had applied the fair value recognition provisions of SFAS No. 123 using the Black-Scholes stock option pricing model (in thousands except per share amounts):

	Years Ended December 31,
	2004	2003
Net loss, as reported	$(14,156)	$(24,244)
Add: Stock-based employee compensation expense included in reported net loss, net of tax effects	60	55
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of tax effects	(15,565)	(35,008)

Pro forma net loss	$(29,661)	$(59,197)

Loss per share:
Basic and diluted—as reported	$(0.19)	$(0.33)

Basic and diluted—pro forma	$(0.39)	$(0.81)

        The fair value of each option grant and the option component of the employee stock purchase plan shares were estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2004	2003
Employee Stock Option Plan
Risk-free interest rate	3.53%	3.04%
Expected life of the option (in years)	4.5	4.5
Dividend yield	—	—
Volatility	72%	79%
	2004	2003
Employee Stock Purchase Plan
Risk-free interest rate	2.1-2.6%	1.1-1.8%
Expected life of the option (in years)	0.5-2.0	0.5-2.0
Dividend yield	—	—
Volatility	63%	64%

        During the Company's application of the fair value recognition provisions of SFAS No. 123 for the year ended December 31, 2004, the Company made certain corrections to its 2003 pro forma charges. The amount was previously reported as $34,669,000 for the year ended December 31, 2003.

        The weighted average grant date fair value of options granted during 2004 and 2003 was $3.72 and $2.94, respectively.

Restructuring Charges

        The Company has recorded restructuring charges consisting primarily of: (i) lease costs related to the abandonment of leased facilities; (ii) impairment charges for the reduction in fair value of property and equipment resulting from the abandonment of leased facilities and the reduction of the Company's workforce; and (iii) severance and related employee termination costs resulting from the reduction of the Company's workforce. The Company accounts for restructuring charges in accordance with SEC Staff Accounting Bulletin No. 100 "Restructuring and Impairment Charges" ("SAB 100") as well as the additional guidance discussed below.

        Prior to January 1, 2003, the Company accounted for the costs associated with the reduction of the Company's workforce in accordance with EITF Issue No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)" ("EITF 94-3"). Accordingly, the Company recorded the liability related to employee termination costs when the following conditions had been met: (i) management with the appropriate level of authority approves a termination plan that commits the Company to such plan and establishes the benefits the employees will receive upon termination; (ii) the benefit arrangement is communicated to the employees in sufficient detail to enable the employees to determine the termination benefits; (iii) the plan specifically identifies the number of employees to be terminated, their locations and their job classifications; and (iv) the period of time to implement the plan does not indicate changes to the plan are likely. The termination costs recorded by the Company are not associated with, nor do they benefit, continuing activities.

        Prior to January 1, 2003, the Company accounted for costs associated with the abandonment of leased facilities in accordance with EITF Issue No. 88-10 "Costs Associated with Lease Modification or Termination" ("EITF 88-10"). Accordingly, the Company recorded the costs associated with the abandonment of a lease facility when the leased property had no substantive future use or benefit to the Company. Under EITF 88-10, the Company recorded the liability as the sum of the total remaining lease costs and related exit costs, less probable sublease income.

        In July 2002, the staff of the FASB issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit and Disposal Activities" ("SFAS 146") which revised the accounting treatment for the cost of exit and disposal activities under EITF 94-3. SFAS 146 requires companies to record exit or disposal costs when they are "incurred" and can be measured at fair value. The recorded liability will subsequently be adjusted for changes in estimated cash flows. Commitment to a plan to exit an activity or dispose of long-lived assets will no longer be sufficient to record a one-time charge for most anticipated costs. The provisions of SFAS 146 were effective for exit or disposal activities initiated after December 31, 2002. Companies may not restate previously issued financial statements for the effect of the provisions of SFAS 146 and the liabilities that the company previously recorded under EITF Issue No. 94-3 were not affected.

Computation of Basic and Diluted Net Loss Per Share

        Basic and diluted net loss per common share has been computed using the weighted average number of shares of common stock outstanding during the period, less shares subject to repurchase. The following table presents the calculation of basic and diluted net loss per share (in thousands, except share and per share amounts).

	Years Ended December 31,
	2004	2003
Net loss	$(14,156)	$(24,244)

Basic and diluted:
Weighted average shares of common stock outstanding	75,876	73,523
Less: Weighted average shares subject to repurchase	(58)	(24)

Weighted average shares used in computing basic and diluted net loss per common share	75,818	73,499

Basic and diluted net loss per common share	$(0.19)	$(0.33)

        The Company excludes potentially dilutive securities from its diluted net loss per share computation when their effect would be antidilutive to net loss per share amounts. The following common stock equivalents were excluded from the net loss per share computation (in thousands):

	Years Ended December 31,
	2004	2003
Options excluded due to the exercise price exceeding the average fair market value of the Company's common stock during the period	6,946	7,816
Options excluded for which the exercise price was less than the average fair market value of the Company's common stock during the period but were excluded as inclusion would decrease the Company's net loss per share	4,862	4,384
Common shares excluded resulting from common stock subject to repurchase	58	24

Total common stock equivalents excluded from diluted net loss per common share	11,866	12,224

Segment Reporting

        The Company is organized and operates as one business segment, which is responsible for the design, development, marketing and sale of software products and related services. The Company distributes its products in the United States and in foreign countries through direct sales personnel and indirect channel partners.

        The Company classifies revenues based on the country from which the applicable sales contracts originate. The following table details revenues by country (in thousands):

	Years Ended December 31,
	2004	2003
Revenues:
United States	$51,797	$66,022
United Kingdom	12,579	9,457
Rest of World	14,917	20,653

Total	$79,293	$96,132

Recent Accounting Pronouncements

Share Based Payments

        In December 2004, the Financial Accounting Standards Board (FASB) issued a revision to FASB Statement No. 123, Share-Based Payment ("FASB No. 123R") which eliminates the ability to account for share-based compensation transactions using APB 25 and generally requires that such transactions be accounted for using a fair value method. This statement is effective on July 1, 2005 and allows companies to choose between the following methods of adoption: (i) A "modified prospective" method in which compensation cost is recognized beginning with the effective date, or (ii) A "modified retrospective" method which permits entities to restate prior period financial statements based on the amounts previously disclosed in the footnotes to the financial statements under Statement 123. This restatement may be applied to either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

        Had the Company adopted FASB No. 123R in prior periods, the impact of that standard would have approximated the impact of Statement 123 as described in the disclosure of pro forma net income and earnings per share above.

Exchanges of Nonmonetary Assets

        On December 16, 2004, the FASB issued Statement No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29. Statement 153 addresses the measurement of exchanges of nonmonetary assets and redefines the scope of transactions that should be measured based on the fair value of the assets exchanged. Statement 153 is effective for nonmonetary asset exchanges beginning in our second quarter of fiscal 2006. We do not expect the adoption of Statement 153 to have a material effect on our consolidated financial position, results of operations or cash flows.

Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004

        In December 2004, the FASB issued FASB Staff Position No. 109-2, Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creations Act of 2004 ("FAS 109-2") The AJCA introduces an 85% dividends received deduction for a limited time on the repatriation of certain foreign earnings to a U.S. taxpayer (repatriation provision), provided certain criteria are met. FAS 109-2 provides accounting and disclosure guidance for the repatriation provision. The Company is currently in a net loss position in its foreign operations and has substantial net operating losses both in the U.S. and abroad that can be used to offset taxable income for many years. As a result, we do not expect FAS 109-2 to have a material impact on the Company's financial position, results of operations or cash flows. See further discussion of the Company's income tax position in Note 8.

3. Financial Statement Details

Investments

        Cash, cash equivalents, investments in marketable securities, and long-term investments consisted of the following as of December 31, 2004 and 2003 (in thousands):

	Unrealized
	Cost	Loss	Gain	Market
December 31, 2004:
Cash and cash equivalents:
Cash	$8,732	$—	$—	$8,732
Money market funds	9,348	—	—	9,348
Corporate bonds	—	—	—	—

	$18,080	$—	$—	$18,080

Investments in marketable securities:
Auction rate securities	$49,300	$—	$—	$49,300
Commercial paper	—	—	—	—
Corporate bonds	36,435	168	—	36,267
Government notes/bonds	45,765	242	—	45,523

	$131,500	$410	$—	$131,090

Long-term investments:
Corporate bonds	$20,166	$220	$—	$19,946
Government notes/bonds	76,948	490	—	76,458

	$97,114	$710	$—	$96,404

	Unrealized
	Cost	Loss	Gain	Market
December 31, 2003:
Cash and cash equivalents:
Cash	$21,834	$—	$—	$21,834
Money market funds	5,623	—	—	5,623
Corporate bonds	3,011	—	—	3,011

	$30,468	$—	$—	$30,468

Investments in marketable securities:
Auction rate securities	$79,525	$—	$—	$79,525
Commercial paper	1,650	—	—	1,650
Corporate bonds	18,363	—	121	18,484
Government notes/bonds	27,339	—	114	27,453

	$126,877	$—	$235	$127,112

Long-term investments:
Corporate bonds	$25,374	$—	$5	$25,379
Government notes/bonds	79,640	—	152	79,792

	$105,014	$—	$157	$105,171

        Government notes/bonds consist primarily of government sponsored enterprises and include, to a lesser extent, investments in taxable municipal bonds. Investments in marketable securities include government notes/bonds and corporate bonds totaling $81.8 million and $47.6 million as of December 31, 2004 and 2003, respectively, which mature in less than one year. In addition, investments in marketable securities include auction rate securities, consisting primarily of taxable municipal bonds, of $49.3 million and $79.5 million as of December 31, 2004 and 2003, respectively. These auction rate securities have maturity dates of greater than 10 years, however, we classify them as investments in marketable securities because they have reset dates of less than 45 days and we have the ability and intent to sell them in less than one year from their purchase dates. Long-term investments of $96.4 million and $105.2 million as of December 31, 2004 and 2003, mature within two years.

        As of December 31, 2004, the Company had unrealized losses of $1.2 million on investments and restricted investments in government notes/bonds and corporate bonds. Of the $1.2 million in unrealized losses, less than $0.1 million is associated with investments that have been in a continuous unrealized loss position for 12 months or longer. The Company has the ability and intent to hold these investments until their fair value recovers, which may be at maturity. Therefore, the Company does not consider the impairment of these investments to be other-than-temporary as of December 31, 2004.

Restricted Cash and Investments

        Restricted cash consists of cash, cash equivalents and investments which serve as collateral, under letters of credit, for the Company's obligations to third parties for lease payments. Restricted investments consist of short-term and long-term government bonds. Classification of restricted cash as short-term or long-term is determined based on the expiration of the underlying lease agreement (in thousands):

	December 31,
	2004	2003
Short-term restricted cash:
Letters of credit	$266	$726
Long-term restricted cash:
Letters of credit	5,334	7,160
Bank deposits	98	114

	$5,432	$7,274

See further discussion of restricted cash in Note 6, Commitments and Contingencies.

Property and Equipment

        Property and equipment consists of the following (in thousands):

	December 31,
	2004	2003
Computer software and equipment	$18,629	$18,265
Furniture and fixtures	2,578	2,823
Leasehold improvements	4,250	4,171

	25,457	25,259
Less: Accumulated depreciation	(20,836)	(18,549)

	$4,621	$6,710

Accrued Liabilities

        Accrued compensation consists of the following (in thousands):

	December 31,
	2004	2003
Vacation	$2,266	$2,864
Commissions and bonus	2,210	3,844
Employee Stock Purchase Plan	616	789
Other	758	1,039

	$5,850	$8,536

        Other accrued liabilities consist of the following (in thousands):

	December 31,
	2004	2003
Professional services	$1,568	$1,448
Sales tax	2,380	2,548
Marketing expenses	517	768
Royalties	103	218
Third-party cost of services revenues	53	192
Other	2,565	2,907

	$7,186	$8,081

Accumulated Other Comprehensive Income (Loss)

        The components of accumulated other comprehensive income (loss), reflected in the Consolidated Statements of Stockholders' Equity and Comprehensive Loss, net of related taxes, consisted of the following (in thousands):

	December 31,
	2004	2003
Unrealized gain (loss) on investments	$(1,186)	$392
Cumulative translation adjustment	(1,044)	(1,075)

	$(2,230)	$(683)

Other Income, net

        Other income, net consists of the following (in thousands):

	December 31,
	2004	2003
Interest income	$4,623	$4,558
Other income	—	843
Interest expense	—	(94)
Other expense	(206)	(58)

	$4,417	$5,249

        Other income of $843,000 in 2003 represents income recognized pursuant to the termination of a partner agreement.

4. Acquisitions, Goodwill and Purchased Intangible Assets

Acquisitions Prior to 2003

        During 2000 the Company entered into business combinations with RightPoint Software, Inc., iLeverage Corporation, eClass Direct, Inc. and Octane Software, Inc. During 2001, the Company entered into a business combination with Moss Software, Inc. Each of these merger transactions were accounted for under the purchase method of accounting. Accordingly, we recorded goodwill and other intangible assets representing the excess of the purchase price paid over the fair value of net assets acquired. Also, during 2001 the Company acquired certain intellectual property assets of Radnet, Inc. The purchased intellectual property assets have been fully amortized as of December 31, 2004.

Purchased Intangibles

        Identifiable intangible assets with definite lives are amortized over their useful lives and are reviewed for impairment in accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" when impairment indicators exist. These assets are shown as purchased intangibles on the face of the balance sheet, and are as follows (in thousands):

	December 31, 2004			December 31, 2003
	Gross Carrying Amount(1)	Accumulated Amortization	Net Balance	Gross Carrying Amount(1)	Accumulated Amortization	Net Balance
Purchased technology	$17,652	$(17,652)	$—	$17,652	$(16,973)	$679
Customer list	1,332	(1,332)	—	1,332	(1,332)	—

Total purchased intangibles	$18,984	$(18,984)	$—	$18,984	$(18,305)	$679

(1)
Gross carrying amount is presented net of an impairment charge recorded in 2001 and accumulated amortization as of the date of the impairment charge.

        Epiphany amortizes purchased intangible assets under the straight-line method over a period of 3 years. The amortization of purchased technology is recorded in cost of revenues and was $0.7 million and $4.8 million in the years ended December 31, 2004 and 2003, respectively. The amortization of customer list assets is recorded in operating expenses and was zero and $0.3 million in the years ended December 31, 2004 and 2003, respectively.

5. Restructuring

        During 2001, the Company began restructuring worldwide operations to reduce costs and improve efficiencies in response to a slower economic environment. Since that time, operations have been streamlined, sales models have changed in certain geographies and facilities have been abandoned to align the Company's cost structure to current market conditions. In accordance with SAB 100, specified activities are deemed the commencement of a separate restructuring plan in the quarter in which those activities could be specifically identified. The first plan was initiated in the quarter ended September 30, 2001 ("Plan 1"). The second plan, initiated during the quarter ended June 30, 2002, consisted of actions which were primarily supplemental to Plan 1 ("Plan 2") and a third plan was initiated during the quarter ended March 31, 2003 ("Plan 3"). Charges for these plans were based on assumptions and related estimates that were appropriate for the economic environment that existed at the time these charges were recorded. However, due to the continued deterioration of the commercial real estate market, primarily in the U.S. and the United Kingdom, we have made subsequent adjustments to the initial restructuring charges recorded under Plan 1 and Plan 2.

        The following table summarizes the restructuring accrual for the years ended December 31, 2004 and 2003 (in thousands):

	Severance and Related Charges	Impairment of Property and Equipment	Lease Costs	Other Restructuring Activities	Total

Accrued balance at December 31, 2002	26	—	32,920	—	32,946
Charges accrued during 2003—Plan 3	620	301	122	311	1,354
Adjustments to previous estimates—Plan 1	—	—	1,846	—	1,846
Adjustments to previous estimates—Plan 2	(13)	—	689	—	676
Adjustments to previous estimates—Plan 3	—	—	52	—	52
Cash payments—Plan 1	—	—	(6,580)	—	(6,580)
Cash payments—Plan 2	—	—	(1,228)	—	(1,228)
Cash payments—Plan 3	(633)	—	(117)	(311)	(1,061)
Non-cash activity—Plan 3	—	(301)	—	—	(301)

Accrued balance at December 31, 2003	—	—	27,704	—	27,704
Charges accrued during 2004—Plan 3	—	—	—	—	—
Adjustments to previous estimates—Plan 1	—	—	828	—	828
Adjustments to previous estimates—Plan 2	—	—	(164)	—	(164)
Adjustments to previous estimates—Plan 3	—	—	6	6	12
Cash payments—Plan 1	—	—	(6,264)	—	(6,264)
Cash payments—Plan 2	—	—	(642)	—	(642)
Cash payments—Plan 3	—	—	(32)	(6)	(38)
Non-cash activity—Plan 3	—	—	—	—	—

Accrued balance at December 31, 2004	—	—	21,436	—	21,436
Less: current portion	—	—	(5,532)	—	(5,532)

Restructuring costs, net of current portion	$—	$—	$15,904	$—	$15,904

        Severance and related charges primarily result from involuntary termination benefits and related payroll taxes. The impairment of property and equipment primarily relates to leasehold improvements and other property and equipment impaired as a result of the abandonment of leased facilities and the reduction of the Company's workforce. Lease costs reflect remaining operating lease obligations and brokerage fees stated at actual costs reduced by estimated sublease income. The Company calculates the estimated costs of abandoning these leased facilities, including estimated sublease costs and income, with the assistance of market information trend analyses provided by commercial real estate brokerage firms retained by the Company.

Year Ended December 31, 2003

        During 2003, the Company recorded a restructuring charge of $3.9 million, of which $1.3 million related to restructuring charges for Plan 3 and $2.6 million related to changes in estimated lease costs.

        The Company initiated Plan 3 to reduce direct sales and marketing costs in Japan, Australia and Latin America by transitioning these markets to an indirect sales model. This plan was completed during 2003 and resulted in the sale of the Company's subsidiary located in Japan, the abandonment of leased facilities in Australia and a reduction in the number of employees by 18. Of the total employee reduction, most had been engaged in sales and marketing activities. The sale of the Company's subsidiary located in Japan was completed in July 2003 when the Company sold all of the outstanding capital stock of Epiphany Software, K.K. ("Epiphany Japan") to Braxton Ltd. for approximately $4.2 million in cash. At the time of the sale, the subsidiary had $4.4 million in net assets resulting in a charge to other restructuring activities of approximately $0.2 million. Other expenses associated with the sale of the entity for $0.1 million resulted in total charges classified as "Other Restructuring Activities" of $0.3 million. Due to the continuing obligations and future cash flows expected under the distribution agreement, the sale of the subsidiary is not considered to be a discontinued operation in accordance with SFAS No. 144 ("SFAS 144"), "Accounting for the Impairment of Disposal of Long-Lived Assets."

        Adjustments to lease cost estimates of $2.6 million were recorded primarily to reflect changes in estimates associated with facilities in New York, Boston and the United Kingdom.

        The accrued liability of $27.7 million at December 31, 2003 is net of $31.2 million of estimated sublease income. Of this total sublease income, $12.7 million represents future sublease income due under non-cancelable subleases and $18.5 million represents our estimates of future sublease income on excess facilities we expect to sublease in the future.

Year Ended December 31, 2004

        For the year ended December 31, 2004, the Company recorded adjustments to previously-recorded restructuring estimates totaling $0.7 million primarily associated with facilities in Illinois, California, and the United Kingdom.

        The accrued liability of $21.4 million at December 31, 2004 is net of $28.1 million of estimated sublease income. Of this estimated sublease income, $13.1 million represents future sublease income due under non-cancelable subleases and $15.0 million represents our estimates of future sublease income on excess facilities we expect to sublease in the future. In estimating future sublease income under non-cancelable subleases, the Company evaluates the collectibility of sublease income. If the Company determines that sublease income is not collectable with respect to a particular subtenant, the Company estimates the amount of sublease income that it is likely to generate from a new subtenant. The Company then increases the restructuring accrual by an amount equal to the difference between the initially contracted amount and the estimated sublease income from the new subtenant. Our ability to generate this amount of sublease income, as well as our ability to terminate certain lease obligations at the amounts we have estimated, is highly dependent upon the existing economic conditions, particularly lease market conditions in certain geographies, at the time we negotiate the lease termination and sublease arrangements with third parties. While the amount we have accrued is our best estimate, these estimates are subject to change and may require periodic adjustment as conditions change through the implementation period. If macroeconomic conditions worsen, particularly as they pertain to the commercial real estate market, we may be required to increase our estimated cost to exit certain facilities. The current estimates accrued for abandoned leases, net of anticipated sublease proceeds, are projected to be paid over their respective lease terms through 2017.

        As of December 31, 2004, the restructuring activities under Plans 1, 2 and 3 were completed. However, the Company expects additional charges under a new plan expected to begin during the first quarter of 2005. See Note 11 of Notes to Condensed Consolidated Financial Statements for further discussion regarding Subsequent Event.

6. Commitments and Contingencies

Lease Commitments

        Epiphany leases certain facilities under operating lease agreements, which expire at various dates through 2017. In addition, we expect to receive sublease income from non-cancelable subleases of excess facilities. Future minimum lease payments due and receivable under these leases as of December 31, 2004 were as follows (in thousands):

Year Ending December 31,	Lease Payments Due	Sublease Income Receivable	Total, Net

2005	$9,407	$(2,277)	$7,130
2006	6,522	(1,503)	5,019
2007	6,561	(1,429)	5,132
2008	6,655	(1,287)	5,368
2009	6,773	(1,252)	5,521
2010 and thereafter	16,975	(3,178)	13,797

	$52,893	$(10,926)	$41,967

        The net amounts shown above include operating lease commitments due under leases for abandoned facilities of $27.9 million which are accrued as restructuring costs as of December 31, 2004.

        Rent expense, excluding amounts charged to restructuring, was approximately $3.2 million and $4.6 million for the years ended December 31, 2004 and 2003, respectively. For the year ended December 31, 2004, all sublease income received had been included in the Company's restructuring accrual and did not reduce rent expense.

Legal Proceedings

        As of the date hereof, there is no material litigation pending against us. From time to time, the Company may become a party to litigation and subject to claims incident to the ordinary course of our business. Although the results of litigation and claims cannot be predicted with certainty, the Company believes that the final outcome of such matters will not have a material adverse effect on our business, results of operations or financial condition.

        The Company, two of its current officers, one of its former officers and three underwriters in its initial public offering ("IPO") were named as defendants in a consolidated shareholder lawsuit in the United States District Court for the Southern District of New York, In re E.piphany, Inc. Initial Public Offering Securities Litigation, 01-CV-6158. This is one of a number of actions coordinated for pretrial purposes as In re Initial Public Offering Securities Litigation, 21 MC 92. Plaintiffs in the coordinated proceeding have brought claims under the federal securities laws against numerous underwriters, companies, and individuals, alleging generally that defendant underwriters engaged in improper and undisclosed activities concerning the allocation of shares in the IPOs of more than 300 companies during the period from late 1998 through 2000. Specifically, among other things, the plaintiffs allege that the prospectus pursuant to which shares of Company common stock were sold in the Company's IPO contained certain false and misleading statements regarding the practices of the Company's underwriters with respect to their allocation of shares of common stock in the

Company's IPO to their customers and their receipt of commissions from those customers related to such allocations, and that such statements and omissions caused the Company's post-IPO stock price to be artificially inflated. The consolidated amended complaint in the Company's case seeks unspecified damages on behalf of a purported class of purchasers of the Company's common stock between September 21, 1999 and December 6, 2000. The court has appointed a lead plaintiff for the consolidated action. The underwriter and issuer defendants have filed motions to dismiss. These motions were denied as to all the underwriter defendants and the majority of issuer defendants including the Company. The individual defendants have been dismissed from the action without prejudice pursuant to a tolling agreement. In June 2004, a stipulation for the settlement and release of claims against the issuer defendants, including the Company, was submitted to the court. The settlement is subject to a number of conditions, including the final approval of the court. If the settlement does not occur, and litigation against the Company continues, the Company believes it has meritorious defenses and intends to defend the case vigorously.

        On February 8, 2005, New York University ("NYU") filed, but has not yet served, a complaint against the Company in the United States District Court for the Southern District of New York, alleging patent infringement. The Company believes it has meritorious defenses and intends to vigorously defend itself.

Letters of Credit

        Epiphany has entered into several letters of credit with a bank which serve as collateral for the Company's obligations to third parties for lease payments. These are secured by cash and cash equivalents and are included in restricted cash on the face of the balance sheet. Classification of restricted cash as short-term or long-term is determined based on the termination date of the underlying lease agreement irrespective of the expiration date of the letter of credit, as the Company is contractually required to maintain letters of credit during the lease term.

        The table below lists the Company's outstanding letters of credit as of December 31, 2004 (in thousands):

Date Effective	Lease Termination Date	Amount Secured
1/5/2001	10/31/2005	$266
1/5/2001	2/28/2006	276
1/5/2001	10/31/2007	4
11/3/2000	3/31/2011	3,303
2/7/2001	4/30/2011	561
5/17/2002	4/30/2011	150
2/8/2001	6/30/2013	1,039

		$5,599

7. Common Stock

        In July 1998, Epiphany's former chief executive officer, Roger Siboni, purchased 2,400,000 shares of common stock under a restricted stock purchase agreement in exchange for a promissory note. Pursuant to the stock purchase agreement, Epiphany had a right to repurchase the common stock at the original purchase price upon the occurrence of certain events. The repurchase right expired during 2002.

        As of December 31, 2004, Epiphany had reserved the following shares of authorized but unissued common stock:

Stock options outstanding under the 1997 stock option plan	1,110,087
Stock options outstanding under the 1999 stock option plan	8,776,028
Stock options outstanding under the 2000 nonstatutory stock option plan	1,267,594
Stock options outstanding under plans assumed through acquisition	249,123
Stock options available for grant under the 1999 stock option plan	8,206,561
Stock options available for grant under the 2000 nonstatutory stock option plan	762,994
Stock reserved for issuance under the 1999 employee stock purchase plan	5,442,157
Warrants assumed through acquisition	5,366

Total shares reserved	25,819,910

Warrants

        As of December 31, 2004, the Company had warrants outstanding to purchase 5,366 shares of common stock. Of these, warrants to purchase 911 shares have an exercise price of $1.29 and expired on January 26, 2005, and warrants to purchase 4,455 shares have an exercise price of $15.71 and expire on July 25, 2005.

Stock-Based Compensation

        Stock-based compensation consists of amortization of deferred compensation in connection with stock option and restricted stock grants to employees as well as sales of stock to employees at exercise or sales prices below the deemed fair market value of our common stock. As of December 31, 2004, deferred compensation was $1.2 million.

1999 Employee Stock Purchase Plan

        On June 30, 1999, the Board of Directors approved the adoption of Epiphany's 1999 Employee Stock Purchase Plan (the "Purchase Plan"). A total of 10,199,455 shares of common stock have been reserved for issuance under the Purchase Plan as of December 31, 2004. The Purchase Plan permits eligible employees to purchase shares of common stock through payroll deductions at 85% of the fair market value of the common stock, as defined in the Purchase Plan. As of December 31, 2004, 4,757,298 shares had been purchased and 5,442,157 shares were available for future issuance under the Purchase Plan.

Common Stock Repurchase Program

        In October 2004, the Company's Board of Directors authorized the repurchase of up to $30 million of its common stock. Stock repurchases under this program may be made in the open market and through privately negotiated transactions at such times and in such amounts as management deems appropriate and will be funded from available working capital. The number of shares to be purchased and the timing of the purchases will depend on several factors, including the price of Epiphany's stock, corporate and regulatory requirements and general business and market conditions. There have been no shares of common stock repurchased under this program as of December 31, 2004.

Stock Options and Restricted Stock

        In 1997, Epiphany adopted the 1997 Stock Plan (the "1997 Plan") under which incentive stock options and nonstatutory stock options were granted to employees and consultants of Epiphany.

The exercise price for incentive stock options is at least 100% of the fair market value on the date of grant for employees owning less than 10% of the voting power of all classes of stock and at least 110% of the fair market value on the date of grant for employees owning more than 10% of the voting power of all classes of stock. For nonstatutory stock options, the exercise price is at least 110% of the fair market value on the date of grant for employees owning more than 10% of voting power of all classes of stock and at least 85% for employees owning less than 10% of the voting power of all classes of stock. Options generally expire in 10 years. Options are immediately exercisable, but shares so purchased vest over periods determined by the Board of Directors, generally four years. Upon termination of employment, unvested shares may be repurchased by Epiphany for the original purchase price. The Board of Directors determined that no further options would be granted under the 1997 Plan after the initial public offering. In addition to the shares authorized for the 1999 Plan (as described below), the 1997 Plan options authorized but not granted as of the IPO date were made available for grant under the 1999 Plan. Accordingly, no shares are available for grant under the 1997 Plan as of December 31, 2004.

        On June 30, 1999, the Board of Directors approved the adoption of Epiphany's 1999 Stock Plan (the "1999 Plan"). Under the 1999 Plan, incentive stock options, nonstatutory stock options and restricted stock may be granted to employees and consultants of Epiphany. The exercise price for incentive stock options is at least 100% of the fair market value on the date of grant for employees owning less than 10% of the voting power of all classes of stock and at least 110% of the fair market value on the date of grant for employees owning more than 10% of the voting power of all classes of stock. For nonstatutory stock options, the exercise price is at least 110% of the fair market value on the date of grant for employees owning more than 10% of voting power of all classes of stock and at least 85% for employees owning less than 10% of the voting power of all classes of stock. Options generally expire in 10 years. Options and restricted stock vest pursuant to a vesting schedule determined by the Board of Directors, which is typically over a period of four years. A total of 18,523,049 shares of common stock have been reserved for issuance, 8,776,028 are outstanding, and 1,540,460 shares of restricted stock and options have been exercised and restricted stock granted under the 1999 Plan. As of December 31, 2004, 8,206,561 shares were available for grant.

        On October 18, 2000, the Board of Directors approved the adoption of Epiphany's 2000 Nonstatutory Stock Option Plan (the "Nonstatutory Plan"). Under the Nonstatutory Plan, nonstatutory stock options may be granted to employees and consultants of Epiphany, however, executive officers and directors may not receive stock options under the Nonstatutory Plan. The exercise price for nonstatutory stock options is at least 110% of the fair market value on the date of grant for employees owning more than 10% of voting power of all classes of stock and at least 85% for employees owning less than 10% of the voting power of all classes of stock. Options generally expire in 10 years. Options are exercisable pursuant to a vesting schedule determined by the Board of Directors. A total of 2,250,000 shares of common stock have been reserved for issuance, 1,267,594 options are outstanding and 219,412 options have been exercised under the Nonstatutory Plan. As of December 31, 2004, 762,994 shares were available for grant.

        The following table summarizes the stock option plan activity (in thousands, except per share amounts):

	Year Ended December 31, 2004		Year Ended December 31, 2003
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding at beginning of year	11,363	$7.92	13,003	$8.75
Granted	3,553	$5.78	2,968	$4.73
Exercised	(1,143)	$3.74	(755)	$4.36
Canceled	(2,370)	$7.83	(3,854)	$8.95

Outstanding at end of period	11,403	$7.70	11,362	$7.92

Vested and exercisable at end of year	6,580	$9.71	6,739	$9.61

Weighted average grant date market value per share of options granted	$5.78		$4.73

        In the table above, the number of stock options granted and exercised during the year ended December 31, 2004 includes options to purchase 285,000 shares of restricted stock granted at par value with a weighted average grant date market value per share of $4.30.

	Options Outstanding			Options Vested and Exercisable
December 31, 2004 Range of Exercise Prices	Number	Weighted Average Remaining Years	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
$0.20 - $3.85	1,356,914	6.7	$2.90	873,331	$2.52
$3.87 - $4.30	1,115,899	7.9	4.10	414,489	4.09
$4.31 - $4.44	1,855,900	8.6	4.44	648,658	4.44
$4.45 - $5.33	1,198,645	8.8	4.74	347,425	4.86
$5.51 - $6.44	1,797,568	7.0	6.39	1,669,984	6.43
$6.88 - $7.33	914,224	6.3	7.16	820,225	7.17
$7.45 - $8.04	1,151,325	9.0	8.02	8,416	7.66
$8.05 - $12.25	1,295,861	6.5	9.70	1,084,849	9.76
$12.55 - $121.29	715,746	5.5	35.45	712,326	35.55
$162.33 - $162.33	750	5.2	162.33	750	162.33
$0.20 - $162.33	11,402,832	7.5	$7.70	6,580,453	$9.71

8. Income Taxes

        Epiphany accounts for income taxes pursuant to SFAS No. 109, "Accounting for Income Taxes." The components of provision for taxes are as follows (in thousands):

	December 31,
	2004	2003
Federal:
Current	$—	$—
Deferred	—	—

	—	—

State:
Current	—	—
Deferred	—	—

	—	—

Foreign:
Current	168	526
Deferred	—	—

	168	526

Total	$168	$526

        Provision for taxes consists of withholding taxes due on payments from certain foreign customers.

        The provision for income taxes differs from the expected tax benefit amount computed by applying the statutory federal income rate of 34% to loss before taxes as follows:

	2004	2003
Federal statutory rate	(34.0)%	(34.0)%
State taxes, net of federal benefit	(4.0)%	(6.0)%
Amortization of stock compensation	0.2%	0.1%
Foreign taxes	1.2%	2.2%
Amortization of goodwill, in-process R&D, and other intangibles	1.7%	7.3%
Imputed interest	1.7%	—
Net operating loss not benefited and other	34.4%	32.6%

	1.2%	2.2%

        The components of net deferred tax assets are as follows (in thousands):

	December 31,
	2004	2003
Net operating loss carryforwards	$122,444	$111,197
Restructuring charge	6,043	7,834
Accruals and reserves	1,069	2,135
Plant and equipment depreciation	1,714	761
Startup and organization costs	123	132
Research and development credits	13,982	7,371
Capitalized research and development costs	2,394	5,229

Total deferred tax assets	147,769	134,659
Valuation allowance	(147,769)	(134,659)

Net deferred tax assets	$—	$—

        The valuation allowance increased (decreased) by $13.1 million and $(0.4) million during 2004 and 2003, respectively.

        From inception through December 31, 2004, we incurred net losses for federal and state tax purposes and have not recognized any tax provision or benefit. Due to uncertainties regarding realization of the assets based on the limited operating history of Epiphany, the lack of annual profitability to date, and the uncertainty of future profitability, Epiphany has recorded a valuation allowance equal to the total deferred tax assets of $147.8 million, and, therefore, has no net deferred tax assets.

        Included in the deferred tax assets of $147.8 million is $122.4 million, which is equal to the tax-effected amount of net operating loss carryforwards. As of December 31, 2004, Epiphany had net operating loss carryforwards of approximately $296.0 million and $98.0 million for federal and state tax purposes, respectively. The federal net operating loss and other credit carryforwards begin expiring, if not utilized, on various dates beginning in 2011 through 2025. The state net operating loss and other carryforwards will expire, if not utilized, on various dates beginning 2006 through 2015. In addition, Epiphany has net operating losses in certain foreign jurisdictions of approximately $51.0 million, which expire in various years. Approximately $15.0 million of the deferred tax asset relates to employee stock option deductions and, accordingly, will be credited directly to stockholders' equity when realized and will not be available to reduce the provision for income taxes in future years.

        At December 31, 2004, the Company had research and development tax credit carryforwards of approximately $8.0 million and $9.0 million for federal and state income tax purposes, respectively. If not utilized, the federal research and development carryforwards will expire beginning in 2013 through 2025. The state research and development tax credit can be carried forward indefinitely.

        The deferred tax assets of approximately $147.8 million at December 31, 2004 include approximately $26.4 million related to the acquisitions of RightPoint, Octane, eClass, iLeverage and Moss (including the tax effected amounts of net operating losses of $66.7 million and $38.8 million, federal and state, respectively) The reversal of the valuation allowance of approximately $26.4 recorded against these deferred assets will be used to reduce the amount of any remaining goodwill that was originally recorded at the date of the acquisitions and therefore, will not be available to reduce the provision for income taxes.

        Utilization of the net operating loss and tax credit carryforwards may be subject to substantial annual limitations due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. The annual limitations could result in the expiration of the net operating loss and tax credit carryforwards before utilization

        The Company's pretax loss from operations for the years ended December 31, 2004 and 2003 consisted of the following components (in thousands):

	Years Ended December 31,
	2004	2003
Domestic	$(14,899)	$(20,538)
Foreign	965	(3,180)

Total pretax loss	$(13,934)	$(23,718)

9. Related Party Transactions

        In connection with the employment of our former chief executive officer, Roger Siboni, in 1998, we agreed to extend to Mr. Siboni credit in the form of two personal loans, all of which were repaid in full as of September 30, 2003.

        First, in July 1998, the Company loaned $640,000 to Mr. Siboni, in order to purchase 2,400,000 shares of common stock at $0.26 2/3 per share. This loan was due on July 1, 2008 and accrued interest at 5.88% per annum. As of December 31, 2002, the outstanding principal balance of this loan was $377,000 and accrued interest was $6,000. This loan was secured by 1,245,661 shares of Epiphany common stock. As of September 30, 2003, this loan was repaid in full.

        Second, Mr. Siboni was offered a loan of $250,000 per year for a period beginning August 1, 1998 and ending July 31, 2000, drawable on a monthly basis. This loan accrued interest at 5.6% per annum. As of December 31, 2002, the loan had been repaid in full.

        Third, Mr. Siboni was extended a loan in the aggregate sum of $173,000 for the payment of taxes arising from bonus payments made to him during the years 1999 and 2000. This loan accrued interest at 5.6% per annum. As of December 31, 2002, the outstanding balance including accrued interest was $43,000. During the year ended December 31, 2003, this loan was repaid in full.

10. 401(k) Plan

        In January 1999, Epiphany adopted a 401(k) plan (the "401(k)"). Participation in the 401(k) is available to all employees. Employees are eligible to participate in the 401(k) at any time beginning with their first day of employment. Each participant may elect to contribute an amount up to 50% of his or her annual base salary plus commission and bonus, but not to exceed the statutory limit as prescribed by the Internal Revenue Code. The Company may make discretionary contributions to the 401(k). To date, no contributions have been made by the Company.

11. Valuation and Qualifying Accounts

        The following table presents annual information related to the allowance for doubtful accounts for the two years ended December 31, 2004 (in thousands):

Allowance for doubtful accounts	Balance at Beginning of Period	Charged to Expenses	Charged to Allowance for Doubtful Accounts	Balance at End of Period
Year ended December 31,
2004	$1,609	$—	$(501)	$1,108
2003	$2,508	$—	$(899)	$1,609

12. Selected Quarterly Financial Data (Unaudited)

        The following table presents selected quarterly information for 2004 and 2003 (in thousands, except share data):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2004:
Revenues	$20,229	$20,426	$17,938	$20,700
Gross profit	13,361	14,317	12,094	15,185
Net income (loss)	(4,202)	(3,647)	(4,298)	(2,009)
Basic and diluted net income (loss) per share	$(0.06)	$(0.05)	$(0.06)	$(0.03)

2003:
Revenues	$22,511	$22,158	$24,208	$27,255
Gross profit	12,871	12,822	16,041	19,208
Net income (loss)	(10,901)	(9,408)	(4,348)	413
Basic and diluted net income (loss) per share	$(0.15)	$(0.13)	$(0.06)	$0.01

13. Subsequent Event

        On February 15, 2005, the Company adopted a restructuring plan designed to reduce operating expenses and to further focus its resources on its core markets. The restructuring charge under this plan is estimated to be up to $4.5 million and is expected to be incurred principally in the first and second quarter of 2005. Of the $4.5 million, $3.5 million is expected to be attributable to lease termination costs and $1.0 million is attributable to one-time severance and related costs.

EPIPHANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2005	December 31, 2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$18,856	$18,080
Investments in marketable securities	147,382	131,090
Accounts receivable, net	7,019	11,677
Prepaid expenses and other assets	3,913	4,849
Short-term restricted cash and investments	542	266

Total current assets	177,712	165,962
Long-term investments	72,930	96,404
Long-term restricted cash and investments	4,054	5,432
Property and equipment, net	3,043	4,621
Goodwill	81,499	81,499
Other assets	243	301

Total assets	$339,481	$354,219

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,860	$1,194
Accrued compensation	5,208	5,850
Accrued other	7,252	7,186
Current portion of restructuring costs	4,107	5,532
Deferred revenue	13,976	14,011

Total current liabilities	32,403	33,773
Restructuring costs, net of current portion	15,660	15,904
Other long-term liabilities	207	232

Total liabilities	48,270	49,909

Commitments and contingencies	—	—
Stockholders' equity:
Common stock	7	7
Additional paid-in capital	3,833,250	3,831,571
Accumulated other comprehensive loss	(2,441)	(2,230)
Deferred compensation	(1,013)	(1,166)
Accumulated deficit	(3,538,592)	(3,523,872)

Total stockholders' equity	291,211	304,310

Total liabilities and stockholders' equity	$339,481	$354,219

The accompanying notes are an integral part of the condensed consolidated financial statements.

EPIPHANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Six Months Ended June 30,
	2005	2004
Revenues:
Product license	$8,149	$14,744
Services	9,258	10,594
Maintenance	15,513	15,317

	32,920	40,655

Cost of revenues:
Product license	534	802
Services	8,295	8,850
Maintenance	2,837	2,646
Amortization of purchased technology	—	679

	11,666	12,977

Gross profit	21,254	27,678
Operating expenses:
Research and development	12,651	13,041
Sales and marketing	14,237	17,384
General and administrative	9,483	5,841
Restructuring charges	2,400	1,011
Stock-based compensation	154	—

Total operating expenses	38,925	37,277

Loss from operations	(17,671)	(9,599)

Other income, net	3,061	1,831

Net loss before provision for taxes	(14,610)	(7,768)
Provision for taxes	110	81

Net loss	$(14,720)	$(7,849)

Basic and diluted net loss per share	$(0.19)	$(0.10)

Shares used in computing basic and diluted net loss per share	76,863	75,377

The accompanying notes are an integral part of the condensed consolidated financial statements.

EPIPHANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2005	2004
Cash flows from operating activities:
Net loss	$(14,720)	$(7,849)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,646	2,163
Stock-based compensation	154	—
Non-cash restructuring costs	335	—
Amortization of purchased technology	—	679
Accounts receivable	4,658	2,243
Prepaid expenses and other assets	994	1,500
Accounts payable	666	(291)
Accrued liabilities and compensation	(601)	(4,149)
Restructuring costs	(1,633)	(3,062)
Deferred revenue	(35)	(1,175)

Net cash used in operating activities	(8,536)	(9,941)

Cash flows from investing activities:
Purchases of property and equipment	(573)	(668)
Proceeds from maturities of investments	130,690	178,944
Loss on disposal of property and equipment	133	68
Restricted cash and investment	1,102	932
Purchases of investments	(123,624)	(179,349)

Net cash provided (used) by investing activities	7,728	(73)

Cash flows from financing activities:
Proceeds from sale of common stock	1,676	5,832

Net cash provided by financing activities	1,676	5,832

Effect of foreign exchange translation	(92)	(244)

Net increase (decrease) in cash and cash equivalents	776	(4,426)
Cash and cash equivalents at beginning of period	18,080	30,468

Cash and cash equivalents at end of period	$18,856	$26,042

The accompanying notes are an integral part of the condensed consolidated financial statements.

EPIPHANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1.    Basis of Presentation

        The condensed consolidated financial statements included herein have been prepared by E.piphany, Inc. (hereafter "Epiphany" or the "Company"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). The Condensed Consolidated Balance Sheet as of December 31, 2004 is derived from audited consolidated financial statements. Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with United States Generally Accepted Accounting Principles ("U.S. GAAP") have been condensed or omitted pursuant to the rules and regulations regarding interim financial statements. These condensed consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements and notes thereto included in this Form S-1.

        The unaudited condensed consolidated financial statements included herein reflect all adjustments (which include normal recurring adjustments and restructuring charges in each of the periods presented) which are, in the opinion of management, necessary to state fairly the financial position of Epiphany as of June 30, 2005, the results of its operations for the six months ended June 30, 2005 and 2004, and its cash flows for the six months ended June 30, 2005 and 2004. The results for the six months ended June 30, 2005 are not necessarily indicative of the results expected for the full fiscal year.

2.    Summary of Significant Accounting Policies

Principles of Consolidation

        The condensed consolidated financial statements include the accounts of Epiphany and its subsidiaries. As of June 30, 2005, the Company owns 100% of the outstanding stock of all its subsidiaries. Intercompany accounts and transactions have been eliminated.

Use of Estimates in Preparation of Financial Statements

        The condensed consolidated financial statements have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect reported assets and liabilities, disclosure of contingent assets and liabilities as of the date of the financial statements, and reported expenses during the reporting period. Actual results in these particular areas could differ from those estimates.

Foreign Currency Translation

        The functional currency of our foreign subsidiaries is the local currency. The Company translates the assets and liabilities of non-U.S. functional currency subsidiaries into dollars at the current rates of exchange in effect as of the balance sheet date. Revenues and expenses are translated using average exchange rates during each reporting period. Gains and losses from translation adjustments are included on the balance sheet in stockholders' equity under the caption "Accumulated other comprehensive loss." Currency transaction gains or losses, derived from monetary assets and liabilities stated in a currency other than the functional currency, are recognized in current operations and have not been significant to the Company's operating results in any period. The effect of foreign currency rate changes on cash and cash equivalents has not been significant in any period.

Cash Equivalents, Investments in Marketable Securities, Long-Term Investments and Restricted Cash and Investments

        The Company considers all highly liquid investments with a maturity of 90 days or less from the date of purchase to be cash equivalents. The Company has classified its investments as "available for sale." Investments in marketable securities generally consist of highly liquid securities that the Company intends to hold for more than 90 days but less than 1 year. Long-term investments generally consist of securities that the Company intends to hold for more than one year. Such investments are carried at fair value with unrealized gains and losses reported, net of tax, as other comprehensive income (loss) in stockholders' equity. The Company periodically reviews these investments for other-than-temporary impairments. Realized gains and losses and declines in value which are determined to be other-than-temporary on available-for-sale securities are included in other income, net and are derived using the specific identification method for determining the cost of securities.

        From time to time, we are required to obtain letters of credit that serve as collateral for our obligations to third parties under facility lease agreements. These letters of credit are secured by cash and investments. As of June 30, 2005, we had $4.6 million securing letters of credit, which are classified as restricted cash and investments in the accompanying Condensed Consolidated Balance Sheets. The classification of restricted cash and investments as short-term or long-term is determined based on the termination date of the underlying lease agreement irrespective of the expiration date of the letter of credit, as the Company is contractually required to maintain letters of credit during the lease term.

Accounts Receivable and Deferred Revenue

        Accounts receivable consists of amounts due from customers for which revenue has been recognized. Deferred revenue consists of amounts received from customers for which revenue has not been recognized. Deferred license revenue is recognized upon delivery of our product, as services are rendered, or as other criteria for revenue recognition are satisfied. Deferred maintenance revenue is recognized ratably over the term of the maintenance agreement, typically one year, and deferred professional services revenue is recognized as services are rendered or as other criteria for revenue recognition are satisfied.

Allowances for Doubtful Accounts

        We evaluate the collectability of our accounts receivable based on a combination of factors. When we believe a collectability issue exists with respect to a specific receivable, we record an allowance to reduce that receivable to the amount that we believe to be collectable. For all other receivables, we record an allowance based on an assessment of the aging of such receivables, our historical experience with bad debts and the general economic environment.

Property and Equipment

        Property and equipment are stated at cost. Depreciation is computed using the straight-line method based on estimated useful lives. The estimated useful lives for computer software and equipment is three years, furniture and fixtures is five years and leasehold improvements range from the shorter of five years or applicable lease term. Depreciation expense is included in operating expenses and cost of revenues based on how the assets are utilized.

Fair Value of Financial Instruments, Concentration of Credit Risk and Significant Customers

        The carrying value of the Company's financial instruments, including cash and cash equivalents, investments, and accounts receivable approximates fair market value. Financial instruments that subject the Company to concentrations of credit risk consist primarily of investments in debt securities and trade accounts receivable. Management believes the financial risks associated with these financial instruments are not significant. The Company invests its cash and investments in government agencies, U.S. treasuries, money market instruments, auction rate securities, taxable municipal bonds and corporate debt rated A1/P1 or higher.

        The Company's customer base consists of businesses in Asia, Australia, Europe, Latin America and North America. The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. The Company maintains reserves for potential credit losses. Historically, such reserves have been adequate to cover the actual losses incurred. No individual customer accounted for more than 10% of our total revenues for the six months ended June 30, 2005. As of June 30, 2005, one customer accounted for 16% of our total accounts receivable balance. Two individual customer account receivable balances accounted for 17% and 12%, respectively, of our total accounts receivable as of December 31, 2004.

Impairment of Long-Lived Assets and Definite Lived Intangible Assets

        The Company evaluates long-lived assets for impairment on a periodic basis or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair market value.

        Acquired goodwill and other intangible assets with indefinite useful lives are not amortized over time, but are subject to impairment tests on an annual basis, and on an interim basis in certain circumstances. The Company performs annual impairment tests in the fourth quarter of each year. The Company completed annual impairment tests on its Goodwill and Purchased Intangibles assets during the fourth quarter of 2004 and 2003, which did not result in an impairment charge. The Company intends to perform annual impairment testing in the fourth quarter of 2005. The Company did not identify events or circumstances during the six months ended June 30, 2005 which would more likely than not reduce the fair value of previously recorded intangible assets.

Revenue Recognition

        Epiphany recognizes revenue under the following policies which are in accordance with the provisions of Statement of Position 97-2, "Software Revenue Recognition" as amended by SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions":

        Licenses.    Fees from licenses are recognized as revenue upon contract execution, provided all delivery obligations have been met, fees are fixed or determinable and collection is probable. We consider all arrangements with payment terms extending beyond six months not to be fixed or determinable, and revenue is recognized as payments become due from the customer, assuming all other revenue recognition conditions are met. If collection is not considered probable, revenue is recognized when the fee is collected. The Company uses the residual method to recognize revenue from a license arrangement with multiple elements when vendor specific objective evidence of the fair value exists for all of the undelivered elements in the arrangement, but does not exist for one of the delivered elements in the arrangement. Vendor specific objective evidence for undelivered elements is based on normal pricing for those elements when sold separately. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. If vendor specific objective evidence does not exist to allocate the total fee to all undelivered elements of the arrangement, revenue is deferred until the earlier of the time at which (1) such evidence does exist for the undelivered elements, or (2) all elements are delivered. We recognize license fees from resellers as revenue when the above criteria have been met and the reseller has sold the subject licenses through to the end-user.

        When licenses are sold together with consulting and implementation services, license fees are recognized upon delivery, provided that (1) the criteria set forth in the above paragraph have been met, (2) payment of the license fees is not dependent upon the performance of the consulting or implementation services, and (3) the services are not essential to the functionality of the software. For arrangements that do not meet the above criteria, both the product license revenues and professional services revenues are recognized under the percentage of completion contract method in accordance with the provisions of Statement of Position 81-1, "Accounting for Performance of Construction Type and Certain Production Type Contracts" ("SOP 81-1"). To date, when the Company has been primarily responsible for the implementation of the software, services have been considered essential to the functionality of the software products and therefore license and services revenue have been recognized pursuant to SOP 81-1. The Company follows the percentage of completion method since reasonably dependable estimates of progress toward completion of a contract can be made. The Company estimates the percentage of completion on contracts utilizing hours incurred to date as a percentage of the total estimated hours to complete the project under the input method. Recognized revenues and profit are subject to revisions as the contract progresses to completion. Revisions in profit estimates are charged to income in the period in which the facts that give rise to the revision become known.

        From time to time, our license and service arrangements include acceptance provisions. When acceptance provisions exist, we apply judgment in assessing the significance of the provision. If the Company determines that the likelihood of non-acceptance in these arrangements is remote, we recognize revenue once all of the criteria described above have been met. If such a determination cannot be made, revenue is recognized upon the earlier of customer acceptance or expiration of the acceptance period, provided that all of the criteria described above have been met.

        Maintenance Services.    Maintenance services include technical support and unspecified software updates to customers. Revenue derived from maintenance services is recognized ratably over the applicable maintenance term, typically one year, and is included in maintenance revenue in the accompanying consolidated statements of operations.

        Professional, Implementation and Training Services.    Epiphany provides consulting, implementation and training services to its customers. Revenue from such services is generally recognized as the services are performed, except when such services are subject to acceptance provisions, as discussed above, and is included in services revenue in the accompanying consolidated statements of operations.

Warranties and Indemnification

        The Company generally provides a warranty for its software products and services to its customers and accounts for its warranties under the Financial Accounting Standards Board's ("FASB's") Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies" ("SFAS No. 5"). The Company's products are generally warranted to perform substantially as described in the associated product documentation for a period of one year. The Company's services are generally warranted to be performed consistent with industry standards for a period of ninety days from delivery. In the event there is a failure of such warranties, the Company generally is obligated to correct the product or service to conform to the warranty provision or, if the Company is unable to do so, the customer is entitled to seek a refund of the purchase price of the product or service. The Company has not provided for a warranty accrual as of June 30, 2005 or December 31, 2004. To date, the Company's product warranty expense has not been significant.

        The Company generally agrees to indemnify its customers against legal claims that the Company's software products infringe certain third-party intellectual property rights and accounts for its indemnification obligations under SFAS No. 5. In the event of such a claim, the Company is generally obligated to defend its customer against the claim and to either settle the claim at the Company's expense or pay damages that the customer is legally required to pay to the third-party claimant. In addition, in the event of an infringement, the Company agrees to modify or replace the infringing product, or, if those options are not reasonably possible, to refund the cost of the software, as pro-rated over a five-year period. To date, the Company has not been required to make any payment resulting from infringement claims asserted against our customers. As such, the Company has not provided for an infringement indemnification accrual as of June 30, 2005 or December 31, 2004 and has not deferred revenue recognition on license agreements which provide for a pro-rated refund over a five-year period.

        During the quarter ended September 30, 2003, the Company sold all of the outstanding capital stock of its Japanese subsidiary, Epiphany Software, K.K. ("Epiphany Japan"), to Braxton Ltd. for approximately $4.2 million in cash. The stock purchase agreement contained customary representations, warranties and covenants of the parties, including covenants to indemnify each other in the event of a breach of warranty or representation. Claims under the indemnification covenants may be submitted within two years from the date of closing, for a maximum of $0.7 million, and only to the extent that losses exceed 10% of the purchase price. No claims have been made under this indemnification as of June 30, 2005. The fair value of these indemnification provisions were not material to the Company's financial position, results of operations or cash flows for the six months ended June 30, 2005.

        The Company indemnifies its directors and officers in their capacity as such. To date, the Company has not been required to make any payment resulting from these indemnification obligations. Additionally, the fair value of these indemnification provisions was not material to the Company's financial position, results of operations or cash flows for the six months ended June 30, 2005.

Stock-Based Compensation

        The Company accounts for stock issued to employees in accordance with Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees" and complies with the disclosure provisions of SFAS No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation" and SFAS No. 148 ("SFAS 148"), "Accounting for Stock-Based Compensation—Transition and Disclosure." Under APB 25, compensation expense for fixed stock options is based on the difference between the fair market value of the Company's stock and the exercise price of the option on the date of grant, if any.

        The following table illustrates the effect on net loss and loss per share as if the Company had applied the fair value recognition provisions of SFAS No. 123 using the Black-Scholes stock option pricing model (in thousands except per share amounts):

	Six Months Ended June 30,
	2005	2004
Net loss, as reported	$(14,720)	$(7,849)
Add: Stock-based employee compensation expense included in reported net loss, net of tax effects	154	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of tax effects	(4,346)	(11,274)

Pro forma net loss	$(18,912)	$(19,123)

Loss per share:
Basic and diluted—as reported	$(0.19)	$(0.10)
Basic and diluted—pro forma	$(0.25)	$(0.25)

        During the fourth quarter of 2004, the Company recorded an aggregate of $1.2 million of deferred compensation in connection with restricted stock granted to certain officers of the Company, which the Company is amortizing on a straight-line basis over the respective vesting periods. The Company has reflected $154,000 in compensation expense associated with these restricted shares in the accompanying condensed consolidated statements of operations during the six months ended June 30, 2005.

        During the Company's application of the fair value recognition provisions of SFAS No. 123 for the year ended December 31, 2004, the Company made certain corrections to its pro forma charges for the six months ended June 30, 2004. The amount was previously reported as $9.5 million for the six months ended June 30, 2004.

3. Computation of Basic and Diluted Net Loss Per Share

        Basic and diluted net loss per common share has been computed using the weighted average number of shares of common stock outstanding during the period, less shares subject to repurchase. The following table presents the calculation of basic and diluted net loss per share (in thousands, except per share amounts):

	Six Months Ended June 30,
	2005	2004
Net loss	$(14,720)	$(7,849)
Basic and diluted:
Weighted average shares of common stock outstanding	77,148	75,378
Less: Weighted average shares subject to repurchase	(285)	(1)

	76,863	75,377

Basic and diluted net loss per common share	$(0.19)	$(0.10)

        The Company excludes potentially dilutive securities from its diluted net loss per share computation when their effect would be antidilutive to net loss per share amounts. The following common stock equivalents were excluded from the net loss per share computation (in thousands):

	Six Months Ended June 30,
	2005	2004
Options excluded due to the exercise price exceeding the average fair market value of the Company's common stock during the period	9,944	7,133
Options for which the exercise price was less than the average fair market value of the Company's common stock during the period that were excluded as inclusion would decrease the Company's net loss per share	1,565	5,059
Common shares excluded resulting from common stock subject to repurchase	285	1

Total common stock equivalents excluded from diluted net loss per common share	11,794	12,193

4. Legal Proceedings

        As of the date hereof, there is no material litigation pending against us. From time to time, the Company may become a party to litigation and subject to claims incident to the ordinary course of our business. Although the results of litigation and claims cannot be predicted with certainty, the Company believes that the final outcome of such matters will not have a material adverse effect on our business, results of operations or financial condition.

        The Company, two of its current officers, one of its former officers and three underwriters in its initial public offering ("IPO") were named as defendants in a consolidated shareholder lawsuit in the United States District Court for the Southern District of New York, In re E.piphany, Inc. Initial Public Offering Securities Litigation, 01-CV-6158. This is one of a number of actions coordinated for pretrial purposes as In re Initial Public Offering Securities Litigation, 21 MC 92. Plaintiffs in the coordinated proceeding have brought claims under the federal securities laws against numerous underwriters, companies, and individuals, alleging generally that defendant underwriters engaged in improper and undisclosed activities concerning the allocation of shares in the IPOs of more than 300 companies during the period from late 1998 through 2000. Specifically, among other things, the plaintiffs allege that the prospectus pursuant to which shares of Company common stock were sold in the Company's IPO contained certain false and misleading statements regarding the practices of the Company's underwriters with respect to their allocation of shares of common stock in the Company's IPO to their customers and their receipt of commissions from those customers related to such allocations, and that such statements and omissions caused the Company's post-IPO stock price to be artificially inflated. The consolidated amended complaint in the Company's case seeks unspecified damages on behalf of a purported class of purchasers of the Company's common stock between September 21, 1999 and December 6, 2000. The court has appointed a lead plaintiff for the consolidated action. The underwriter and issuer defendants filed motions to dismiss. These motions were denied as to all the underwriter defendants and the majority of issuer defendants, including the Company. The individual defendants have been dismissed from the action without prejudice pursuant to a tolling agreement. In June 2004, a stipulation for the settlement and release of claims against the issuer defendants, including the Company, was submitted to the court. On February 15, 2005, the court granted preliminary approval of the settlement, subject to the parties' modification of a proposed bar order relating to potential contribution claims. The settlement is subject to a number of conditions, including the final approval of the court. If the settlement does not occur, and litigation against the Company continues, the Company believes it has meritorious defenses and intends to defend the case vigorously.

        On February 8, 2005, New York University ("NYU") filed a complaint against the Company in the United States District Court for the Southern District of New York, alleging patent infringement. The Company has answered the complaint. The Company believes it has meritorious defenses and intends to vigorously defend itself.

5. Restructuring

        In the quarter ended September 30, 2001, the Company began restructuring worldwide operations to reduce costs and improve efficiencies in response to a slower economic environment. Since that time, operations have been streamlined, sales models have changed in certain geographies and facilities have been abandoned to align the Company's cost structure to current market conditions. Charges for these restructuring activities have been recorded in accordance with Emerging Issues Task Force No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity" ("EITF 94-3"), SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146"), and SFAS No. 112, "Employers' Accounting for Post-employment Benefits", as applicable. In accordance with these standards, specified restructuring activities are deemed effective at the commencement of a separate restructuring plan in the quarter in which those activities could be specifically identified. The first plan was initiated in the quarter ended September 30, 2001 ("Plan 1"). The second plan, initiated during the quarter ended June 30, 2002, consisted of actions which were primarily supplemental to Plan 1 ("Plan 2"). A third plan was initiated during the quarter ended June 30, 2003 ("Plan 3") and a fourth plan was initiated during the quarter ended March 31, 2005 ("Plan 4"). Charges for these plans were based on assumptions and related estimates that were appropriate for the economic environment that existed at the time these charges were recorded. However, due to the continued deterioration of the commercial real estate market, primarily in the U.S. and the United Kingdom, we have made subsequent adjustments to the initial restructuring charges recorded under these plans.

The following table summarizes the Company's restructuring accrual as of June 30, 2005 (in thousands):

	Severance and Related Charges	Impairment of property and equipment	Lease Costs	Other Restructuring Activities	Total
Accrued balance at December 31, 2003	$—	$—	$27,704	$—	27,704
Adjustments to previous estimates—Plan 1	—	—	828	—	828
Adjustments to previous estimates—Plan 2	—	—	(164)	—	(164)
Adjustments to previous estimates—Plan 3	—	—	6	6	12
Cash payments—Plan 1	—	—	(6,264)	—	(6,264)
Cash payments—Plan 2	—	—	(642)	—	(642)
Cash payments—Plan 3	—	—	(32)	(6)	(38)

Accrued balance at December 31, 2004	—	—	21,436	—	21,436
Charges accrued during 2005—Plan 4	253	373	1,703	—	2,329
Accretion Charge—Plan 4	—	—	16	—	16
Adjustments to previous estimates—Plan 1	—	—	55	—	55
Cash payments—Plan 1	—	—	(2,464)	—	(2,464)
Cash payments—Plan 2	—	—	(594)	—	(594)
Cash payments—Plan 3	—	—	(6)	—	(6)
Cash payments—Plan 4	(253)	—	(44)	—	(297)
Non-cash activity—Plan 2	—	—	(298)	—	(298)
Non-cash activity—Plan 4	—	(373)	(37)	—	(410)

Accrued balance at June 30, 2005	—	—	19,767	—	19,767
Less: current portion	—	—	4,107	—	4,107

Restructuring costs, net of current portion	$—	$—	15,660	$—	15,660

        Severance and related charges consist primarily of involuntary termination benefits and related payroll taxes resulting from a reduction in workforce. The impairment of property and equipment primarily relates to leasehold improvements and other property and equipment impaired as a result of the abandonment of leased facilities and a reduction in workforce. Lease costs reflect remaining operating lease obligations and brokerage fees stated at actual costs reduced by estimated sublease income. The Company calculates the estimated costs of abandoning these leased facilities, including estimated sublease costs and income, with the assistance of market information trend analyses provided by commercial real estate brokerage firms retained by the Company. The accretion charge represents the amortization of the difference between the net present value (NPV) of obligations and the absolute value of obligations.

Year Ended December 31, 2004

        For the year ended December 31, 2004, the Company recorded adjustments to previously-recorded restructuring estimates totaling $0.7 million primarily associated with facilities in Illinois, California, and the United Kingdom.

Plan 4 Activity Quarter and six months ended June 30, 2005

        On February 15, 2005, the Company adopted a restructuring plan designed to reduce operating expenses and to further focus its resources on its core markets ("Plan 4"). The total restructuring charges incurred under Plan 4 during the six months ended June 30, 2005 were approximately $2.4 million, of which $2.1 million is comprised of lease termination costs related to the abandonment of leased facilities in the United Kingdom and Boston, Massachusetts including the write-off of certain property and equipment totaling $0.4 million. The remaining $0.3 million relates to employee-related termination costs. Under SFAS No. 146 "Accounting for Costs associated with Exit or Disposal Activities," the restructuring charges are recorded at the net present value of the future obligations. Future restructuring charges against Plan 4 will be attributable to accretion charges and, potentially, severance charges.

        Plans 1, 2 and 3 have been accounted for using the guidance of EITF 94-3 "Liability Recognition for Costs to Exit an Activity," under which charges were recorded at the absolute value of the future obligations.

        The accrued liability of $19.8 million at June 30, 2005 is net of $29 million of estimated sublease income. Of this total sublease income, $18.5 million represents future sublease income due under non-cancelable subleases and $10.5 million represents our estimates of future sublease income on excess facilities we expect to sublease in the future. Our ability to generate this amount of sublease income, as well as our ability to terminate certain lease obligations at the amounts we have estimated, is highly dependent upon the existing economic conditions, particularly lease market conditions in certain geographies, at the time we negotiate the lease termination and sublease arrangements with third parties. While the amount we have accrued is our best estimate, these estimates are subject to change and may require periodic adjustment as conditions change through the implementation period. If macroeconomic conditions, particularly as they pertain to the commercial real estate market, continue to worsen, we may be required to increase our estimated cost to exit certain facilities. The current estimates accrued for abandoned leases, net of anticipated sublease proceeds, are projected to be paid over their respective lease terms through 2017.

6. Segment Information

        The Company is organized and operates as one business segment, which is responsible for the design, development, marketing and sale of software products and related services. The Company distributes its products in the United States and in foreign countries through direct sales personnel and indirect channel partners.

        The Company classifies revenues based on the country in which the applicable sales contracts originate. The following table details revenues by country (in thousands):

	Six Months Ended June 30,
	2005	2004
Revenues:
United States	$22,811	$28,835
United Kingdom	4,888	5,888
Rest of World	5,221	5,932

Total	$32,920	$40,655

7. Purchased Intangible Assets

        Definite lived intangible assets were fully amortized as of June 30, 2004. There was $679,000 of amortization charges in the period ended March 31, 2004 and none thereafter.

8. Comprehensive Loss

        Comprehensive loss consists of net loss plus all other non-owner changes in equity. The components of comprehensive loss are as follows (in thousands):

	Six Months Ended June 30,
	2005	2004
Net loss	$(14,720)	$(7,849)
Change in unrealized gain on investments	(116)	(1,439)
Change in foreign currency translation adjustment	(92)	(244)

Comprehensive losses	$(14,928)	$(9,532)

9. Subsequent Event

Merger with SSA Global Technologies, Inc.

        On August 3, 2005, the Company entered into an Agreement and Plan of Merger, or merger agreement, by and among SSA Global Technologies, Inc. ("SSA"), SSA-E Merger Subsidiary, Inc., a wholly-owned subsidiary of SSA ("Merger Sub"), SSA-E Acquisition Subsidiary, Inc., a wholly-owned subsidiary of SSA ("Acquisition Sub"), and Epiphany. The Merger was consummated on September 29, 2005. Pursuant to the merger agreement, Acquisition Sub purchased substantially all of the intellectual property assets of Epiphany and then Merger Sub merged with and into Epiphany, with the result that Epiphany was the surviving corporation and became a wholly-owned subsidiary of SSA. As a result of the merger, each share of Epiphany common stock issued and outstanding immediately prior to the effective time of the merger was converted into the right to receive $4.20. In addition, all options or other rights to purchase capital stock of Epiphany outstanding under the Company's existing stock option plans with exercise prices below $4.20 per share were cashed out for the difference between $4.20 per share and the exercise price of such options. All options or other rights to purchase capital stock of Epiphany outstanding under Epiphany's existing stock option plans with exercise prices above $4.20 were cancelled.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

9,000,000 Shares

SSA Global
Technologies, Inc.

Common Stock

JPMorgan

Citigroup

Jefferies Broadview

Lazard Capital Markets

Pacific Growth Equities, LLC

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table shows the costs and expenses, payable in connection with the sale and distribution of the securities being registered. Except as otherwise noted, we will pay all of these amounts. All amounts except the SEC registration fee and the NASD fee are estimated.

SEC Registration Fee	$20,660
NASD Fee	19,808
Accounting Fees and Expenses	140,000
Legal Fees and Expenses	500,000
Printing Fees and Expenses	360,000
Miscellaneous	59,532

Total	$1,100,000

Item 14.    Indemnification of Directors and Officers

Indemnification Under the Delaware General Corporation Law

        Section 145 of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. In addition, the DGCL does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The DGCL also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

  (1)
  for any breach of the director's duty of loyalty to the corporation or its stockholders,

  (2)
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

  (3)
  for unlawful payments of dividends or unlawful stock purchases or redemptions, or

  (4)
  for any transaction from which the director derived an improper personal benefit.

        These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

Indemnification Under Our Certificate of Incorporation

        Article Five of our certificate of incorporation provides that, to the fullest extent permitted by the DGCL (including, without limitation, paragraph (7) of subsection (b) of Section 102 thereof), as the same may be amended and supplemented from time to time, the personal liability of our directors and officers shall be eliminated.

        Article Seven of our certificate of incorporation provides that, to the fullest extent permitted by the DGCL (including, without limitation, Section 145 thereof), as the same may be amended and supplemented from time to time, we shall indemnify any and all persons whom we shall have the power to indemnify under the DGCL. The indemnification provided for in Article Seven of our certificate of incorporation shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled whether as a matter of law, under our amended and restated bylaws, by agreement, by vote of our stockholders or disinterested directors or otherwise.

Indemnification Under Our Bylaws

        Section 1 of Article VI of our bylaws provides that, to the fullest extent permitted by applicable law, as such may be amended from time to time, we shall indemnify any person, or Covered Person, who was or is a party or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (collectively referred to herein as a proceeding), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director, or officer of our company, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as provided in Section 3 of Article VI of our bylaws, we shall indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized by our Board.

        Section 2 of Article VI of our bylaws provides that we shall pay expenses incurred by a Covered Person in defending any proceeding in advance of the final disposition of such proceeding, provided that to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under Article VI of our bylaws or otherwise.

        Section 3 of Article VI of our bylaws provides that if a claim for indemnification or advancement of expenses under Article VI of our bylaws is not paid in full within thirty days after we receive a written claim therefor by the Covered Person, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to the be paid the expense of prosecuting such claim. In any such action, we have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

        Section 4 of Article VI of our bylaws provides that the rights conferred on any Covered Person by Article VI of our bylaws shall not be deemed exclusive of any other rights to which such Covered

Person may be entitled under any statute, provision of our certificate of incorporation, provision of our bylaws, agreement, vote of our stockholders or disinterested directors or otherwise.

        Section 5 of Article VI of our bylaws provides that our obligation to indemnify or to advance expenses to any Covered Person who was or is serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

        Section 6 of Article VI of our bylaws provides that any repeal or modification of the provisions of Article VI of our bylaws shall not adversely affect any right or protection of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

        Section 7 of Article VI of our bylaws provides that Article VI of our bylaws shall not limit our right, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

Indemnification Under Indemnification Agreements With Our Directors and Officers

        Reference is made to the form of Indemnification Agreement entered into between us and each of our directors and certain of our officers in connection with our IPO initial which was consummated on June 1, 2005 pursuant to which we agreed to indemnify such persons to the fullest extent permitted by Delaware law, as the same may be amended from time to time.

Item 15.    Recent Sales of Unregistered Securities

        The following is a list of all unregistered securities sold or issued by us within the past three years:

(1)
In April 2003, we sold 750,000 shares of our series A convertible preferred stock to investment entities affiliated with General Atlantic for an aggregate purchase price of $75.0 million. The shares were sold in reliance on Section 4(2) of the Securities Act in that the sale of the securities did not involve a public offering. The entities acquiring the shares represented to us that they were accredited investors and were acquiring the shares for investment and not distribution, and appropriate legends were affixed to the share certificates issued in such transaction.

(2)
In April 2003, we issued 2,250,000 shares of our series A convertible preferred stock to affiliates of Cerberus in exchange for the cancellation of $10.0 million outstanding indebtedness and certain rights, warrants and shares of our common stock held by such entities. The shares were issued in reliance on Section 4(2) of the Securities Act in that the sale of the securities did not involve a public offering. The entities acquiring the shares represented to us that they were accredited investors and were acquiring the shares for investment and not distribution, and appropriate legends were affixed to the share certificates issued in such transaction.

(3)
On May 21, 2004, we entered into a three-year Master Relationship Agreement, or MRA, with IBM. In connection with the MRA, we issued a warrant to IBM on June 1, 2004 to purchase an amount of our common stock equal to $1.0 million divided by the offering price of our common stock in our IPO. The warrant vests over one year and expires at the earlier of (i) five years or (ii) six months from the date of termination of the MRA. The warrant was issued in reliance on Section 4(2) of the Securities Act in that the issuance of the warrant did not involve a public offering, and appropriate legends were affixed to the warrant and will be affixed to any share certificates upon exercise of the warrant.

(4)
On May 27, 2004, we issued stock appreciation rights to BLI-8787, Ltd. as part of the consideration in connection with the renegotiation of a lease. The stock appreciation rights entitle the holder to 127,281 shares of our common stock, subject to antidilution adjustment, upon consummation of our IPO prior to May 27, 2006. The stock appreciation rights were issued in reliance on Section 4(2) of the Securities Act in that the issuance of the stock appreciation rights did not involve a public offering. BLI-8787, Ltd. represented to us that it was an accredited investor and was acquiring such shares for investment and not distribution, and appropriate legends will be affixed to any share certificates issued for the stock appreciation rights.

(5)
On June 4, 2004, we issued subordinated convertible notes in the aggregate principal amount of $12,000,000 to Arzoon and certain of its investors as a portion of the purchase price for substantially all of the assets of Arzoon. Upon a change of control of our company each noteholder has, and upon our IPO, each noteholder had the right to convert any portion of the amount then outstanding on such note into shares of our common stock at a conversion price of $19.64 per share, subject to antidilution adjustment.

(6)
Between July 2003 and July 31, 2004, we granted options to purchase 10,210,610 shares of our common stock to certain of our employees and independent directors pursuant to our equity incentive plan at exercise prices ranging from $2.06 to $16.50 per share. The options were issued pursuant to compensatory plans or agreements with our employees and directors in reliance on Rule 701 of the Securities Act.

        There were no underwriters employed in connection with the sales and issuances described in paragraphs (1) through (6).

Item 16.    Exhibits and Financial Statement Schedules

Exhibit Number	Description
1.1*	Underwriting Agreement
3.1	Certificate of Incorporation of the Registrant	(A	)
3.2	Amended and Restated Bylaws of the Registrant	(B	)
4.1	Registration Rights Agreement, dated as of April 2, 2003, among the Registrant, General Atlantic Partners 76, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC, GAPCO GmbH & Co. KG, SSA Investor, LLC, SSA Warrant Holdings, LLC, Ableco, L.L.C., Cerberus Partners, L.P., Cerberus Institutional Partners, L.P. and Madeleine L.L.C.	(C	)
4.3	Common Stock Purchase Warrant, dated June 1, 2004, issued by the Registrant to International Business Machines Corporation	(D	)
5.1*	Opinion of Schulte Roth & Zabel LLP
10.1	Amended and Restated Employment Agreement between the Registrant and Michael Greenough, dated as of January 3, 2003	(E	)
10.2	Supplemental Agreement Regarding Amended and Restated Employment Agreement between the Registrant and Michael Greenough	(F	)
10.3	Letter Agreement between the Registrant and Michael Greenough, dated April 25, 2005, regarding supplemental employment terms and conditions	(G	)
10.4	Management Lock-up Agreement between the Registrant and Michael Greenough, dated April 25, 2005	(G	)
10.5	Employment Agreement between the Registrant and Stephen P. Earhart, dated April 30, 2003	(C	)
10.6	Letter Agreement between the Registrant and Stephen P. Earhart, dated April 25, 2005, regarding supplemental employment terms and conditions	(G	)
10.7	Management Lock-up Agreement between the Registrant and Stephen P. Earhart, dated April 25, 2005	(G	)
10.8	Employment Agreement between the Registrant and Kirk Isaacson, dated August 9, 2000	(C	)
10.9	Agreement Governing Severance Obligations and Termination of Employment between the Registrant and Kirk Isaacson	(F	)
10.10	General Release and Additional Terms Agreement between the Registrant and John Walles	(H	)
10.11	Employment Agreement between the Registrant and Graeme Cooksley, dated April 1, 2000	(C	)
10.12	Letter Agreement between the Registrant and Graeme Cooksley, dated April 25, 2005, regarding supplemental employment terms and conditions	(G	)
10.13	Management Lock-up Agreement between the Registrant and Graeme Cooksley, dated April 25, 2005	(G	)
10.14	Employment Agreement between the Registrant and Ross Garrity, dated February 24, 2005	(A	)
10.15	Form of Fiscal 2005 Bonus Compensation Plan in which the named executive officers participate	(I	)
10.16	SSA Global Technologies, Inc. 2003 Equity Incentive Plan	(C	)
10.17	Form of Indemnification Agreement	(D	)

10.18	Merger Agreement, dated as of August 15, 2003, among the Registrant, EXE Technologies, Inc. and Rush Merger Subsidiary, Inc	(C	)
10.19	Asset Purchase Agreement, dated as of June 4, 2004, among Arzoon, Inc., Arzoon Acquisition, Inc., Arzoon Asset Acquisition, Inc. and the Registrant	(I	)
10.20	Asset Purchase Agreement, dated as of June 11, 2004, among the Registrant, SSA Global Technologies Limited, Baan France SA, Baan Global By, Baan Holding Central Europe GmbH, Invensys Systems, Inc., Invensys Production Solutions Limited, Invensys Production n Solutions S.A., Invensys Production Solutions BV and Baan Process Solutions GMBH	(I	)
10.21	Stock Appreciation Rights Agreement, dated as of May 27, 2004, between the Registrant and BLI-8787, Ltd.	(I	)
10.22	Second Amended and Restated Subordinated Promissory Note, dated August 1, 2003, made by the Registrant in favor of Madeleine L,L.C. in the principal amount of $69,190,349.38	(I	)
10.23	Subordinated Promissory Note, dated December 18, 2003, made by the Registrant in favor of Madeleine L.L.C. in the principal amount of $23,000,000.00.	(I	)
10.24	Subordinated Promissory Note, dated January 20, 2004, made by the Registrant in favor of General Atlantic Partners 77, L.P. in the principal amount of $6,830,495.47	(I	)
10.25	Subordinated Promissory Note, dated January 20, 2004, made by the Registrant in favor of GAP Coinvestments III, LLC in the principal amount of $391,696.18	(I	)
10.26	Subordinated Promissory Note, dated January 20, 2004, made by the Registrant in favor of GapStar, LLC in the principal amount of $241,444.30.	(I	)
10.27	Subordinated Promissory Note, dated January 20, 2004, made by the Registrant in favor of GapStar, LLC in the principal amount of $95,833.75.	(I	)
10.28	Subordinated Promissory Note, dated January 20, 2004, made by the Registrant in favor of GAP Coinvestments IV, LLC in the principal amount of $99,276.10.	(I	)
10.29	Subordinated Promissory Note, dated January 20, 2004, made by the Registrant in favor of GAPCO GmbH & Co. KG in the principal amount of $7,954.20	(I	)
10.30	Second Amended and Restated Promissory Note, dated February 26, 2004, made by the Registrant in favor of Madeleine L.L.C. in the principal amount of $97,557,880.06.	(I	)
10.31	Second Amended and Restated Promissory Note, dated February 26, 2004, made by the Registrant in favor of General Atlantic Partners 76, L.P. in the principal amount of $30,295,718.90.	(I	)
10.32	Second Amended and Restated Promissory Note, dated February 26, 2004, made by the Registrant in favor of GAP Coinvestment Partners II, L.P. in the principal amount of $1,773,182.23.	(I	)
10.33	Second Amended and Restated Promissory Note, dated February 26, 2004, made by the Registrant in favor of GapStar, LLC in the principal amount of $406,491.17.	(I	)
10.34	Second Amended and Restated Promissory Note, dated February 26, 2004, made by the Registrant in favor of GAPCO GmbH & Co. KG in the principal amount of $43,901.05	(I	)
10.35	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of After Corporation Liquidating Trust in the principal amount of $1,400,000.00.	(I	)

10.36	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of Bill Sickler in the principal amount of $250,000.00.	(I	)
10.37	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of Farid Dibachi in the principal amount of $215,757.91.	(I	)
10.38	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of Venrock Associates II, L.P. in the principal amount of $1,005,622.03.	(I	)
10.39	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of Venrock Associates II, L.P. in the principal amount of $904,882.19.	(I	)
10.40	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of Venrock Associates in the principal amount of $698,822.09.	(I	)
10.41	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of Venrock Associates in the principal amount of $628,816.44.	(I	)
10.42	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of Red Rock Ventures—Cayman Investors III, L.P. in the principal amount of $189,225.76.	(I	)
10.43	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of Red Rock Ventures—Cayman Investors III, L.P. in the principal amount of $170,271.22.	(I	)
10.44	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of Red Rock Ventures—SBIC III, L.P. in the principal amount of $1,515,218.36.	(I	)
10.45	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of Red Rock Ventures—SBIC III, L.P. in the principal amount of $1,363,427.41.	(I	)
10.46	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of InnoCal II, L.P. in the principal amount of $2,124,257.96.	(I	)
10.47	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of InnoCal II, L.P. in the principal amount of $1,533,698.63.	(I	)
10.48	Stock Purchase Agreement, dated March 10, 2003, among the Registrant, Cerberus Capital Management, L.P., General Atlantic Partners 76, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC and GAPCO GmbH & Co. KG.	(D	)
10.49	Securities Exchange Agreement, dated April 2, 2003, among the Registrant, SSA Investor, L.L.C., SSA Warrant Holdings, L.L.C., Ableco, L.L.C. Cerberus Partners, L.P., Cerberus Institutional Partners, L.P., and Madeleine L.L.C.	(D	)
10.50	Stockholders Agreement, dated April 2, 2003, among the Registrant, General Atlantic Partners 76, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC, GAPCO GmbH & Co. KG, SSA Investor, LLC, Ableco, L.L.C., Cerberus Partners, L.P., Cerberus Institutional Partners, L.P., and Madeleine L.L.C.	(E	)
10.51	Letter Agreement, dated November 17, 2004, between the Registrant and Madeleine L.L.C. extending the maturity date of the Subordinated Promissory Note, dated December 18, 2003, made by the Registrant in favor of Madeleine L.L.C. in the principal amount of $23,000,000.00.	(E	)
10.52	Letter Agreement, dated November 17, 2004, between the Registrant and Madeleine L.L.C. extending the maturity date of the Second Amended and Restated Promissory Note, dated February 26, 2004, made by the Registrant in favor of Madeleine L.L.C. in the principal amount of $97,557,880.06.	(E	)

10.53	Letter Agreement, dated November 17, 2004, between the Registrant and General Atlantic Partners 77, L.P. extending the maturity date of the Subordinated Promissory Note, dated January 20, 2004, made by the Registrant in favor of General Atlantic Partners 77, L.P. in the principal amount of $6,830,495.47.	(E	)
10.54	Letter Agreement, dated November 17, 2004, between the Registrant and GAP Coinvestments III, LLC extending the maturity date of the Subordinated Promissory Note, dated January 20, 2004, made by the Registrant in favor of GAP Coinvestments III, LLC in the principal amount of $391,696.18.	(E	)
10.55	Letter Agreement, dated November 17, 2004, between the Registrant and GapStar, LLC extending the maturity date of the Subordinated Promissory Note, dated
	January 20, 2004, made by the Registrant in favor of GapStar, LLC in the principal amount of $241,444.30.	(E	)
10.56	Letter Agreement, dated November 17, 2004, between the Registrant and GapStar, LLC extending the maturity date of the Subordinated Promissory Note, dated
	January 20, 2004, made by the Registrant in favor of GapStar, LLC in the principal amount of $95,833.75.	(E	)
10.57	Letter Agreement, dated November 17, 2004, between the Registrant and GAP Coinvestments IV, LLC extending the maturity date of the Subordinated Promissory Note, dated January 20, 2004, made by the Registrant in favor of GAP Coinvestments IV, LLC in the principal amount of $99,276.10.	(E	)
10.58	Letter Agreement, dated November 17, 2004, between the Registrant and GAPCO GmbH & Co. KG extending the maturity date of the Subordinated Promissory Note, dated January 20, 2004, made by the Registrant in favor of GAPCO GmbH & Co. KG in the principal amount of 7,954.20.	(E	)
10.59	Letter Agreement, dated November 17, 2004, between the Registrant and General Atlantic Partners 76, L.P. extending the maturity date of the Second Amended and Restated Promissory Note, dated February 26, 2004, made by the Registrant in favor of General Atlantic Partners, 76, L.P. in the principal amount of $30,295,718.90.	(E	)
10.60	Letter Agreement, dated November 17, 2004, between the Registrant and GAP Coinvestment Partners II, L.P. extending the maturity date of the Second Amended and Restated Promissory Note, dated February 26, 2004, made by the Registrant in favor of GAP Coinvestment Partners II, L.P. in the principal amount of $1,773,182.23,	(E	)
10.61	Letter Agreement, dated November 17, 2004, between the Registrant and GapStar, LLC extending the maturity date of the Second Amended and Restated Promissory Note, dated February 26, 2004, made by the Registrant in favor of GapStar, LLC in the principal amount of $406,491.17.	(E	)
10.62	Letter Agreement, dated November 17, 2004, between the Registrant and GAPCO GmbH & Co. KG extending the maturity date of the Second Amended and Restated Promissory Note, dated February 26, 2004, made by the Registrant in favor of GAPCO GmbH & Co. KG in the principal amount of $43,901.05.	(E	)
10.63	Senior Unsecured Promissory Note, dated June 1, 2005, issued by the Registrant to Madeleine L.L.C. in the principal amount of $125,089,347.28.	(J	)
10.64	Senior Unsecured Promissory Note, dated June 1, 2005, issued by the Registrant to General Atlantic Partners 76, L.P. in the principal amount of $17,705,698.60.	(J	)

10.65	Senior Unsecured Promissory Note, dated June 1, 2005, issued by the Registrant to General Atlantic Partners 77, L.P. in the principal amount of $6,830,495.47.	(J	)
10.66	Senior Unsecured Promissory Note, dated June 1, 2005, issued by the Registrant to GAPCO GmbH & Co. KG in the principal amount of $33,611.25.	(J	)
10.67	Senior Unsecured Promissory Note, dated June 1, 2005, issued by the Registrant to GAP Coinvestment Partners II, L.P. in the principal amount of $1,036,299.23.	(J	)
10.68	Senior Unsecured Promissory Note, dated June 1, 2005, issued by the Registrant to GAP Coinvestments III, LLC in the principal amount of $391,696.18.	(J	)
10.69	Senior Unsecured Promissory Note, dated June 1, 2005, issued by the Registrant to GAP Coinvestments IV, LLC in the principal amount of $99,276.10	(J	)
10.70	Senior Unsecured Promissory Note, dated June 1, 2005, issued by the Registrant to GapStar, LLC in the principal amount of $574,843.30.	(J	)
10.71	Agreement and Plan of Merger by and among SSA Global Technologies, Inc., SSA—E Merger Subsidiary Inc., SSA—E Acquisition Subsidiary Inc. and E.piphany, Inc. dated August 3, 2005.	(K	)
10.72	Credit Agreement dated as of September 22, 2005 among SSA Global Technologies, Inc., the Lenders Party Hereto and JPMorgan Chase Bank, NA., as Administrative Agent.	(L	)
10.73	Guarantee and Collateral Agreement dated as of September 22, 2005, among SSA Global Technologies, Inc., the subsidiaries of SSA Global Technologies, Inc., identified herein and JPMorgan Chase Bank, N.A. as Collateral Agent.	(J	)
10.74	SSA Global Technologies, Inc. Post-Closing Letter dated September 22, 2005, from SSA Global Technologies, Inc., to JPMorgan Chase Bank as Administrative and Collateral Agent.	(J	)
10.75	SSA Global Technologies, Inc. Foreign Subsidiary Letter dated September 22, 2005, from SSA Global Technologies, Inc. to JPMorgan Chase Bank, N.A. as Administrative and Collateral Agent.	(J	)
21.1**	List of subsidiaries of the Registrant
23.1*	Consent of Schulte Roth & Zabel (incorporated by reference from Exhibit 5.1).
23.2**	Consent of Grant Thornton LLP regarding the consolidated financial statements of the Registrant and its subsidiaries.
23.3**	Consent of Ernst & Young LLP regarding the consolidated financial statements of E.piphany, Inc.

(A)
Previously filed on April 15, 2005 as an exhibit to Amendment No. 8 to the Registrant's Registration Statement on Form S-1 (Reg. No. 333-116156) originally filed with the SEC on June 3, 2004.

(B)
Previously filed on March 21, 2005 as Exhibit 3.4 to Amendment No. 6 to the Registrant's Registration Statement on Form S-1 (Reg. No. 333-116156) originally filed with the SEC on June 3, 2004

(C)
Previously filed on August 9, 2004 as an exhibit to Amendment No. 1 to the Registrant's Registration Statement on Form S-1 (Reg. No. 333-116156) originally filed with the SEC on June 3, 2004.

(D)
Previously filed on November 15, 2004 as an exhibit to Amendment No. 3 to the Registrant's Registration Statement on Form S-1 (Reg. No. 333-116156) originally filed with the SEC on June 3, 2004.

(E)
Previously filed on December 21, 2004 as an exhibit to Amendment No. 4 to the Registrant's Registration Statement on Form S-1 (Reg. No. 333-116156) originally filed with the SEC on June 3, 2004.

(F)
Previously filed on February 28, 2005 as an exhibit to Amendment No. 5 to the Registrant's Registration Statement on Form S-1 (Reg. No. 333-116156) originally filed with the SEC on June 3, 2004.

(G)
Previously filed on April 27, 2005 as an exhibit to Amendment No. 9 to the Registrant's Registration Statement on Form S-1 (Reg. No. 333-116156) originally filed with the SEC on June 3, 2004.

(H)
Previously filed on November 4, 2005 as an exhibit to the Registrant's Current Report on Form 8-K.

(I)
Previously filed on October 22, 2004 as an exhibit to Amendment No. 2 to the Registrant's Registration Statement on Form S-1 (Reg. No. 333-116156) originally filed with the SEC on June 3, 2004.

(J)
Previously filed on October 21, 2005 as an exhibit to the Registrant's Annual Report on Form 10-K.

(K)
Previously filed on August 4, 2005 as an exhibit to the Registrant's Current Report on Form 8-K.

(L)
Previously filed on September 28, 2005 as an exhibit to the Registrant's Current Report on Form 8-K.

*
To be filed by amendment.

**
Filed herewith.

Item 17.    Undertakings

        The undersigned registrant hereby undertakes:

  (1)
  That, for the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and conformed in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the security offered therein and the offering of such securities of such form shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by then is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, SSA Global Technologies, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the nineteenth day of December, 2005.

SSA GLOBAL TECHNOLOGIES, INC.
By:	/s/ MICHAEL GREENOUGH
Name: Michael Greenough Title: Chairman of the Board, President and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael Greenough and Stephen P. Earhart, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments thereto and any related registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL GREENOUGH Michael Greenough	Chairman of the Board, President Chief Executive Officer (principal executive officer)	December 19, 2005
/s/ STEPHEN P. EARHART Stephen P. Earhart	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	December 19, 2005

/s/ JOHN W. BARTER John W. Barter	Director	December 19, 2005

/s/ JAMES N. CHAPMAN James N. Chapman	Director	December 19, 2005
/s/ HOWARD S. COHEN Howard S. Cohen	Director	December 19, 2005
/s/ MICHAEL GREEN Michael Green	Director	December 19, 2005
/s/ MARCUS C. HANSEN Marcus C. Hansen	Director	December 19, 2005
/s/ PIETER KORTEWEG Pieter Korteweg	Director	December 19, 2005
/s/ J. MICHAEL LAWRIE J. Michael Lawrie	Director	December 19, 2005
/s/ MARC MCMORRIS Marc McMorris	Director	December 19, 2005
/s/ MARK NEPORENT Mark Neporent	Director	December 19, 2005

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Underwriting Agreement
3.1	Certificate of Incorporation of the Registrant	(A	)
3.2	Amended and Restated Bylaws of the Registrant	(B	)
4.1	Registration Rights Agreement, dated as of April 2, 2003, among the Registrant, General Atlantic Partners 76, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC, GAPCO GmbH & Co. KG, SSA Investor, LLC, SSA Warrant Holdings, LLC, Ableco, L.L.C., Cerberus Partners, L.P., Cerberus Institutional Partners, L.P. and Madeleine L.L.C.	(C	)
4.3	Common Stock Purchase Warrant, dated June 1, 2004, issued by the Registrant to International Business Machines Corporation	(D	)
5.1*	Opinion of Schulte Roth & Zabel LLP
10.1	Amended and Restated Employment Agreement between the Registrant and Michael Greenough, dated as of January 3, 2003	(E	)
10.2	Supplemental Agreement Regarding Amended and Restated Employment Agreement between the Registrant and Michael Greenough	(F	)
10.3	Letter Agreement between the Registrant and Michael Greenough, dated April 25, 2005, regarding supplemental employment terms and conditions	(G	)
10.4	Management Lock-up Agreement between the Registrant and Michael Greenough, dated April 25, 2005	(G	)
10.5	Employment Agreement between the Registrant and Stephen P. Earhart, dated April 30, 2003	(C	)
10.6	Letter Agreement between the Registrant and Stephen P. Earhart, dated April 25, 2005, regarding supplemental employment terms and conditions	(G	)
10.7	Management Lock-up Agreement between the Registrant and Stephen P. Earhart, dated April 25, 2005	(G	)
10.8	Employment Agreement between the Registrant and Kirk Isaacson, dated August 9, 2000	(C	)
10.9	Agreement Governing Severance Obligations and Termination of Employment between the Registrant and Kirk Isaacson	(F	)
10.10	General Release and Additional Terms Agreement between the Registrant and John Walles	(H	)
10.11	Employment Agreement between the Registrant and Graeme Cooksley, dated April 1, 2000	(C	)
10.12	Letter Agreement between the Registrant and Graeme Cooksley, dated April 25, 2005, regarding supplemental employment terms and conditions	(G	)
10.13	Management Lock-up Agreement between the Registrant and Graeme Cooksley, dated April 25, 2005	(G	)
10.14	Employment Agreement between the Registrant and Ross Garrity, dated February 24, 2005	(A	)
10.15	Form of Fiscal 2005 Bonus Compensation Plan in which the named executive officers participate	(I	)
10.16	SSA Global Technologies, Inc. 2003 Equity Incentive Plan	(C	)
10.17	Form of Indemnification Agreement	(D	)
10.18	Merger Agreement, dated as of August 15, 2003, among the Registrant, EXE Technologies, Inc. and Rush Merger Subsidiary, Inc	(C	)
10.19	Asset Purchase Agreement, dated as of June 4, 2004, among Arzoon, Inc., Arzoon Acquisition, Inc., Arzoon Asset Acquisition, Inc. and the Registrant	(I	)

10.20	Asset Purchase Agreement, dated as of June 11, 2004, among the Registrant, SSA Global Technologies Limited, Baan France SA, Baan Global By, Baan Holding Central Europe GmbH, Invensys Systems, Inc., Invensys Production Solutions Limited, Invensys Production n Solutions S.A., Invensys Production Solutions BV and Baan Process Solutions GMBH	(I	)
10.21	Stock Appreciation Rights Agreement, dated as of May 27, 2004, between the Registrant and BLI-8787, Ltd.	(I	)
10.22	Second Amended and Restated Subordinated Promissory Note, dated August 1, 2003, made by the Registrant in favor of Madeleine L,L.C. in the principal amount of $69,190,349.38	(I	)
10.23	Subordinated Promissory Note, dated December 18, 2003, made by the Registrant in favor of Madeleine L.L.C. in the principal amount of $23,000,000.00.	(I	)
10.24	Subordinated Promissory Note, dated January 20, 2004, made by the Registrant in favor of General Atlantic Partners 77, L.P. in the principal amount of $6,830,495.47	(I	)
10.25	Subordinated Promissory Note, dated January 20, 2004, made by the Registrant in favor of GAP Coinvestments III, LLC in the principal amount of $391,696.18	(I	)
10.26	Subordinated Promissory Note, dated January 20, 2004, made by the Registrant in favor of GapStar, LLC in the principal amount of $241,444.30.	(I	)
10.27	Subordinated Promissory Note, dated January 20, 2004, made by the Registrant in favor of GapStar, LLC in the principal amount of $95,833.75.	(I	)
10.28	Subordinated Promissory Note, dated January 20, 2004, made by the Registrant in favor of GAP Coinvestments IV, LLC in the principal amount of $99,276.10.	(I	)
10.29	Subordinated Promissory Note, dated January 20, 2004, made by the Registrant in favor of GAPCO GmbH & Co. KG in the principal amount of $7,954.20	(I	)
10.30	Second Amended and Restated Promissory Note, dated February 26, 2004, made by the Registrant in favor of Madeleine L.L.C. in the principal amount of $97,557,880.06.	(I	)
10.31	Second Amended and Restated Promissory Note, dated February 26, 2004, made by the Registrant in favor of General Atlantic Partners 76, L.P. in the principal amount of $30,295,718.90.	(I	)
10.32	Second Amended and Restated Promissory Note, dated February 26, 2004, made by the Registrant in favor of GAP Coinvestment Partners II, L.P. in the principal amount of $1,773,182.23.	(I	)
10.33	Second Amended and Restated Promissory Note, dated February 26, 2004, made by the Registrant in favor of GapStar, LLC in the principal amount of $406,491.17.	(I	)
10.34	Second Amended and Restated Promissory Note, dated February 26, 2004, made by the Registrant in favor of GAPCO GmbH & Co. KG in the principal amount of $43,901.05	(I	)
10.35	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of After Corporation Liquidating Trust in the principal amount of $1,400,000.00.	(I	)
10.36	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of Bill Sickler in the principal amount of $250,000.00.	(I	)
10.37	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of Farid Dibachi in the principal amount of $215,757.91.	(I	)
10.38	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of Venrock Associates II, L.P. in the principal amount of $1,005,622.03.	(I	)
10.39	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of Venrock Associates II, L.P. in the principal amount of $904,882.19.	(I	)

10.40	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of Venrock Associates in the principal amount of $698,822.09.	(I	)
10.41	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of Venrock Associates in the principal amount of $628,816.44.	(I	)
10.42	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of Red Rock Ventures—Cayman Investors III, L.P. in the principal amount of $189,225.76.	(I	)
10.43	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of Red Rock Ventures—Cayman Investors III, L.P. in the principal amount of $170,271.22.	(I	)
10.44	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of Red Rock Ventures—SBIC III, L.P. in the principal amount of $1,515,218.36.	(I	)
10.45	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of Red Rock Ventures—SBIC III, L.P. in the principal amount of $1,363,427.41.	(I	)
10.46	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of InnoCal II, L.P. in the principal amount of $2,124,257.96.	(I	)
10.47	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of InnoCal II, L.P. in the principal amount of $1,533,698.63.	(I	)
10.48	Stock Purchase Agreement, dated March 10, 2003, among the Registrant, Cerberus Capital Management, L.P., General Atlantic Partners 76, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC and GAPCO GmbH & Co. KG.	(D	)
10.49	Securities Exchange Agreement, dated April 2, 2003, among the Registrant, SSA Investor, L.L.C., SSA Warrant Holdings, L.L.C., Ableco, L.L.C. Cerberus Partners, L.P., Cerberus Institutional Partners, L.P., and Madeleine L.L.C.	(D	)
10.50	Stockholders Agreement, dated April 2, 2003, among the Registrant, General Atlantic Partners 76, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC, GAPCO GmbH & Co. KG, SSA Investor, LLC, Ableco, L.L.C., Cerberus Partners, L.P., Cerberus Institutional Partners, L.P., and Madeleine L.L.C.	(E	)
10.51	Letter Agreement, dated November 17, 2004, between the Registrant and Madeleine L.L.C. extending the maturity date of the Subordinated Promissory Note, dated December 18, 2003, made by the Registrant in favor of Madeleine L.L.C. in the principal amount of $23,000,000.00.	(E	)
10.52	Letter Agreement, dated November 17, 2004, between the Registrant and Madeleine L.L.C. extending the maturity date of the Second Amended and Restated Promissory Note, dated February 26, 2004, made by the Registrant in favor of Madeleine L.L.C. in the principal amount of $97,557,880.06.	(E	)
10.53	Letter Agreement, dated November 17, 2004, between the Registrant and General Atlantic Partners 77, L.P. extending the maturity date of the Subordinated Promissory Note, dated January 20, 2004, made by the Registrant in favor of General Atlantic Partners 77, L.P. in the principal amount of $6,830,495.47.	(E	)
10.54	Letter Agreement, dated November 17, 2004, between the Registrant and GAP Coinvestments III, LLC extending the maturity date of the Subordinated Promissory Note, dated January 20, 2004, made by the Registrant in favor of GAP Coinvestments III, LLC in the principal amount of $391,696.18.	(E	)
10.55	Letter Agreement, dated November 17, 2004, between the Registrant and GapStar, LLC extending the maturity date of the Subordinated Promissory Note, dated
	January 20, 2004, made by the Registrant in favor of GapStar, LLC in the principal amount of $241,444.30.	(E	)

10.56	Letter Agreement, dated November 17, 2004, between the Registrant and GapStar, LLC extending the maturity date of the Subordinated Promissory Note, dated
	January 20, 2004, made by the Registrant in favor of GapStar, LLC in the principal amount of $95,833.75.	(E	)
10.57	Letter Agreement, dated November 17, 2004, between the Registrant and GAP Coinvestments IV, LLC extending the maturity date of the Subordinated Promissory Note, dated January 20, 2004, made by the Registrant in favor of GAP Coinvestments IV, LLC in the principal amount of $99,276.10.	(E	)
10.58	Letter Agreement, dated November 17, 2004, between the Registrant and GAPCO GmbH & Co. KG extending the maturity date of the Subordinated Promissory Note, dated January 20, 2004, made by the Registrant in favor of GAPCO GmbH & Co. KG in the principal amount of 7,954.20.	(E	)
10.59	Letter Agreement, dated November 17, 2004, between the Registrant and General Atlantic Partners 76, L.P. extending the maturity date of the Second Amended and Restated Promissory Note, dated February 26, 2004, made by the Registrant in favor of General Atlantic Partners, 76, L.P. in the principal amount of $30,295,718.90.	(E	)
10.60	Letter Agreement, dated November 17, 2004, between the Registrant and GAP Coinvestment Partners II, L.P. extending the maturity date of the Second Amended and Restated Promissory Note, dated February 26, 2004, made by the Registrant in favor of GAP Coinvestment Partners II, L.P. in the principal amount of $1,773,182.23,	(E	)
10.61	Letter Agreement, dated November 17, 2004, between the Registrant and GapStar, LLC extending the maturity date of the Second Amended and Restated Promissory Note, dated February 26, 2004, made by the Registrant in favor of GapStar, LLC in the principal amount of $406,491.17.	(E	)
10.62	Letter Agreement, dated November 17, 2004, between the Registrant and GAPCO GmbH & Co. KG extending the maturity date of the Second Amended and Restated Promissory Note, dated February 26, 2004, made by the Registrant in favor of GAPCO GmbH & Co. KG in the principal amount of $43,901.05.	(E	)
10.63	Senior Unsecured Promissory Note, dated June 1, 2005, issued by the Registrant to Madeleine L.L.C. in the principal amount of $125,089,347.28.	(J	)
10.64	Senior Unsecured Promissory Note, dated June 1, 2005, issued by the Registrant to General Atlantic Partners 76, L.P. in the principal amount of $17,705,698.60.	(J	)
10.65	Senior Unsecured Promissory Note, dated June 1, 2005, issued by the Registrant to General Atlantic Partners 77, L.P. in the principal amount of $6,830,495.47.	(J	)
10.66	Senior Unsecured Promissory Note, dated June 1, 2005, issued by the Registrant to GAPCO GmbH & Co. KG in the principal amount of $33,611.25.	(J	)
10.67	Senior Unsecured Promissory Note, dated June 1, 2005, issued by the Registrant to GAP Coinvestment Partners II, L.P. in the principal amount of $1,036,299.23.	(J	)
10.68	Senior Unsecured Promissory Note, dated June 1, 2005, issued by the Registrant to GAP Coinvestments III, LLC in the principal amount of $391,696.18.	(J	)
10.69	Senior Unsecured Promissory Note, dated June 1, 2005, issued by the Registrant to GAP Coinvestments IV, LLC in the principal amount of $99,276.10	(J	)
10.70	Senior Unsecured Promissory Note, dated June 1, 2005, issued by the Registrant to GapStar, LLC in the principal amount of $574,843.30.	(J	)
10.71	Agreement and Plan of Merger by and among SSA Global Technologies, Inc., SSA—E Merger Subsidiary Inc., SSA—E Acquisition Subsidiary Inc. and E.piphany, Inc. dated August 3, 2005.	(K	)

10.72	Credit Agreement dated as of September 22, 2005 among SSA Global Technologies, Inc., the Lenders Party Hereto and JPMorgan Chase Bank, NA., as Administrative Agent.	(L	)
10.73	Guarantee and Collateral Agreement dated as of September 22, 2005, among SSA Global Technologies, Inc., the subsidiaries of SSA Global Technologies, Inc., identified herein and JPMorgan Chase Bank, N.A. as Collateral Agent.	(J	)
10.74	SSA Global Technologies, Inc. Post-Closing Letter dated September 22, 2005, from SSA Global Technologies, Inc., to JPMorgan Chase Bank as Administrative and Collateral Agent.	(J	)
10.75	SSA Global Technologies, Inc. Foreign Subsidiary Letter dated September 22, 2005, from SSA Global Technologies, Inc. to JPMorgan Chase Bank, N.A. as Administrative and Collateral Agent.	(J	)
21.1**	List of subsidiaries of the Registrant
23.1*	Consent of Schulte Roth & Zabel (incorporated by reference from Exhibit 5.1).
23.2**	Consent of Grant Thornton LLP regarding the consolidated financial statements of the Registrant and its subsidiaries.
23.3**	Consent of Ernst & Young LLP regarding the consolidated financial statements of E.piphany, Inc.

(A)
Previously filed on April 15, 2005 as an exhibit to Amendment No. 8 to the Registrant's Registration Statement on Form S-1 (Reg. No. 333-116156) originally filed with the SEC on June 3, 2004.

(B)
Previously filed on March 21, 2005 as Exhibit 3.4 to Amendment No. 6 to the Registrant's Registration Statement on Form S-1 (Reg. No. 333-116156) originally filed with the SEC on June 3, 2004

(C)
Previously filed on August 9, 2004 as an exhibit to Amendment No. 1 to the Registrant's Registration Statement on Form S-1 (Reg. No. 333-116156) originally filed with the SEC on June 3, 2004.

(D)
Previously filed on November 15, 2004 as an exhibit to Amendment No. 3 to the Registrant's Registration Statement on Form S-1 (Reg. No. 333-116156) originally filed with the SEC on June 3, 2004.

(E)
Previously filed on December 21, 2004 as an exhibit to Amendment No. 4 to the Registrant's Registration Statement on Form S-1 (Reg. No. 333-116156) originally filed with the SEC on June 3, 2004.

(F)
Previously filed on February 28, 2005 as an exhibit to Amendment No. 5 to the Registrant's Registration Statement on Form S-1 (Reg. No. 333-116156) originally filed with the SEC on June 3, 2004.

(G)
Previously filed on April 27, 2005 as an exhibit to Amendment No. 9 to the Registrant's Registration Statement on Form S-1 (Reg. No. 333-116156) originally filed with the SEC on June 3, 2004.

(H)
Previously filed on November 4, 2005 as an exhibit to the Registrant's Current Report on Form 8-K.

(I)
Previously filed on October 22, 2004 as an exhibit to Amendment No. 2 to the Registrant's Registration Statement on Form S-1 (Reg. No. 333-116156) originally filed with the SEC on June 3, 2004.

(J)
Previously filed on October 21, 2005 as an exhibit to the Registrant's Annual Report on Form 10-K.

(K)
Previously filed on August 4, 2005 as an exhibit to the Registrant's Current Report on Form 8-K.

(L)
Previously filed on September 28, 2005 as an exhibit to the Registrant's Current Report on Form 8-K.

*
To be filed by amendment.

**
Filed herewith.

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PROSPECTUS SUMMARY
Our Company
Industry Overview
Our Business Strengths
Our Business Strategy
Our Corporate Information
The Offering
Summary Consolidated Historical and Pro Forma Financial Data
RISK FACTORS
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
Aggregated Option Exercises in Fiscal 2005 and Fiscal Year-end Option Values
PRINCIPAL AND SELLING STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALES
DESCRIPTION OF CERTAIN INDEBTEDNESS
CERTAIN U.S. FEDERAL TAX CONSEQUENCES FOR NON-U.S. HOLDERS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SSA Global Technologies, Inc. and Subsidiaries CONSOLIDATED BALANCE SHEETS (in millions)
SSA Global Technologies, Inc. and Subsidiaries CONSOLIDATED BALANCE SHEETS (Continued) (in millions, except par value amounts and number of shares)
SSA Global Technologies, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF OPERATIONS (in millions, except per share amounts)
SSA Global Technologies, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY Years Ended July 31, 2005, 2004 and 2003 (in millions)
SSA Global Technologies, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions)
SSA Global Technologies, Inc. and Subsidiaries NOTES TO CONSOLIDATED FINANCIAL STATEMENTS July 31, 2005 and July 31, 2004
SSA Global Technologies, Inc. and Subsidiaries CONDENSED CONSOLIDATED BALANCE SHEETS (in millions) (unaudited)
SSA Global Technologies, Inc. and Subsidiaries CONDENSED CONSOLIDATED BALANCE SHEETS (continued) (in millions, except par value amounts and number of shares) (unaudited)
SSA Global Technologies, Inc. and Subsidiaries CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in millions, except per share amounts) (unaudited)
SSA Global Technologies, Inc. and Subsidiaries CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions) (unaudited)
SSA Global Technologies, Inc. and Subsidiaries NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) October 31, 2005 and July 31, 2005
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EPIPHANY, INC. CONSOLIDATED BALANCE SHEETS
EPIPHANY, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
EPIPHANY, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (in thousands)
EPIPHANY, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
EPIPHANY, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
EPIPHANY, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)
EPIPHANY, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts) (unaudited)
EPIPHANY, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)
EPIPHANY, INC. NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX